As filed with the U.S. Securities and Exchange Commission on July 23, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DNOW INC.

(Exact name of registrant as specified in its charter)

Delaware	3533	46-4191184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7402 North Eldridge Parkway

Houston, Texas 77041

281-823-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond Chang

DNOW Inc.

7402 North Eldridge Parkway

Houston, Texas 77041

281-823-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler, P.C. Debbie Yee, P.C. Julian J. Seiguer, P.C. Billy Vranish Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Daniel J. Churay MRC Global Inc. 1301 McKinney Street, Suite 2300 Houston, Texas 77010 (877) 294-7574	Kerry E. Berchem Bryan D. Flannery Timothy J. Clark Leana N. Garipova Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the mergers described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. DNOW Inc. may not issue the securities offered by this joint proxy statement/prospectus until the registration statement containing this joint proxy statement/prospectus has been declared effective by the Securities and Exchange Commission. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2025

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of DNOW Inc. and MRC Global Inc.:

On behalf of the boards of directors of DNOW Inc., a Delaware corporation (“DNOW”), and MRC Global Inc., a Delaware corporation (“MRC Global”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger between DNOW and MRC Global. We are requesting that you take certain actions as a DNOW or MRC Global stockholder.

On June 26, 2025, DNOW entered into an agreement and plan of merger (the “merger agreement”) with MRC Global, Buck Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of DNOW (“Merger Sub”), and Stag Merger Sub, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of DNOW (“LLC Sub”). The merger agreement provides that, among other things and subject to the terms and conditions of the merger agreement, (1) Merger Sub will be merged with and into MRC Global (the “First Merger”), with MRC Global continuing as the surviving corporation in the First Merger (the time the First Merger becomes effective, the “Effective Time”) and (2) immediately following the First Merger, MRC Global will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “mergers”), with LLC Sub continuing as the surviving company at the effective time of the Second Merger as a wholly-owned, direct subsidiary of DNOW.

If the mergers are completed, subject to certain exceptions, (i) each share of common stock, $0.01 par value, of MRC Global (the “MRC Global common stock”) held immediately prior to the Effective Time by DNOW or any of DNOW’s subsidiaries, or by MRC Global or any of MRC Global’s subsidiaries (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and (ii) each share of MRC Global common stock issued and outstanding (other than Excluded Shares) immediately prior to the Effective Time shall be converted into the right to receive 0.9489 shares (the “exchange ratio”) of common stock, $0.01 par value, of DNOW (the “DNOW common stock”), with cash paid in lieu of the issuance of fractional shares, if any.

Following the completion of the mergers, it is anticipated that persons who were stockholders of DNOW and MRC Global immediately prior to the mergers will own approximately 56.5% and 43.5% of the combined company, respectively, on a fully diluted basis.

Completion of the mergers requires, among other things, the separate approvals of both the holders of DNOW common stock (the “DNOW stockholders”) and the holders of shares of MRC Global common stock (the “MRC Global stockholders”). To obtain the required stockholder approvals, DNOW and MRC Global will each hold special meetings of their respective stockholders in connection with the mergers (respectively, the “DNOW special meeting” and the “MRC Global special meeting”).

At the DNOW special meeting, the DNOW stockholders will be asked to vote on (1) a proposal to approve the issuance of shares of DNOW common stock to the MRC Global stockholders (the “DNOW stock issuance proposal”) and (2) a proposal to approve the adjournment of the DNOW special meeting to solicit additional proxies if there are not sufficient votes at the time of the DNOW special meeting to approve the DNOW stock issuance proposal (the “DNOW adjournment proposal”).

Approval of each of the DNOW stock issuance proposal and the DNOW adjournment proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. The mergers cannot be completed without the approval of the DNOW stock issuance proposal. For the avoidance of doubt, approval of the DNOW adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

The DNOW special meeting will be held on      , 2025 at  :  a.m., Central Time, at the offices of DNOW, located at 7402 North Eldridge Parkway, Houston, Texas 77041. DNOW’s board of directors unanimously recommends that DNOW stockholders (i) vote “FOR” the DNOW stock issuance proposal and (ii) vote “FOR” the DNOW adjournment proposal.

At the MRC Global special meeting, MRC Global stockholders will be asked to vote on (1) a proposal to adopt and approve the merger agreement, the mergers and the other transactions contemplated thereby (the “MRC Global merger proposal”), (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s named executive officers that is based on or otherwise relates to the mergers (the “MRC Global compensation advisory proposal”) and (3) a proposal to approve the adjournment of the MRC Global special meeting to solicit additional proxies if there are not sufficient votes at the time of the MRC Global special meeting to approve the MRC Global merger proposal (the “MRC Global adjournment proposal”).

Approval of the MRC Global merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on such proposal. Approval of the MRC Global compensation advisory proposal, on a non-binding advisory basis, and the MRC Global adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. The mergers cannot be completed without the approval of the MRC Global merger proposal. For the avoidance of doubt, neither the approval of the MRC Global compensation advisory proposal nor the approval of the MRC Global adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

The MRC Global special meeting will be held on      , 2025, at  :  a.m., Central Time at the offices of MRC Global located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. The board of directors of MRC Global unanimously recommends that the MRC Global stockholders (i) vote “FOR” the MRC Global merger proposal, (ii) vote “FOR” the MRC Global compensation advisory proposal and (iii) vote “FOR” the MRC Global adjournment proposal.

Although the number of shares of DNOW common stock that MRC Global stockholders will receive in exchange for their shares of MRC Global common stock is fixed, the market value of the merger consideration will fluctuate with the market price of DNOW common stock and will not be known at the time MRC Global stockholders vote to adopt and approve the merger agreement or at the time DNOW stockholders vote to approve the DNOW stock issuance proposal. Based on the closing price of DNOW common stock on the New York Stock Exchange (“NYSE”) on June 25, 2025, the last trading day before the public announcement of the parties entering into the merger agreement, the merger consideration represented approximately $13.85 in value for each share of MRC Global common stock. Based on the closing price of MRC Global common stock on the NYSE on     , 2025, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the merger consideration represented approximately $     in value for each share of MRC Global common stock.

DNOW common stock and MRC Global common stock are traded on the NYSE under the ticker symbols “DNOW” and “MRC,” respectively. We urge you to obtain current market quotations for DNOW common stock and MRC Global common stock.

The obligations of DNOW and MRC Global to complete the mergers are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

The accompanying joint proxy statement/prospectus describes the DNOW special meeting and the DNOW stock issuance proposal to be considered thereat, the MRC Global special meeting and the MRC Global merger proposal and the MRC Global compensation advisory proposal to be considered thereat, and the mergers. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 30, for a discussion of the risks relating to the mergers. You also can obtain information about DNOW and MRC Global from documents that each has filed with the U.S. Securities and Exchange Commission (the “SEC”). Please see “Where You Can Find More Information” beginning on page 185 of the accompanying joint proxy statement/prospectus for how you may obtain such information.

Sincerely,

David A. Cherechinsky President and Chief Executive Officer DNOW Inc.	Robert J. Saltiel, Jr. President and Chief Executive Officer MRC Global Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated      , 2025, and is first being mailed to DNOW stockholders of record and MRC Global stockholders of record on or about      , 2025.

DNOW INC.

7402 North Eldridge Parkway

Houston, Texas 77041

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON      , 2025

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “DNOW special meeting”) of DNOW Inc. (“DNOW”), to be held at  :  a.m., Central Time, on      , 2025, at the offices of DNOW, located at 7402 North Eldridge Parkway, Houston, Texas 77041. The DNOW special meeting is being held for the following purposes:

•

To vote on a proposal to approve the issuance of shares of DNOW common stock, par value $0.01 per share (“DNOW common stock”) to stockholders of MRC Global Inc. (“MRC Global”), in connection with the mergers (as defined below) pursuant to the terms of the agreement and plan of merger (the “merger agreement”) with MRC Global, Buck Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of DNOW (“Merger Sub”), and Stag Merger Sub, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of DNOW (“LLC Sub”) (the “DNOW stock issuance” and such proposal, the “DNOW stock issuance proposal”); and

•

To vote on a proposal to approve the adjournment of the DNOW special meeting to solicit additional proxies if there are not sufficient votes at the time of the DNOW special meeting to approve the DNOW stock issuance proposal (the “DNOW adjournment proposal”).

DNOW will transact no other business at the DNOW special meeting, except such business as may properly be brought before the DNOW special meeting or any adjournments or postponements thereof by or at the direction of the DNOW board of directors (the “DNOW board”) in accordance with the Amended and Restated Bylaws of DNOW. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached documents, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the DNOW special meeting. You are encouraged to read this entire document carefully. In particular, please see “The Mergers” beginning on page 62 for a description of the mergers and the other transactions contemplated by the merger agreement, including the DNOW stock issuance, and “Risk Factors” beginning on page 30 for an explanation of the risks associated with the mergers and the other transactions contemplated by the merger agreement, including the DNOW stock issuance.

The merger agreement provides that, among other things and subject to the terms and conditions of the merger agreement, (1) Merger Sub will be merged with and into MRC Global (the “First Merger”), with MRC Global continuing as the surviving corporation in the First Merger (the time the First Merger becomes effective, the “Effective Time”) and (2) immediately following the First Merger, MRC Global will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “mergers”), with LLC Sub continuing as the surviving company at the effective time of the Second Merger as a wholly-owned, direct subsidiary of DNOW.

Approval of the DNOW stock issuance proposal and the DNOW adjournment proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. The mergers cannot be completed without the approval of the DNOW stock issuance proposal. For the avoidance of doubt, approval of the DNOW adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers. You are encouraged to read this entire document carefully.

The DNOW board has fixed the close of business on      , 2025 as the record date for the determination of the DNOW stockholders entitled to receive notice of, and to vote at, the DNOW special meeting or any adjournments or postponements thereof. Only DNOW stockholders of record on the record date are entitled to receive notice of, and to vote at, the DNOW special meeting or any adjournments or postponements thereof. For additional information regarding the DNOW special meeting, please see “DNOW Special Meeting” beginning on page 45 of the enclosed joint proxy statement/prospectus.

The DNOW board, at a meeting duly called and held, has by unanimous vote (i) determined that the merger agreement and the transactions contemplated thereby, including the DNOW stock issuance, are fair to, and in the best interests of, DNOW and the DNOW stockholders, (ii) approved and declared advisable the execution, delivery and performance by DNOW of the merger agreement and the consummation of the transactions contemplated thereby, including the DNOW stock issuance, and (iii) resolved to recommend that the DNOW stockholders approve the DNOW stock issuance. The DNOW board unanimously recommends that DNOW stockholders vote “FOR” the DNOW stock issuance proposal and vote “FOR” the DNOW adjournment proposal.

As a DNOW stockholder, you play an important role by considering and acting on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

Please vote as promptly as possible, regardless of whether you plan to attend the DNOW special meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) signing and returning your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting at the DNOW special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of DNOW common stock entitled to vote on the applicable proposal and who is present at the DNOW special meeting may vote at the DNOW special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked before the voting polls are closed at the DNOW special meeting in the manner described in the joint proxy statement/prospectus.

If you have any questions concerning the DNOW stock issuance proposal, the DNOW adjournment proposal, the mergers, or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of DNOW common stock, please contact DNOW’s proxy solicitor:

Okapi Partners

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokers Call: (212) 297-0720

Stockholders and All Others Call Toll Free: (855) 208-8902

Email: info@okapipartners.com

Your vote is very important, regardless of the number of shares of DNOW common stock you own. The mergers cannot be completed unless stockholders of both DNOW and MRC Global approve certain proposals related to the mergers. Approval of the DNOW stock issuance proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. Abstentions will have the same effect as a vote AGAINST the DNOW stock issuance proposal and the DNOW adjournment proposal. We do not expect there to be broker-non votes. Whether or not you plan to attend the DNOW special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the DNOW special meeting.

Your vote is important and we encourage you to review the attached joint proxy statement/prospectus and vote your shares of DNOW common stock in order to be represented at the DNOW special meeting. On behalf of the DNOW board, we thank you for your continued support of DNOW.

By Order of the Board of Directors,

David A. Cherechinsky

President and Chief Executive Officer

DNOW Inc.

MRC GLOBAL INC.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON      , 2025

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “MRC Global special meeting”) of MRC Global Inc. (“MRC Global”), to be held at  :  a.m., Central Time, on      , 2025, at the offices of MRC Global located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. The MRC Global special meeting is being held for the following purposes:

•

To vote on a proposal to approve and adopt the agreement and plan of merger (the “merger agreement”) with MRC Global, Buck Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned, direct subsidiary of DNOW Inc. (“DNOW”), and Stag Merger Sub, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of DNOW (“LLC Sub”), the mergers (as defined below) and other transactions contemplated thereby (the “MRC Global merger proposal”);

•

To vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s named executive officers that is based on or otherwise relates to the mergers (the “MRC Global compensation advisory proposal”); and

•

To vote on a proposal to approve the adjournment of the MRC Global special meeting to solicit additional proxies if there are not sufficient votes at the time of the MRC Global special meeting to approve the MRC Global merger proposal (the “MRC Global adjournment proposal”).

MRC Global will transact no other business at the MRC Global special meeting, except such business as may properly be brought before the MRC Global special meeting or any adjournments or postponements thereof by or at the direction of the MRC Global board of directors (the “MRC Global board”) in accordance with the Amended and Restated Bylaws of MRC Global. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached documents, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the MRC Global special meeting. You are encouraged to read this entire document carefully. In particular, please see “The Mergers” beginning on page 62 for a description of the mergers and the other transactions contemplated by the merger agreement, and “Risk Factors” beginning on page 30 for an explanation of the risks associated with the mergers and the other transactions contemplated by the merger agreement.

The merger agreement provides that, among other things and subject to the terms and conditions of the merger agreement, (1) Merger Sub will be merged with and into MRC Global (the “First Merger”), with MRC Global continuing as the surviving corporation in the First Merger (the time the First Merger becomes effective, the “Effective Time”) and (2) immediately following the First Merger, MRC Global will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “mergers”), with LLC Sub continuing as the surviving company at the effective time of the Second Merger as a wholly-owned, direct subsidiary of DNOW.

Approval of the MRC Global merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on such proposal.

Approval of the MRC Global compensation advisory proposal, on a non-binding advisory basis, and the MRC Global adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. The mergers cannot be completed without the approval of the MRC Global merger proposal. For the avoidance of doubt, neither the approval of the MRC Global compensation advisory proposal nor the approval of the MRC Global adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers. You are encouraged to read this document carefully.

The MRC Global board has fixed the close of business on      , 2025 as the record date for the determination of the MRC Global stockholders entitled to receive notice of, and to vote at, the MRC Global special meeting or any adjournments or postponements thereof. The MRC Global stockholders of record on the record date are entitled to receive notice of, and to vote at, the MRC Global special meeting or any adjournments or postponements thereof. For additional information regarding the MRC Global special meeting, please see “MRC Global Special Meeting” beginning on page 53 of the enclosed joint proxy statement/prospectus.

The MRC Global board, at a meeting duly called and held, has by unanimous vote (i) determined that the merger agreement, the mergers and the other transactions contemplated thereby are in the best interests of, and are advisable to, MRC Global and the MRC Global stockholders, (ii) approved and declared advisable the merger agreement, the mergers and the consummation of the other transactions contemplated thereby and (iii) resolved to recommend that the MRC Global stockholders adopt and approve the merger agreement, the mergers and the other transactions contemplated thereby. The MRC Global board unanimously recommends that MRC Global stockholders (i) vote “FOR” the MRC Global merger proposal, (ii) vote “FOR” the MRC Global compensation advisory proposal and (iii) vote “FOR” the MRC Global adjournment proposal.

As an MRC Global stockholder, you play an important role by considering and acting on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

Please vote as promptly as possible, regardless of whether you plan to attend the MRC Global special meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) signing and returning your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting at the MRC Global special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of MRC Global common stock entitled to vote on the applicable proposal and who is present at the MRC Global special meeting may vote at the MRC Global special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked before the voting polls are closed at the MRC Global special meeting in the manner described in the joint proxy statement/prospectus.

If you have any questions concerning the MRC Global merger proposal, the MRC Global compensation advisory proposal, the MRC Global adjournment proposal or this joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, or need help voting your shares of MRC Global common stock, please contact MRC Global proxy solicitor:

Sodali & Co.

430 Park Avenue, 14th Floor

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: MRC@investor.sodali.com

Your vote is very important, regardless of the number of shares of MRC Global common stock you own. The mergers cannot be completed unless stockholders of both DNOW and MRC Global approve certain proposals related to the mergers. Approval of the MRC Global merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on such proposal. Approval of the MRC Global compensation advisory proposal, on a non-binding advisory basis, and the MRC Global adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. Abstentions will have the same effect as a vote AGAINST the MRC Global merger proposal. Abstentions will not be treated as votes cast and, therefore, will have no effect on the outcome of the MRC Global compensation advisory proposal and the MRC Global adjournment proposal. We do not expect there to be broker non-votes. Approval of the MRC Global compensation advisory proposal or the MRC Global adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers. Whether or not you plan to attend the MRC Global special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the MRC Global special meeting.

Your vote is important and we encourage you to review the attached joint proxy statement/prospectus and vote your shares of MRC Global common stock in order to be represented at the MRC Global special meeting. On behalf of the MRC Global board, we thank you for your continued support of MRC Global.

By Order of the Board of Directors,

Robert J. Saltiel, Jr.

President and Chief Executive Officer

MRC Global Inc.

     , 2025

ADDITIONAL INFORMATION

Each of DNOW and MRC Global file annual, quarterly, and current reports, proxy statements and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from DNOW at www.dnow.com and from MRC Global at www.mrcglobal.com, as applicable. The information contained on, or that may be accessed through, DNOW’s and MRC Global’s websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

DNOW has filed with the SEC a registration statement on Form S-4 with respect to the shares of DNOW common stock issuable to MRC Global stockholders in the mergers, of which this joint proxy statement/prospectus forms a part. This joint proxy statement/prospectus constitutes the prospectus of DNOW filed as part of the registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and obtain a copy of the registration statement, including any amendments, schedules and exhibits, at the SEC’s website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement.

This joint proxy statement/prospectus incorporates important business and financial information about DNOW and MRC Global from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, including copies of financial statements and management’s discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For DNOW stockholders:	For MRC Global stockholders:

DNOW Inc. 7402 North Eldridge Parkway Houston, Texas 77041 (281) 823-4700	MRC Global Inc. 1301 McKinney Street, Suite 2300 Houston, Texas 77010 (877) 294-7574

DNOW Inc.
c/o Okapi Partners
1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokers Call: (212) 297-0720

Stockholders and All Others Call Toll Free:

(855) 208-8902

Email: info@okapipartners.com

MRC Global Inc. c/o Sodali & Co. 430 Park Avenue, 14th Floor New York, NY 10022 Banks and Brokers Call: (203) 658-9400 Stockholders Call Toll Free: (800) 662-5200 E-mail: MRC@investor.sodali.com

If you would like to request any documents, please do so by      , 2025, which is five business days prior to the date of the DNOW special meeting and the MRC Global special meeting, in order to receive them before the applicable meeting.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, please see “Where You Can Find More Information.”

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by DNOW (File No. 333-      ), constitutes a prospectus of DNOW under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of DNOW common stock issuable to holders of Eligible MRC Global shares as contemplated by the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement for both DNOW and MRC Global under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the DNOW special meeting and a notice of meeting with respect to the MRC Global special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. Neither DNOW nor MRC Global can guarantee the reliability of such other information that others may give you. This joint proxy statement/prospectus is dated      , 2025, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to DNOW stockholders or MRC Global stockholders nor the issuance by DNOW of shares of DNOW common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding DNOW has been provided by DNOW, and information contained in this joint proxy statement/prospectus regarding MRC Global has been provided by MRC Global.

All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars, unless otherwise noted. All references in this joint proxy statement/prospectus to:

•	“closing” refer to the closing of the mergers;

•	“closing date” refer to the date on which the closing occurs;

•	“Code” refer to the Internal Revenue Code of 1986, as amended;

•	“combined company” refer to DNOW and its consolidated subsidiaries after giving effect to the mergers;

•	“combined company board” refer to the combined company board of directors;

•	“combined company common stock” refer to the common stock, par value $0.01 per share, of the combined company;

•	“combined company stockholders” refer to holders of the combined company common stock;

•	“DGCL” refer to Delaware General Corporation Law;

•	“DNOW” refer to DNOW Inc., a Delaware corporation;

•

“DNOW adjournment proposal” refer to the proposal to approve the adjournment of the DNOW special meeting to solicit additional proxies if there are not sufficient votes at the time of the DNOW special meeting to approve the DNOW stock issuance proposal;

•

“DNOW benefit plan” refer to an employee benefit plan sponsored, maintained or contributed to (or required to be contributed to) by DNOW or any of its subsidiaries, or under or with respect to which DNOW or any of its subsidiaries has any current or contingent liability or obligation, other than any plans, programs or arrangements that are sponsored or maintained by a governmental entity;

•	“DNOW board” refer to the DNOW board of directors;

•	“DNOW bylaws” refer to the Amended and Restated Bylaws of DNOW, as in effect as of the date of January 19, 2024;

•	“DNOW certificate of incorporation” refer to DNOW’s amended and restated certificate of incorporation, as in effect as of the date of this joint proxy statement/prospectus;

•	“DNOW common stock” refer to the common stock, par value $0.01 per share, of DNOW;

•	“DNOW special meeting” refer to the special meeting of the DNOW stockholders in connection with the mergers contemplated by the merger agreement, as may be adjourned or postponed from time to time;

•	“DNOW stock issuance” refer to the issuance of shares of DNOW common stock to the MRC Global stockholders in connection with the transactions pursuant to the terms of the merger agreement;

•	“DNOW stock issuance proposal” refer to the proposal to approve the DNOW stock issuance;

•	“DNOW stockholders” refer to holders of DNOW common stock;

•	“Effective Time” refer to the time the First Merger becomes effective;

•

“Eligible MRC Global shares” refer to each share of MRC Global common stock issued and outstanding immediately prior to the Effective Time, excluding shares of MRC Global common stock held by MRC Global as treasury shares or held by DNOW, Merger Sub, LLC Sub or any of their respective subsidiaries immediately prior to the Effective Time and, in each case, not held on behalf of third parties and any shares of MRC Global common stock covered by MRC Global RSUs or MRC Global PSUs;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“exchange agent” refer to a commercial bank, trust company or transfer agent that is mutually acceptable to DNOW and MRC Global to act as the exchange agent;

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“exchange ratio” refer to the ratio of 0.9489 shares of DNOW common stock per each Eligible MRC Global share that will be issued to holders of Eligible MRC Global shares in connection with the mergers;

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“Excluded Shares” refer to each share of MRC Global common stock held immediately prior to the Effective Time by DNOW or any of DNOW’s subsidiaries, or by MRC Global or any of MRC Global’s subsidiaries;

•	“first certificate of merger” refer to the certificate of merger to be executed and filed with the Secretary of State of the State of Delaware to effect the First Merger;

•	“First Merger” refer to Merger Sub’s merger with and into MRC Global, with MRC Global continuing as the surviving corporation;

•	“GAAP” refer to accounting principles generally accepted in the United States of America;

•	“LLC Sub” refer to Stag Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of DNOW;

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“merger agreement” refer to the Agreement and Plan of Merger, dated as of June 26, 2025, by and among DNOW, MRC Global, Merger Sub and LLC Sub, as amended, supplemented or otherwise modified through the date hereof;

•	“Merger Sub” refer to Buck Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of DNOW;

•	“mergers” refer to the First Merger and the Second Merger;

•	“merger consideration” refer to the right to receive 0.9489 shares of DNOW common stock per each Eligible MRC Global share, with cash paid in lieu of the issuance of fractional shares, if any;

•	“MRC Global” refer to MRC Global Inc., a Delaware corporation;

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“MRC Global adjournment proposal” refer to the proposal to approve the adjournment of the MRC Global special meeting to solicit additional proxies if there are not sufficient votes at the time of the MRC Global special meeting to approve the MRC Global merger proposal;

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“MRC Global benefit plan” refer to any employee benefit plan sponsored, maintained or contributed to (or required to be contributed to) by MRC Global or any of its subsidiaries, or under or with respect to which MRC Global or any of its subsidiaries has any current or contingent liability or obligation, other than any plans, programs or arrangements that are sponsored or maintained by a governmental entity;

•	“MRC Global board” refer to the MRC Global board of directors;

•	“MRC Global bylaws” refer to MRC Global’s Amended and Restated By-laws adopted November 3, 2023;

•

“MRC Global certificate of incorporation” refer to MRC Global’s amended and restated certificate of incorporation, dated April 11, 2012, as amended by the certificate of amendment thereto, dated May 13, 2024;

•	“MRC Global common stock” refer to the common stock of MRC Global, par value $0.01 per share;

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“MRC Global compensation advisory proposal” refer to the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s named executive officers that is based on or otherwise relates to the mergers;

•	“MRC Global equity plan” refer to MRC Global’s Amended and Restated Omnibus Incentive Plan;

•	“MRC Global merger proposal” refer to the proposal to adopt and approve the merger agreement, the mergers and the other transactions contemplated thereby;

•	“MRC Global PSU” refer to a restricted stock unit granted pursuant to the MRC Global equity plan that is subject to performance-based vesting;

•	“MRC Global restricted share” refer to a share of restricted MRC Global common stock issued under the MRC Global equity plan that vests solely on the basis of time;

•	“MRC Global RSU” refer to a restricted stock unit granted pursuant to the MRC Global equity plan that vests solely on the basis of time;

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“MRC Global special meeting” refer to the special meeting of the MRC Global stockholders in connection with the mergers contemplated by the merger agreement, as may be adjourned or postponed from time to time;

•	“MRC Global stockholders” refer to stockholders of MRC Global common stock;

•	“NYSE” refer to the New York Stock Exchange;

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“outside date” refer to June 26, 2026; provided that if on such date, (i) any waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act have not been terminated or have not expired, or (ii) a governmental authority has adopted a legal prohibition or law (in each case, that relates to the matters described in clause (i)) that makes consummation of the transactions contemplated by the merger agreement illegal or otherwise prohibited, but all other conditions to the closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, shall be capable of being satisfied on such date) or waived, then the outside date will automatically be extended for up to two successive periods of three months each, such periods ending September 26, 2026 and December 26, 2026, respectively;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“second certificate of merger” refer to the certificate of merger to be executed and filed with the Secretary of State of the State of Delaware to effect the Second Merger;

•	“Second Merger” refer to MRC Global’s merger with and into LLC Sub, with LLC Sub continuing as the surviving company;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“special meetings” refer to the DNOW special meeting and the MRC Global special meeting;

•	“surviving corporation” refer to MRC Global following the First Merger (as a direct, wholly-owned subsidiary of DNOW);

•	“surviving entity” refer to LLC Sub following the Second Merger (as a direct, wholly-owned subsidiary of DNOW); and

•	“Transactions” refer to the transactions contemplated by the merger agreement, including the mergers.

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QUESTIONS AND ANSWERS

The following are some questions that you may have regarding the mergers, the DNOW stock issuance and other matters being considered at the DNOW special meeting and MRC Global special meeting and the answers to those questions. DNOW and MRC Global urge you to carefully read the entirety of this joint proxy statement/prospectus, including the annexes hereto and the information incorporated by reference herein, because the information in this section does not provide all the information that might be important to you with respect to the mergers, the DNOW stock issuance and the other matters being considered at the DNOW special meeting and the MRC Global special meeting.

Q: Why am I receiving this joint proxy statement/prospectus?

A: You are receiving this joint proxy statement/prospectus because DNOW and MRC Global have agreed to merge their respective businesses and have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, (1) Merger Sub will be merged with and into MRC Global, with MRC Global continuing as the surviving corporation in the First Merger, and (2) immediately following the First Merger, MRC Global will be merged with and into LLC Sub, with LLC Sub continuing as the surviving company in the Second Merger as a wholly-owned, direct subsidiary of DNOW. The merger agreement, which governs the terms of the transactions, is attached to this joint proxy statement/prospectus as Annex A.

Completion of the mergers requires, among other things, the separate approvals of both the DNOW stockholders and the MRC Global stockholders. To obtain the required stockholder approvals, DNOW and MRC Global will each hold special meetings of their respective stockholders in connection with the mergers.

At the DNOW special meeting, the DNOW stockholders will be asked to vote on the DNOW stock issuance proposal and the DNOW adjournment proposal. Approval of the DNOW stock issuance proposal and the DNOW adjournment proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting.

At the MRC Global special meeting, MRC Global stockholders will be asked to vote on the MRC Global merger proposal, the MRC Global compensation advisory proposal and the MRC Global adjournment proposal. Approval of the MRC Global merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on such proposal. Approval of the MRC Global compensation advisory proposal, on a non-binding advisory basis, and the MRC Global adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting.

The mergers cannot be completed without the approval of the DNOW stock issuance proposal and the MRC Global merger proposal. The approval of the DNOW adjournment proposal, the MRC Global compensation advisory proposal and the MRC Global adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

This joint proxy statement/prospectus, which you should read carefully, contains important information about the mergers, the DNOW stock issuance, the MRC Global compensation advisory proposal and other matters being considered at the DNOW special meeting and the MRC Global special meeting.

Q: When and where is the DNOW special meeting?

A: The DNOW special meeting will be held on      , 2025 at  :  a.m., Central Time, at the offices of DNOW, located at 7402 North Eldridge Parkway, Houston, Texas 77041.

Q: When and where is the MRC Global special meeting?

A: The MRC Global special meeting will be held on      , 2025 at  :  a.m., Central Time at the offices of MRC Global, located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Q: What will MRC Global stockholders receive for their shares of MRC Global common stock?

A: At the Effective Time, subject to certain exceptions, each Eligible MRC Global share will be converted automatically into the right to receive 0.9489 shares of DNOW common stock, with cash paid in lieu of the issuance of fractional shares, if any.

In addition, each outstanding MRC Global restricted share, MRC Global RSU and MRC Global PSU will be treated as described in “The Merger Agreement — Treatment of MRC Global Equity Awards in the Mergers.”

For additional information regarding the consideration to be received in the mergers, please see “The Mergers.”

Q: If I am a holder of MRC Global common stock, how will I receive the merger consideration to which I am entitled?

A: If you are a holder of record, as of immediately prior to the Effective Time, of certificates that represent the Eligible MRC Global shares (“MRC Global certificates”), a letter of transmittal and instructions for the surrender of your MRC Global certificates in exchange for the merger consideration will be mailed to you as soon as practicable after the Effective Time but in no event more than three business days after the closing date. After receiving proper documentation from you, the exchange agent will send to you (i) with respect to MRC Global certificates of Eligible MRC Global shares, a statement reflecting the aggregate whole number of shares of DNOW common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of DNOW common stock, and any dividends or distributions on the shares of DNOW common stock issuable to you under the merger agreement.

If you are a holder of record, as of immediately prior to the Effective Time of Eligible MRC Global shares represented by book-entry (“MRC Global book-entry securities”) which are not held through The Depository Trust Company (“DTC”), the exchange agent will deliver to you (i) a statement reflecting the aggregate whole number of shares of DNOW common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of DNOW common stock, and any dividends or distributions on the shares of DNOW common stock issuable to you as merger consideration.

If you are a holder of record of MRC Global book-entry securities which are held through DTC, the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of DNOW common stock and any dividends or distributions on the shares of DNOW common stock issuable under the merger agreement, in each case, that DTC has the right to receive.

No interest will be paid or accrued on any amount payable for Eligible MRC Global shares pursuant to the merger agreement.

For additional information on the exchange of MRC Global common stock for the merger consideration, see the section entitled “The Merger Agreement — Exchange and Payment Procedures.”

Q: What will holders of MRC Global equity awards receive in the mergers?

A: The merger agreement provides that each MRC Global restricted share that is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest in full immediately prior to the Effective Time and (ii) be canceled and converted into the right to receive (A) the merger consideration with respect to each MRC Global restricted share, with cash paid in lieu of fractional shares of DNOW common stock in accordance with the merger agreement and (B) an amount in cash equal to the accrued but unpaid dividends with respect to each MRC Global restricted share.

The merger agreement also provides that each MRC Global RSU that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest in full immediately prior to the Effective Time (including with respect to any dividend equivalents credited with respect to such MRC Global RSU that remain unpaid as of the Effective Time) and (ii) be canceled and converted into the right to receive the merger consideration with respect to each share of MRC Global common stock subject to such MRC Global RSU, with cash paid in lieu of fractional shares of DNOW common stock in accordance with the merger agreement.

The merger agreement also provides that each MRC Global RSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, be canceled and converted into an award of restricted stock units representing the right to receive DNOW common stock (each a “DNOW RSU”) in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of MRC Global common stock subject to such award of MRC Global RSUs immediately prior to the Effective Time multiplied by (2) 0.9489. Such DNOW RSUs will vest on the same terms and conditions (including “double-trigger” vesting provisions) applicable to the corresponding MRC Global RSU immediately prior to the Effective Time.

The merger agreement also provides that, to the extent provided for in the applicable award agreement, each MRC Global PSU that was granted prior to February 2024 and that is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest immediately prior to the Effective Time with respect to a number of shares of MRC Global common stock that vest based on the determination of performance set forth in the applicable award agreement (including with respect to any dividend equivalents credited with respect to such MRC Global PSU that remain unpaid as of the Effective Time) and (ii) be canceled and converted into the right to receive, without interest, the merger consideration with respect to each share of MRC Global common stock that vests pursuant to such MRC Global PSU, with cash paid in lieu of fractional shares of DNOW common stock in accordance with the merger agreement.

The merger agreement also provides that, to the extent provided for in the applicable award agreement, each outstanding MRC Global PSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time shall be canceled and converted into a DNOW RSU award in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the number of shares of MRC Global common stock that vest based on the determination of performance set forth in the applicable award agreement multiplied by (2) 0.9489. Such DNOW RSUs will vest on the same terms and conditions (including “double-trigger” vesting provisions) applicable to the corresponding MRC Global PSU immediately prior to the Effective Time (except that such DNOW RSUs will no longer be subject to performance metrics).

For additional information on the treatment of MRC Global equity awards, please see “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers — Treatment of MRC Global Equity Awards in the Mergers” and “The Merger Agreement — Treatment of MRC Global Equity Awards in the Mergers.”

Q: How will DNOW stockholders be affected by the mergers?

A: Upon completion of the mergers, each holder of DNOW common stock will hold the same number of shares of DNOW common stock that such holder held immediately prior to completion of the mergers. As a result of the mergers, DNOW stockholders would own shares in a larger company with more assets. However, because DNOW will be issuing additional shares of DNOW common stock to holders of Eligible MRC Global shares, each share of DNOW common stock issued and outstanding immediately prior to the mergers will represent a smaller percentage of the aggregate number of shares of DNOW common stock issued and outstanding after the mergers.

Q: What will happen to MRC Global as a result of the mergers?

A: If the mergers are completed, Merger Sub will merge with and into MRC Global, with MRC Global surviving such merger as a direct, wholly-owned subsidiary of DNOW, and the separate corporate existence of Merger Sub will cease. Immediately thereafter, MRC Global will merge with and into LLC Sub, with LLC Sub continuing its existence as the surviving company and a direct, wholly-owned subsidiary of DNOW. Furthermore, shares of MRC Global common stock will be delisted from the NYSE and will no longer be publicly traded.

Q: Who would own DNOW immediately following the mergers?

A: Following the closing of the mergers, based on the number of shares of DNOW common stock outstanding as of the date of the merger agreement, DNOW’s existing stockholders would own approximately 56.5% of the issued and outstanding shares of the combined company and MRC Global’s existing stockholders would own approximately 43.5% of the issued and outstanding shares of the combined company, in each case on a fully diluted basis. The exact equity stake of MRC Global stockholders in DNOW immediately following the Effective Time will depend on the number of shares of DNOW common stock and shares of MRC Global common stock issued and outstanding immediately prior to the Effective Time.

Q: What will be the composition of the board of directors and management of DNOW following the completion of the mergers?

A: Pursuant to the terms of the merger agreement, prior to the Effective Time, DNOW is required to take all actions as may be necessary to cause the number of directors constituting the board of directors of DNOW as of the Effective Time to be increased by two members to a total of ten members, including two directors selected from MRC Global’s board of directors by DNOW prior to closing. On July 17, 2025, DNOW notified MRC Global that DNOW had selected George J. Damiris and Ronald L. Jadin to be appointed to the DNOW board effective immediately upon closing. Certain, if not all, of the current executive officers of DNOW are expected to continue as officers of the combined company following the mergers.

Q: Why are MRC Global stockholders being asked to vote on named executive officer compensation?

A: The SEC has adopted rules that require MRC Global to seek a non-binding advisory vote on certain compensation that may be paid or become payable to the named executive officers (“NEOs”) of MRC Global that is based on or otherwise relates to the mergers. MRC Global urges its stockholders to read the section entitled “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers” beginning on page 106.

Q: How important is my vote?

A: Your vote “FOR” each proposal presented at the DNOW special meeting and MRC Global special meeting is very important, and you are encouraged to submit a proxy as soon as possible. The mergers cannot be completed without the approval of the DNOW stock issuance proposal and the MRC Global merger proposal. The approval of the DNOW adjournment proposal, the MRC Global compensation advisory proposal and the MRC Global adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

DNOW. Approval of the DNOW stock issuance proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. Abstentions will have the same effect as a vote AGAINST the DNOW stock issuance proposal and the DNOW adjournment proposal. We do not expect there to be broker-non votes.

MRC Global. Approval of the MRC Global merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on such proposal. Approval of the MRC Global compensation advisory proposal, on a non-binding advisory basis, and the MRC Global adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. Abstentions will have the same effect as a vote AGAINST the MRC Global merger proposal. Abstentions will not be treated as votes cast and, therefore, will have no effect on the outcome of the MRC Global compensation advisory proposal and the MRC Global adjournment proposal.

Q: How do the DNOW board and the MRC Global board recommend that I vote?

A: The DNOW board unanimously recommends that DNOW stockholders vote (i) “FOR” the DNOW stock issuance proposal and (ii) “FOR” the DNOW adjournment proposal. For additional information regarding how the DNOW board recommends DNOW stockholders vote, see the section entitled “The Mergers — Recommendation of the DNOW Board and Reasons for the Mergers.”

The MRC Global board unanimously recommends that MRC Global stockholders vote (i) “FOR” the MRC Global merger proposal, (ii) “FOR” the MRC Global compensation advisory proposal and (iii) “FOR” the MRC Global adjournment proposal. For additional information regarding how the MRC Global board recommends that MRC Global stockholders vote, see the section entitled “The Mergers — Recommendation of the MRC Global Board and Reasons for the Mergers.”

Q: Will the shares of DNOW common stock received following the mergers be traded on an exchange?

A: Yes. It is a condition to the consummation of the mergers that the shares of DNOW common stock to be issued pursuant to the merger agreement be authorized for listing on the NYSE, subject to official notice of issuance. MRC Global common stock currently trades on the NYSE under the stock symbol “MRC.” When the mergers are completed, the MRC Global common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act. The DNOW common stock to be issued in connection with the mergers will be registered under the Securities Act and will be freely transferable under the Securities Act and the Exchange Act.

Q: What are the material U.S. federal income tax consequences of the mergers to MRC Global stockholders?

A: Assuming that the mergers are completed as currently contemplated, DNOW and MRC Global intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 114) of shares of MRC Global common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of MRC Global common stock for shares of DNOW common stock pursuant to the mergers, except with respect to any cash received in lieu of fractional shares of DNOW common stock. The completion of the mergers is not conditioned on the mergers qualifying for the intended tax treatment or upon the receipt of an opinion of counsel or IRS ruling to that effect.

Please see “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers” for a more detailed discussion of the U.S. federal income tax consequences of the mergers to U.S. holders of shares of MRC

Global common stock. Each MRC Global stockholder is strongly encouraged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the mergers to such stockholder.

Q: When do DNOW and MRC Global expect to complete the mergers?

A: DNOW and MRC Global currently expect to complete the mergers by the fourth quarter of 2025. However, neither DNOW nor MRC Global can predict the actual date on which the mergers will be completed, nor can the parties ensure that the mergers will be completed, because completion is subject to conditions beyond the control of either company. In addition, if the mergers are not completed by June 26, 2026 (or, under certain circumstances, by September 26, 2026 or December 26, 2026), either DNOW or MRC Global may choose not to proceed with the mergers by terminating the merger agreement. Please see “The Mergers — Regulatory Approvals,” “The Merger Agreement — Conditions to Completion of the Mergers” and “The Merger Agreement — Termination of the Merger Agreement.”

Q: What are the conditions to the completion of the mergers?

A: The mergers are subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, (i) the approval of the MRC Global merger proposal by MRC Global stockholders, (ii) the approval of the DNOW stock issuance proposal by DNOW stockholders, (iii) the expiration or termination of any waiting period under the HSR Act, applicable to the mergers and receipt of certain non-U.S. antitrust and foreign direct investment approvals, (iv) no law or order being in effect that prohibits the consummation of the mergers, (v) the registration statement containing this proxy statement/prospectus having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order and (vi) the shares of DNOW common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE. More information may be found in “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 145.

Q: What happens if the requisite stockholder approvals are not obtained or the mergers are not completed?

A: If the MRC Global merger proposal is not approved by the MRC Global stockholders, the DNOW stock issuance proposal is not approved by DNOW stockholders or the mergers are not completed for any other reason, MRC Global stockholders will not receive any merger consideration for shares of MRC Global common stock they own. Instead, MRC Global will remain an independent public company, MRC Global common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and MRC Global will continue to file periodic reports with the SEC.

Under specified circumstances, MRC Global or DNOW may be required to pay a termination fee upon or subsequent to termination of the merger agreement, or may also be required to reimburse certain expenses incurred by the other party, as described in “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”

Q: Who can vote at, and what are the record dates of, each of the DNOW special meeting and the MRC Global special meeting?

A: All DNOW stockholders who hold shares of DNOW common stock of record at the close of business on      , 2025, the record date for the DNOW special meeting (the “DNOW record date”), are entitled to receive notice of, and to vote at, the DNOW special meeting.

All MRC Global stockholders who hold shares of MRC Global common stock of record at the close of business on      , 2025, the record date for the MRC Global special meeting (the “MRC Global record date”), are entitled to receive notice of, and to vote at, the MRC Global special meeting.

Q: How many votes may I cast?

A: Each outstanding share of DNOW common stock entitles its holder of record to one vote on each matter to be considered at the DNOW special meeting. The DNOW stockholders of record on the DNOW record date are the only DNOW stockholders that are entitled to receive notice of, and to vote at, the DNOW special meeting and any adjournments or postponements thereof.

Each outstanding share of MRC Global common stock entitles its holder of record to one vote on each matter to be considered at the MRC Global special meeting. The MRC Global stockholders of record on the MRC Global record date are the only MRC Global stockholders that are entitled to receive notice of, and to vote at, the MRC Global special meeting or any adjournments or postponements thereof.

Q: What constitutes a quorum at each of the DNOW special meeting and the MRC Global special meeting?

A: For business to be conducted at the DNOW special meeting and the MRC Global special meeting, a quorum must be present.

A quorum at the DNOW special meeting requires the presence, in person or by proxy, of the holders of shares of outstanding capital stock of DNOW representing a majority of the voting power of all outstanding shares of capital stock of DNOW entitled to vote in the election of directors. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of DNOW common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the DNOW special meeting. Abstentions (and broker non-votes, if any) are counted in determining that a quorum is present for the DNOW special meeting.

A quorum at the MRC Global special meeting constitutes the holders of not less than a majority of the voting power of all the shares entitled to vote at the MRC Global special meeting, present in person or by proxy. If you submit a properly executed proxy card, even if you do not vote for the proposals or vote to “abstain” in respect of the proposals, your shares of MRC Global common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the MRC Global special meeting. Abstentions (and broker-non votes, if any) are counted in determining that a quorum is present for the MRC Global special meeting.

Q: What do I need to do now?

A: After you have carefully read and considered the information contained in or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy in accordance with the instructions set forth on the applicable enclosed proxy card, or complete, sign, date, and return the applicable enclosed proxy card in the self-addressed, stamped envelope provided as soon as possible so that your shares will be represented and voted at the DNOW special meeting or the MRC Global special meeting, as applicable.

For additional information on voting procedures, please see “DNOW Special Meeting” and “MRC Global Special Meeting.”

Q: What is a proxy?

A: A proxy is a legal designation of another person to vote the stock you own.

Q: How will my proxy be voted?

A: If you submit your proxy via the internet, by telephone, or by completing, signing, dating, and returning the applicable enclosed proxy card, your proxy will be voted in accordance with your instructions.

If you sign, date and return your proxy and do not indicate how you want your shares of DNOW common stock to be voted, then your shares of DNOW common stock will be voted “FOR” the DNOW stock issuance proposal and “FOR” the DNOW adjournment proposal.

If you sign, date and return your proxy and do not indicate how you want your shares of MRC Global common stock to be voted, then your shares of MRC Global common stock will be voted “FOR” the MRC Global merger proposal, “FOR” the MRC Global compensation advisory proposal and “FOR” the MRC Global adjournment proposal.

For additional information on voting procedures, please see “DNOW Special Meeting” and “MRC Global Special Meeting.”

Q: Who will count the votes?

A: The votes at the DNOW special meeting will be tabulated and certified by the inspector of elections appointed by the DNOW board.

The votes at the MRC Global special meeting will be tabulated and certified by the inspector of elections appointed by the MRC Global board.

Q: May I vote at the special meeting?

A: Yes. If you are a DNOW stockholder of record on the DNOW record date, or an MRC Global stockholder of record on the MRC Global record date, you may attend the DNOW special meeting or the MRC Global special meeting, respectively, and vote your shares electronically, in lieu of submitting your proxy by internet, by telephone, or by completing, signing, dating, and returning the applicable enclosed proxy card. Please note that attendance alone at the DNOW special meeting or the MRC Global special meeting, as applicable, will not cause the voting of your shares; you must affirmatively vote the proxy card or meeting ballot provided.

If you are a beneficial owner of shares of DNOW common stock or MRC Global common stock, you are also invited to attend the DNOW special meeting or the MRC Global special meeting, respectively. However, because you are not the DNOW stockholder of record or MRC Global stockholder of record, you may not vote your shares in person at the DNOW special meeting or the MRC Global special meeting, respectively, unless you request and obtain a “legal proxy” issued in your own name from your bank, broker or other nominee.

If you appoint a non-management proxy holder, please make sure he or she is aware and ensure he or she will attend and submit a vote on your behalf at the applicable special meeting, with the proper authority from you, for your vote to count.

Q: How do I attend my special meeting?

A: DNOW stockholders will only be able to attend the DNOW special meeting in person at the offices of DNOW, located at 7402 North Eldridge Parkway, Houston, Texas 77041.

MRC Global stockholders will only be able to attend the MRC Global special meeting in person at  :  a.m., Central Time, on      , 2025, at the offices of MRC Global located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

For additional information on attending the DNOW special meeting and the MRC Global special meeting, please see “DNOW Special Meeting” and “MRC Global Special Meeting.”

Q: How can I vote my shares without attending the DNOW special meeting?

A: DNOW stockholders of record as of the record date may vote by proxy by the following methods:

•	voting at a later time by Internet or telephone until 11:59 p.m. (Eastern Time) on , 2025;

•	delivering to the DNOW Secretary a proxy with a later date or a written revocation of the most recent proxy; or

•	giving notice to the inspector of elections at the DNOW special meeting.

Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the voting instruction form provided by your broker, bank or other nominee. For additional information, please see “DNOW Special Meeting.”

Q: How can I vote my shares without attending the MRC Global special meeting?

A: MRC Global stockholders of record as of the record date may vote by proxy by the following methods:

•	giving written notice to MRC Global’s Corporate Secretary; or

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet until 11:59 p.m. (Eastern Time) on , 2025.

Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the voting instruction form provided by your broker, bank or other nominee. For additional information, please see “MRC Global Special Meeting.”

Q: What should I do if I receive more than one set of voting materials for the DNOW special meeting or the MRC Global special meeting?

A: You may receive more than one set of voting materials for the DNOW special meeting, the MRC Global special meeting, or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of DNOW common stock or your shares of MRC Global common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q: What is the difference between holding shares of record and holding shares as a beneficial owner of shares of DNOW common stock or MRC Global common stock?

A: If your shares of DNOW common stock are registered directly in your name with DNOW’s transfer agent, Equiniti Trust Company, LLC, or your shares of MRC Global common stock are registered directly in your name with MRC Global’s transfer agent, Computershare Trust Company, N. A., you are considered, with respect to those shares, to be the stockholder of record. If you are a stockholder of record, then this joint proxy statement/prospectus and your proxy card have been sent directly to you by DNOW or MRC Global, as applicable.

If your shares of DNOW common stock or MRC Global common stock are held through a bank, broker or other nominee, you are considered, with respect to those shares, the beneficial owner, and those shares are held in

“street name” by your bank, broker or other nominee. In that case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the DNOW special meeting or the MRC Global special meeting, as applicable. However, because you are not the stockholder of record, you may not vote your shares of DNOW common stock or MRC Global common stock, as applicable, at the applicable special meeting unless you request and obtain a “legal proxy” issued in your own name from your bank, broker or other nominee.

Q: If my shares of DNOW common stock or MRC Global common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A: No. If your shares of DNOW common stock or MRC Global common stock are held in the name of a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, broker or other nominee and follow the voting procedures provided by your bank, broker or other nominee on your voting instruction form.

You should instruct your bank, broker or other nominee how to vote your shares of DNOW common stock or MRC Global common stock, as applicable. Under the rules applicable to broker-dealers, your bank, broker or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the DNOW special meeting or the MRC Global special meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. DNOW and MRC Global do not expect any broker non-votes at the DNOW special meeting or the MRC Global special meeting because the rules applicable to brokers, banks and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the DNOW special meeting and MRC Global special meeting are considered non-routine. As a result, no broker will be permitted to vote your shares at the DNOW special meeting or the MRC Global special meeting without receiving instructions. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the proposals to be considered at the DNOW special meeting or the MRC Global special meeting and such shares will not be counted as present in person or by proxy at the DNOW special meeting or the MRC Global special meeting for purposes of determining a quorum.

For additional information on voting procedures, please see “DNOW Special Meeting” and “MRC Global Special Meeting.”

Q: What do I do if I am a DNOW stockholder and I want to revoke my proxy?

A: DNOW stockholders may revoke a proxy before the voting polls are closed at the DNOW special meeting, by the following methods:

•	voting at a later time by Internet or telephone until 11:59 p.m. (Eastern Time) on , 2025;

•	voting in person at the DNOW special meeting;

•	delivering to the DNOW Secretary a proxy with a later date or a written revocation of the most recent proxy; or

•	giving notice to the inspector of elections at the DNOW special meeting.

DNOW stockholders that hold their shares in street name (for example, shares held in the name of a bank, broker or other holder of record) and vote by proxy may later revoke such proxy by informing the holder of record in accordance with that entity’s procedures.

For additional information, please see “DNOW Special Meeting.”

Q: What do I do if I am an MRC Global stockholder and I want to revoke my proxy?

A: MRC Global stockholders may revoke a proxy before it is exercised by:

•	giving written notice to MRC Global’s Corporate Secretary;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet until 11:59 p.m. (Eastern Time) on , 2025; or

•	attending and voting in person at the MRC Global special meeting.

Beneficial owners of shares of MRC Global common stock may submit new voting instructions by contacting their broker, bank or other holder of record.

For additional information, please see “MRC Global Special Meeting.”

Q: Are there any risks that I should consider as a DNOW stockholder or MRC Global stockholder in deciding how to vote?

A: Yes. You should read and carefully consider the risks set forth in “Risk Factors.” You also should read and carefully consider the risk factors of DNOW and MRC Global contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q: What happens if I sell or otherwise transfer my shares of DNOW common stock before the DNOW special meeting?

A: The DNOW record date is prior to the date of the DNOW special meeting. If you sell or otherwise transfer your shares of DNOW common stock after the DNOW record date but before the DNOW special meeting, unless special arrangements are made between you and the person to whom you transfer your shares of DNOW common stock (such as provision of a proxy), you will retain your right to vote such shares at the DNOW special meeting but will otherwise transfer ownership of and the economic interest in your shares of DNOW common stock.

Q: What happens if I sell or otherwise transfer my shares of MRC Global common stock before the MRC Global special meeting?

A: The MRC Global record date is prior to the date of the MRC Global special meeting. If you sell or otherwise transfer your shares of MRC Global common stock after the MRC Global record date but before the MRC Global special meeting, unless special arrangements are made between you and the person to whom you transfer your shares of MRC Global common stock (such as provision of a proxy), you will retain your right to vote such shares at the MRC Global special meeting but will otherwise transfer ownership of and the economic interest in your shares of MRC Global common stock.

Q: What happens if I sell or otherwise transfer my shares of MRC Global common stock before the completion of the mergers?

A: Only MRC Global stockholders as of immediately prior to the Effective Time will become entitled to receive the merger consideration. If you sell your shares of MRC Global common stock prior to the First Merger, you will not become entitled to receive the merger consideration by virtue of the mergers.

Q: If I am a holder of MRC Global common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A: No. Please DO NOT send your MRC Global common stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you, regarding the surrender of your stock certificates.

Q: Do any of the officers or directors of DNOW have interests in the mergers that may differ from or be in addition to my interests as a DNOW stockholder?

A: In considering the recommendation of the DNOW board that DNOW stockholders vote to approve the DNOW stock issuance proposal, DNOW stockholders should be aware that, aside from their interests as DNOW stockholders, DNOW’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of DNOW stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain DNOW Directors and Executive Officers in the Mergers.” The DNOW board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated thereby, in approving the merger and in recommending the approval of the DNOW stock issuance proposal. See “The Mergers — Background of the Mergers” and “The Mergers — Recommendation of the DNOW Board and Reasons for the Mergers” and “Board of Directors and Management of DNOW Following Completion of the Mergers.”

Q: Do any of the officers or directors of MRC Global have interests in the mergers that may differ from or be in addition to my interests as an MRC Global stockholder?

A: In considering the recommendation of the MRC Global board that MRC Global stockholders vote to approve the MRC Global merger proposal and the MRC Global compensation advisory proposal, MRC Global stockholders should be aware that, aside from their interests as MRC Global stockholders, MRC Global’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of MRC Global stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers.” The MRC Global board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the other transactions contemplated thereby, in approving the merger and in recommending the approval of the MRC Global merger proposal and the MRC Global compensation advisory proposal. See “The Mergers — Background of the Mergers” and “The Mergers — Recommendation of the MRC Global Board and Reasons for the Mergers.”

Q: If I am a DNOW stockholder and I oppose the DNOW stock issuance proposal or if I am an MRC Global stockholder and I oppose the MRC Global merger proposal or the MRC Global compensation advisory proposal, but all such proposals are approved, what are my rights?

A: Under the DGCL, DNOW stockholders are not entitled to dissenters’ or appraisal rights in connection with the DNOW stock issuance as contemplated by the merger agreement. DNOW stockholders may vote against the DNOW stock issuance proposal if they do not favor such proposal.

Because shares of DNOW common stock are listed on the NYSE and holders of Eligible MRC Global shares are not required to receive consideration other than shares of DNOW common stock, which are listed on the NYSE, and any cash received in lieu of fractional shares of DNOW common stock as contemplated by the merger agreement, holders of Eligible MRC Global shares are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the mergers.

For more information regarding dissenters’ or appraisal rights, please see “The Mergers — Appraisal Rights and Dissenters’ Rights.”

Q: Where can I find voting results of the DNOW special meeting and the MRC Global special meeting?

A: DNOW and MRC Global intend to announce their respective preliminary voting results at the DNOW special meeting and the MRC Global special meeting, respectively, and disclose their respective final voting results in Current Reports on Form 8-K that will be filed with the SEC following the DNOW special meeting and the MRC Global special meeting. All reports that DNOW and MRC Global file with the SEC are publicly available when filed. Please see “Where You Can Find More Information.”

Q: How can I find more information about DNOW and MRC Global?

A: You can find more information about DNOW and MRC Global from various sources described in “Where You Can Find More Information.”

Q: Who can answer any questions I may have about the DNOW special meeting, the MRC Global special meeting or the transactions contemplated by the merger agreement, including the mergers and the DNOW stock issuance?

A: If you have any questions about the DNOW special meeting, the MRC Global special meeting, the mergers, the DNOW stock issuance proposal, the MRC Global merger proposal, how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, the applicable enclosed proxy card or voting instructions, you should contact:

For DNOW stockholders:	For MRC Global stockholders:

Investor Relations Department DNOW Inc. 7402 N Eldridge Pkwy Houston, TX 77041 (281) 823-4006	Investor Relations MRC Global Inc. 1301 McKinney Street, Suite 2300 Houston, Texas 77010 (877) 294-7574

Okapi Partners
1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokers Call: (212) 297-0720

Stockholders and All Others Call Toll Free: (855) 208-8902

Email: info@okapipartners.com

Sodali & Co. Banks and Brokers Call: (203) 658-9400 Stockholders Call Toll Free: (800) 662-5200 E-mail: MRC@investor.sodali.com

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the mergers and the matters being voted on by DNOW and MRC Global stockholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes and the documents incorporated herein by reference and to which DNOW and MRC Global refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

The Parties (see page 62)

DNOW Inc.

DNOW is a supplier of energy and industrial products and packaged, engineered process and production equipment with a legacy of over 160 years. DNOW’s global product offering includes consumable maintenance, repair and operating (“MRO”) supplies, pipe, manual and automated valves, fittings, flanges, gaskets, fasteners, electrical, instrumentation, artificial lift, pumping solutions and modular process, production, measurement and control equipment. DNOW also offer sourcing, procurement, warehouse and inventory management solutions as part of our supply chain and materials management offering.

Through a network of approximately 165 locations and approximately 2,575 employees worldwide, DNOW’s operating locations utilize a complementary suite of technology, systems, order and fulfillment processes and sourcing and procurement channels to provide products and services to a variety of customers operating in the energy and industrial markets.

DNOW is a Delaware corporation with principal executive offices located at 7402 North Eldridge Parkway, Houston, Texas 77041. Its telephone number at that address is (281) 823-4700. Shares of DNOW common stock are listed for trading on the NYSE under the symbol “DNOW.” Additional information about DNOW and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Buck Merger Sub, Inc.

Merger Sub is a Delaware corporation and direct, wholly-owned subsidiary of DNOW that was incorporated for the sole purpose of effecting the mergers. In the First Merger, Merger Sub will merge with and into MRC Global, with MRC Global surviving such merger as a direct, wholly-owned subsidiary of DNOW, and the separate corporate existence of Merger Sub will cease. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the mergers.

Merger Sub’s principal executive office is located at c/o DNOW Inc., 7402 North Eldridge Parkway, Houston, Texas 77041. Its telephone number at that address is (281) 823-4700.

Stag Merger Sub, LLC

LLC Sub is a Delaware limited liability company and direct, wholly-owned subsidiary of DNOW that was formed for the sole purpose of effecting the mergers. In the Second Merger, MRC Global, as the surviving corporation following the First Merger, will merge with and into LLC Sub, with LLC Sub surviving the Second Merger as a direct, wholly-owned subsidiary of DNOW, and the separate corporate existence of MRC Global will cease. LLC Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the mergers.

LLC Sub’s principal executive office is located at c/o DNOW Inc., 7402 North Eldridge Parkway, Houston, Texas 77041. Its telephone number at that address is (281) 823-4700.

MRC Global Inc.

MRC Global is the leading global distributor of pipe, valves and fittings (“PVF”) and other infrastructure products and services to diversified energy, industrial and gas utility sectors. MRC Global provides innovative supply chain solutions, technical product expertise and a robust digital platform to customers globally through its leading position across each of its diversified end-markets including the following sectors:

•	Gas Utilities: gas utilities (storage and distribution of natural gas)

•	DIET: downstream, industrial and energy transition (crude oil refining, petrochemical and chemical processing, general industrials and energy transition projects)

•	PTI: production and transmission infrastructure (exploration, production, extraction, gathering, processing and transmission of oil and gas)

MRC Global offers approximately 200,000 stock keeping units (“SKUs”), including an extensive array of PVF, oilfield supply, valve automation and modification, measurement, instrumentation and other general and specialty products from its global network of over 7,100 suppliers. With over 100 years of experience, MRC Global’s more than 2,500 employees serve over 8,300 customers through digital commerce applications and approximately 200 service locations including regional distribution centers, service centers, corporate offices and third-party pipe yards, where MRC Global often stores and deploys pipe near customer locations.

MRC Global is a Delaware corporation with principal executive offices located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. Its telephone number at that address is (877) 294-7574. Shares of MRC Global common stock are traded on the NYSE under the symbol “MRC.” Additional information about MRC Global and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information.”

The Mergers (see page 62)

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, as applicable, (1) Merger Sub will be merged with and into MRC Global, with MRC Global continuing as the surviving corporation in the First Merger at the Effective Time and (2) immediately following the First Merger, MRC Global will be merged with and into LLC Sub, with LLC Sub continuing as the surviving company at the effective time of the Second Merger as a wholly-owned, direct subsidiary of DNOW.

At the Effective Time, by virtue of the First Merger (i) each share of MRC Global common stock held immediately prior to the Effective Time by DNOW or any of its subsidiaries, or by MRC Global or any of its subsidiaries, will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and (ii) subject to certain adjustments, each share of MRC Global common stock issued and outstanding (other than Excluded Shares) immediately prior to the Effective Time will be converted into the right to receive from DNOW 0.9489 fully paid and nonassessable shares of DNOW common stock.

At the Effective Time and by virtue of the First Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation immediately following the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the surviving corporation into which they were converted in accordance with the immediately preceding sentence.

At the effective time of the Second Merger and by virtue of the Second Merger, (i) each share of capital stock of MRC Global, as the surviving corporation of the First Merger, issued and outstanding immediately prior to the time the Second Merger becomes effective will be converted into and will represent one validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) unit of LLC Sub, as the surviving company of the Second Merger, and (ii) each unit of LLC Sub will be unaffected by the Second Merger and will remain outstanding as a unit of LLC Sub, as the surviving company of the Second Merger.

DNOW Special Meeting (see page 45)

The DNOW special meeting will be held on      , 2025, at  :  a.m., Central Time at the offices of DNOW, located at 7402 North Eldridge Parkway, Houston, Texas 77041. The DNOW special meeting is being held to consider and vote on a proposal to approve the issuance of shares of DNOW common stock to MRC Global stockholders in connection with the mergers pursuant to the terms of the merger agreement.

The record date for the determination of DNOW stockholders entitled to notice of and to vote at the DNOW special meeting is the close of business on      , 2025. Only DNOW stockholders who held DNOW common stock of record on the DNOW record date are entitled to vote at the DNOW special meeting and any adjournments or postponements of the DNOW special meeting. Each issued and outstanding share of DNOW common stock entitles its holder of record to one vote on each matter to be considered at the DNOW special meeting.

For business to be conducted at the DNOW special meeting, a quorum must be present. A quorum at the DNOW special meeting requires the presence, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote in the election of directors. Abstentions will be counted for purposes of determining whether there is a quorum at the DNOW special meeting. In accordance with Section 2(b) of the DNOW bylaws, the chairman of the meeting of stockholders may adjourn the meeting from time to time, regardless of the outcome of the DNOW adjournment proposal. At any subsequent reconvening of the DNOW special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the DNOW special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Approval of each of the DNOW stock issuance proposal and the DNOW adjournment proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. Abstentions will have the same effect as a vote AGAINST the DNOW stock issuance proposal and the DNOW adjournment proposal. We do not expect there to be broker-non votes.

The mergers cannot be completed without the approval of the DNOW stock issuance proposal. The approval of the DNOW adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

As of the DNOW record date, there were      shares of DNOW common stock issued and outstanding, held by      holders of record. As of the DNOW record date, DNOW directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote      shares of DNOW common stock, or approximately   % of the combined voting power of the issued and outstanding shares of DNOW common stock.

Recommendation of the DNOW Board and Reasons for the Mergers (see page 77)

The DNOW board unanimously recommends that DNOW stockholders vote “FOR” the DNOW stock issuance proposal and “FOR” the DNOW adjournment proposal.

For additional information on the recommendations of the DNOW board, please see “The Mergers — Recommendation of the DNOW Board and Reasons for the Mergers.”

MRC Global Special Meeting (see page 53)

The MRC Global special meeting will be held on      , 2025, at  :  a.m., Central Time at the offices of MRC Global, located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. The MRC Global special meeting is being held to consider and vote on a proposal to adopt and approve the merger agreement, the mergers and the other transactions contemplated thereby, a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s NEOs that is based on or otherwise relates to the mergers and a proposal to approve the adjournment of the MRC Global special meeting to solicit additional proxies if there are not sufficient votes at the time of the MRC Global special meeting to approve the MRC Global merger proposal.

The record date for the determination of MRC Global’s stockholders entitled to notice of and to vote at the MRC Global special meeting is the close of business on      , 2025. Only MRC Global stockholders who held MRC Global common stock of record on the MRC Global record date are entitled to vote at the MRC Global special meeting and any adjournments or postponements of the MRC Global special meeting. Each issued and outstanding share of MRC Global common stock entitles its holder of record to one vote on each matter to be considered at the MRC Global special meeting.

For business to be conducted at the MRC Global special meeting, a quorum must be present. A quorum at the MRC Global special meeting constitutes the holders of not less than a majority of the voting power of all the shares entitled to vote at the MRC Global special meeting, present in person or by proxy. Abstentions will be counted in determining that a quorum is present for the MRC Global special meeting. In accordance with Article II, Section 8 of the MRC Global bylaws, the chairman of the MRC Global special meeting may adjourn the MRC Global special meeting to another place, if any, date and time, regardless of the outcome of the MRC Global adjournment proposal. At any subsequent reconvening of the MRC Global special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the MRC Global special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Approval of the MRC Global merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on such proposal. Accordingly, an MRC Global stockholder’s abstention from voting, the failure of an MRC Global stockholder to vote or the failure of an MRC Global stockholder to submit a proxy will have the same effect as a vote AGAINST the MRC Global merger proposal.

Approval of the MRC Global compensation advisory proposal, on a non-binding advisory basis, and the MRC Global adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. Accordingly, an MRC Global stockholder’s abstention from voting or the failure of an MRC Global stockholder to vote will have no effect on the outcome of the MRC Global compensation advisory proposal and the MRC Global adjournment proposal.

The mergers cannot be completed without the approval of the MRC Global merger proposal. Neither the approval of the MRC Global compensation advisory proposal nor the approval of the MRC Global adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

As of the MRC Global record date, there were      shares of MRC Global common stock issued and outstanding held by      holders of record. As of the MRC Global record date, MRC Global directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote      shares of MRC Global common stock, or approximately   % of the combined voting power of the issued and outstanding shares of MRC Global common stock. For additional information on the MRC Global special meeting, please see “MRC Global Special Meeting.”

Recommendation of the MRC Global Board and Reasons for the Mergers (see page 80)

The MRC Global board unanimously recommends that MRC Global stockholders vote “FOR” the MRC Global merger proposal, “FOR” the MRC Global compensation advisory proposal, and “FOR” the MRC Global adjournment proposal.

For additional information on the recommendations of the MRC Global board, please see “The Mergers — Recommendation of the MRC Global Board and Reasons for the Mergers.”

Opinion of DNOW’s Financial Advisor (see page 92 and Annex B)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the DNOW board that, as of June 26, 2025 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to DNOW.

The full text of the written opinion of Goldman Sachs, dated June 26, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Goldman Sachs provided advisory services and its opinion for the information and assistance of the DNOW board in connection with its consideration of the mergers. Goldman Sachs’ opinion is not a recommendation as to how any holder of DNOW’s common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter. Pursuant to an engagement letter between DNOW and Goldman Sachs, DNOW has agreed to pay Goldman Sachs a transaction fee of approximately $19 million, $3 million of which became payable upon the announcement of the mergers, and the remainder of which is contingent upon consummation of the mergers. Goldman Sachs may receive an additional fee of up to $3 million at DNOW’s sole discretion.

Opinion of MRC Global’s Financial Advisor (see page 100 and Annex C)

At the meeting of the MRC Global board on June 26, 2025, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered to the MRC Global board its oral opinion to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, the exchange ratio in the proposed First Merger was fair, from a financial point of view, to the MRC Global stockholders. J.P. Morgan confirmed its June 26, 2025 oral opinion by delivering its written opinion, dated June 26, 2025, to the MRC Global board that, as of such date, the exchange ratio in the proposed First Merger was fair, from a financial point of view, to the MRC Global stockholders.

The full text of the written opinion of J.P. Morgan, dated June 26, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The MRC Global stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the MRC Global board (in its capacity as such) in connection with and for the purposes of its evaluation of the mergers, and was limited to the fairness, from a financial point of view, of the exchange ratio in the proposed First Merger to the MRC Global stockholders. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of MRC Global or as to MRC Global’s underlying decision to engage in the mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of MRC Global as to how such stockholder should vote with respect to the mergers or any other matter.

For a description of the opinion that the MRC Global board received from J.P. Morgan, see the section entitled “The Mergers — Opinion of MRC Global’s Financial Advisor” beginning on page 100 of this joint proxy statement/prospectus.

Interests of Certain DNOW Directors and Executive Officers in the Mergers (see page 106)

When considering the recommendation of the DNOW board that DNOW stockholders vote “FOR” the DNOW stock issuance proposal, DNOW stockholders should be aware that certain of DNOW’s directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of other DNOW stockholders generally. The DNOW board was aware of these interests when it approved the merger agreement and the transactions contemplated thereby and recommended that DNOW stockholders vote “FOR” the DNOW stock issuance proposal. Such interests include that certain, if not all, of the current directors and executive officers of DNOW are expected to continue as directors and executive officers of DNOW following consummation of the mergers.

The mergers do not constitute a “change in control” for purposes of the DNOW executives’ or non-employee directors’ equity award arrangements. Accordingly, there are no payments or benefits to DNOW NEOs that are based on or otherwise relate to the mergers. Upon completion of the mergers, certain, if not all, of the current executive officers of DNOW and all members of DNOW’s board of directors are expected to continue in their current roles with the combined company, as described in “The Mergers — Board of Directors and Management of DNOW Following Completion of the Mergers.”

Interests of Certain MRC Global Directors and Executive Officers in the Mergers (see page 106)

In considering the recommendation of the MRC Global board that MRC Global’s stockholders vote to approve the MRC Global merger proposal and the MRC Global compensation advisory proposal, MRC Global’s stockholders should be aware that, aside from their interests as MRC Global stockholders, MRC Global’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of MRC Global’s stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers.”

The MRC Global board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated in the merger agreement, in approving the mergers and in recommending the approval of the MRC Global merger proposal and the MRC Global compensation advisory proposal. See “The Mergers — Background of the Mergers” and “The Mergers — Recommendation of the MRC Global Board and Reasons for the Mergers.” MRC Global’s stockholders should take these interests into account in deciding whether to vote “FOR” the MRC Global merger proposal and the MRC Global compensation advisory proposal. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers.”

Board of Directors and Management of DNOW Following Completion of the Mergers (see page 114)

Pursuant to the terms of the merger agreement, prior to the Effective Time, DNOW is required to take all actions as may be necessary to cause the number of directors constituting the board of directors of DNOW as of the Effective Time to be increased by two members to a total of ten members, including two directors selected from MRC Global’s board of directors by DNOW prior to closing. On July 17, 2025, DNOW notified MRC Global that DNOW had selected George J. Damiris and Ronald L. Jadin to be appointed to the DNOW board effective immediately upon closing. Certain, if not all, of the current executive officers of DNOW are expected to continue as officers of the combined company following the mergers.

Material U.S. Federal Income Tax Consequences of the Mergers (see page 114)

Assuming that the mergers are completed as currently contemplated, DNOW and MRC Global intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 114) of shares of MRC Global common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of MRC Global common stock for shares of DNOW common stock pursuant to the mergers, except with respect to any cash received in lieu of fractional shares of DNOW common stock. The completion of the mergers is not conditioned on the mergers qualifying for the intended tax treatment or upon the receipt of an opinion of counsel or IRS ruling to that effect.

Please see “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers” for a more detailed discussion of the U.S. federal income tax consequences of the mergers to U.S. holders of shares of MRC Global common stock. Each MRC Global stockholder is strongly encouraged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the mergers to such stockholder.

Accounting Treatment of the Mergers (see page 118)

DNOW and MRC Global prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations provides for the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. DNOW will be treated as the acquirer for accounting purposes. DNOW is the entity issuing the equity of the combined company. The composition of the management team and, thereby, the overall decision-making power of the combined company will be more heavily dominated by DNOW executives. Additionally, the legacy DNOW headquarters in Houston, Texas will remain the headquarters of the combined company. Each of these factors holds significant strategic implications for the combined company and, when combined with the inapplicability or relative neutrality of all other indicators considered, results in the conclusion that DNOW is the accounting acquirer.

Regulatory Approvals (see page 118)

Antitrust Clearance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated. If the DOJ or FTC issues a Request for Additional Information and Documentary Material (a “second request”) prior to the expiration of the initial 30-day waiting period, the mergers cannot close until the expiration of a second 30-day waiting period, and which would begin to run only after both parties have substantially complied with the second request, unless the second waiting period is terminated earlier.

On      , 2025, DNOW and MRC Global each filed a premerger notification and report form under the HSR Act.

At any time before or after consummation of the mergers, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers or to conditionally permit completion of the mergers subject to regulatory concessions or conditions, such as seeking the divestiture of substantial assets of DNOW or MRC Global or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Although neither DNOW nor MRC Global believes that the mergers will violate the antitrust laws, there can be no assurance that a challenge to the mergers on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Under the terms of the merger agreement, the parties also are required to file all applicable notices, reports or other draft filings (as applicable) with respect to any non-U.S. antitrust and foreign direct investment screening processes determined to be reasonably required or advisable pursuant to the applicable antitrust and foreign direct investment laws as promptly as reasonably practical (but in no event later than 40 business days following the date of the merger agreement). The completion of the mergers is subject making these filings with, and obtaining authorizations, approvals or consents from, the relevant non-U.S. antitrust and foreign direct investment authorities or until the applicable waiting period has expired or been terminated.

U.S. Securities and Exchange Commission

In connection with the DNOW stock issuance proposal, DNOW has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of DNOW common stock issuable under the merger agreement in the mergers will be registered with the SEC.

The New York Stock Exchange

The completion of the mergers is subject to approval for listing of the shares of DNOW common stock to be issued pursuant to the merger agreement on the NYSE, subject to official notice of issuance.

Listing of DNOW Common Stock; Delisting and Deregistration of MRC Global Common Stock (see page 120)

It is a condition to the consummation of the mergers that the shares of DNOW common stock to be issued pursuant to the merger agreement be approved for listing on the NYSE, subject to official notice of issuance.

Shares of MRC Global common stock currently trade on the NYSE under the stock symbol “MRC.” When the mergers are completed, the MRC Global common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights and Dissenters’ Rights (see page 120)

DNOW

Under the DGCL, DNOW stockholders are not entitled to dissenters’ or appraisal rights in connection with the DNOW stock issuance as contemplated by the merger agreement. See “The Mergers — Appraisal Rights and Dissenters’ Rights.”

MRC Global

Under the DGCL, MRC Global stockholders are not entitled to dissenters’ or appraisal rights in connection with the MRC Global merger proposal. See “The Mergers — Appraisal Rights and Dissenters’ Rights.”

Completion of the Mergers (see page 122)

The consummation of the mergers will take place on a date to be mutually agreed upon by DNOW and MRC Global, which date will be no later than the second business day after the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the terms of the merger agreement of the conditions to closing (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date), or such other time as the parties will mutually agree.

Immediately following the closing and on the closing date, MRC Global will cause the first certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL to effect the First Merger. The First Merger will become effective upon such filing and acceptance of the first certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by DNOW and MRC Global and as set forth in the first certificate of merger. Immediately following the Effective Time and on the closing date, MRC Global, as the surviving corporation of the First Merger, and LLC Sub will cause the second certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and DLLCA to effect the Second Merger. The Second Merger will become effective one minute after the Effective Time, which MRC Global, as the surviving corporation of the First Merger, and LLC Sub will specify in the second certificate of merger.

DNOW and MRC Global have targeted to complete the mergers in the fourth quarter of 2025, subject to the receipt of the required approval of DNOW stockholders and approval of MRC Global stockholders, applicable regulatory approvals and the satisfaction or waiver of the other conditions to the mergers, in each case, as set forth in the merger agreement.

Treatment of MRC Global Equity Awards in the Mergers (see page 135)

The merger agreement provides that, at the Effective Time, each MRC Global restricted share that is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, immediately vest with respect to 100% of the MRC Global restricted shares, which MRC Global restricted shares will be converted into the right to receive (A) the merger consideration with respect to each share of MRC Global common stock and (B) an amount in cash equal to the accrued but unpaid dividends with respect to such MRC Global restricted shares, in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, (i) at the Effective Time, each MRC Global RSU that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, immediately vest with respect to 100% of the shares of MRC Global common stock subject to such MRC Global RSU, which shares of MRC Global common stock will be converted into the right to receive (A) the merger consideration with respect to each share of MRC Global common stock, reduced by the number of shares of DNOW common stock required or permitted to be deducted to satisfy applicable withholding and similar taxes and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such MRC Global RSU, if any, less applicable withholding and similar taxes, in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, at the Effective Time, each outstanding MRC Global RSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will be canceled and converted into an award of DNOW RSUs in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of DNOW common stock subject to such award of MRC Global RSUs immediately prior to the Effective Time multiplied by (2) the exchange ratio. Such DNOW RSU will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in DNOW common stock).

The merger agreement also provides that, at the Effective Time, each MRC Global PSU that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, be canceled, and the holder thereof will then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the number of shares of MRC Global common stock (rounded to the nearest share) subject to the MRC Global PSU, which shares of MRC Global common stock will be converted into the right to receive (A) the merger consideration with respect to each share of MRC Global common stock subject to such MRC Global PSU that vest based on the determination of performance set forth in the applicable award agreement, reduced by the number of shares of DNOW common stock required or permitted to be deducted to satisfy applicable withholding and similar taxes and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such MRC Global PSU, if any, less applicable withholding and similar taxes, in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, at the Effective Time, each outstanding MRC Global PSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will be canceled and converted into a DNOW RSU in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the number of shares of MRC Global common stock subject to such MRC Global PSU immediately prior to the Effective Time that vest based on the determination of performance set forth in the applicable award agreement multiplied by (2) the exchange ratio. Such DNOW RSU will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in DNOW common stock and such award will no longer be subject to performance metrics). For purposes of the immediately preceding sentence, the number of shares of MRC Global common stock subject to such MRC Global PSU will be deemed to be the number of shares subject to the MRC Global PSU with performance deemed achieved, except as previously disclosed to DNOW, in accordance with the terms and conditions of the applicable award agreement governing such MRC Global PSU immediately prior to the Effective Time.

To the extent that any award described herein constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award will be made in accordance with the merger agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

No Solicitation; Changes in Recommendation (see page 136)

Subject to certain exceptions, the merger agreement limits DNOW’s and MRC Global’s ability to solicit or engage in discussions with any person with respect to a DNOW superior proposal or an MRC Global superior proposal (as defined in “The Merger Agreement — No Solicitation; Changes in Recommendation”), as applicable. For a more detailed discussion on DNOW and MRC Global and the ability of their boards of directors to consider other proposals, please see “The Merger Agreement — No Solicitation; Changes in Recommendation.”

Conditions to Completion of the Mergers (see page 145)

The respective obligations of DNOW, MRC Global, Merger Sub and LLC Sub to consummate the mergers are subject to the satisfaction or, to the extent permitted by law, the waiver by each party on or prior to the Effective Time, of each of the following conditions:

•	the approval of MRC Global stockholders of the MRC Global merger proposal will have been obtained;

•	the approval of DNOW stockholders of the DNOW stock issuance proposal will have been obtained;

•	no law that prohibits the consummation of the transactions contemplated by the merger agreement will be in effect;

•

any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby will have expired or otherwise been terminated, the filings, approvals, clearances, expirations of waiting periods under antitrust laws and foreign investment laws as disclosed to MRC Global by DNOW will have occurred or been obtained (as applicable) and no voluntary commitment to or agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement will be in effect;

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have become effective under the Securities Act and no stop order suspending the use of the registration statement or the joint proxy statement/prospectus will have been issued by the SEC nor will proceedings seeking a stop order have been initiated or threatened by the SEC; and

•

DNOW will have submitted to NYSE a subsequent listing application with respect to the shares of DNOW common stock issued or issuable pursuant to the merger agreement and such shares of DNOW common stock will have been approved and authorized for listing on the NYSE, subject to official notice of issuance.

DNOW’s, Merger Sub’s and LLC Sub’s obligation to consummate the mergers is subject to the satisfaction or, to the extent permitted by law, DNOW’s, Merger Sub’s and LLC Sub’s waiver on or prior to the Effective Time of each of the following conditions:

•

MRC Global’s performance or compliance in all material respects with its covenants, obligations or agreements required to be performed or complied with under the merger agreement prior to the Effective Time;

•

the accuracy of the representations and warranties of MRC Global set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date); and

•	the absence, since the date of the merger agreement, of a material adverse effect with respect to MRC Global.

DNOW will have received a certificate from a duly authorized officer of MRC Global certifying the closing conditions listed above.

MRC Global’s obligation to consummate the mergers is subject to the satisfaction or, to the extent permitted by law, MRC Global’s waiver on or prior to the Effective Time of each of the following conditions:

•

DNOW’s, Merger Sub’s and LLC Sub’s performance or compliance in all material respects with its covenants, obligations or agreements required to be performed or complied with under the merger agreement prior to the Effective Time;

•

the accuracy of the representations and warranties of DNOW set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date); and

•	the absence, since the date of the merger agreement, of a material adverse effect with respect to DNOW.

MRC Global will have received a certificate from a duly authorized officer of DNOW certifying the closing conditions listed above.

As further discussed under the section entitled “Risk Factors,” neither DNOW nor MRC Global can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

Termination of the Merger Agreement (see page 146)

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the Effective Time, whether before or after the approval of the MRC Global stockholders or the DNOW stockholders, at the discretion of the governing bodies of DNOW or MRC Global, as applicable, by mutual written consent of DNOW and MRC Global, or by either DNOW or MRC Global under certain circumstances. For a more detailed discussion on DNOW and MRC Global and their ability to terminate the merger agreement, please see “The Merger Agreement — Termination of the Merger Agreement.”

Expenses and Termination Fees Relating to the Termination of the Merger Agreement (see page 148)

Termination Fees Payable by DNOW

The merger agreement requires DNOW to pay MRC Global a termination fee of $45.5 million if:

•

the merger agreement is terminated by MRC Global pursuant to the DNOW board effecting a DNOW adverse recommendation change (as defined in the merger agreement) or DNOW is in material breach of its non-solicitation obligations under the merger agreement;

•	the merger agreement is terminated by DNOW pursuant to the receipt of a superior proposal with respect to DNOW;

•

the merger agreement is terminated by either party pursuant to the passing of the outside date and (A) the approval of DNOW stockholders has not been obtained upon a vote held at a duly held DNOW stockholders’ meeting, or at any adjournment or postponement thereof, and (B) MRC Global would have been permitted to terminate the merger agreement pursuant to a DNOW adverse recommendation change or DNOW’s material breach of its non-solicitation obligations under the merger agreement; or

•

if (A) prior to the MRC Global stockholders’ meeting, an MRC Global acquisition proposal is publicly proposed or publicly disclosed, (B) the merger agreement is terminated by either party pursuant to the passing of the outside date or the failure to obtain the approval of MRC Global stockholders, or by DNOW pursuant to MRC Global’s terminable breach, (C) concurrently with or within nine months after such termination described in clause (B), DNOW or any DNOW’s subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any DNOW acquisition proposal (substituting 50% for the 15% threshold set forth in the definition of “Acquisition Proposal”).

In no event will MRC Global be entitled to receive more than one payment of the termination fee.

Termination Fees Payable by MRC Global

The merger agreement requires MRC Global to pay DNOW a termination fee of $45.5 million if:

•

the merger agreement is terminated by DNOW pursuant to the MRC Global board effecting an MRC Global adverse recommendation change (as defined in the merger agreement) or MRC Global is in material breach of its non-solicitation obligations under the merger agreement;

•	the merger agreement is terminated by MRC Global pursuant to the receipt of an MRC Global superior proposal;

•

the merger agreement is terminated by either party pursuant to the passing of the outside date and (A) the approval of MRC Global stockholders has not been obtained upon a vote held at a duly held MRC Global stockholders’ meeting, or at any adjournment or postponement thereof, and (B) DNOW would have been permitted to terminate the merger agreement pursuant to an MRC Global adverse recommendation change or MRC Global’s material breach of its non-solicitation obligations under the merger agreement; or

•

if (A) prior to the DNOW stockholders’ meeting, a DNOW acquisition proposal is publicly proposed or publicly disclosed, (B) the merger agreement is terminated by either party pursuant to the passing of the outside date or the failure to obtain the approval of DNOW stockholders, or by MRC Global pursuant to DNOW’s terminable breach, (C) concurrently with or within nine months after such termination described in clause (B), MRC Global or any MRC Global’s subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any MRC Global acquisition proposal (substituting 50% for the 15% threshold set forth in the definition of “Acquisition Proposal”).

In no event will DNOW be entitled to receive more than one payment of the termination fee.

Expenses

The merger agreement requires DNOW to pay certain of MRC Global’s expenses if the merger agreement is terminated by either MRC Global or DNOW because the required approval of DNOW stockholders is not obtained; provided that the aggregate amount of reimbursable expenses will not exceed $8.5 million.

The merger agreement requires MRC Global to pay certain of DNOW’s expenses if the merger agreement is terminated by either DNOW or MRC Global because the required approval of MRC Global stockholders is not obtained; provided that the aggregate amount of reimbursable expenses will not exceed $8.5 million.

Except for the payment of expenses described above, each of DNOW and MRC Global will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated thereby, whether or not the mergers are consummated.

If MRC Global or DNOW receives a termination fee, then the party receiving the termination fee will not be entitled to also receive a payment for the expenses as described above, and if the termination fee is payable after such party has already received payment or concurrently receives payment in respect of the expenses, the amount of the expenses received will be deducted from the termination fee.

Specific Performance (see page 150)

DNOW and MRC Global agreed that irreparable damage would occur if any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in the merger agreement, the other party will be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. The parties further agree that no party to the merger agreement will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in the merger agreement and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Comparison of Stockholder Rights (see page 173)

MRC Global stockholders receiving DNOW common stock in connection with the mergers will have different rights once they become DNOW stockholders due to differences between the governing documents of DNOW and MRC Global. These differences are described in more detail in “Comparison of Stockholder Rights.”

Risk Factors (see page 30)

Before voting at the DNOW special meeting or the MRC Global special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the specific risk factors under the heading “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary unaudited pro forma combined balance sheet data gives effect to the mergers as if they had occurred on March 31, 2025, while the unaudited pro forma combined statement of operations data for the three months ended March 31, 2025 and the year ended December 31, 2024 are presented as if the mergers had occurred on January 1, 2024. The following summary unaudited pro forma combined financial statements should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 157 and the related notes.

The summary unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had such transactions occurred as of the dates indicated. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 30. The unaudited pro forma combined financial statements do not reflect the impacts of any potential operational efficiencies, revenue enhancements, cost savings or economies of scale that the combined company may achieve as a result of the mergers.

	For the Three Months Ended March 31, 2025	For the Year ended December 31, 2024
	(in millions of U.S. dollars, except for per share amounts)
Unaudited Pro Forma Combined Statement of Operations Data
Revenue	$1,311	$5,556
Net income attributable to DNOW	$37	$170
Net income per share of DNOW common stock
Basic	$0.19	$0.88
Diluted	$0.19	$0.88
Unaudited Pro Forma Combined Balance Sheet Data (at period end)
Cash and cash equivalents	$56
Total assets	$3,875
Long-term debt	$150
Total stockholders’ equity (deficit)	$2,313

MARKET PRICE INFORMATION

DNOW common stock is listed on the NYSE under the symbol “DNOW.” MRC Global common stock is listed on the NYSE under the symbol “MRC.”

The high and low trading prices for the DNOW common stock as of June 25, 2025, the last trading day immediately before the public announcement of the mergers, were $15.19 and $14.54, respectively. The high and low trading prices for the MRC Global common stock as of June 25, 2025, the last trading day immediately before the public announcement of the mergers, were $13.13 and $12.92, respectively.

As of      , 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were      shares of DNOW common stock outstanding and      shares of MRC Global common stock outstanding.

Because the exchange ratio will not be adjusted for changes in the market price of either DNOW common stock or MRC Global common stock, the market value of DNOW common stock that MRC Global stockholders will have the right to receive on the date the mergers are completed may vary significantly from the market value of the DNOW common stock that MRC Global stockholders would receive if the mergers were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of DNOW common stock and MRC Global common stock prior to voting your shares. Please see “Risk Factors — Risks Relating to the Mergers.”

The following table sets forth the closing sale price per share of DNOW common stock as reported on the NYSE and the closing sale price per share of MRC Global common stock as reported on the NYSE, in each case on June 25, 2025, the last trading day before the public announcement of the parties entering into the merger agreement, and on      , 2025, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration as of the same two dates. The implied value was calculated by multiplying the NYSE closing price of a share of DNOW common stock on the relevant date by the exchange ratio of 0.9489 shares of DNOW common stock for each share of MRC Global common stock.

	DNOW Common Stock Closing Price		MRC Global Common Stock Closing Price		Exchange Ratio	Implied Per Share Value of Merger Consideration
June 25, 2025		$14.60		$12.97	0.9489	$13.85
, 2025	$		$		0.9489	$

DNOW stockholders and MRC Global stockholders are encouraged to obtain current market quotations for DNOW common stock and MRC Global common stock and to review carefully the other information contained in this joint proxy statement/prospectus, attached hereto or incorporated by reference herein. No assurance can be given concerning the market price of DNOW common stock before or after the Effective Time. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

RISK FACTORS

In deciding how to vote, DNOW stockholders and MRC Global stockholders, respectively, should carefully consider the following risk factors and all of the information contained in or incorporated by reference herein, including, but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” as well as DNOW’s and MRC Global’s other filings with the SEC incorporated herein by reference. Please see “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of DNOW common stock will fluctuate, holders of Eligible MRC Global shares and holders of MRC Global equity awards cannot be sure of the value of the shares of DNOW common stock they will receive in connection with the mergers. In addition, because the exchange ratio is fixed, the number of shares of DNOW common stock to be received by holders of Eligible MRC Global shares and to which holders of MRC Global equity awards would be entitled in connection with the mergers will not change between now and the time the mergers are completed to reflect changes in the trading prices of DNOW common stock or MRC Global common stock.

In connection with the mergers, (i) each Eligible MRC Global share will be converted into the right to receive 0.9489 shares of DNOW common stock, with cash paid in lieu of the issuance of fractional shares, if any. The exchange ratio is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of either DNOW common stock or MRC Global common stock changes. Therefore, the value of the share consideration will depend on the market price of DNOW common stock at the Effective Time. The market price of DNOW common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the mergers are completed and thereafter. The market price of DNOW common stock, when received by holders of Eligible MRC Global shares after the mergers are completed, could be greater than, less than or the same as the market price of DNOW common stock on the date of this joint proxy statement/prospectus or at the time of the MRC Global special meeting. Accordingly, you should obtain current stock price quotations for DNOW common stock and MRC Global common stock before deciding how to vote or abstain from voting on any of the proposals described in this joint proxy statement/prospectus.

The market price for DNOW common stock following the closing may be affected by factors different from those that historically have affected or currently affect DNOW common stock and MRC Global common stock.

Upon completion of the mergers, holders of Eligible MRC Global shares and holders of MRC Global equity awards will receive shares of DNOW common stock. DNOW’s financial position may differ from its financial position before the completion of the mergers, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of DNOW and those currently affecting the results of operations of MRC Global.

Accordingly, the market price and performance of DNOW common stock is likely to be different from the performance of MRC Global common stock in the absence of the mergers. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, DNOW common stock, regardless of DNOW’s actual operating performance. For a discussion of the businesses of DNOW and MRC Global, and important factors to consider in connection with those businesses, see the documents attached hereto or incorporated by reference and referred to in “Where You Can Find More Information.”

DNOW stockholders and MRC Global stockholders, in each case as of immediately prior to the mergers, will have reduced ownership in the combined company.

Following the closing, based on the number of shares of DNOW common stock outstanding as of the date of the merger agreement, DNOW’s existing stockholders would own approximately 56.5% of the issued and outstanding shares of the combined company and MRC Global’s existing stockholders would own approximately 43.5% of the issued and outstanding shares of the combined company, in each case on a fully diluted basis. As a result, DNOW’s current stockholders and MRC Global’s current stockholders will have less influence on the policies of the combined company than they currently have on the policies of DNOW and MRC Global, respectively.

MRC Global stockholders are not entitled to appraisal rights in connection with the mergers.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, MRC Global stockholders are not entitled to dissenters’ or appraisal rights in connection with the MRC Global merger proposal. Please see “The Mergers — Appraisal Rights and Dissenters’ Rights.”

The mergers are subject to a number of conditions to the obligations of both DNOW and MRC Global to complete the mergers, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the mergers or result in termination of the merger agreement.

The obligations of DNOW and MRC Global to consummate the mergers are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the conditions described in “The Merger Agreement — Conditions to Completion of the Mergers.”

Many of the conditions to completion of the mergers are not within either DNOW’s or MRC Global’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the outside date, it is possible that the merger agreement may be terminated. Although DNOW and MRC Global have agreed in the merger agreement to use reasonable best efforts or commercially reasonable efforts, as the case may be with respect to certain conditions, and subject to certain limitations, to promptly complete the mergers, these and other conditions to the completion of the mergers may fail to be satisfied.

For example, the closing of the mergers is conditioned upon the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and any applicable waiting period, clearance or affirmative or deemed approval of any governmental entity or other condition with respect to certain non-U.S. antitrust or foreign direct investment approvals having expired or been terminated, or been obtained or satisfied, as applicable. There can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, certain non-U.S. governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. Adverse developments in DNOW’s or MRC Global’s regulatory standing or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally could affect whether and when required governmental authorizations are granted. As a condition to authorization of the mergers, governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of DNOW’s business after completion of the mergers.

Satisfying the conditions to and completion of the mergers may take longer, and could cost more, than DNOW and MRC Global expect. Neither DNOW nor MRC Global can predict whether and when these other conditions will be satisfied. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying or preventing the closing of the mergers or imposing additional material costs on or materially limiting the revenues of the combined company following the mergers, or otherwise adversely affecting DNOW’s businesses and results of operations after completion of the mergers. Any delay in completing the mergers may adversely affect the cost savings and other benefits that DNOW and MRC Global expect to achieve if the mergers and the integration of the companies’ respective businesses are completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained prior to the outside date or at all.

DNOW and MRC Global may waive one or more of the closing conditions without re-soliciting stockholder approval.

DNOW and MRC Global may determine to waive, in whole or part, one or more of the conditions to closing prior to consummating the mergers. Any determination whether to waive any conditions to closing, or to re-solicit stockholder approval to amend or supplement this proxy statement/prospectus as a result of such a waiver, will be made by DNOW or MRC Global at the time of such waiver based on the facts and circumstances as they exist at that time.

Uncertainties associated with the mergers may cause a loss of management personnel and other key employees of DNOW and MRC Global, which could adversely affect the future business and operations of the combined company following the mergers.

DNOW and MRC Global are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the mergers will depend in part upon its ability to retain key management personnel and other key employees of both DNOW and MRC Global. Current and prospective employees of DNOW and MRC Global may experience uncertainty about their roles within the combined company following the mergers or other concerns regarding the timing and completion of the mergers or the operations of the combined company following the mergers, any of which may have an adverse effect on the ability of DNOW and MRC Global to retain or attract key management and other key personnel. If DNOW or MRC Global are unable to retain personnel, including key management, who are critical to the future operations of the companies, DNOW and MRC Global could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the mergers. No assurance can be given that the combined company will be able to retain or attract key management personnel and other key employees to the same extent that DNOW and MRC Global have previously been able to retain or attract their own employees.

The business relationships of DNOW and MRC Global may be subject to disruption due to uncertainty associated with the mergers, which could have a material adverse effect on the results of operations, cash flows and financial position of DNOW or MRC Global prior to the mergers, and on the combined company following the mergers.

Parties with which DNOW or MRC Global do business may experience uncertainty associated with the mergers, including with respect to current or future business relationships with DNOW, MRC Global or the combined company following the mergers. DNOW’s and MRC Global’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than the combined company following the mergers. These disruptions could have a material adverse effect on the results of operations, cash flows and financial position of DNOW or MRC Global, regardless of whether the mergers are completed, as well as a material and adverse effect on the combined company’s ability to realize the expected cost savings and other benefits of the mergers. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the mergers or termination of the merger agreement.

The merger agreement subjects DNOW and MRC Global to restrictions on their respective business activities prior to the Effective Time.

The merger agreement obligates each of DNOW and MRC Global to generally use commercially reasonable efforts to conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with governmental entities and its significant customers, suppliers and others having significant business dealings with it. These restrictions could prevent DNOW and MRC Global from pursuing certain business opportunities that arise prior to the Effective Time and are outside the ordinary course of business. See “The Merger Agreement — Conduct of Business” for additional details.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The merger will be accounted for as an acquisition by DNOW in accordance with GAAP principles. Under the acquisition method of accounting, the assets and liabilities of MRC Global and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of DNOW. The reported financial condition and results of operations of DNOW for periods after completion of the merger will reflect MRC Global balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of MRC Global and its subsidiaries for periods prior to the mergers. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements.”

Under the acquisition method of accounting, the total purchase price will be allocated to MRC Global’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the mergers. The excess of the purchase price over those fair values will be recorded as goodwill. DNOW and MRC Global expect that the merger may result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent goodwill or intangibles are recorded and the values become impaired, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

If the integrated mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, MRC Global stockholders may be required to recognize gain or loss for U.S. federal income tax purposes.

DNOW and MRC Global intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is expected that U.S. holders (as defined in the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 114) of shares of MRC Global common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of MRC Global common stock for shares of DNOW common stock pursuant to the mergers, except with respect to any cash received in lieu of fractional shares of DNOW common stock. The completion of the mergers is not conditioned on the mergers qualifying for the intended tax treatment or upon the receipt of an opinion of counsel or IRS ruling to that effect. If the IRS or a court determines that the mergers are not treated as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize taxable gain or loss upon the exchange of MRC Global common stock for DNOW common stock pursuant to the mergers. See the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers.”

MRC Global directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the MRC Global stockholders generally.

In considering the recommendation of the MRC Global board that MRC Global stockholders vote in favor of the MRC Global merger proposal and the MRC Global compensation advisory proposal, MRC Global stockholders should be aware of and take into account the fact that, aside from their interests as MRC Global stockholders, certain MRC Global directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of MRC Global stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers” for a more detailed description of these interests. The MRC Global board was aware of and considered these potential interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the mergers, in approving the merger agreement and the transactions contemplated thereby, and in recommending that MRC Global stockholders vote in favor of the MRC Global merger proposal and the MRC Global compensation advisory proposal.

The merger agreement limits DNOW’s and MRC Global’s respective ability to pursue alternatives to the mergers, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require DNOW or MRC Global to pay the other party a termination fee.

The merger agreement contains certain provisions that restrict each of DNOW’s and MRC Global’s ability to initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an acquisition proposal, as described in “The Merger Agreement — No Solicitation; Changes in Recommendation,” and DNOW and MRC Global have each agreed to certain terms and conditions relating to their ability to engage in, continue or otherwise participate in any discussions with respect to, provide a third party confidential information with respect to or enter into any acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to an acquisition proposal. DNOW and MRC Global generally have an opportunity to offer to modify the terms of the merger agreement in response to any superior proposals or intervening events before the MRC Global board or DNOW board, respectively, may withdraw or qualify their respective recommendations. For more information, see the section entitled “The Merger Agreement — No Solicitation; Changes in Recommendation.” The merger agreement further provides that, under specified circumstances, including after receipt of certain alternative acquisition proposals, MRC Global may be required to pay DNOW a cash termination fee equal to $45.5 million or DNOW may be required to pay MRC Global a cash termination fee equal to $45.5 million. See “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” for additional details.

While both MRC Global and DNOW believe these provisions to be reasonable and customary and are not preclusive of other offers, these provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of MRC Global or DNOW from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in MRC Global’s case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the mergers. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Failure to complete the mergers could negatively impact DNOW’s or MRC Global’s stock price and have a material adverse effect on their results of operations, cash flows and financial position.

If the mergers are not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals or if the DNOW stockholders or MRC Global stockholders fail to approve the applicable requisite proposals, the ongoing businesses of DNOW and MRC Global may be materially adversely affected and, without realizing any of the benefits of having completed the mergers, DNOW and MRC Global would be subject to a number of risks, including the following:

•	DNOW and MRC Global may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•

DNOW and MRC Global and their respective subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

•	DNOW and MRC Global will still be required to pay certain significant costs relating to the mergers, such as legal, accounting, financial advisor and printing fees;

•	DNOW or MRC Global may be required to pay a termination fee or other expenses as required by the merger agreement;

•

the merger agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms thereof, which may delay or prevent the respective companies from undertaking business opportunities that, absent the merger agreement, may have been pursued;

•

matters relating to the mergers (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•

litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against DNOW, Merger Sub, MRC Global or LLC Sub to perform their respective obligations pursuant to the merger agreement.

If the mergers are not completed, the risks described above may materialize and they may have a material adverse effect on DNOW’s or MRC Global’s results of operations, cash flows, financial position and stock prices.

The shares of DNOW common stock to be received by MRC Global stockholders upon completion of the mergers will have different rights from shares of MRC Global common stock.

Upon completion of the mergers, MRC Global stockholders will no longer be MRC Global stockholders. Instead, former MRC Global stockholders will become DNOW stockholders and, while their rights as DNOW stockholders will continue to be governed by the laws of the state of Delaware, their rights will be subject to and governed by the terms of the DNOW certificate of incorporation and the DNOW bylaws. The terms of the DNOW certificate of incorporation and the DNOW bylaws are in some respects different than the terms of the MRC Global certificate of incorporation and the MRC Global bylaws, which currently govern the rights of MRC Global stockholders. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with shares of DNOW common stock and shares of MRC Global common stock.

Completion of the mergers may trigger change in control or other provisions in certain agreements to which DNOW or MRC Global is a party.

As of March 31, 2025, MRC Global had approximately $371 million of total long-term debt outstanding (net of unamortized debt issuance costs and original issue discounts), consisting of $27 million of borrowings outstanding under MRC Global’s revolving credit facility (the “MRC Global credit facility”) and $344 million of borrowings outstanding under MRC Global’s term loan credit facility (the “MRC Global term loan facility”). Pursuant to the merger agreement, MRC Global will deliver at or prior to the closing date (i) a payoff letter to DNOW setting forth the amount outstanding under the MRC Global credit facility and (ii) a payoff letter to DNOW setting forth the amount outstanding under the MRC Global term loan facility. For a description of DNOW’s and MRC Global’s existing indebtedness, see DNOW’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 7, 2025, and MRC Global’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 7, 2025, each of which is incorporated by reference into this joint proxy statement/prospectus.

The completion of the mergers may trigger change in control or other provisions in certain agreements to which DNOW or MRC Global is a party. If DNOW and MRC Global are unable to negotiate waivers or amendments of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminating such agreements, or seeking monetary damages. Even if DNOW and MRC Global are able to negotiate waivers or amendments, the counterparties may require a fee for such waivers or amendments or seek to renegotiate such agreements on terms less favorable to DNOW or MRC Global.

The completion of the mergers will, unless waived, constitute a change of control under MRC Global’s credit facility and under MRC Global’s term loan facility. As a result of a change of control, at the direction of the lenders holding a majority of the outstanding loans under the MRC Global credit facility and at the direction of the lenders holding a majority of the outstanding loans under the MRC Global term loan facility, the commitments under each may be terminated and the outstanding balance under the MRC Global credit facility and the MRC Global term loan facility may be accelerated and become due and payable by in connection with the completion of the mergers. However, MRC Global is permitted to incur borrowings under the MRC Global credit facility during the interim period between the execution of the merger agreement and the closing, subject to certain limitations set forth in the merger agreement. The merger agreement contains a condition requiring DNOW to have sufficient funds at closing to pay off the outstanding indebtedness, if any, under the MRC Global credit facility and the MRC Global term loan facility.

DNOW and MRC Global are expected to incur significant transaction costs in connection with the mergers, which may be in excess of those anticipated by them.

DNOW and MRC Global have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the mergers, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by DNOW and MRC Global regardless of whether the mergers are completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. DNOW will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. DNOW and MRC Global will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the mergers and the integration of the two companies’ businesses. While DNOW and MRC Global have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by DNOW or MRC Global even if the mergers are not completed, could have an adverse effect on DNOW’s or MRC Global’s business, financial condition and results of operations.

Litigation relating to the mergers could result in an injunction preventing the completion of the mergers and/or substantial costs to DNOW and MRC Global.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, mergers or other business combination agreements. Defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on DNOW’s and MRC Global’s business, financial condition and results of operations.

Lawsuits that may be brought against DNOW, MRC Global or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the mergers. One of the conditions to the closing of the mergers is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the mergers. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the mergers, that injunction may delay or prevent the mergers from being completed within the expected timeframe or at all, which may adversely affect DNOW’s and MRC Global’s respective business, financial condition and results of operations.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers are completed may adversely affect DNOW’s or MRC Global’s business, financial condition and results of operations.

The merger may not be accretive, and may be dilutive, to DNOW’s earnings per share, which may negatively affect the market price of DNOW common stock.

Because shares of DNOW common stock will be issued in the mergers, it is possible that the mergers may be dilutive to DNOW’s earnings per share. This outcome could negatively affect the market price of DNOW common stock. The issuance of new shares of DNOW common stock in connection with the mergers could have the effect of depressing the market price of DNOW common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, DNOW’s earnings per share could cause the price of shares of DNOW common stock to decline or increase at a reduced rate.

Risks Relating to the Combined Company Following the Mergers

The combined company may be unable to integrate the business of DNOW and MRC Global successfully or realize the anticipated benefits of the mergers.

The mergers involve the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and each of DNOW and MRC Global will be required to devote significant management attention and resources to integrating the business practices and operations of MRC Global into DNOW. Potential difficulties that DNOW and MRC Global may encounter as part of the integration process include the following:

•

the inability to successfully combine the business of DNOW and MRC Global in a manner that permits the combined company to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the mergers;

•

complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	the assumption of contractual obligations with less favorable or more restrictive terms; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the mergers.

In addition, DNOW and MRC Global have operated and, until the completion of the mergers, will continue to operate, independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the mergers or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company following the mergers.

The maintenance of any share repurchase programs and the declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.

In January 2025, the DNOW board authorized a share repurchase program to purchase up to $160 million of DNOW common stock, and the MRC Global board also authorized a share repurchase program to purchase up to $125 million of MRC Global common stock. Neither DNOW nor MRC Global have paid cash dividends on DNOW common stock or MRC Global common stock, respectively in the past and the combined company board may determine not to declare dividends in the future. Although it is expected that the combined company will continue to maintain a share repurchase program, the maintenance of any share repurchase program and the payment of any future dividends will be at the sole discretion of the combined company board and will depend on the combined company’s results of operations, financial condition, cash requirements, future prospects and other considerations that the combined company board deems relevant, including, but not limited to:

•	the combined company may not have enough cash to pay any future dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future dividends or share repurchases will remain at all times entirely at the discretion of the combined company board, which could change its practices at any time and for any reason;

•	the combined company’s desire to obtain, maintain or improve credit ratings on its debt;

•

the amount of dividends that the combined company may distribute to its stockholders and the amount of shares that the combined company may repurchase are each subject to restrictions under Delaware law; and

•	the agreements governing the combined company’s indebtedness.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared or to the repurchase of their shares.

The trading price and volume of the combined company common stock may be volatile following the mergers.

The trading price and volume of the combined company common stock may be volatile following completion of the mergers. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the combined company common stock. As a result, you may suffer a loss on your investment. Many factors may impair the market for the combined company common stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for the combined company common stock to fluctuate substantially, which may negatively affect the price and liquidity of the combined company common stock. Many of these factors and conditions are beyond the control of the combined company or the combined company stockholders.

Following the consummation of mergers, the market price of the combined company common stock may be depressed by the perception that former MRC Global stockholders may sell the shares of common stock they will acquire at closing and for other reasons related to the mergers.

Subject to applicable securities laws, former MRC Global stockholders may seek to sell shares of the combined company common stock held by them on the Effective Time, following the consummation of the mergers. The transaction documents contain no restriction on the ability of former MRC Global stockholders to sell such shares of the combined company common stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of the combined company common stock, may affect the market for, and the market price of, shares of the combined company common stock in an adverse manner.

The unaudited pro forma combined financial statements and the unaudited prospective financial and operating information prepared by DNOW and MRC Global included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the combined company after the mergers may differ materially.

The unaudited pro forma information and the unaudited prospective financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that DNOW and MRC Global believe are reasonable, and is not necessarily indicative of what DNOW’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, the combined company’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this joint proxy statement/prospectus. The unaudited pro forma combined financial statements have been prepared with DNOW as the accounting acquirer under GAAP and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

The unaudited prospective financial information for DNOW and MRC Global included in this joint proxy statement/prospectus are based on various assumptions that may not be realized and may not prove to be reflective of actual future results.

The internal unaudited prospective financial information included under the sections “The Mergers — Certain Unaudited Prospective Financial and Operating Information” were based on assumptions of, and information available to, DNOW management and MRC Global management, as applicable, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond DNOW’s and MRC Global’s control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from DNOW’s and MRC Global’s estimates. In view of these uncertainties, the inclusion of the unaudited prospective financial information of DNOW and MRC Global in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

DNOW’s and MRC Global’s unaudited prospective financial information was not prepared with a view toward public disclosure, and such unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of any regulatory or professional body for the preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made, and neither DNOW nor MRC Global undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The unaudited prospective financial information of DNOW and MRC Global included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, DNOW and MRC Global, as applicable. Moreover, neither DNOW’s nor MRC Global’s independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to DNOW’s or MRC Global’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, DNOW’s and MRC Global’s prospective financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement/prospectus and should not be read to do so. See “The Mergers — Certain Unaudited Prospective Financial and Operating Information” for more information.

The opinions of DNOW’s and MRC Global’s respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the mergers.

Each of the boards of DNOW and MRC Global has received an opinion from its respective financial advisor in connection with the signing of the merger agreement, but has not obtained any updated opinion from its respective financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of DNOW or MRC Global, general market and economic conditions and other factors that may be beyond the control of DNOW or MRC Global, and on which the companies’ respective financial advisors’ opinions were based, may significantly alter the value of DNOW or MRC Global or the prices of the shares of DNOW common stock or MRC Global common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of such opinions. Because neither DNOW nor MRC Global currently anticipates asking its respective financial advisor to update its opinion, such opinions will not address the fairness of the mergers consideration from a financial point of view at the time the mergers are completed. The DNOW board’s recommendation that DNOW stockholders vote in favor of the DNOW stock issuance proposal and the MRC Global board’s recommendation that MRC Global stockholders vote in favor of the MRC Global merger proposal and the MRC Global compensation advisory proposal, however, are made as of the date of this joint proxy statement/prospectus.

The synergies attributable to the mergers may vary from expectations.

The combined company may fail to realize the anticipated benefits and synergies expected from the mergers, which could adversely affect the combined company’s business, financial condition and results of operations. The success of the mergers will depend, in significant part, on the combined company’s ability to successfully integrate the acquired business, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. DNOW and MRC Global believe that the combination of the companies will provide operational and financial scale, increasing free cash flow, and enhancing the combined company’s corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost synergies expected from the mergers. This growth and the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the combined company is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the mergers within the anticipated timing or at all, the combined company’s business, financial condition and results of operations may be adversely affected.

The future results of the combined company following the mergers will suffer if the combined company does not effectively manage its expanded operations.

Following the mergers, the size of the business of the combined company will increase significantly. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the mergers.

The mergers may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

Following the mergers, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of DNOW or MRC Global may terminate or scale back their current or prospective business relationships with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that the combined company is too closely allied with one of their competitors. In addition, DNOW and MRC Global have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require DNOW or MRC Global to obtain consents from these other parties in connection with the mergers, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the mergers, or if the combined company, following the mergers, loses the benefits of the contracts of DNOW or MRC Global, the combined company’s business and financial performance could suffer.

The DNOW bylaws designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by DNOW stockholders, which could limit DNOW stockholders’ ability to obtain a favorable judicial forum for disputes with DNOW or its directors, officers or other employees.

The DNOW bylaws provide that, unless the DNOW board otherwise determines, the Court of Chancery of the State of Delaware (or, in the event that such Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DNOW, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of DNOW to DNOW or DNOW’s stockholders, creditors or other constituents, (iii) any action asserting a claim against DNOW or any director or officer of DNOW arising pursuant to any provision of the DGCL or the DNOW certificate of incorporation or the DNOW bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against DNOW or any director or officer of DNOW governed by the internal affairs doctrine.

This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of DNOW is deemed to have received notice of and consented to the foregoing forum selection provision. This provision may limit DNOW stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with DNOW or its directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, DNOW may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

The combined company’s ability to use the existing U.S. federal capital loss carryforwards, net operating loss carryforwards and other tax attributes could be limited.

MRC Global had approximately $111 million of U.S. federal capital loss (“CL”) carryforwards (among other U.S. tax attributes) as of December 31, 2024, which will expire in 2029. In addition, DNOW had approximately $162 million of U.S. federal net operating loss (“NOL”) carryforwards (among other U.S. tax attributes) as of December 31, 2024, of which $15 million will expire in 2037 and $147 million have no expiration date. The combined company’s ability to utilize such U.S. federal NOL carryforwards, CL carryforwards and certain other U.S. tax attributes to reduce future income subject to U.S. federal income tax may be subject to certain limitations, including under Sections 382 and 383 of the Code in the event of an “ownership change” within the meaning of the Code.

As a result of the mergers, MRC Global is expected to undergo such an ownership change. Accordingly, the utilization of MRC Global’s U.S. federal CL carryforwards is expected to be subject to an annual limitation under the Code. However, the impact of such limitation is not expected to be material since MRC Global believed it was more likely than not that the U.S. federal CL carryforwards would not have been realized by MRC Global (on a standalone basis) in any event. In addition, while DNOW is not expected to undergo an ownership change as a result of the mergers, such mergers could contribute to an ownership change now or in the future. However, based on current expectations, any limitation that may be imposed as a result of an ownership change is not expected to have a material impact on the combined company’s ability to utilize DNOW’s U.S. federal NOL carryforwards.

The combined company’s future credit facility has not been obtained and may not be obtained on acceptable or favorable terms to the combined company, or at all.

DNOW expects to obtain a new or extended senior secured revolving credit facility (the “Expanded ABL”) with aggregate commitments reflective of the borrowing base supported by DNOW and MRC Global assets, which would refinance and replace DNOW’s existing senior secured revolving credit facility. The terms and conditions of such Expanded ABL are uncertain and subject to negotiation, and commitments in respect thereof have not yet been obtained. If the Expanded ABL is not obtained for any reason, the combined company would need to rely on the DNOW ABL, which presently matures on December 14, 2026. The terms of the Expanded ABL or any other available financing may place limits on the combined company’s financial and operating flexibility. If adequate funds are not available on acceptable terms, the combined company may be forced to reduce its operations or delay, limit or abandon expansion opportunities. Moreover, even if the combined company is able to continue its operations, the failure to obtain the Expanded ABL or any other available financing could reduce its competitiveness.

Other Risks Relating to DNOW and MRC Global

As a result of entering into the merger agreement, DNOW’s and MRC Global’s businesses are and will be subject to the risks described above. In addition, DNOW and MRC Global are, and following completion of the mergers, DNOW will be, subject to the risks described in DNOW’s and MRC Global’s most recent Annual Report on Form 10-K as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, and the documents to which DNOW and MRC Global refer you within this joint proxy statement/prospectus, as well as oral statements made or to be made by DNOW and MRC Global, include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the United States Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus, including those that address activities, events, or developments that DNOW or MRC Global expects, believes, or anticipates will or may occur in the future, are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the mergers, future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the mergers, the anticipated impact of the mergers on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the mergers, the anticipated closing date for the mergers and other aspects of DNOW’s or MRC Global’s operations or operating results that are not historical facts. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “should,” “could,” “would,” “may,” “might,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “future,” “assume,” “forecast,” “focus,” “target,” “continue,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, DNOW or MRC Global expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and other factors beyond DNOW’s or MRC Global’s control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in, or implied or projected by, the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties that could cause actual results to differ from those described in forward-looking statements include the following:

•	DNOW’s ability to successfully integrate MRC Global’s businesses and technologies, which may result in the combined company not operating as effectively and efficiently as expected;

•	the risk that the expected benefits and synergies of the mergers may not be fully achieved in a timely manner, or at all;

•	MRC Global’s directors and executive officers have interests in the mergers that may be different from, or in addition, the interests of MRC Global’s stockholders generally;

•	the mergers may not be accretive, and may be dilutive, to DNOW’s earnings per share, which may negatively affect the market price of DNOW common stock;

•	the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of DNOW common stock;

•	the risk that DNOW or MRC Global will be unable to retain and hire key personnel;

•

the risk associated with each of DNOW’s and MRC Global’s ability to obtain the approval of its stockholders required to consummate the mergers and the timing of the closing of the mergers, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all or the failure of the transaction to close for any other reason or to close on the anticipated terms, including the anticipated tax treatment;

•	the effect of the announcement, pendency or completion of the mergers on the parties’ business relationships and business operations generally;

•	the effect of the announcement or pendency of the mergers on the parties’ common stock prices and uncertainty as to the long-term value of DNOW’s or MRC Global’s common stock;

•

risks that the mergers disrupt current plans and operations of DNOW or MRC Global and their respective management teams and potential difficulties in hiring or retaining employees as a result of the mergers;

•	changes in capital markets and the ability of the combined company to finance operations in the manner expected;

•

the possibility that regulatory approvals for any dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the mergers or DNOW’s or MRC Global’s remaining businesses;

•

the unaudited pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the mergers;

•	potential liability resulting from pending or future litigation; and

•	other economic, business, competitive and/or regulatory factors affecting DNOW’s or MRC Global’s businesses generally as set forth in their filings with the SEC.

The foregoing list of factors is not exhaustive. For further discussion of these and other risks, contingencies, and uncertainties applicable to DNOW and MRC Global, please see “Risk Factors” in this joint proxy statement/prospectus as well as DNOW’s and MRC Global’s other filings with the SEC incorporated herein by reference. Please see “Where You Can Find More Information” for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.

All subsequent written or oral forward-looking statements attributable to DNOW, MRC Global or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained in this section. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither DNOW nor MRC Global assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

DNOW SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to DNOW stockholders as part of a solicitation of proxies by the DNOW board for use at the DNOW special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides DNOW stockholders with important information about the DNOW special meeting and should be read carefully in its entirety.

Date, Time and Place of the DNOW Special Meeting

The DNOW special meeting will be held on      , 2025 at  :  a.m., Central Time, at the offices of DNOW, located at 7402 North Eldridge Parkway, Houston, Texas 77041.

Purpose of the DNOW Special Meeting

The DNOW special meeting is being held to consider and vote on the following proposals:

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Proposal 1 (DNOW stock issuance proposal): to approve the issuance of shares of DNOW common stock to MRC Global stockholders in connection with the mergers pursuant to the terms of the merger agreement; and

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Proposal 2 (DNOW adjournment proposal): to approve the adjournment of the DNOW special meeting to solicit additional proxies if there are not sufficient votes at the time of the DNOW special meeting to approve the DNOW stock issuance proposal.

For the avoidance of doubt, the approval of the DNOW adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Recommendation of the DNOW Board

The DNOW board unanimously recommends that DNOW stockholders vote:

•	Proposal 1 (DNOW stock issuance proposal): “FOR”; and

•	Proposal 2 (DNOW adjournment proposal): “FOR.”

This joint proxy statement/prospectus contains important information regarding these proposals and factors that DNOW stockholders should consider when deciding how to cast their votes. DNOW stockholders are encouraged to read this entire document carefully, including the annexes attached to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement and the transactions contemplated thereby, including the DNOW stock issuance proposal and the DNOW adjournment proposal.

Voting by Directors and Executive Officers

On the DNOW record date, there were      shares of DNOW common stock issued and outstanding, held by      holders of record. On the DNOW record date, DNOW directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote      shares of DNOW common stock, or approximately      % of the issued and outstanding shares of DNOW common stock. Although none of them have entered into any agreement obligating them to do so as a director or executive officer of DNOW, DNOW currently expects that all of its directors and executive officers will vote their shares “FOR” the DNOW stock issuance proposal and “FOR” the DNOW adjournment proposal.

Attendance at the DNOW Special Meeting

Only DNOW stockholders of record on the DNOW record date, beneficial owners of DNOW common stock on the DNOW record date, holders of valid proxies for the DNOW special meeting and invited guests of DNOW may attend the DNOW special meeting, which will be held at DNOW’s offices located at 7402 North Eldridge Parkway, Houston, Texas 77041.

DNOW stockholders will be able to attend, vote their shares, and submit questions during the DNOW special meeting. The DNOW special meeting will begin promptly at  :  a.m., Central Time. DNOW stockholders must present valid, government-issued picture identification, such as a driver’s license, before being admitted to the DNOW special meeting. DNOW stockholders with shares held in the name of their brokers, banks or other nominees must bring an account statement or letter from the nominee indicating beneficial ownership on the DNOW record date. Cameras, recording devices, cell phones and other electronic devices may not be used during the special meeting. DNOW stockholders should allow ample time for check-in procedures.

Record Date

The DNOW board has fixed the close of business on      , 2025 as the DNOW record date for the determination of the DNOW stockholders entitled to receive notice of, and to vote at, the DNOW special meeting. The DNOW stockholders of record on the DNOW record date are the only DNOW stockholders that are entitled to receive notice of, and to vote at, the DNOW special meeting or any adjournments or postponements of the DNOW special meeting.

Outstanding Shares as of Record Date and Voting Rights of DNOW Stockholders

On the DNOW record date, there were      shares of DNOW common stock issued and outstanding, held by      holders of record. Each share of DNOW common stock entitles its holder of record to one vote at the DNOW special meeting.

A complete list of registered DNOW stockholders entitled to vote at the DNOW special meeting will be available for viewing, for purposes germane to the DNOW special meeting, during ordinary business hours for a period of ten days before the DNOW special meeting at DNOW offices at 7402 North Eldridge Parkway, Houston, Texas 77041, and during the DNOW special meeting. Stockholders who wish to view such list in advance of the DNOW special meeting should contact the General Counsel by writing to DNOW Inc., Attn: General Counsel, 7402 North Eldridge Parkway, Houston, Texas 77041 or by calling (281) 823-4700.

Quorum; Abstentions and Broker Non-Votes

For business to be conducted at the DNOW special meeting, a quorum must be present. A quorum at the DNOW special meeting requires the presence, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote in the election of directors. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of DNOW common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the DNOW special meeting. Abstentions (and broker non-votes, if any) are counted in determining that a quorum is present for the DNOW special meeting.

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the DNOW special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Assuming a quorum is present, abstaining from voting will have the same effect as a vote AGAINST the DNOW share issuance proposal and the DNOW adjournment proposal.

A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. DNOW does not expect any broker non-votes at the DNOW special meeting because the rules applicable to brokers, banks and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the DNOW special meeting are considered non-routine. As a result, no broker will be permitted to vote your shares at the DNOW special meeting without receiving instructions. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the proposals to be considered at the DNOW special meeting and such shares will not be counted as present in person or by proxy at the DNOW special meeting for purposes of determining a quorum.

Adjournment

Under the merger agreement, DNOW (i) is required to adjourn or postpone the DNOW special meeting to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the DNOW stockholders or if, as of the time the DNOW special meeting is scheduled, there are insufficient shares of DNOW common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the DNOW special meeting, and (ii) may adjourn or postpone the DNOW special meeting if, as of the time for which the DNOW special meeting is scheduled, there are insufficient shares of DNOW common stock represented (either in person or by proxy) to obtain the approval of the DNOW stock issuance proposal; provided that the DNOW special meeting may not be adjourned or postponed to a date on or after two business days prior to the outside date; provided, further, that the DNOW special meeting shall not be postponed or adjourned as a result of item (ii) above for a period of more than ten business days in the aggregate without the prior written consent of MRC Global. See the section entitled “The Merger Agreement — Efforts to Hold the DNOW Special Meeting and the MRC Global Special Meeting — DNOW Special Meeting.”

In accordance with Section 2(b) of the DNOW bylaws, the chairman of the meeting of stockholders may adjourn the meeting from time to time, regardless of the outcome of the DNOW adjournment proposal. At any subsequent reconvening of the DNOW special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the DNOW special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required

The votes required for each proposal are as follows:

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Proposal 1 (DNOW stock issuance proposal). Approval of the DNOW stock issuance proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. Abstentions will have the same effect as a vote AGAINST the DNOW stock issuance proposal; and

•

Proposal 2 (DNOW adjournment proposal). Approval of the DNOW adjournment proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. Abstentions will have the same effect as a vote AGAINST the DNOW adjournment proposal.

The mergers cannot be completed without the approval of the DNOW stock issuance proposal. The approval of the DNOW adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

An abstention occurs when the beneficial owner of shares, or a bank, broker or other nominee holding shares for a beneficial owner, is present or represented by proxy, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.

A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. DNOW does not expect any broker non-votes at the DNOW special meeting because the rules applicable to brokers, banks and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the DNOW special meeting are considered non-routine. As a result, no broker will be permitted to vote your shares at the DNOW special meeting without receiving instructions. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the proposals to be considered at the DNOW special meeting and such shares will not be counted as present in person or by proxy at the DNOW special meeting for purposes of determining a quorum.

How to Vote

DNOW stockholders of record on the DNOW record date may have their shares of DNOW common stock voted by submitting a proxy by following the instructions provided on the enclosed proxy card. DNOW recommends that DNOW stockholders entitled to vote submit a proxy prior to the DNOW special meeting even if they plan to attend the DNOW special meeting.

DNOW stockholders as of the DNOW record date may vote by any of the four methods listed below.

Internet. DNOW stockholders may vote on the Internet at http://www.proxyvote.com. This website also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to the DNOW stockholders’ service provider plans). The Notice of Internet Availability contains instructions to access the proxy materials, as does the proxy card, if one is received by mail. By voting on the Internet, DNOW stockholders can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on      , 2025.

Telephone. DNOW stockholders may vote by telephone by following the instructions on the Notice of Internet Availability to access the proxy materials, or on the proxy card, if one is received by mail. Easy-to-follow voice prompts facilitate voting and provide confirmations that votes has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on      , 2025.

Mail. DNOW stockholders that received proxy cards by mail may vote by mail by completing, signing, dating and returning the proxy card in the pre-addressed, postage-paid envelope provided. If a DNOW stockholder votes by mail but the proxy card is returned unsigned, then such vote cannot be counted. If a DNOW stockholder votes by mail and the returned proxy card is signed, but there is no indication of how to vote, the proxy will be voted as recommended by the DNOW board. If mailed, completed and signed proxy cards must be received by      , 2025.

Meeting. DNOW stockholders may attend and vote at the DNOW special meeting.

The DNOW board recommends that voting by using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the DNOW special meeting. Using one of the first three methods discussed above to vote will not limit a DNOW stockholder’s right to vote at the DNOW special meeting if the DNOW stockholder later decides to attend in person.

DNOW stockholders who hold their shares of DNOW common stock beneficially in “street name” and wish to submit a proxy must provide instructions to the bank, broker or other nominee that holds their shares of record as to how to vote their shares with respect to the DNOW stock issuance proposal and the DNOW adjournment proposal. DNOW stockholders who hold their shares of DNOW common stock beneficially and wish to vote at the DNOW special meeting in person must obtain proxies issued in their own names (known as a “legal proxy”).

Proxies and Revocation

DNOW stockholders may revoke a proxy before the voting polls are closed at the DNOW special meeting, by the following methods:

•	voting at a later time by Internet or telephone until 11:59 p.m. (Eastern Time) on , 2025;

•	voting in person at the DNOW special meeting;

•	delivering to the DNOW Secretary a proxy with a later date or a written revocation of the most recent proxy; or

•	giving notice to the inspector of elections at the DNOW special meeting.

DNOW stockholders that hold their shares in street name (for example, shares held in the name of a bank, broker or other holder of record) and vote by proxy may later revoke such proxy by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

DNOW will bear all costs of solicitation related to the DNOW special meeting. In addition to sending and making available these materials, some of DNOW’s directors, officers and other employees may solicit proxies by contacting DNOW stockholders via the Internet, by mail, personal interview or telephone. None of DNOW’s officers or employees will receive any extra compensation for soliciting DNOW stockholders. DNOW may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the DNOW common stock that those companies or persons hold of record, and DNOW will reimburse the forwarding expenses. In addition, DNOW has retained Okapi Partners to assist in soliciting proxies and has agreed to pay Okapi Partners a fee not to exceed $30,000 plus out of pocket expenses. DNOW will bear all costs of solicitation.

Dissenters’ or Appraisal Rights

Under the DGCL, DNOW stockholders are not entitled to dissenters’ or appraisal rights in connection with the DNOW stock issuance as contemplated by the merger agreement.

Other Matters

At this time, DNOW knows of no other matters to be submitted at the DNOW special meeting.

Householding of DNOW Special Meeting Materials

One copy of this joint proxy statement/prospectus and notice will be sent to DNOW stockholders that share an address, unless they have notified DNOW that they want to continue receiving multiple packages. Each DNOW stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at a household and helps to reduce DNOW’s expenses. A copy will also be sent upon written or oral request to any DNOW stockholder of a shared address to which a single copy was delivered. If two or more DNOW stockholders with a shared address are currently receiving only one copy, then they may request to receive multiple packages in the future, or if a DNOW stockholder is currently receiving multiple packages, then the DNOW stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, DNOW Inc., 7402 North Eldridge Parkway, Houston, Texas 77041 or by calling (281) 823-4700.

Questions and Additional Information

DNOW stockholders may contact DNOW’s proxy solicitor with any questions about the DNOW stock issuance proposal, the DNOW adjournment proposal or how to vote or to request additional copies of any materials at:

DNOW Inc.

Okapi Partners

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokers Call: (212) 297-0720

Stockholders and All Others Call Toll Free: (855) 208-8902

Email: info@okapipartners.com

DNOW PROPOSAL 1 — DNOW STOCK ISSUANCE PROPOSAL

This joint proxy statement/prospectus is being furnished to you as a stockholder of DNOW as part of the solicitation of proxies by the DNOW board for use at the DNOW special meeting to consider and vote upon a proposal to approve the issuance of shares of DNOW common stock to holders of Eligible MRC Global shares in connection with the transactions pursuant to the terms of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the rules of the NYSE, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the mergers are completed, DNOW expects to issue approximately      million shares of DNOW common stock in connection with the transactions, which will exceed 20% of the shares of DNOW common stock outstanding before such issuance, and for this reason, DNOW must obtain the approval of DNOW stockholders for the issuance of shares of DNOW common stock in connection with the transactions.

In the event the DNOW stock issuance proposal is approved by the DNOW stockholders, but the merger agreement is terminated (without the mergers being completed) prior to the issuance of shares of DNOW common stock pursuant to the merger agreement, DNOW will not issue any shares of DNOW common stock as a result of the approval of the DNOW stock issuance proposal.

The DNOW board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the DNOW stock issuance, are fair to, and in the best interests of, DNOW and the DNOW stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the DNOW stock issuance.

The DNOW board accordingly unanimously recommends that DNOW stockholders vote “FOR” the DNOW stock issuance proposal pursuant to the merger agreement, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in “The Mergers” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus. The merger cannot be completed without the approval of the DNOW stock issuance proposal.

Assuming a quorum is present at the DNOW special meeting, approval of the DNOW stock issuance proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. Abstentions will have the same effect as a vote AGAINST the DNOW stock issuance proposal. We do not expect there to be broker-non votes.

IF YOU ARE A DNOW STOCKHOLDER,

THE DNOW BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE DNOW STOCK ISSUANCE PROPOSAL

DNOW PROPOSAL 2 — DNOW ADJOURNMENT PROPOSAL

Assuming a quorum is present at the DNOW special meeting, approval of the DNOW adjournment proposal requires the affirmative vote of a majority of the shares of DNOW common stock present in person or represented by proxy at the DNOW special meeting. Abstentions will have the same effect as a vote AGAINST the DNOW adjournment proposal. We do not expect there to be broker-non votes.

IF YOU ARE A DNOW STOCKHOLDER,

THE DNOW BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE DNOW ADJOURNMENT PROPOSAL

MRC GLOBAL SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to MRC Global stockholders as part of a solicitation of proxies by the MRC Global board for use at the MRC Global special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides MRC Global stockholders with important information about the MRC Global special meeting and should be read carefully in its entirety.

Date, Time and Place of the MRC Global Special Meeting

The MRC Global special meeting will be held on     , 2025 at  : a.m., Central Time, at the offices of MRC Global located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Purpose of the MRC Global Special Meeting

The MRC Global special meeting is being held to consider and vote on the following proposals:

•

Proposal 1 (MRC Global merger proposal): to adopt and approve the merger agreement, by and among MRC Global, DNOW, Merger Sub and LLC Sub, the mergers and the other transactions contemplated thereby, pursuant to which (i) MRC Global will merge with and into Merger Sub, with MRC Global continuing its existence as the surviving corporation following the First Merger as a direct, wholly-owned subsidiary of DNOW, and (ii) immediately following the First Merger, the surviving corporation will merge with and into LLC Sub, with LLC Sub surviving the Second Merger as a direct, wholly-owned subsidiary of DNOW;

•

Proposal 2 (MRC Global compensation advisory proposal): to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s NEOs that is based on or otherwise relates to the mergers; and

•

Proposal 3 (MRC Global adjournment proposal): to approve the adjournment of the MRC Global special meeting to solicit additional proxies if there are not sufficient votes at the time of the MRC Global special meeting to approve the MRC Global merger proposal.

For the avoidance of doubt, neither the approval of the MRC Global compensation advisory proposal nor the approval of the MRC Global adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Recommendation of the MRC Global Board

The MRC Global board unanimously recommends that MRC Global stockholders vote:

•	Proposal 1 (MRC Global merger proposal): “FOR”;

•	Proposal 2 (MRC Global compensation advisory proposal): “FOR”; and

•	Proposal 3 (MRC Global adjournment proposal): “FOR.”

This joint proxy statement/prospectus contains important information regarding these proposals and factors that MRC Global stockholders should consider when deciding how to cast their votes. MRC Global stockholders are encouraged to read this entire document carefully, including the annexes attached to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement and the transactions contemplated thereby, including the MRC Global merger proposal, the MRC Global compensation advisory proposal and the MRC Global adjournment proposal.

The Non-Binding MRC Global Compensation Advisory Proposal and Interests of Directors

In considering the recommendations of the MRC Global board, MRC Global stockholders should be aware that certain of MRC Global’s directors and executive officers may have interests that are different from, or in addition to, the interests of MRC Global stockholders more generally. For additional information, please see “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers.”

Section 14A of the Exchange Act requires that MRC Global provide its stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s NEOs that is based on or otherwise relates to the mergers, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative NEO compensation disclosures set forth in “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers.” This vote is commonly referred to as a “say on golden parachute” vote. Accordingly, MRC Global stockholders are being provided with the opportunity to cast an advisory (non-binding) vote on those change of control payments.

MRC Global stockholders should note that the MRC Global compensation advisory proposal is merely an advisory vote that will not be binding on MRC Global, DNOW or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the vote on the MRC Global compensation advisory proposal, if the mergers are consummated, the eligibility of the MRC Global NEOs for such payments and benefits will not be affected by the outcome of the advisory vote.

The MRC Global compensation advisory proposal is a proposal separate and apart from the MRC Global merger proposal. Accordingly, an MRC Global stockholder may vote to approve one proposal and not the other. Because the vote on the MRC Global compensation advisory proposal is on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s NEOs that is based on or otherwise relates to the mergers is advisory in nature only, it will not be binding on MRC Global or DNOW, and the approval of the MRC Global compensation advisory proposal is not a condition to the completion of the mergers or otherwise required to effectuate the mergers.

Voting by Directors and Executive Officers

On the MRC Global record date, there were      shares of MRC Global common stock issued and outstanding, held by     holders of record. On the MRC Global record date, MRC Global directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote     shares of MRC Global common stock, or approximately      % of the issued and outstanding shares of MRC Global common stock. Although none of them have entered into any agreement obligating them to do so as a director or executive officer of MRC Global, MRC Global currently expects that all of its directors and executive officers will vote their shares “FOR” the MRC Global merger proposal, “FOR” the MRC Global compensation advisory proposal and “FOR” the MRC Global adjournment proposal.

Attendance at the MRC Global Special Meeting

Only MRC Global stockholders of record on the MRC Global record date, beneficial owners of MRC Global common stock on the MRC Global record date, holders of valid proxies for the MRC Global special meeting and invited guests of MRC Global may attend the MRC Global special meeting, which will be held at the offices of MRC Global, located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

MRC Global stockholders will be able to attend, vote their shares, and submit questions during the MRC Global special meeting. The MRC Global special meeting will begin promptly at   :   a.m., Central Time.

Record Date

The MRC Global board has fixed the close of business on     , 2025 as the MRC Global record date for the determination of the MRC Global stockholders entitled to receive notice of, and to vote at, the MRC

Global special meeting. The MRC Global stockholders of record on the MRC Global record date are the only MRC Global stockholders that are entitled to receive notice of, and to vote at, the MRC Global special meeting or any adjournments or postponements of the MRC Global special meeting.

Outstanding Shares as of Record Date and Voting Rights of MRC Global Stockholders

On the MRC Global record date, there were     shares of MRC Global common stock issued and outstanding, held by      holders of record. Each share of MRC Global common stock entitles its holder of record to one vote at the MRC Global special meeting.

A complete list of registered MRC Global stockholders entitled to vote at the MRC Global special meeting will be available for viewing, for purposes germane to the MRC Global special meeting, during ordinary business hours for a period of ten days prior to the MRC Global special meeting at the offices of MRC Global, located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. MRC Global stockholders who wish to view such list in advance of the MRC Global special meeting should contact MRC Global in writing at MRC Global Inc., Attn: Corporate Secretary, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Quorum; Abstentions and Broker Non-Votes

For business to be conducted at the MRC Global special meeting, a quorum must be present. A quorum at the MRC Global special meeting constitutes the holders of not less than a majority of the voting power of all the shares entitled to vote at the MRC Global special meeting, present in person or by proxy. If you submit a properly executed proxy card, even if you do not vote for the proposals or vote to “abstain” in respect of the proposals, your shares of MRC Global common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the MRC Global special meeting. Abstentions are counted in determining that a quorum is present for the MRC Global special meeting.

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the MRC Global special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Assuming a quorum is present, abstaining from voting will have the same effect as a vote AGAINST the MRC Global merger proposal and will have no effect on the outcome of the MRC Global compensation advisory proposal and the MRC Global adjournment proposal.

A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. MRC Global does not expect any broker non-votes at the MRC Global special meeting because the rules applicable to brokers, banks and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the MRC Global special meeting are considered non-routine. As a result, no broker will be permitted to vote your shares at the MRC Global special meeting without receiving instructions. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the proposals to be considered at the MRC Global special meeting and such shares will not be counted as present in person or by proxy at the MRC Global special meeting for purposes of determining a quorum.

Adjournment

Under the merger agreement, MRC Global (i) is required to adjourn or postpone the MRC Global special meeting to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the MRC Global stockholders or if, as of the time for which the MRC Global special meeting is scheduled, there are insufficient shares of MRC Global common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the MRC Global special meeting, and (ii) may adjourn or postpone the MRC Global special meeting if, as of the time for which the MRC Global special meeting is scheduled, there are insufficient shares of MRC Global common stock represented (either in person or by proxy) to obtain the approval of the MRC Global merger proposal; provided that the MRC Global special meeting may not be adjourned or postponed to a date on or after two business days prior to the outside date; provided, further, that the MRC Global special meeting shall not be postponed or adjourned as a result of item (ii) above for a period of more than ten business days in the aggregate without the prior written consent of DNOW. See the section entitled “The Merger Agreement — Efforts to Hold the DNOW Special Meeting and the MRC Global Special Meeting — MRC Global Special Meeting.”

In accordance with Article II, Section 8 of the MRC Global bylaws, the chairman of the MRC Global special meeting may adjourn the MRC Global special meeting to another place, if any, date and time, regardless of the outcome of the MRC Global adjournment proposal. At any subsequent reconvening of the MRC Global special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the MRC Global special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required

The votes required for each proposal are as follows:

•

Proposal 1 (MRC Global merger proposal). Approval of the MRC Global merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on such proposal. The mergers cannot be completed without the approval of the MRC Global merger proposal.

•

Proposal 2 (MRC Global compensation advisory proposal). Approval of the MRC Global compensation advisory proposal, on a non-binding advisory basis, requires the affirmative vote of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. For the avoidance of doubt, the approval of MRC Global compensation advisory proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

•

Proposal 3 (MRC Global adjournment proposal). Approval of the MRC Global adjournment proposal requires the affirmative vote of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. For the avoidance of doubt, the approval of the MRC Global adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

An abstention occurs when the beneficial owner of shares, or a bank, broker or other nominee holding shares for a beneficial owner, is present or represented by proxy, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.

A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. MRC Global does not expect any broker non-votes at the MRC Global special meeting because the rules applicable to brokers, banks and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the MRC Global special meeting are considered non-routine. As a result, no broker will be permitted to vote your shares at the MRC Global special meeting without receiving instructions. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the proposals to be considered at the MRC Global special meeting and such shares will not be counted as present in person or by proxy at the MRC Global special meeting for purposes of determining a quorum.

How to Vote

MRC Global stockholders of record on the MRC Global record date may have their shares of MRC Global common stock voted by submitting a proxy by following the instructions provided on the enclosed proxy card. MRC Global recommends that MRC Global stockholders entitled to vote submit a proxy prior to the MRC Global special meeting even if they plan to attend the MRC Global special meeting.

MRC Global stockholders as of the MRC Global record date may vote by any of the four methods listed below.

Internet. MRC Global stockholders may vote on the Internet at http://www.investorvote.com. This website also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to the MRC Global stockholders’ service provider plans). The Notice of Internet Availability contains instructions to access the proxy materials, as does the proxy card, if one is received by mail. By voting on the Internet, MRC Global stockholders can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on     , 2025.

Telephone. MRC Global stockholders may vote by telephone by following the instructions on the Notice of Internet Availability to access the proxy materials, or on the proxy card, if one is received by mail. Easy-to-follow voice prompts facilitate voting and provide confirmations that votes has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on      , 2025.

Mail. MRC Global stockholders that received proxy cards by mail may vote by mail by completing, signing, dating and returning the proxy card in the pre-addressed, postage-paid envelope provided. If an MRC Global stockholder votes by mail but the proxy card is returned unsigned, then such vote cannot be counted. If an MRC Global stockholder votes by mail and the returned proxy card is signed, but there is no indication of how to vote, the proxy will be voted as recommended by the MRC Global board. If mailed, completed and signed proxy cards must be received by      , 2025.

Meeting. MRC Global stockholders may attend and vote at the MRC Global special meeting.

The MRC Global board recommends that voting by using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the MRC Global special meeting. Using one of the first three methods discussed above to vote will not limit an MRC Global stockholder’s right to vote at the MRC Global special meeting if the MRC Global stockholder later decides to attend in person.

MRC Global stockholders who hold their shares of MRC Global common stock beneficially in “street name” and wish to submit a proxy must provide instructions to the bank, broker or other nominee that holds their shares of record as to how to vote their shares with respect to the MRC Global merger proposal, the MRC Global compensation advisory proposal and the MRC Global adjournment proposal. MRC Global stockholders who hold their shares of MRC Global common stock beneficially and wish to vote at the MRC Global special meeting in person must obtain proxies issued in their own names (known as a “legal proxy”).

Proxies and Revocation

MRC Global stockholders who hold their shares in street name must follow the instructions of their broker, bank or other nominee to revoke their voting instructions.

MRC Global stockholders may revoke a proxy before it is exercised by:

•	giving written notice to MRC Global’s Corporate Secretary;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet until 11:59 p.m. (Eastern Time) on , 2025; or

•	attending and voting in person at the MRC Global special meeting.

Solicitation of Proxies

MRC Global will bear all costs of solicitation related to the MRC Global special meeting. In addition to sending and making available these materials, some of MRC Global’s directors, officers and other employees may solicit proxies by contacting MRC Global stockholders via the Internet, by mail, personal interview or telephone. None of MRC Global’s officers or employees will receive any extra compensation for soliciting MRC Global stockholders. MRC Global may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of MRC Global common stock that those companies or persons hold of record, and MRC Global will reimburse the forwarding expenses. In addition, MRC Global has retained Sodali & Co. to assist in soliciting proxies and has agreed to pay Sodali & Co. a fee not to exceed $100,000 plus out of pocket expenses. MRC Global will bear all costs of solicitation.

Dissenters’ or Appraisal Rights

Under the DGCL, MRC Global stockholders are not entitled to dissenters’ or appraisal rights in connection with the MRC Global merger proposal.

Other Matters

At this time, MRC Global knows of no other matters to be submitted at the MRC Global special meeting.

Householding of MRC Global Special Meeting Materials

One copy of this joint proxy statement/prospectus and notice will be sent to MRC Global stockholders that share an address, unless they have notified MRC Global that they want to continue receiving multiple packages.

Each MRC Global stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at a household and helps to reduce MRC Global’s expenses. A copy will also be sent upon written or oral request to any MRC Global stockholder of a shared address to which a single copy was delivered. If two or more MRC Global stockholders with a shared address are currently receiving only one copy, then they may request to receive multiple packages in the future, or if an MRC Global stockholder is currently receiving multiple packages, then the MRC Global stockholder may request to receive a single copy in the future. Such requests may be made by writing to MRC Global Inc., Attn: Corporate Secretary, 1301 McKinney Street, Suite 2300, Houston, Texas 77010 or by calling (877) 294-7574. If two or more MRC Global stockholders object to householding and wish to receive multiple packages in the future, or if such stockholders received multiple packages at a single address and would like to request delivery of a single copy in the future, such stockholder may contact MRC Global’s Corporate Secretary as described above if he/she is a holder of record. If such MRC Global stockholder holds their shares through a bank, broker or other holder of record, he/she should contact such holder of record.

Questions and Additional Information

MRC Global stockholders may contact MRC Global’s proxy solicitor with any questions about the MRC Global merger proposal, the MRC Global compensation advisory proposal, the MRC Global adjournment proposal or how to vote or to request additional copies of any materials at:

MRC Global Inc.

c/o Sodali & Co.

430 Park Avenue, 14th Floor

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: MRC@investor.sodali.com

MRC GLOBAL PROPOSAL 1 — MRC GLOBAL MERGER PROPOSAL

The MRC Global board, after due and careful discussion and consideration, unanimously approved and recommended that MRC Global stockholders approve and adopt the merger agreement, the execution, delivery and performance of the merger agreement and the consummation of the mergers contemplated thereby.

The MRC Global board accordingly unanimously recommends that MRC Global stockholders vote “FOR” the MRC Global merger proposal, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Mergers” and “The Merger Agreement,” and as attached as Annex A to this joint proxy statement/prospectus.

The mergers cannot be completed without the affirmative vote of the holders of a majority of the issued and outstanding shares of MRC Global common stock entitled to vote on the MRC Global merger proposal. Accordingly, an MRC Global stockholder’s abstention from voting, the failure of an MRC Global stockholder to vote or the failure of an MRC Global stockholder to submit a proxy will have the same effect as a vote AGAINST the MRC Global merger proposal.

IF YOU ARE AN MRC GLOBAL STOCKHOLDER,

THE MRC GLOBAL BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE MRC GLOBAL MERGER PROPOSAL

MRC GLOBAL PROPOSAL 2 — MRC GLOBAL COMPENSATION ADVISORY PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, MRC Global is seeking a non-binding advisory stockholder approval of the compensation of MRC Global’s NEOs that is based on or otherwise relates to the mergers as disclosed in “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to MRC Global’s Named Executive Officers in Connection with the Mergers.” The proposal gives MRC Global stockholders the opportunity to express their views on the compensation of MRC Global’s NEOs.

Accordingly, the MRC Global board unanimously recommends that MRC Global stockholders vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that MRC Global stockholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to MRC Global’s NEOs that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to MRC Global’s Named Executive Officers in Connection with the Mergers” (which disclosure includes the compensation table and related narrative NEO compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

The vote on the MRC Global compensation advisory proposal, on a non-binding advisory basis, is a vote separate and apart from the vote on the MRC Global merger proposal. Accordingly, MRC Global stockholders may vote to approve the MRC Global merger proposal and vote not to approve the MRC Global compensation advisory proposal, and vice versa. If the mergers are completed, the compensation may be paid to MRC Global’s NEOs to the extent payable in accordance with the terms of the compensation agreements and arrangements even if the MRC Global stockholders fail to approve the MRC Global compensation advisory proposal. For the avoidance of doubt, the approval of the MRC Global compensation advisory proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Approval of the MRC Global compensation advisory proposal, on a non-binding advisory, basis requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting, provided that a quorum is present. An MRC Global stockholder’s abstention from voting or the failure of an MRC Global stockholder to vote will have no effect on the outcome of the MRC Global compensation advisory proposal.

IF YOU ARE AN MRC GLOBAL STOCKHOLDER,

THE MRC GLOBAL BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE MRC GLOBAL COMPENSATION ADVISORY

PROPOSAL ON A NON-BINDING ADVISORY BASIS

MRC GLOBAL PROPOSAL 3 — MRC GLOBAL ADJOURNMENT PROPOSAL

Assuming a quorum is present at the MRC Global special meeting, approval of the MRC Global adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by MRC Global stockholders present in person or represented by proxy at the MRC Global special meeting. Accordingly, an MRC Global stockholder’s abstention from voting or failure to vote will have no effect on the MRC Global adjournment proposal.

IF YOU ARE AN MRC GLOBAL STOCKHOLDER,

THE MRC GLOBAL BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE MRC GLOBAL ADJOURNMENT PROPOSAL

THE MERGERS

This section of the joint proxy statement/prospectus describes the material aspects of the mergers. This section may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the documents attached hereto and incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the mergers and the transactions related thereto. In addition, important business and financial information about each of DNOW and MRC Global is included in or incorporated by reference into this joint proxy statement/prospectus and is included in the annexes hereto. Please see “Where You Can Find More Information.”

The Parties

DNOW Inc.

DNOW is a supplier of energy and industrial products and packaged, engineered process and production equipment with a legacy of over 160 years. DNOW’s global product offering includes consumable MRO supplies, pipe, manual and automated valves, fittings, flanges, gaskets, fasteners, electrical, instrumentation, artificial lift, pumping solutions and modular process, production, measurement and control equipment. DNOW also offer sourcing, procurement, warehouse and inventory management solutions as part of our supply chain and materials management offering.

Through a network of approximately 165 locations and approximately 2,575 employees worldwide, DNOW’s operating locations utilize a complementary suite of technology, systems, order and fulfillment processes and sourcing and procurement channels to provide products and services to a variety of customers operating in the energy and industrial markets.

DNOW is a Delaware corporation with principal executive offices located at 7402 North Eldridge Parkway, Houston, Texas 77041. Its telephone number at that address is (281) 823-4700. Shares of DNOW common stock are listed for trading on the NYSE under the symbol “DNOW.” Additional information about DNOW and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Buck Merger Sub, Inc.

Merger Sub is a Delaware corporation and direct, wholly-owned subsidiary of DNOW that was incorporated for the sole purpose of effecting the mergers. In the First Merger, Merger Sub will merge with and into MRC Global, with MRC Global surviving such merger as a direct, wholly-owned subsidiary of DNOW, and the separate corporate existence of Merger Sub will cease. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the mergers.

Merger Sub’s principal executive office is located at c/o DNOW Inc., 7402 North Eldridge Parkway, Houston, Texas 77041. Its telephone number at that address is (281) 823-4700.

Stag Merger Sub, LLC

LLC Sub is a Delaware limited liability company and direct, wholly-owned subsidiary of DNOW that was formed for the sole purpose of effecting the mergers. In the Second Merger, MRC Global, as the surviving corporation following the First Merger, will merge with and into LLC Sub, with LLC Sub surviving the Second Merger as a direct, wholly-owned subsidiary of DNOW, and the separate corporate existence of MRC Global will cease. LLC Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the mergers.

LLC Sub’s principal executive office is located at c/o DNOW Inc., 7402 North Eldridge Parkway, Houston, Texas 77041. Its telephone number at that address is (281) 823-4700.

MRC Global Inc.

MRC Global is the leading global distributor of PVF and other infrastructure products and services to diversified energy, industrial and gas utility sectors. MRC Global provides innovative supply chain solutions, technical product expertise and a robust digital platform to customers globally through its leading position across each of its diversified end-markets including the following sectors:

•	Gas Utilities: gas utilities (storage and distribution of natural gas)

•	DIET: downstream, industrial and energy transition (crude oil refining, petrochemical and chemical processing, general industrials and energy transition projects)

•	PTI: production and transmission infrastructure (exploration, production, extraction, gathering, processing and transmission of oil and gas)

MRC Global offers approximately 200,000 SKUs, including an extensive array of PVF, oilfield supply, valve automation and modification, measurement, instrumentation and other general and specialty products from its global network of over 7,100 suppliers. With over 100 years of experience, MRC Global’s more than 2,500 employees serve over 8,300 customers through digital commerce applications and approximately 200 service locations including regional distribution centers, service centers, corporate offices and third-party pipe yards, where MRC Global often stores and deploys pipe near customer locations.

MRC Global is a Delaware corporation with principal executive offices located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. Its telephone number at that address is (877) 294-7574. Shares of MRC Global common stock are traded on the NYSE under the symbol “MRC.” Additional information about MRC Global and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information.”

Background of the Mergers

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of DNOW and MRC Global. The following is a summary of the material events leading up to the signing of the merger agreement and the key meetings, negotiations and discussions among DNOW and MRC Global and their respective advisors that preceded the public announcement of the transaction. However, this summary does not purport to catalogue every conversation or interaction among them.

In the ordinary course of business and consistent with their respective fiduciary duties, the board of directors of each of DNOW and MRC Global, along with their respective management teams, regularly review the operating results, capital structures, future growth opportunities and competitive positions of their respective companies. These reviews have included consideration by the companies’ respective management teams and boards of directors and, from time to time, discussions with outside financial and legal advisors and other industry participants of potential strategic transactions, including acquisitions and divestitures, joint ventures, business combinations and other transactions, as well as ongoing initiatives aimed at enhancing stockholder value, strengthening their respective financial and liquidity positions, increasing their respective cash flows and growing their respective businesses organically, to prepare for and respond to changing market forces and resulting business risks and uncertainties in the industries in which they operate.

Since becoming a publicly traded company in 2014, DNOW has been focused on driving growth by allocating capital towards strategic channels, value-added product lines and related services. In furtherance of this strategy, DNOW has executed on the acquisition and integration of 24 transactions since 2014, with a focus on maintaining a strong balance sheet with a streamlined capital structure. At various times, DNOW’s general review and evaluation of potential strategic transactions included an assessment of MRC Global’s businesses and operations.

MRC Global, which in 2015 issued $363 million of 6.50% Series A convertible perpetual preferred stock (the “MRC Global Series A Preferred Stock”), selectively has considered benefits and risks to a variety of transactional opportunities, including large scale mergers and acquisitions, over the past 10 years. In connection with its periodic review of transactional opportunities, MRC Global reviewed certain of DNOW’s publicly available information, became familiar with its financial performance and condition, management team and businesses and considered potential synergies and other merits and demerits of a potential transaction with DNOW.

In September 2023 and in connection with MRC Global’s consideration of mergers and acquisitions, generally, MRC Global engaged J.P. Morgan as a financial advisor, formalized pursuant to an engagement letter reflecting this engagement dated November 7, 2023 (the “J.P. Morgan engagement letter”), and then subsequently terminated the J.P. Morgan engagement letter pursuant to a termination notice dated July 12, 2024.

From time to time, the chief executive officers of DNOW and MRC Global met and communicated informally at industry events and elsewhere regarding industry trends and the performance, business, strategic direction and prospects of their respective companies, including general discussions of a potential transaction between the two companies. Prior to the discussions described below, none of these informal communications involved the negotiation of any specific terms of a potential transaction between DNOW and MRC Global. The parties did not enter into any confidentiality agreements to further any discussions or negotiations before the discussions described below.

On October 14, 2024 and in furtherance of its strategic efforts to enhance stockholder value and simplify its capital structure, MRC Global entered into a definitive agreement to repurchase all of the issued and outstanding shares of the MRC Global Series A Preferred Stock.

On October 21, 2024, Robert Saltiel, the chief executive officer of MRC Global, contacted David Cherechinsky, the chief executive officer of DNOW, and they scheduled an in-person meeting.

On October 24, 2024, Messrs. Saltiel and Cherechinsky met in person. At the meeting, Mr. Saltiel expressed an interest in exploring a potential business combination between DNOW and MRC Global, citing his belief that the business combination would present substantial benefits to all stakeholders due to increased scale, diversified product offerings and synergies. Mr. Cherechinsky noted that DNOW favorably viewed both MRC Global’s repurchase of the MRC Global Series A Preferred Stock and its reduction of debt over the past several quarters and believed that there was industrial logic in a potential business combination between DNOW and MRC Global. Mr. Cherechinsky stated that the DNOW management team was focused on its earnings announcement scheduled for early November but that he would discuss the potential combination between the companies with the DNOW board. No specific details or terms of a transaction were discussed, and both of them agreed to keep communication channels open.

Following the meeting on October 24, 2024, Mr. Cherechinsky contacted Dick Alario, chairman of the DNOW board, to discuss the conversation between Messrs. Saltiel and Cherechinsky. Messrs. Cherechinsky and Alario discussed the process of briefing the full DNOW board on MRC Global’s approach regarding a potential business combination transaction.

On October 29, 2024, MRC Global consummated the repurchase of the MRC Global Series A Preferred Stock.

On October 30, 2024, MRC Global’s board held a board dinner in connection with its regularly scheduled meeting the next morning. At the dinner, Mr. Saltiel informed the MRC Global board of Mr. Saltiel’s October 24,

2024 conversation with Mr. Cherechinsky. It was the consensus of the MRC Global board that MRC Global should further analyze a potential combination with DNOW.

On October 31, 2024, Mr. Cherechinsky provided an update to the DNOW board on the business, including two potential acquisition candidates and the potential business combination transaction that MRC Global suggested. After discussion, the DNOW board recommended that Mr. Cherechinsky meet with Mr. Saltiel again in the coming weeks to clarify MRC Global’s view of a potential transaction and directed the DNOW management team to engage professional advisors to facilitate the DNOW board’s consideration of a potential transaction with MRC Global.

On November 3, 2024, the MRC Global board met to discuss governance matters. As part of that meeting, with members of MRC Global’s senior management and a representative of Akin Gump Strauss Hauer & Feld LLP, MRC Global’s legal advisor (“Akin”), in attendance, the MRC Global board discussed a potential business combination transaction with DNOW. Mr. Saltiel summarized his October 24, 2024 meeting with Mr. Cherechinsky. Among other things, the MRC Global board discussed the terms of its prior engagement of J.P. Morgan and the representative of Akin provided privileged and confidential advice relating to fiduciary duties and process considerations if MRC Global were to pursue a strategic transaction with DNOW. It was the consensus of the MRC Global board that MRC Global should re-engage J.P. Morgan as its financial advisor in connection with MRC Global’s review of potential strategic opportunities, including a potential transaction with DNOW, on the basis of, among other factors, J.P. Morgan’s experience in the valuation of businesses and their securities in connection with mergers and acquisitions, its qualifications and reputation in connection with such matters and its familiarity with MRC Global, DNOW and the industries in which they operate.

On November 4, 2024, Robert L. Wood retired as chairman of MRC Global’s board, and Deborah G. Adams was appointed chair pursuant to action taken at the November 3, 2024 MRC Global board meeting.

On November 8, 2024, Mr. Saltiel contacted Mr. Cherechinsky to review their October 2024 discussion regarding a potential transaction. Mr. Cherechinsky responded that the topic would be considered at the next regularly scheduled meeting of the DNOW board, and that Mr. Cherechinsky would reach back out to Mr. Saltiel if DNOW desired to begin negotiations.

On November 15, 2024, Mr. Cherechinsky contacted Mr. Saltiel to set up a discussion for the following week.

On November 20, 2024, Messrs. Cherechinsky and Saltiel discussed their prior conversation in October 2024, including discussing several potential benefits of a combination of the two companies, such as increased scale, diversified product offerings and synergies. Both agreed to speak with their respective boards of directors about whether to explore a potential transaction between DNOW and MRC Global.

On November 26, 2024, pursuant to a unanimous written consent of the members of the board of MRC Global, the MRC Global board ratified the re-engagement of J.P. Morgan as its financial advisor pursuant to an amendment to the J.P. Morgan engagement letter dated as of November 25, 2024.

In November 2024, DNOW management determined to engage Kirkland & Ellis LLP (“Kirkland”) to serve as its outside legal advisor in connection with its evaluation of the proposed transaction with MRC Global. DNOW executed an engagement letter with Kirkland on December 9, 2024.

On December 2, 2024, DNOW engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) as DNOW’s financial advisor due to, among other factors, Goldman Sachs’ qualifications, expertise and experience in M&A transactions.

On December 16, 2024, representatives of Goldman Sachs provided customary relationship disclosures to DNOW which included disclosure of certain relationships between Goldman Sachs and its representatives, on the one hand, and MRC Global and certain of its affiliates, on the other hand. The DNOW board later reviewed such disclosures from Goldman Sachs and determined that Goldman Sachs did not have any material relationships that would adversely affect its ability to act as financial advisor to DNOW.

On December 16, 2024, MRC Global announced the divestiture of its Canadian business and operations in a transaction that would allow MRC Global to focus on areas with greater profit potential and revenue growth, and to support its capital allocation priorities.

On December 17, 2024, the DNOW board met with members of DNOW management and representatives of each of Kirkland and Goldman Sachs. Mr. Cherechinsky provided an overview of a potential business combination transaction with MRC Global, including the pendency of MRC Global’s divestiture of its Canadian operations. The participants discussed the rationale for a potential combination, including enhanced diversification and synergies of the combined company. Representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of a potential transaction based on publicly available information, and the DNOW board discussed a number of potential transaction structures, including a merger of equals or DNOW’s acquisition of MRC Global at various transaction premia. The DNOW board requested that Goldman Sachs update its preliminary financial analyses to reflect MRC Global’s recently announced divestiture of its Canadian operations for further consideration after the holidays. Additionally, the DNOW board expressed its support for exploring a potential no-premium transaction with MRC Global.

On January 7, 2025, Mr. Saltiel contacted Mr. Cherechinsky and, later that same day, the two discussed the potential transaction. Mr. Cherechinsky indicated that DNOW would be supportive of a stock for stock, no-premium transaction between DNOW and MRC Global, with the DNOW management team and DNOW board controlling the combined company.

On January 13, 2025, the MRC Global board met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Mr. Saltiel provided the MRC Global board with an update on his discussion on January 7, 2025 with Mr. Cherechinsky. Representatives of J.P. Morgan provided the MRC Global board with an overview of industry trends and a preliminary financial review with respect to the DNOW proposal, including percentage of premium to each of DNOW’s and MRC Global’s respective share prices and the implied exchange ratio. Representatives of Akin then provided the MRC Global board with privileged and confidential advice. Following discussion, the MRC Global board determined that it would be appropriate to establish a special committee, consisting of Ms. Adams, who would serve as the committee’s chairperson, Leonard Anthony, David Hager, Daniel B. Silvers and Mr. Saltiel (the “MRC Global project committee”).

On January 15, 2025, Mr. Saltiel contacted Mr. Cherechinsky to inform him that the MRC Global board had met to discuss DNOW’s view of any potential transaction between the parties and to request an in-person meeting to discuss.

On January 16, 2025, Messrs. Saltiel and Cherechinsky met in person in Houston, Texas. During that meeting, Mr. Saltiel previewed to Mr. Cherechinsky that the MRC Global board intends to prepare and send a non-binding summary of key terms relating to a proposed transaction that would include terms consistent with a “merger of equals,” including an even split of representation of directors on the combined company board and integration of management teams, together with a requested premium of approximately 10-15% to MRC Global stockholders. Messrs. Cherechinsky and Saltiel also discussed potential synergies and the need for both parties to conduct financial, operational and legal diligence.

On January 17, 2025, the MRC Global project committee met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Mr. Saltiel provided a report on his discussions with Mr. Cherechinsky on January 16, 2025. The MRC Global project committee then reviewed and discussed potential terms of a transaction, as well as certain preliminary financial analyses that J.P. Morgan had prepared and previously distributed to the committee. After discussion, the MRC Global project committee authorized and directed Mr. Saltiel to provide DNOW with a draft mutual non-disclosure agreement to be entered into by

DNOW and MRC Global and a non-binding term sheet outlining MRC Global’s proposal for the key terms of a potential transaction with DNOW (the “MRC Global Term Sheet”).

On the same day, representatives of J.P. Morgan provided a customary relationship disclosure letter to the MRC Global board, which disclosed certain relationships between J.P. Morgan and its affiliates, on the one hand, and each of MRC Global, DNOW and certain other potential strategic counterparties, on the other hand. The MRC Global board later considered such disclosures provided by J.P. Morgan and determined that J.P. Morgan did not have any material relationships with DNOW that would adversely affect its ability to act as financial advisor to MRC Global.

Later the same day, Mr. Saltiel emailed Mr. Cherechinsky a draft mutual non-disclosure agreement and the MRC Global Term Sheet, which included terms that contemplated the following:

•	DNOW acquiring MRC Global in an all-stock transaction at a 15% premium to the 30-day trailing volume weighted average price (“VWAP”) of MRC Global’s share price at that time;

•	the chief executive officer of the combined company would be Mr. Cherechinsky;

•	the chief financial officer would be Mr. Kelly Youngblood, chief financial officer of MRC Global;

•	at least two unspecified members of MRC Global’s executive management team would continue with the combined company; and

•	a “best athlete” approach would be used to determine the remaining executive management positions.

The MRC Global Term Sheet also noted, among other things, that MRC Global’s proposal was subject to the completion of due diligence, focusing on synergies, financial review and confirmatory due diligence, with a target signing date within 30 days from receipt of the letter. Later that same day, Mr. Cherechinsky contacted the DNOW board to provide an overview of the MRC Global Term Sheet.

On January 20, 2025, Mr. Cherechinsky and certain other members of DNOW’s management team met with Mr. Alario and representatives of each of Goldman Sachs and Kirkland to discuss the terms of the MRC Global Term Sheet.

On January 21, 2025, Messrs. Cherechinsky and Saltiel discussed via telephone the status and process with respect to a potential transaction, including the proposed terms in the MRC Global Term Sheet. Mr. Cherechinsky confirmed to Mr. Saltiel that, after having met the prior day with Mr. Alario, DNOW’s advisors and certain members of DNOW’s management team to discuss the MRC Global Term Sheet, there was continued interest by DNOW in exploring a potential business combination transaction, subject to alignment on the proposed premium and governance arrangements. Later that same day, Mr. Cherechinsky called Mr. Saltiel to express DNOW’s willingness to enter into a non-disclosure agreement to facilitate sharing and evaluation of confidential information between the parties.

On January 21, 2025, the MRC Global project committee met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Mr. Saltiel provided the MRC Global project committee with a report on his discussions with Mr. Cherechinsky earlier that same day. The MRC Global project committee authorized and directed Mr. Saltiel to request that DNOW provide a written response to the MRC Global Term Sheet.

On January 22, 2025, Mr. Saltiel called Mr. Cherechinsky to request that any proposals or counter proposals that DNOW would make be in writing rather than communicated verbally.

On January 23, 2025, by unanimous written consent of the MRC Global board, the MRC Global board approved a charter of the MRC Global project committee that, among other things, formalized and empowered the MRC Global project committee to review, assess and assist the MRC Global board in reviewing and assessing a potential transaction with DNOW, to consider and make recommendations to the MRC Global board with respect to such potential transaction, including any proposed agreements, terms and conditions, and to assist the MRC Global board with analyzing and evaluating any alternative transaction proposals.

On January 24, 2025, DNOW and MRC Global negotiated and executed a customary mutual non-disclosure agreement, which included customary non-disclosure and nonuse provisions, a non-solicitation provision that prohibits certain representatives of either party that were engaged in the discussions between them from soliciting service providers and key commercial counterparties for the duration of the non-solicitation period, and a standstill provision that falls away on customary terms prohibiting each party, for the duration of the standstill period, from offering to acquire or acquiring the other party and from taking certain other actions.

Between January 25, 2025 and March 18, 2025, at the direction of MRC Global’s management and DNOW’s management, respectively, representatives of J.P. Morgan and representatives of Goldman Sachs discussed the terms set forth in the MRC Global Term Sheet telephonically and via email. During these communications, at the direction of DNOW’s management, representatives of Goldman Sachs conveyed DNOW’s continued interest in exploring a potential business combination transaction with MRC Global, subject to alignment on the financial and governance considerations.

On February 5, 2025, MRC Global announced that it had postponed the release of its financial results related to the fourth quarter and full year 2024, which had previously been scheduled for February 11, 2025, to allow additional time to complete year-end audit procedures specifically related to inventory cycle counts.

On February 26, 2025, the DNOW board held a regularly scheduled meeting and, among other matters, received updates from representatives of each of Goldman Sachs and Kirkland regarding the status of the potential transaction with MRC Global, including a review of the MRC Global Term Sheet. Representatives of Goldman Sachs reviewed a summary of the contacts between the parties since the last meeting of the DNOW board on December 17, 2024, which representatives of each of Goldman Sachs and Kirkland had attended, and reviewed Goldman Sachs’ preliminary financial analyses of a potential transaction. Representatives of Kirkland discussed the potential implications of MRC Global’s announced postponement of its fourth quarter and full year 2024 financial results. After discussion, the DNOW board and the DNOW management team, with the assistance of Goldman Sachs and Kirkland, discussed potential responses to the MRC Global Term Sheet, including responding with a potential counter proposal that contemplated a premium within a comparable range to the premium that MRC Global proposed in the MRC Global Term Sheet and governance that would provide that the DNOW management team remain in place at the combined company, with the addition of two to three members of MRC Global’s management team to the management team of the combined company, and that two unspecified independent directors of the MRC Global board join the combined company board at closing. The DNOW board agreed not to take any further action, including refraining from providing a counter proposal, until after MRC Global announced its fourth quarter and full year 2024 financial results, and DNOW and its advisors had the opportunity to review and analyze such results.

On March 14, 2025, MRC Global announced its fourth quarter and full year 2024 financial results.

On March 18, 2025, Mr. Cherechinsky emailed Mr. Saltiel a letter outlining DNOW’s non-binding proposal for the key terms of a transaction with MRC Global (the “DNOW March 18 Letter”). The DNOW March 18 Letter contemplated DNOW acquiring MRC Global at an exchange ratio of 0.8954 shares of DNOW common stock per share of MRC Global common stock, which represented a premium of 15% to the closing price of MRC Global common stock as of March 17, 2025 and implied a 42.2% pro forma ownership by MRC Global stockholders of the combined company. The DNOW March 18 Letter further contemplated the following:

•	the chief executive officer, the chief financial officer and the chairman of the board of DNOW would remain in their respective roles in the combined company;

•	DNOW would envision two to three members of the current MRC Global executive team having senior roles in the combined company; and

•	two independent directors of MRC Global that DNOW would select, in consultation among the respective board chairs and chief executive officers, would join the board of the combined company at closing.

On March 21, 2025, the MRC Global project committee met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Mr. Saltiel reviewed the terms of the DNOW March 18 Letter. Representatives of J.P. Morgan provided an overview of MRC Global’s financial performance, including MRC Global’s share price following MRC Global’s reporting of its 2024 earnings and the resulting impact on the exchange ratios that DNOW proposed in the DNOW March 18 Letter and that MRC Global proposed in the MRC Global Term Sheet. In addition, representatives of J.P. Morgan reviewed and discussed J.P. Morgan’s analysis of various share prices of MRC Global and DNOW as of March 19, 2025. The MRC Global project committee, together with management, J.P. Morgan and Akin, then discussed DNOW’s proposed exchange ratio, premium and the possible basis for DNOW’s anticipated synergies for the combined companies, as well as DNOW’s proposed post-closing management and board composition of the combined companies.

On March 22, 2025, at the direction of MRC Global’s management, representatives of J.P. Morgan called representatives of Goldman Sachs to convey that MRC Global requested more detailed financial information in connection with the analysis on estimated synergies.

On March 24, 2025, the MRC Global board met, with members of MRC Global management and representatives of each of Akin and J.P. Morgan in attendance. Among other things, the MRC Global board discussed the potential transaction with DNOW, including a review of the DNOW March 18 Letter. Representatives of J.P. Morgan apprised the MRC Global board of its discussions with representatives of Goldman Sachs, particularly with respect to potential synergies and requisite business and financial due diligence. The MRC Global board and the MRC Global management team, with the assistance of J.P. Morgan and Akin, discussed potential responses to the DNOW March 18 Letter, including responding with a potential counter proposal that contemplated a 44.5% pro forma ownership by MRC Global stockholders. The MRC Global board authorized Mr. Saltiel to arrange a meeting between each company’s respective chairpersons and chief executive officers to discuss, among other things, synergies and governance matters.

On March 25, 2025, Mr. Saltiel contacted Mr. Cherechinsky to discuss the terms of the DNOW March 18 Letter and previewed that MRC Global would be sending an updated proposal. On the same day, Mr. Saltiel emailed Mr. Cherechinsky a letter (the “MRC Global March 25 Letter”) with a non-binding proposal in response to the DNOW March 18 Letter. The MRC Global March 25 Letter stated that MRC Global believed that the DNOW March 18 Letter undervalued MRC Global relative to DNOW on a historical trading basis of the stocks of the two companies and proposed an exchange ratio of 0.9833, implying a 44.5% pro forma ownership of the combined company for MRC Global stockholders. The MRC Global March 25 Letter further proposed a meeting between Messrs. Saltiel, Cherechinsky and Alario and Ms. Adams to address key strategic and governance matters.

Later that same day, at the direction of MRC Global’s management and DNOW’s management, respectively, representatives of each of J.P. Morgan and Goldman Sachs discussed the MRC Global March 25 Letter, the proposed pro forma ownership and views on the companies’ historical relative trading prices, and, at the direction of DNOW’s management, representatives of Goldman Sachs noted that the MRC Global March 25 Letter suggests a large premium at which DNOW would be unwilling to transact.

On March 26, 2025, Mr. Cherechinsky called Mr. Saltiel to discuss the MRC Global March 25 Letter. Mr. Cherechinsky stated that DNOW was unwilling to transact at a premium of the magnitude implied by the MRC Global March 25 Letter, which DNOW estimated to be over 35%. He stated that he and Mr. Alario were willing to have a meeting with Mr. Saltiel and Ms. Adams to further discuss. Mr. Saltiel stated in response that without an increase in the pro forma ownership of the combined company by MRC Global stockholders, the MRC Global board was not willing to move forward. Mr. Cherechinsky reiterated he did not believe that there could be further movement on valuation of the magnitude implied by the MRC Global March 25 Letter, given the trading range between the two companies’ share prices at the time of the meeting. The two agreed to continue the discussion later in the day.

Later that same day, Mr. Cherechinsky called Mr. Saltiel, and each confirmed their respective positions remained unchanged from earlier that day. Mr. Saltiel informed Mr. Cherechinsky that, given the valuation gap, there was no need for a meeting among the companies’ respective chairs and chief executive officers. Mr. Cherechinsky stated that this effectively meant that both parties would terminate discussions at that time and that DNOW would focus on other potential opportunities and transactions, including to instruct its advisors to cease work on a potential transaction. Mr. Saltiel agreed with terminating the discussions at that time. Mr. Cherechinsky and Mr. Saltiel agreed that a potential transaction between the two companies continued to make industrial logic but that at the current valuation gap between the companies, a transaction did not appear viable.

From March 27, 2025 through May 18, 2025, the parties and their respective advisors did not have any substantive contact with respect to a potential transaction.

On May 1, 2025, the MRC Global board met at a regularly scheduled board meeting, with members of MRC Global management and representatives of each of Akin and J.P. Morgan in attendance. Among other matters, the MRC Global board discussed the status of the negotiations on a potential transaction with DNOW. Management confirmed that there had been no discussions with DNOW or its representatives since March 26, 2025. Members of MRC Global management and representatives of J.P. Morgan and Akin reviewed and discussed general market conditions, a range of implied premium and exchange ratios at current trading ranges between MRC Global and DNOW, potential synergies of a combined company, legal conditions of a stock for stock transaction, including stockholder approvals, timing of potential re-engagement with DNOW, potential benefits of a combined company, including scale and volume, and possible alternatives to a transaction with DNOW, including potential alternative counterparties.

On May 15, 2025, the MRC Global project committee met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Among other things, the MRC Global project committee discussed whether to attempt to re-start discussions with DNOW. After discussion, the MRC Global project committee authorized representatives of J.P. Morgan to contact representatives of Goldman Sachs to assess whether DNOW would be interested in restarting discussions regarding a potential combination.

On May 19, 2025, representatives of J.P. Morgan contacted representatives of Goldman Sachs to discuss whether DNOW was interested in resuming negotiations and such representatives discussed the relative performance of the parties’ respective stock prices over the past few weeks.

On May 21, 2025, the DNOW board held a regularly scheduled meeting and, among other matters, discussed J.P. Morgan’s call with representatives of Goldman Sachs and whether to restart negotiations. During an executive session, representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of MRC Global, DNOW and a potential transaction based on publicly available information, including a review of the trading history of DNOW and MRC Global and the implied ownership and premia at various exchange ratios. The DNOW board and the representatives of each of Goldman Sachs and Kirkland discussed the process of restarting negotiations with MRC Global and potential next steps. After discussion, the DNOW board authorized and directed representatives of Goldman Sachs to convey an updated exchange ratio to J.P. Morgan of 0.9300 with no changes to any other terms of the DNOW March 18 Letter. Later that same day, at the direction of the DNOW board, representatives of Goldman Sachs called representatives of J.P. Morgan to convey DNOW’s renewed interest in the potential transaction.

On May 22, 2025, consistent with the direction from the DNOW board, representatives of Goldman Sachs contacted J.P. Morgan via email (the “DNOW May 22 Email”) to convey DNOW’s non-binding proposal of an exchange ratio of 0.9300 and reiterating the governance terms summarized in the DNOW March 18 Letter.

Following this email exchange, representatives of J.P. Morgan called representatives of Goldman Sachs to clarify the terms of the DNOW May 22 Email. Representatives of Goldman Sachs responded via email to confirm the terms of the proposal in the DNOW May 22 Email. Representatives of J.P. Morgan noted that MRC Global would consider the DNOW May 22 Email at a special meeting of the MRC Global board over the following weekend.

On May 27, 2025, the MRC Global board met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Representatives of J.P. Morgan reviewed J.P. Morgan’s preliminary financial analyses of the proposal in the DNOW May 22 Email. Among other matters, the MRC Global board discussed the proposal, including DNOW’s proposal that two existing members of the MRC Global board be added to the DNOW board following consummation of a transaction, the potential merits of the transaction and potential next steps. After further discussion, the MRC Global board instructed representatives of J.P. Morgan to convey to representatives of Goldman Sachs a counteroffer of a pro forma share ownership of the combined company by MRC Global stockholders of 43.5% and to not address the governance issues at that time.

On May 27, 2025, representatives of J.P. Morgan contacted representatives of Goldman Sachs to convey MRC Global’s non-binding proposal of a 43.5% pro forma ownership of the combined company by MRC Global stockholders (the “MRC Global May 27 Proposal”).

On May 28, 2025, the DNOW board, along with Mr. Cherechinsky and members of the DNOW management team, corresponded regarding their review and consideration of Goldman Sachs’ preliminary financial analyses of the DNOW March 18 Letter, the MRC Global March 25 Letter, the DNOW May 22 Email and the MRC Global May 27 Proposal, including the potential impact of each company’s share repurchasing activities on the pro forma ownership and implied valuation. The DNOW board affirmed the 43.5% pro forma ownership of the combined company for MRC Global stockholders set forth in the MRC Global May 27 Proposal. Later that same day, representatives of each of J. P. Morgan and Goldman Sachs met to discuss DNOW’s and MRC Global’s respective outstanding share counts.

On May 31, 2025, consistent with the direction from the DNOW board, representatives of Goldman Sachs contacted representatives of J.P. Morgan to reiterate the terms of the MRC Global May 27 Proposal, and illustrated that, accounting for each company’s share buyback activities, MRC Global stockholders would have 43.5% pro forma ownership of the combined company (or an exchange ratio of 0.9489), and that the governance of the combined company would comport with the terms outlined in the DNOW March 18 Letter (the “DNOW May 31 Proposal”). Later that same day, at the direction of MRC Global’s management, representatives of J.P. Morgan contacted representatives of Goldman Sachs and noted that the MRC Global board planned to meet on June 1, 2025 to discuss the DNOW May 31 Proposal.

On June 1, 2025, the MRC Global project committee met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Representatives of J.P. Morgan reviewed a summary of the discussions held with representatives of Goldman Sachs on May 27, 2025 and May 31, 2025 and reported that representatives of each of J.P. Morgan and Goldman Sachs had provided share count information to one another and that DNOW was prepared to proceed with due diligence and negotiation of definitive documentation assuming that MRC Global’s pro forma ownership of the combined company is 43.5%, or an exchange ratio of 0.9489, and that the governance of the combined company would comport with the terms outlined in the DNOW March 18 Letter. After discussion, the MRC Global project committee authorized and directed representatives of J.P. Morgan to proceed along the lines of the terms of the DNOW May 31 Proposal, subject to due diligence and negotiation and execution of mutually agreeable definitive documentation.

Later that same day, consistent with the direction from the MRC Global project committee, representatives of J.P. Morgan contacted representatives of Goldman Sachs to convey that MRC Global was prepared to proceed with a transaction consistent with DNOW’s May 31 Proposal, specifically at an exchange ratio of 0.9489, which would represent a 43.5% pro forma ownership of the combined company by MRC Global stockholders. J.P.

Morgan, consistent with the direction from the MRC Global project committee, conveyed to Goldman Sachs that MRC Global was amenable to the governance terms set forth in the DNOW March 18 Letter.

Also later that same day, Mr. Raymond Chang, DNOW’s general counsel, contacted the DNOW board to provide an update on the status of the negotiations, including that MRC Global was willing to transact on the basis of 43.5% pro forma ownership of the combined company by MRC Global stockholders, reflecting an exchange ratio of 0.9489. Mr. Chang noted that all parties were working towards executing the merger agreement and publicly announcing the transaction prior to the end of June, subject to completion of confirmatory due diligence and further negotiations, and that a status update would be provided later that week on the DNOW board update call.

On June 2, 2025, Mr. Saltiel contacted Mr. Cherechinsky to discuss the potential transaction, including the status of negotiations and the due diligence process.

On June 3, 2025, Kirkland provided an initial draft of the merger agreement to Akin. The draft contemplated, among other things, the following:

•

the DNOW board would be increased by two seats and DNOW would appoint two directors who are existing independent directors of MRC Global to fill those vacancies at closing (“MRC Global board member designees”);

•	customary representations and warranties and interim operating covenants for an acquisition transaction;

•	largely reciprocal no-shop covenants applicable to DNOW and MRC Global;

•

DNOW and MRC Global would (x) pay a termination fee based on an unspecified percentage of MRC Global’s equity value if the merger agreement were terminated in certain situations, including to allow the terminating party to enter into a superior proposal, and (y) reimburse the other party for expenses up to an unspecified cap if the agreement were terminated due to the failure to receive the applicable stockholder approval;

•	DNOW, in consultation with MRC Global, would control the strategy for obtaining applicable regulatory approval during the period between signing and closing;

•

neither party would be obligated to accept a regulatory remedy that would reasonably be expected to have a material adverse effect on DNOW and its subsidiaries, taken as a whole, after giving effect to the mergers; and

•	an unspecified outside date for completion of the transaction.

From June 3, 2025 through June 25, 2025, the parties conducted reciprocal legal, financial and operational due diligence and, together with representatives of their respective financial and legal advisors, participated in calls relating to litigation, human resources, employee benefits and personnel, regulatory, real estate, tax, insurance, environmental, health and safety and other matters.

On June 4, 2025, MRC Global formally amended its engagement of J.P. Morgan as its financial advisor pursuant to an amendment to the J.P. Morgan engagement letter dated June 4, 2025. On the same day, J.P. Morgan provided a customary relationship disclosure letter to the MRC Global board, which disclosed certain relationships between J.P. Morgan and its affiliates, on the one hand, and each of MRC Global and DNOW, on the other hand. The MRC Global board later considered such disclosures from J.P. Morgan and determined that J.P. Morgan did not have any material relationships with DNOW that would adversely affect its ability to act as financial advisor to MRC Global.

On June 6, 2025, the DNOW board met informally with Mr. Cherechinsky to discuss the terms of the potential transaction, including to affirm that the exchange ratio of 0.9489 would be fixed so long as the parties moved expeditiously to execute definitive agreements.

On June 6, 2025, Ms. Adams and Mr. Alario met telephonically to discuss DNOW’s process for assessing board skills and agreed to reconvene at a later date to discuss additional specifics about potential MRC Global board member designees for the combined company.

On June 9, 2025, Messrs. Youngblood and Mark Johnson, DNOW’s chief financial officer, met telephonically to discuss financial due diligence and other matters with respect to the proposed transaction, including the synergies analysis.

On June 10, 2025, Messrs. Saltiel and Cherechinsky discussed financial and legal due diligence and other matters with respect to the transaction.

On June 11, 2025, the MRC Global project committee met, with members of MRC Global’s management team and representatives of each of Akin and J.P. Morgan in attendance. Among other matters, members of MRC Global management, together with representatives of each of Akin and J.P. Morgan, provided an overview of updates with respect to the potential transaction, deal cadence, material terms of the June 3, 2025 draft merger agreement and ongoing financial, operational and legal due diligence, including relating to potential synergies.

On June 11, 2025, Messrs. Youngblood and Johnson discussed preliminary synergies analyses and required financial due diligence of both parties. Later on the same day, Mr. Chang and Daniel Churay, MRC Global’s general counsel, discussed legal due diligence requests and scheduling of legal due diligence calls.

On June 12, 2025, Messrs. Chang, Churay, Rahul Sharma, MRC Global’s vice president of corporate development and FP&A, and Ahsan Mukhtar, DNOW’s vice president of corporate development and treasury, met telephonically to discuss preliminary synergies analyses and related financial diligence.

On June 13, 2025, the DNOW board held a special meeting, with select members of the DNOW management team and representatives of each of Kirkland and Goldman Sachs in attendance, to consider an update on the status of the potential transaction. At this meeting, among other things, representatives of Kirkland reviewed with the DNOW board its fiduciary duties, generally and in the context of the proposed transaction with MRC Global. Representatives of Kirkland further provided a summary of the material terms of the June 3, 2025 draft of the merger agreement and representatives of Goldman Sachs updated the DNOW board on the status of the transaction since the DNOW board last met.

Later that same day, Akin sent a revised draft of the merger agreement to Kirkland, which included, among other terms:

•	a requirement that the MRC Global board member designees be designated at the time of executing the merger agreement, with unspecified nomination rights for an undetermined period post-closing;

•	substantially reciprocal representations and warranties and interim operating covenants applicable to each party;

•	DNOW and MRC Global would jointly determine the regulatory approval strategy;

•	the outside date would include a number of automatic extensions for an unspecified period, if clearance under the applicable regulatory laws had not been obtained by that date;

•

separate termination fees payable by each of the parties in the event of certain terminations, with the termination fee payable by DNOW being equal to 6% of DNOW’s equity value and the termination fee payable by MRC Global being equal to 3% of MRC Global’s premium-adjusted equity value; and

•	that neither party would be obligated to agree to any regulatory remedy with respect to any business, product lines or assets generating revenues in the prior twelve months greater than $300,000,000.

Between June 12, 2025 and June 22, 2025, Ms. Adams and Mr. Alario met telephonically several times to discuss the director selection process generally and the timing of DNOW’s selection of MRC Global board member designees, specifically as to whether the MRC Global board member designees should be agreed and announced at signing or, alternatively, prior to closing the proposed transaction.

On June 18, 2025, members of DNOW’s and MRC Global’s respective management teams, together with representatives of each of Goldman Sachs and J.P. Morgan, met in person to consider potential synergies of the combined company.

On the same day, Kirkland sent a revised draft of the merger agreement to Akin, which included, among other terms:

•	a requirement that DNOW designate the MRC Global board member designees prior to closing;

•

modification to the scope of representations and warranties and interim operating covenants, including removal of certain restrictions applicable to DNOW’s ability to make certain capital expenditures, engage in M&A activity and enter into or modify certain employee arrangements;

•	a requirement that DNOW determine the regulatory approval strategy in consultation with MRC Global;

•	the outside date would be nine months from signing, with one automatic extension of three additional months if clearance under the applicable regulatory laws had not been obtained by that date;

•

the termination fee payable by DNOW and MRC Global if the merger agreement is terminated in certain situations be equal to 4% of MRC Global’s premium-adjusted equity value, with expense reimbursement up to 0.75% of MRC Global’s equity value payable to the terminating party if the agreement is terminated due to the other party’s failure to obtain stockholder approval; and

•

neither party would be obligated to accept a regulatory remedy that would reasonably be expected to have a material adverse effect on DNOW and its subsidiaries, taken as a whole, after giving effect to the mergers.

On June 20, 2025, Mr. Saltiel contacted Mr. Cherechinsky to discuss the timing of DNOW’s selection of MRC Global board member designees and the transaction process and timing generally.

Also on June 20, 2025, the MRC Global board met with members of MRC Global management and representatives of each of Akin and J.P. Morgan. Among other things, members of MRC Global management provided an overview of the parties’ financial, accounting and legal due diligence, and representatives of J.P. Morgan provided a process update relating to ongoing and preliminary synergies analyses. Representatives of Akin provided privileged and confidential advice and reviewed material terms and issues contained in the June 18, 2025 draft of the merger agreement. Following this discussion, the MRC Global board agreed to schedule its board meetings on June 23, 2025 and June 25, 2025.

Later that same day, Akin sent a revised draft of the merger agreement to Kirkland, which included, among other terms:

•

the requirement that the MRC Global board member designees be designated in the disclosure schedules at the time of executing the merger agreement, with unspecified nomination rights for an undetermined period post-closing;

•

modification to the scope of representations and warranties and interim operating covenants, including the reinsertion of certain restrictions applicable to DNOW with respect to capital expenditures or acquisition activities;

•	the outside date would include a number of automatic extensions for an unspecified period, if clearance under the applicable regulatory laws had not been obtained on such date;

•

separate termination fees payable by each of the parties in the event of certain terminations, with the termination fee payable by DNOW being equal to 3% of DNOW’s equity value and the termination fee payable by MRC Global being equal to 3% of MRC Global’s premium-adjusted equity value, and expense reimbursement in an amount up to 0.40% of MRC Global’s equity value payable to the terminating party if the agreement is terminated due to the failure to receive the applicable stockholder approval; and

•	neither party would be obligated to agree to any regulatory remedy with respect to any business, product lines or assets generating revenues in the prior twelve months greater than $300,000,000.

On June 22, 2025, representatives of Kirkland sent Akin a revised draft of the merger agreement, which included, among other terms:

•	DNOW would designate the MRC Global board member designees prior to closing of the transaction;

•

the termination fee payable by either of DNOW and MRC Global be equal to 3.75% of MRC Global’s premium-adjusted equity value and a cap on expense reimbursement equal to 0.75% of MRC Global’s equity value; and

•

neither party would be obligated to accept a regulatory remedy that would reasonably be expected to have a material adverse effect on DNOW and its subsidiaries, taken as a whole, after giving effect to the mergers.

Representatives of Akin and Kirkland held various calls to discuss the merger agreement, and exchanged revised drafts between June 22, 2025 and June 26, 2025, to finally reflect the following:

•

DNOW would interview the existing non-employee MRC Global independent directors following execution of the merger agreement and would designate the MRC Global board member designees prior to the initial filing of the proxy statement;

•

the outside date would include two automatic extensions of three months each, those periods ending September 26, 2026 and December 26, 2026, respectively, if clearance under the applicable regulatory laws had not been obtained by that date;

•

the termination fees payable by each of the parties in the event of certain terminations would be equal to 3.75% of MRC Global’s equity value (or $45,500,000), and the expense reimbursement cap would be equal to 0.75% of MRC Global’s equity value (or $8,500,000); and

•

neither party would be obligated to accept a regulatory remedy that would reasonably be expected to have a material adverse effect on DNOW and its subsidiaries, taken as a whole, after giving effect to the mergers.

On June 23, 2025, Ms. Adams contacted Mr. Alario to discuss DNOW’s selection of MRC Global board member designees, including timing, skill sets, needs and interest in service on the combined company’s board.

Later that same day, the DNOW board met at a special meeting with members of the DNOW management team and representatives of each of Kirkland and Goldman Sachs. Representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the proposed transaction. Mr. Alario summarized his discussion with Ms. Adams earlier that same day and representatives of Kirkland discussed, among other things, the material changes to the merger agreement since the DNOW board last convened on June 13, 2025. DNOW management reviewed the status of commercial negotiations and due diligence and provided an overview of DNOW’s external communication strategy. Following this discussion, the DNOW board agreed to schedule its next board meeting to take place on June 26, 2025.

Also, later that same day, the MRC Global board met with members of the MRC Global management team and representatives of each of Akin and J.P. Morgan. Representatives of J.P. Morgan reviewed J.P. Morgan’s preliminary financial analyses of the proposed transaction, including the exchange ratio proposed by the DNOW May 31 Proposal. At the request of the MRC Global board, representatives of J.P. Morgan also discussed J.P. Morgan’s process with respect to the issuance of a fairness opinion. Mr. Saltiel reviewed the status of commercial negotiations and due diligence and provided an overview of MRC Global’s external communication strategy. Representatives of Akin discussed, among other things, the material changes to the merger agreement since the MRC Global board last convened on June 20, 2025. Following this discussion, the MRC Global board agreed to schedule its next board meetings on June 25, 2025 and June 26, 2025.

On June 24, 2025, representatives of Kirkland and Akin shared with each other drafts of the DNOW and MRC Global disclosure letters under the merger agreement. Between June 24, 2025 and execution of the merger agreement on June 26, 2025, representatives of Akin and Kirkland exchanged various revised drafts of the disclosure letters and certain confirmatory legal due diligence questions related to that diligence.

On June 25, 2025, the MRC Global board met with members of the MRC Global management team and representatives of each of Akin and J.P. Morgan. Among other things, management and the MRC Global board discussed MRC Global’s external and internal communication strategy, employee integration matters and synergies anticipated to be realized by the combined company. Representatives of J.P. Morgan provided an overview on DNOW’s recent share repurchases and J.P. Morgan’s analysis with respect to each company’s final share counts and the pro forma ownership, confirming the expectation that MRC Global stockholders would own 43.5% of the combined company. During an executive session, representatives of Akin and Mr. Churay provided privileged and confidential advice with respect to the MRC Global board’s fiduciary duties in connection with the transactions contemplated by the merger agreement.

On June 26, 2025, the DNOW board met at a special meeting with members of the DNOW management team and representatives of each of Kirkland and Goldman Sachs to consider the final terms of the proposed transaction with MRC Global. At this meeting, representatives of Goldman Sachs reviewed Goldman Sachs’ financial analysis of the proposed transaction and rendered Goldman Sachs’ oral opinion to the DNOW board (which was subsequently confirmed by delivery of a written opinion addressed to the DNOW board dated June 26, 2025) to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ opinion, the exchange ratio of 0.9489 shares of DNOW common stock to be issued in exchange for each outstanding share of MRC Global common stock (other than the Excluded Shares) pursuant to the merger agreement was fair from a financial point of view to DNOW, as more fully described below in the section entitled “—Opinion of DNOW’s Financial Advisor.” A representative of Kirkland then updated the DNOW board with the key terms in the merger agreement. After further discussion and consideration of the factors described in the section entitled “—Recommendation of the DNOW Board and Reasons for the Mergers” by the DNOW board, the DNOW board unanimously:

•	determined that the merger agreement, the mergers and the DNOW stock issuance are in the best interests of, and advisable to, DNOW and the holders of DNOW common stock;

•	approved and declared advisable the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the DNOW stock issuance;

•	directed the DNOW stock issuance be submitted to the holders of DNOW common stock for their approval; and

•	resolved to recommend that the holders of DNOW common stock approve the DNOW stock issuance.

On the same day, the MRC Global board met with members of the MRC Global management team and representatives of each of Akin and J.P. Morgan to consider the final terms of the proposed transaction with DNOW. Among other things, the MRC Global board, together with MRC Global’s management and advisors, reviewed and discussed MRC Global’s communications strategy and material terms contained in the merger agreement and related disclosure letters. Representatives of J.P. Morgan reviewed its financial analyses of the exchange ratio provided for in the merger agreement. Following its presentation, J.P. Morgan rendered to the MRC Global board its oral opinion, which J.P. Morgan subsequently confirmed by delivery of a written opinion, dated June 26, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, the exchange ratio in the proposed First Merger was fair, from a financial point of view, to the MRC Global stockholders, as more fully described below in the section entitled “—Opinion of MRC Global’s Financial Advisor.” After further discussion and consideration of the factors described in the section entitled “—Recommendation of the MRC Global Board and Reasons for the Mergers” by the MRC Global board, the MRC Global board unanimously:

•	determined that the merger agreement and the mergers are in the best interests of, and advisable to, MRC Global and the holders of MRC Global common stock;

•	approved and declared advisable the merger agreement, the mergers and the other transactions contemplated thereby;

•	directed the transactions contemplated by the merger agreement be submitted to the holders of MRC Global common stock for their approval;

•	resolved to recommend that the holders of MRC Global common stock approve the transactions contemplated by the merger agreement;

•	approved and declared advisable to prepare, obtain and file this registration statement;

•

approved and declared advisable to prepare, file and obtain all necessary items with respect to filings required under U.S. and foreign antitrust and regulatory approvals, in accordance with the terms of the merger agreement; and

•	approved certain amendments to MRC Global’s employee severance policies.

On June 26, 2025, after the close of stock exchange trading hours, the parties executed the merger agreement, and the parties subsequently issued a joint press release announcing the transaction and held a joint investor conference call.

Recommendation of the DNOW Board and Reasons for the Mergers

In reaching its decision to approve and declare advisable the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the DNOW board, as described in “—Background of the Mergers,” held a number of meetings, consulted with DNOW management and its outside legal and financial advisors, Kirkland and Goldman Sachs, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of DNOW and MRC Global. At its meeting held on June 26, 2025, after due consideration and consultation with DNOW management and outside legal and financial advisors, the DNOW board unanimously approved and declared advisable the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the DNOW stock issuance and recommended that DNOW stockholders vote in favor of the DNOW stock issuance. The DNOW board considered a number of factors (not necessarily in order of relative importance) that it viewed as being generally positive or favorable in coming to its determination, approval and related recommendation, including the following:

•	the combined company would be a premier energy and industrial solutions provider with an enterprise value of approximately $3.0 billion;

•

the combined company is expected to have strong cash flow generation capabilities and a robust balance sheet expected to provide liquidity and capital allocation flexibility to pursue organic and inorganic investments and return of capital;

•

the expectation that the combined company would generate $70 million of cost synergies within three years following closing through public company costs, corporate and IT systems, and operational and supply chain efficiencies;

•	the expectation that the combined company would accelerate growth and deliver double digit adjusted earnings per share accretion in the first year following closing;

•

the fact that DNOW has secured commitments to expand its existing credit facility by $250 million and the expectation that the combined company would maintain a strong balance sheet and streamlined capital structure, with pro forma net leverage not greater than 0.5x at close and a net cash position by the first year post closing;

•

the expectation that the combined company would have compelling and diverse growth opportunities and cash flow levers to reduce earnings volatility and enhance resilience through business cyclicality in the energy sectors;

•

the expectation that the transaction would increase scale and scope across diverse industries and global markets, including non-oil and gas sectors, providing diversification and enhancing opportunities in alternative energy, artificial intelligence infrastructure, electrification, mining, and other industrial markets;

•

the expectation that the transaction would provide a broader range of products, services and supply chain solutions, creating revenue streams across multiple industries and reducing reliance on any single sector;

•	the combined company would offer distinctive and complementary products and services to the energy and industrial sectors across upstream, midstream, downstream, gas utility and industrial customers;

•

the combined company would have an expanded geographic footprint and distribution presence in the U.S., Canada and attractive international markets, with approximately 5,000 team members and the expectation that the expanded range of products and solutions would strengthen existing customer and supplier relationships and facilitate the creation of new customer and supplier relationships;

•

that the combined company will continue to be led by the DNOW management team and that the existing DNOW board members will continue to comprise over a majority of the board of directors and such continuity will enhance the likelihood of attaining the strategic benefits that DNOW expects to derive from the mergers;

•

the financial analyses of Goldman Sachs, as reviewed and discussed with the DNOW board, as well as the opinion of Goldman Sachs to the effect that, as of June 26, 2025, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ opinion, the exchange ratio of 0.9489 shares of DNOW common stock to be issued in exchange for each outstanding share of MRC Global common stock (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to DNOW, as more fully described under “—Opinion of DNOW’s Financial Advisor” and the full text of the written opinion of Goldman Sachs, which is attached as Annex B to this joint proxy statement/prospectus;

•

the information and discussions with DNOW management and outside legal and financial advisors regarding each of DNOW’s and MRC Global’s business, assets, financial condition, results of operations, current business strategy and prospects, including the projected financial results of each of DNOW and MRC Global as a standalone company, the size and scale of the combined company and the expected pro forma effect of the mergers on the combined company and its ability to achieve future growth and generate additional returns for DNOW stockholders;

•

the DNOW board’s view, after consultation with DNOW management and its outside legal advisor, concerning the likelihood that regulatory approvals and clearances necessary to consummate the mergers would be obtained, without the imposition of conditions sufficiently material to preclude the mergers;

•

the review by the DNOW board with DNOW management and its outside legal advisor of the structure of the mergers and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transaction and the evaluation of the DNOW board of the likely time period necessary to complete the mergers;

•

the right of DNOW to terminate the merger agreement under certain circumstances, including, among others, if the consummation of the First Merger does not occur on or before June 26, 2026 (subject to two potential extensions to September 26, 2026 and December 26, 2026 if the required regulatory approvals have not been received but all other conditions to closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at closing)) and, subject to compliance with certain requirements and payment of a termination fee, to enter into a definitive agreement for a superior proposal;

•	the agreement between DNOW and MRC Global to use reasonable best efforts to obtain approvals or clearances by applicable competition authorities; and

•

DNOW’s ability, at any time prior to obtaining DNOW stockholder approval of the DNOW stock issuance proposal and under certain circumstances, to consider and respond to an unsolicited alternative proposal and to engage in discussions or negotiations with the person making such a proposal.

In addition, the DNOW board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of DNOW stockholders generally, including the fact that, upon completion of the mergers, certain, if not all, of the current executive officers of DNOW and all members of DNOW’s board of directors are expected to continue in their current roles with the combined company, as described in “—Board of Directors and Management of DNOW Following Completion of the Mergers.”

The DNOW board also considered a number of uncertainties, risks and other countervailing factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

the fact that while the transaction is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the transaction will be satisfied or waived, and as a result, it is possible that the transaction might not be completed even if approved by DNOW stockholders;

•

the fact that completion of the transaction is subject to certain conditions, including expiration or termination of the waiting period under applicable regulatory laws, and the risk that such conditions may not be satisfied on acceptable terms or at all;

•

the restrictions on the conduct of DNOW’s business prior to the consummation of the transaction, which may delay or prevent DNOW from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of DNOW pending consummation of the transaction;

•

the risks and costs to DNOW if the transaction is delayed or does not occur at all, including the potential negative impact on DNOW’s ability to retain key employees, the diversion of DNOW management and employee attention and the potential disruptive effectives on DNOW’s day-to-day operations and DNOW’s relationships with third parties, including its customers and suppliers; the supplemental costs to be incurred in connection with the transaction, including the costs of integrating MRC Global’s business;

•

the risks inherent in integrating the operations of MRC Global and DNOW, including the risk of not capturing all of the anticipated synergies and the risk that other anticipated benefits might not be realized;

•

the ability of the MRC Global board to effect a change of recommendation in connection with a superior proposal or intervening event and the ability of MRC Global to terminate the merger agreement to accept a superior proposal, in each case, subject to certain conditions;

•

the fact that the merger agreement provides that, in certain circumstances, DNOW could be required to pay a termination fee of $45.5 million or expense reimbursement of up to $8.5 million to MRC Global;

•	the risk of litigation arising from DNOW stockholders in respect of the merger agreement; and

•

various other risks associated with the transactions and the business of DNOW, MRC Global and the combined company, some of which are described in “Risk Factors” and the matters described in “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors that the DNOW board considered is not intended to be exhaustive, but rather is meant to include the material factors that the DNOW board considered. The DNOW board collectively reached the conclusion to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the DNOW board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the DNOW board considered in connection with its evaluation of the mergers, the DNOW board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the DNOW board. Moreover, each member of the DNOW board applied his or her own personal business judgment to the process and may have given different weight to different factors. The DNOW board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, DNOW management and DNOW’s outside legal and financial advisors.

The foregoing description of the DNOW board’s consideration of the factors supporting the mergers is forward-looking in nature. This information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the MRC Global Board and Reasons for the Mergers

The MRC Global board, after thorough review and analysis and by unanimous vote at a meeting held on June 26, 2025, took the following actions:

•	declared that the merger agreement, the mergers and the related transactions contemplated thereby are fair to and in the best interests of MRC Global and MRC Global stockholders,

•	approved and declared advisable the merger agreement and the related transactions contemplated thereby, including the mergers, and

•

directed that MRC Global submit the merger agreement for adoption at a meeting of MRC Global stockholders and recommended that MRC Global stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the mergers.

The MRC Global board unanimously recommends that MRC Global stockholders vote “FOR” the MRC Global merger proposal.

In reaching its decision to approve and declare advisable the merger agreement, and the completion of the mergers and the other transactions contemplated thereby, the MRC Global board, as described in the section entitled “— Background of the Mergers” beginning on page 63, held a number of meetings; consulted with the MRC Global project committee, MRC Global’s management and representatives of MRC Global’s legal counsel and financial advisor, Akin and J.P. Morgan, respectively; and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of DNOW and MRC Global and other factors. The MRC Global board determined that the terms of the merger agreement, the mergers and the other transactions contemplated thereby are fair to, and in the best interests of, MRC Global and its stockholders.

In evaluating the merger agreement, the mergers and the other transactions contemplated by the transaction documents, the MRC Global board determined that entering into the merger agreement with DNOW provided the best alternative for maximizing stockholder value reasonably available to MRC Global, including when compared to continuing to operate on a stand-alone basis.

In recommending that MRC Global stockholders vote their shares of MRC Global common stock in favor of adoption of the merger agreement, the mergers and the related transactions contemplated thereby, the MRC Global board considered a number of factors that the MRC Global board viewed as being generally positive or favorable in coming to its determination and recommendation, including the following factors (not necessarily in the order of relative importance):

•

Superior Alternative to Continuation of MRC Global as a Stand-Alone Business. The MRC Global board considered the mergers to be a superior alternative to the continuation of MRC Global’s stand-alone business, prospects and opportunities and to the risks of remaining as a stand-alone public company, including the potential benefits expected to result from:

•

the opportunity to increase scale by bringing together two global energy and industrial infrastructure organizations and their respective expertise in serving energy, gas utility and industrial customers to deliver enhanced capabilities across the value chain;

•

scale should provide the combined company with the ability to spread fixed and public company costs across a wider revenue base and provide the combined company with the potential of a larger stock market capitalization to attract more investors and capital to the business for the benefit of stockholders with more trading liquidity in the combined company’s common stock;

•

the opportunity to increase scope and a complementary and more diversified portfolio of high-quality products, services and supply chain solutions and an expanded footprint of service and distribution centers; at the time of the MRC Global board decision there were more than 350 service and distribution locations across more than 20 countries;

•

the combination of complementary strengths that are expected to create a premier energy, gas utilities and industrial solutions provider by combining DNOW, a leading upstream and midstream solutions provider, with MRC Global, a leading downstream and gas utilities solutions provider; and

•	the ability of the mergers to bring together similar corporate cultures focused on people, safety, innovation, collaboration, integrity, diversity and corporate social responsibility.

•	Review of Potential Alternatives. The MRC Global board, from time to time, conducted reviews of potential alternatives to the mergers, including:

•

pursuing alternative strategic transactions reasonably available to MRC Global and considering the potential value to MRC Global stockholders that might result from those alternatives, including the timing and likelihood of accomplishing and creating value in those alternatives, or

•

refraining from the pursuit of any strategic transactions, including whether the historical and projected financial information concerning MRC Global’s business, financial performance and condition, results of operations, earnings, competitive position and prospects as a stand-alone company support that approach.

The MRC Global board assessed that none of these alternatives were reasonably likely to result in greater value for the MRC Global stockholders in a reasonable timeframe than the mergers and the related transactions contemplated thereby.

•

Future Value and Growth of Combined Company. The MRC Global board considered that, due to the minimal existing overlap in the markets that each of DNOW and MRC Global serves, the combination will create a diversified business with enhanced growth opportunities and reduced exposure to earnings volatility given DNOW and MRC Global’s highly complementary footprints across key energy and industrial hubs in the U.S. and in attractive global growth markets, as well as a broader and more diversified mix of customers with enhanced opportunities, including in alternative energy, AI infrastructure, electrification, industrial process, municipal water, chemicals and mining sectors.

•

Synergies. The MRC Global board considered the scale and synergies that the parties expect the combined company to achieve, including through enhanced direct and indirect procurement capabilities, to provide greater value to customers, and, based upon available information, expects that the combined company will realize at least approximately $70 million of annual cost synergies within three years following closing.

•

Benefits Financial Strength and Credit Profile. The MRC Global board considered that the parties expect the mergers to enhance the combined company’s credit profile, resulting in a net leverage at closing of less than 0.5x, which together with net cash on hand and available capacity under credit facilities, can provide additional liquidity and capital allocation flexibility than MRC Global would otherwise realize on a standalone basis.

•

Exchange Ratio and Form of Merger Consideration. The MRC Global board considered that the exchange ratio of 0.9489 shares of DNOW common stock for each share of MRC Global’s common stock is fixed and that the value offered by the exchange ratio represented:

•	an 8.5% premium to MRC Global’s 30-day volume weighted average price (“VWAP”) of $12.77 as of June 25, 2025, and

•	a 15% premium to MRC Global’s 60-day VWAP of $11.84 as of June 25, 2025.

•

Pro Forma Ownership of the Combined Company. The MRC Global board considered that MRC Global stockholders immediately prior to the completion of the mergers will hold, in the aggregate, approximately 43.5% of the issued and outstanding shares of DNOW common stock, pro forma for the mergers, on a fully diluted basis and based on the number of outstanding shares as of June 25, 2025.

•

Participation in the Combined Company. The MRC Global board considered that the all-stock merger consideration will allow MRC Global stockholders to participate in the anticipated benefits of the combined company, including operational and financial synergies, future growth, substantial and more sustainable free cash flow generation, enhanced capital allocation flexibility and reduced volatility.

•

Business and Legal Due Diligence. The MRC Global board considered its review of materials that MRC Global’s financial and legal advisors, together with senior members of MRC Global’s management, prepared, and related discussions with those advisors and management concerning MRC Global’s due diligence examination of the operations, financial condition, credit quality and earnings and legal compliance of DNOW.

•	Tax Considerations. The MRC Global board considered that the mergers are intended to qualify as a “reorganization” for the purposes of Section 368(a) of the Code.

•

Review of the Merger Agreement. The MRC Global board considered in its review, with its legal advisor, the financial and other material terms of the merger agreement and the corresponding disclosure letters, including the following:

•	the structure of the mergers,

•	the parties’ respective representations and warranties,

•	the parties’ respective covenants,

•	MRC Global’s ability, under circumstances, to consider an unsolicited acquisition proposal,

•

MRC Global’s ability to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal or in connection with an intervening event (subject to payment of a termination fee of $45.5 million),

•	the conditions to the parties’ respective obligations, and

•	the termination provisions, as well as the likelihood of completion of the mergers and the evaluation of MRC Global board of the likely time period necessary to complete the mergers.

•

Opinion of J.P. Morgan Securities LLC. The MRC Global board considered the financial analyses presented by J.P. Morgan to the MRC Global board and the June 26, 2025 oral opinion that J.P. Morgan rendered to the MRC Global board, which J.P. Morgan subsequently confirmed by delivery of a written opinion, dated June 26, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, the exchange ratio in the proposed First Merger was fair, from a financial point of view, to the MRC Global stockholders, as more fully described below in the section entitled “Opinion of MRC Global’s Financial Advisor” beginning on page 100. The full text of J.P. Morgan’s written opinion, dated June 26, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of J.P. Morgan’s opinion.

•

Director Representation. The MRC Global board considered that the merger agreement provides that two members of the MRC Global board will become members of a ten-member board of directors of the combined company and provide the combined company’s board with continuity and knowledge of MRC Global’s business, prospects and opportunities and oversight relating to the realization of anticipated synergies.

•

Likelihood of Closing. The MRC Global board considered the likelihood that the mergers will be completed, including after consideration of the risks related to certain conditions and regulatory approvals required to complete the mergers.

•

Extensive Negotiations. The MRC Global board considered that the terms and conditions of the merger agreement were the product of extensive negotiations between MRC Global and its advisors, on the one hand, and DNOW and its advisors, on the other hand.

•

MRC Stockholder Approval. The MRC Global board considered the ability of the MRC Global stockholders to approve or reject the mergers by voting on the MRC Global merger proposal and that MRC Global will not be obligated to pay more than $8.5 million to reimburse DNOW’s expenses in the event that MRC Global stockholders reject the MRC Global merger proposal; see the section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” beginning on page 148.

The MRC Global board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

Combined Business Governance and Leadership. The MRC Global board considered the risks associated with the governance and management of the combined company, including the expectation that the combined company is not expected to continue the employment of the members of MRC Global’s senior management team (consisting of MRC Global’s president & chief executive officer, executive vice president & chief financial officer, and executive vice president – corporate affairs, general counsel & corporate secretary) and that only two current members of the MRC Global board will continue on the combined company board.

•

Loss of Key Employees. The MRC Global board considered the risk of losing key employees during the pendency of the mergers and thereafter. However, based on discussions with members of DNOW’s senior management, the MRC Global board believes that the combination of DNOW and MRC Global provides opportunity for the combined company to use a “best athlete” approach for key supervisory and management positions, which the MRC Global board expects to create value for the combined company.

•	Integration of Operations and Personnel; Realization of Synergies. The MRC Global board considered risks associated with the integration of the two companies, including:

•	difficulties in eliminating redundancies in the combined company;

•	management challenges inherent in completing the mergers and integrating the businesses, operations and workforce of MRC Global with those of DNOW; and

•	the risk that all of the anticipated cost savings, synergies and other anticipated benefits of the mergers might not be realized.

•

Regulatory Risk. The MRC Global board considered the risks associated with the regulatory and other approvals required in connection with the mergers and the risk that those approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions that may adversely affect the anticipated operations, synergies and financial results of the combined company following the completion of the mergers; see the section entitled “— Regulatory Approvals” beginning on page 118.

•

Interim Operating Covenants. The MRC Global board considered the risks associated with, and discussed with senior members of MRC Global’s management team about, the restrictions on the conduct of MRC Global’s business during the period between execution of the merger agreement and the consummation of the mergers, including that MRC Global must conduct its business only in the ordinary course, subject to specific limitations, which could potentially delay or prevent MRC Global from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the mergers.

•

Consummation Delays. The MRC Global board considered the risk that the mergers may not be completed despite the combined efforts of DNOW and MRC Global as completion may be unduly delayed, including as a result of delays in obtaining the requisite regulatory approvals.

•	Financial Performance. The MRC Global board considered that DNOW’s financial performance may not meet MRC Global’s expectations.

•

Closing. The MRC Global board considered the amount of time it could take to complete the mergers, including that completion of the mergers depends on factors outside of DNOW and MRC Global’s control, and the risk that the pendency of the mergers for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on DNOW and MRC Global, including their respective customer, supplier, employee and other business relationships.

•	Management Attention. The MRC Global board considered risks of diverting management attention and resources from the operation of MRC Global’s business during the pendency of the mergers.

•

DNOW Recommendation. The MRC Global board considered that the DNOW board may, under certain circumstances specified in the merger agreement, withhold, withdraw, qualify or change its recommendation to DNOW stockholders to vote “FOR” the DNOW stock issuance proposal.

•

DNOW Stockholder Approval. The MRC Global board considered the ability of DNOW stockholders to approve or reject the DNOW stock issuance proposal by voting at the DNOW stockholder meeting and that DNOW will not be obligated to pay more than $8.5 million to reimburse MRC Global’s expenses in the event that DNOW stockholders reject the DNOW stock issuance proposal; see section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” beginning on page 148.

•	DNOW Expense Reimbursement. The MRC Global board considered the risk that the $8.5 million expense reimbursement to which MRC Global may be entitled, subject to the terms and conditions of the merger agreement, if DNOW terminates the merger agreement in certain circumstances may not be sufficient to compensate MRC Global for the expenses incurred in connection with the contemplated transaction, as described in the section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” beginning on page 148.

•

Spot Premium. The MRC Global board considered that, on June 25, 2025, the exchange ratio value represented a 6.8% premium to MRC Global’s one-day VWAP, or “spot premium,” which was (i) lower than historical averages, (ii) indicative of an erosion of the anticipated implied premium to MRC Global stockholders, while still being representative of a supportable implied premium, and (iii) primarily attributable to DNOW’s spot price on June 25, 2025, which, reportedly, had been adversely impacted by low volume trades consisting primarily of a handful of block trades.

•

No Solicitation; MRC Global Termination Fees. The MRC Global board considered the provisions of the merger agreement that prohibit MRC Global from soliciting or entertaining an MRC Global acquisition proposal and how those provisions, although reciprocal, restrict MRC Global’s ability to solicit, respond to and negotiate an MRC Global acquisition proposal from a third party, which may have the effect of discouraging an MRC Global acquisition proposal. Additionally, the MRC Global board considered the potential payment to DNOW by MRC Global of a termination fee of $45.5 million, as described in the section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” beginning on page 148.

•

DNOW Termination Fees. The MRC Global board considered the risk that the $45.5 million termination fee to which MRC Global may be entitled, subject to the terms and conditions of the merger agreement, if DNOW terminates the merger agreement in certain circumstances may not be sufficient to compensate MRC Global for the harm it might suffer as a result of such termination, as described in the section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” beginning on page 148.

•	Litigation Risk. The MRC Global board considered the potential for litigation relating to the mergers and the associated costs, burden and inconvenience involved in defending such proceedings.

•

Fixed Exchange Ratio. The MRC Global board considered the potential that the exchange ratio under the merger agreement could result in MRC Global stockholders receiving less implied value per share of MRC Global common stock in the mergers than MRC Global anticipated should the value of the shares of MRC Global common stock increase relative to the value of DNOW common stock prior to closing.

•	Fees and Expenses. The MRC Global board considered the fees and expenses associated with completing the mergers.

•

Risk Factors. The MRC Global board considered the risks of the type and nature described above in “Risk Factors” and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 43, respectively.

The MRC Global board believed that, overall, the potential benefits of the transactions to MRC Global stockholders outweighed the risks and uncertainties of the transactions.

The foregoing discussion of factors that the MRC Global board considered in reaching its conclusions and recommendation includes the principal and material factors that the MRC Global board considered. It is not intended to be exhaustive or complete and may not include all items that the MRC Global board considered. Given the significant extent of tangible and strategic matters involved in its evaluation of the transactions, the MRC Global board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendation. Rather, the MRC Global board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the MRC Global board applied their own personal business judgment and experience to the process and may have given different weight to different factors. The MRC Global board based its recommendation on the totality of the information available to it, including discussions with MRC Global’s management and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the MRC Global board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial and Operating Information

DNOW Forecasted Financial Information

DNOW, as a general matter of course, does not make public long-term forecasts or projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with DNOW’s evaluation of the mergers and not for public disclosure, DNOW management provided (i) to the DNOW board, MRC Global and DNOW’s financial advisor certain unaudited internal financial forecasts with respect to DNOW on a standalone basis and pro forma for the mergers, including certain operating synergies projected by DNOW’s management to result from the mergers, prepared by DNOW management and (ii) to the DNOW board and its financial advisor, certain unaudited financial forecasts with respect to MRC Global on a standalone basis prepared by MRC Global management and which the DNOW board authorized DNOW’s financial advisor to use and rely upon in connection with its financial analyses, in each case as discussed below (collectively, the “DNOW Forecasted Financial Information”).

The DNOW Forecasted Financial Information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The DNOW Forecasted Financial Information was provided by DNOW to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “— Opinion of DNOW’s Financial Advisor.” The inclusion of this DNOW Forecasted Financial Information should not be regarded as an indication that any of DNOW, MRC Global, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this DNOW Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The DNOW Forecasted Financial Information includes non-GAAP financial measures, including EBITDA excluding other costs, Adjusted EBITDA and Free Cash Flow. Please see the tables below for a description of how DNOW defines these non-GAAP financial measures. DNOW believes that EBITDA excluding other costs and Adjusted EBITDA provide information useful in assessing operating and financial performance across periods, and Free Cash Flow provides a useful measure of available cash generated by operating activities for investing, to reduce leverage or make distributions. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by DNOW may not be comparable to similarly titled measures used by other companies.

The DNOW Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity as of the date on which such forecasts were finalized, the DNOW Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of DNOW and MRC Global management teams, including with respect to, among others, DNOW’s and/or MRC Global’s future results, changes in oil and gas prices, changes in the energy markets, customer demand for DNOW or MRC Global’s products, changes in applicable regulations, difficulties encountered in integrating mergers and acquisitions, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,”

“Where You Can Find More Information” and “Risk Factors.” The DNOW Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. DNOW and its affiliates, officers, directors, advisors or other representatives cannot give assurance that the DNOW Forecasted Financial Information and the underlying estimates and assumptions will be realized. This DNOW Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.

DNOW’s current independent registered public accounting firm, KPMG LLP (“KPMG”), has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying DNOW Forecasted Financial Information and, accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto nor has it expressed any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The reports of Ernst & Young LLP, DNOW’s former independent registered public accounting firm, incorporated by reference in this joint proxy statement/prospectus relate to DNOW’s previously issued historical financial statements. Such reports do not extend to the DNOW Forecasted Financial Information included herein and should not be read to do so.

The DNOW Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. DNOW cannot give assurance that, had the DNOW Forecasted Financial Information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, DNOW does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the DNOW Forecasted Financial Information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the mergers under GAAP, or to reflect changes in general economic or industry conditions. The DNOW Forecasted Financial Information does not take into account all of the possible financial and other effects of the mergers on DNOW, the effect on DNOW of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the DNOW Forecasted Financial Information does not take into account the effect on DNOW of any possible failure of the mergers to occur. Neither DNOW nor any of its affiliates, officers, directors, advisors or other representatives have made, make or are authorized in the future to make any representation to any DNOW stockholder or MRC Global stockholder or other person regarding DNOW’s ultimate performance compared to the information contained in the DNOW Forecasted Financial Information or that the DNOW Forecasted Financial Information will be achieved. The inclusion of the DNOW Forecasted Financial Information herein should not be deemed an admission or representation by DNOW or its affiliates, officers, directors, advisors or other representatives or any other person that they considered, or now considers, it to be viewed as material information of DNOW or MRC Global, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the DNOW Forecasted Financial Information included below is not being included in this joint proxy statement/prospectus in order to influence any DNOW stockholder’s or MRC Global stockholder’s decision or to induce any stockholder to vote in favor of any of the proposals at the DNOW special meeting or the MRC Global special meeting, but is being provided solely because it was made available to the DNOW board and DNOW’s financial advisor in connection with the mergers.

In light of the foregoing, and considering that the DNOW special meeting and the MRC Global special meeting will be held months after the DNOW Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, DNOW stockholders and MRC Global stockholders are cautioned not to place undue reliance on such information, and DNOW urges you to review DNOW’s and MRC

Global’s most recent SEC filings for a description of DNOW’s and MRC Global’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”

DNOW Projections for DNOW

The following table sets forth certain summarized prospective financial and operating information regarding DNOW on a standalone basis for the years 2025 through 2030, which information was prepared by DNOW management and authorized by the DNOW board to be used and relied upon by DNOW’s financial advisor in connection with the financial analyses that Goldman Sachs performed in connection with its opinion described in “—Opinion of DNOW’s Financial Advisor” (the “DNOW Standalone Projections”). The following unaudited prospective financial and operating information should not be regarded as an indication that DNOW considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, DNOW’s anticipated or actual capital allocation relating to the DNOW assets post-closing of the mergers.

	DNOW Standalone Projections ($ in millions)
	2025E	2026E	2027E	2028E	2029E	2030E
EBITDA excluding other costs(1)	$199	$220	$246	$264	$291	$319
Capital Expenditures	(21)	(26)	(28)	(30)	(32)	(34)
Free Cash Flow(2)	$151	$140	$166	$172	$193	$213

(1)

EBITDA excluding other costs is defined as earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation and certain other costs. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

(2)	Free Cash Flow is defined as cash from operations less capital expenditures. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

DNOW Projections for MRC Global

DNOW management also provided to the DNOW board certain unaudited prospective financial and operating information with respect to MRC Global on a standalone basis for the years 2025 through 2030, which information was prepared by MRC Global management and authorized by the DNOW board to be used and relied upon by DNOW’s financial advisor in connection with the financial analyses that Goldman Sachs performed in connection with its opinion described in “—Opinion of DNOW’s Financial Advisor” (the “MRC Global Standalone Projections”). The following unaudited prospective financial and operating information should not be regarded as an indication that DNOW considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, DNOW’s anticipated or actual capital allocation relating to the MRC Global assets post-closing of the mergers.

	MRC Global Standalone Projections ($ in millions)
	2025E	2026E	2027E	2028E	2029E	2030E
Adj. EBITDA(1)	$208	$230	$255	$283	$310	$334
Purchases of Property, Plant and Equipment	$(44)	$(15)	$(15)	$(15)	$(15)	$(15)
Free Cash Flow(2)	$60	$117	$125	$151	$183	$214

(1)

Adjusted EBITDA is defined as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, stock based compensation and certain other costs. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

(2)	Free Cash Flow is defined as cash from operations less capital expenditures. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

DNOW Projections for Expected Synergies and Cost Savings

In connection with DNOW’s evaluation of the mergers, DNOW management provided to the DNOW board and DNOW’s financial advisor certain estimates of the amounts and timing of expected synergies anticipated by DNOW management to result from the mergers, which included cumulative cost savings of approximately $269,000,000 for the years 2025 through 2030 (the “Synergies”).

DNOW DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE DNOW FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

MRC Global Forecasted Financial Information

MRC Global, as a matter of course, does not disclose publicly its long-term forecasts or internal projections as to future earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the MRC Global board’s evaluation of the mergers, and not for public disclosure, MRC Global management prepared and provided to the MRC Global board certain unaudited prospective financial information relating to MRC Global on a standalone basis for the fiscal years ending December 31, 2025 through December 31, 2031, which is referred to as the “MRC Global Projections for MRC Global,” and certain unaudited prospective financial information relating to DNOW for the fiscal years ending December 31, 2025 through December 31, 2031, which is referred to as the “MRC Global Projections for DNOW.” The MRC Global Projections for MRC Global and the MRC Global Projections for DNOW, along with the information in this joint proxy statement/prospectus describing the same, are collectively referred to in this joint proxy statement/prospectus as the “MRC Global Projections.” The MRC Global Projections for MRC Global were prepared under the supervision of MRC Global management on a consistent basis as regular prospective financial information prepared under the supervision of MRC Global management in the ordinary course of MRC Global’s financial forecasting, planning and budgeting, updated for the most recently available information and assumptions. The MRC Global Projections for DNOW were prepared under the supervision of MRC Global management based on unaudited prospective financial information of DNOW that DNOW management provided to MRC Global as described under “—Certain Unaudited Prospective Financial and Operating Information—DNOW Forecasted Financial Information.” MRC Global authorized its financial advisor, J.P. Morgan, to use and rely upon the MRC Global Projections for MRC Global and the MRC Global Projections for DNOW in connection with its financial analyses and its opinion, as more fully described in the section entitled “—Opinion of MRC Global’s Financial Advisor.” Certain other unaudited prospective financial information relating to MRC Global also was provided to DNOW and its financial advisor.

The summary of the MRC Global Projections below is not included to influence the decision of MRC Global stockholders or DNOW stockholders whether to vote to approve the mergers, the DNOW stock issuance or any other proposal to be considered at the special meetings but is provided solely because it was made available to the MRC Global board and MRC Global’s financial advisor in connection with the mergers. The inclusion of the below information should not be regarded as an indication that any of MRC Global, DNOW, their respective advisors or other representatives or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the MRC Global Projections reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of MRC Global’s or DNOW’s management, including, among others, the factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors.”

The MRC Global Projections also reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. MRC Global can give no assurance that the MRC Global Projections and the underlying estimates and assumptions will be realized. In addition, since the MRC Global Projections covers multiple years, this information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information.”

The MRC Global Projections was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither MRC Global’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the MRC Global Projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability. The report of the independent registered public accounting firm to MRC Global contained in its Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of MRC Global, and that report does not extend to the MRC Global Projections and should not be read to do so.

Furthermore, the MRC Global Projections do not take into account any circumstances or events occurring after the date that MRC Global management prepared them. MRC Global can give no assurance that, had it prepared the MRC Global Projections as of the date of this joint proxy statement/prospectus, it would use similar estimates and assumptions. Except as applicable securities laws requires, MRC Global does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the MRC Global Projections to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The MRC Global Projections do not take into account all the possible financial and other effects on MRC Global or DNOW of the mergers, the effect on MRC Global or DNOW of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the MRC Global Projections do not take into account the effect on MRC Global or DNOW of any possible failure of the mergers to occur. None of MRC Global, DNOW or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding MRC Global’s or DNOW’s ultimate performance compared to the information contained in the MRC Global Projections or that the forecasted results will be achieved. The inclusion of the MRC Global Projections in this joint proxy statement/prospectus should not be deemed an admission or representation by MRC Global, DNOW or their respective advisors or other representatives or any other person that it is viewed as material information of MRC Global or DNOW, particularly in light of the inherent risks and uncertainties associated with the MRC Global Projections.

In light of the foregoing, and considering that the special meetings will be held some time after MRC Global management prepared the MRC Global Projections, as well as the uncertainties inherent in any forecasted information, MRC Global stockholders and DNOW stockholders are cautioned not to place undue reliance on the MRC Global Projections and are encouraged to review MRC Global’s and DNOW’s most recent SEC filings for a description of MRC Global’s and DNOW’s respective reported financial results. See the section entitled “Where You Can Find More Information.”

MRC Global Projections for MRC Global

The following table sets forth a summary of the MRC Global Projections for MRC Global, which information MRC Global management prepared and the MRC Global board reviewed. MRC Global authorized J.P. Morgan to use and rely upon the MRC Global Projections for MRC Global in connection with its financial analyses and its opinion, as more fully described in the section entitled “—Opinion of MRC Global’s Financial Advisor.” The following unaudited MRC Global Projections should not be regarded as an indication that MRC Global considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the MRC Global Projections for MRC Global do not take into account any circumstances or events occurring after the date it was prepared, including, among other things, DNOW’s anticipated or actual capital allocation relating to the MRC Global assets post-closing of the mergers.

	MRC Global Standalone Projections ($ in millions)
	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$3,161	$3,310	$3,494	$3,690	$3,901	$4,107	$4,246
Pre-SBC Adjusted EBITDA(1)	$208	$222	$246	$274	$301	$316	$317
Unlevered Free Cash Flow(2)	$65	$119	$126	$149	$171	$187	$185

(1)

“Pre-SBC Adjusted EBITDA” means net income from continuing operations plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses such as equity-based compensation and severance expenses. Pre-SBC Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

“Unlevered Free Cash Flow” means earnings before interest and taxes (“EBIT”) less unlevered cash taxes and capital expenditures, plus depreciation and amortization, and less change in net working capital. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

MRC Global Projections for DNOW

The following table sets forth a summary of the MRC Global Projections for DNOW, which information MRC Global management prepared and generally derived from information that DNOW management prepared and provided to MRC Global, and which the MRC Global board reviewed. MRC Global authorized J.P. Morgan to use and rely upon the MRC Global Projections for DNOW in connection with its financial analyses and its opinion, as more fully described in the section entitled “—Opinion of MRC Global’s Financial Advisor.” The following unaudited MRC Global Projections should not be regarded as an indication that MRC Global considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the MRC Global Projections for DNOW do not take into account any circumstances or events occurring after the date it was prepared, including, among other things, MRC Global anticipated or actual capital allocation relating to the DNOW assets post-closing of the mergers.

	DNOW Standalone Projections ($ in millions)
	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$2,479	$2,625	$2,817	$3,002	$3,192	$3,388	$3,514
Pre-SBC Adjusted EBITDA(1)	$199	$215	$235	$249	$271	$293	$301
Unlevered Free Cash Flow(2)	$136	$70	$90	$91	$106	$121	$171

(1)

Pre-SBC Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

MRC Global Management Projections for Expected Synergies and Cost Savings

In connection with MRC Global’s evaluation of the mergers, MRC Global’s management provided to the MRC Global board and MRC Global’s financial advisor certain estimates of the amounts and timing of expected synergies that MRC Global management anticipated to result from the mergers, which included estimated run rate synergies of approximately $70 million per year to be fully achieved by the third year after the closing of the mergers. MRC Global authorized J.P. Morgan to use and rely upon these estimates in connection with its financial analyses and its opinion, as more fully described in the section entitled “—Opinion of MRC Global’s Financial Advisor.”

MRC GLOBAL DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE MRC GLOBAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH MRC GLOBAL PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Opinion of DNOW’s Financial Advisor

Goldman Sachs rendered its opinion to the DNOW board that, as of June 26, 2025 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to DNOW.

The full text of the written opinion of Goldman Sachs, dated June 26, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Goldman Sachs provided advisory services and its opinion for the information and assistance of DNOW’s board of directors in connection with its consideration of the mergers. Goldman Sachs’ opinion is not a recommendation as to how any holder of DNOW common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of DNOW and MRC Global for the five years ended December 31, 2024;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of DNOW and MRC Global for the quarter ended March 31, 2025;

•	certain other communications from DNOW and MRC Global to their respective stockholders;

•	certain publicly available research analyst reports for DNOW and MRC Global; and

•

certain internal financial analyses and forecasts for MRC Global prepared by its management (referred to as the “MRC Global Standalone Projections,” as described in the section titled “—Certain Unaudited Prospective Financial and Operating Information”) and certain internal financial analyses and forecasts for DNOW standalone prepared by its management (referred to as the “DNOW Standalone Projections,” as described in the section titled “—Certain Unaudited Prospective Financial and Operating Information”) and pro forma for the mergers (referred to as the “DNOW Pro Forma Projections,” as described in the section titled “—Certain Unaudited Prospective Financial and Operating Information”), including certain operating synergies projected by the management of DNOW to result from the mergers (referred to as the “Synergies,” as described in the section titled “—Certain Unaudited Prospective Financial and Operating Information”), as prepared by the management of DNOW, and in each case, approved for Goldman Sachs’ use by DNOW (referred to collectively as the “Projections,” as described in the section titled “—Certain Unaudited Prospective Financial and Operating Information”); and certain internal forecasts related to the expected utilization by DNOW of certain net operating loss carryforwards and tax credits, as prepared by DNOW’s management and approved for Goldman Sachs’ use by DNOW (referred to as the “NOL Projections,” as described in the section titled “—Certain Unaudited Prospective Financial and Operating Information”).

Goldman Sachs also held discussions with members of the senior managements of DNOW and MRC Global regarding their assessment of the past and current business operations, financial condition and future prospects of MRC Global and with the members of senior management of DNOW regarding their assessment of the past and current business operations, financial condition and future prospects of DNOW and the strategic rationale for, and the potential benefits of, the mergers; reviewed the reported price and trading activity for the shares of DNOW common stock and the shares of MRC Global common stock; compared certain financial and stock market information for DNOW and MRC Global with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with DNOW’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with DNOW’s consent that the Projections, including the Synergies, and the NOL Projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of DNOW. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of DNOW or MRC Global or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on DNOW or MRC Global or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs also assumed that the mergers will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of DNOW to engage in the mergers, or the relative merits of the mergers as compared to any strategic alternatives that may be available to DNOW; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to DNOW, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the mergers or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the mergers, including the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of DNOW; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of DNOW or MRC Global, or any class of such persons in connection with the mergers, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of DNOW common stock or MRC Global common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on DNOW or MRC Global or the mergers, or as to the impact of the mergers on the solvency or viability of DNOW or MRC Global or the ability of DNOW or MRC Global to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the DNOW board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 25, 2025, the last trading day before the public announcement of the mergers, and is not necessarily indicative of current market conditions.

Implied Premia

Goldman Sachs reviewed the historical trading prices for MRC Global common stock for the two-year period ended June 25, 2025. In addition, Goldman Sachs compared the premia represented by the implied value of $13.85 per share of MRC Global common stock reflecting the exchange ratio pursuant to the merger agreement (calculated by multiplying the exchange ratio of 0.9489 by $14.60, the closing price for the shares of DNOW common stock on June 25, 2025) in relation to:

•	$12.97, the closing price of the shares of MRC Global common stock on June 25, 2025 (referred to as the “current share price”);

•	$12.94, the volume weighted average price (referred to as the “VWAP”) of the shares of MRC Global common stock during the 10 trading-day period ended June 25, 2025 (referred to as the “10-day VWAP”);

•	$12.77, the VWAP of the shares of MRC Global common stock during the 20 trading-day period ended June 25, 2025 (referred to as the “20-day VWAP”); and

•	$15.27, the highest closing trading price of the shares of MRC Global common stock for the 52-week period ended June 25, 2025 (referred to as the “52-week high price”).

This analysis indicated that the price per share to be paid to MRC Global stockholders pursuant to the merger agreement represented:

•	a premium of 6.8% based on the current share price of $12.97;

•	a premium of 7.1% based on the 10-day VWAP of $12.94;

•	a premium of 8.5% based on the 20-day VWAP of $12.77; and

•	a discount of (9.3)% based on the 52-week high price of $15.27.

Historical Exchange Ratio Analysis

Goldman Sachs calculated historical daily average exchange ratios for shares of DNOW common stock and MRC Global common stock over various periods from June 25, 2023 to June 25, 2025, by dividing the price per share of MRC Global common stock by the price per share of DNOW common stock based on publicly available historical data and information Goldman Sachs obtained from FactSet, including: (i) the closing price of shares of

MRC Global common stock and DNOW common stock on June 25, 2025, (ii) the closing prices of shares of MRC Global common stock and DNOW common stock during the 10 trading-day period ended on June 25, 2025, (iii) the closing prices of shares of MRC Global common stock and DNOW common stock during the 20 trading-day period ended on June 25, 2025, (iv) the closing prices of shares of MRC Global common stock and DNOW common stock during the 30 trading-day period ended on June 25, 2025, (v) the closing prices of shares of MRC Global common stock and DNOW common stock during the year-to-date period ended on June 25, 2025, (vi) the closing prices of shares of MRC Global common stock and DNOW common stock during the one-year period ended on June 25, 2025 and (vii) the closing prices of shares of MRC Global common stock and DNOW common stock during the two-year period ended on June 25, 2025. Goldman Sachs then calculated the implied premia of each of the foregoing exchange ratios in relation to the exchange ratio. The results of these calculations are as follows:

Time Period	Implied Exchange Ratio	Implied Premium/(Discount)
June 25, 2025	0.8884	6.8%
10-day Average	0.8540	11.1%
20-day Average	0.8585	10.5%
30-day Average	0.8531	11.2%
Year-to-Date Average	0.8245	15.1%
1-year Average	0.9038	5.0%
2-year Average	0.9147	3.7%

Illustrative Discounted Cash Flow Analysis

DNOW on a Standalone Basis. Using the DNOW Standalone Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on DNOW to derive a range of illustrative present values per share of DNOW common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 10.0% to 12.0%, reflecting estimates of DNOW’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2025 (i) estimates of unlevered free cash flow for DNOW for the last three fiscal quarters of the fiscal year 2025 and the fiscal years 2026 through 2029 as reflected in the DNOW Standalone Projections (taking into account the NOL Forecasts) and (ii) a range of illustrative terminal values for DNOW, which were calculated by applying terminal year exit multiples of enterprise value (referred to as “EV”) to estimated adjusted earnings before interest, taxes, deprecation and amortization (referred to as “EBITDA” and such multiple referred to as “EV/EBITDA”) ranging from 6.5x to 7.5x, to a terminal year estimate of the EBITDA to be generated by DNOW (which analysis implied perpetuity growth rates ranging from 0.8% to 3.8%), as reflected in the DNOW Standalone Projections (taking into account the NOL Forecasts). The range of terminal year exit EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of DNOW. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (referred to as “CAPM”), which requires certain company-specific inputs, including DNOW’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for DNOW, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived a range of illustrative EVs for DNOW by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative EVs it derived for DNOW the amount of DNOW’s net debt and non-controlling interest, as provided by and approved for Goldman Sachs’ use by the management of DNOW, to derive a range of illustrative equity values for DNOW. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of DNOW, as provided by and approved for Goldman Sachs’ use by the management of DNOW, using the treasury stock method, to derive a range of illustrative present values per share ranging from $15.70 to $18.66.

MRC Global on a Standalone Basis. Using the MRC Global Standalone Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on MRC Global to derive a range of illustrative present values per share of MRC Global common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.0% to 13.0%, reflecting estimates of MRC Global’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2025 (i) estimates of unlevered free cash flow for MRC Global for the last three fiscal quarters of the fiscal year 2025 and the fiscal years 2026 through 2029 as reflected in the MRC Global Standalone Projections and (ii) a range of illustrative terminal values for MRC Global, which were calculated by applying terminal year exit EV/EBITDA multiples ranging from 6.5x to 7.5x, to a terminal year estimate of the EBITDA to be generated by MRC Global (which analysis implied perpetuity growth rates ranging from 1.7% to 4.7%), as reflected in the MRC Global Standalone Projections. The range of terminal year exit EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of MRC Global. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including MRC Global’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for MRC Global, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived a range of illustrative EVs for MRC Global by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative EVs it derived for MRC Global the amount of MRC Global’s net debt, as provided by and approved for Goldman Sachs’ use by the management of DNOW, to derive a range of illustrative equity values for MRC Global. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of MRC Global, as provided by and approved for Goldman Sachs’ use by the management of DNOW to derive a range of illustrative present values per share ranging from $15.60 to $19.39.

Pro Forma Combined Company. Using the DNOW Pro Forma Projections, including the Synergies, and the NOL Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the pro forma combined company to derive a range of illustrative present values per share of common stock of the pro forma combined company. Using the mid-year convention for discounting cash flows and discount rates ranging from 10.5% to 12.5%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2025 (i) estimates of unlevered free cash flow for the pro forma combined company for the last three fiscal quarters of the fiscal year 2025 and the fiscal years 2026 through 2029 as reflected in the DNOW Pro Forma Projections, including the Synergies (taking into account the NOL Projections), and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying the terminal year exit EV/EBITDA multiples ranging from 6.5x to 7.5x, to a terminal year estimate of the EBITDA to be generated by the pro forma combined company (which analysis implied perpetuity growth rates ranging from 1.3% to 4.3%), as reflected in the DNOW Pro Forma Projections, including the Synergies (taking into account the NOL Projections). The range of terminal year exit EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of DNOW and MRC Global. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the pro forma combined company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived a range of illustrative EVs for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative EVs it derived for the pro forma combined company the amount of the pro forma combined company’s net debt and non-controlling interest, as provided by and approved for Goldman Sachs’ use by the management of DNOW, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by and approved for Goldman Sachs’ use by the management of DNOW, using the treasury stock method, to derive a range of illustrative present values per share ranging from $17.15 to $20.92.

Illustrative Present Value of Future Share Price Analysis

DNOW on a Standalone Basis. Using the DNOW Standalone Projections (taking into account the NOL Projections), Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of DNOW common stock. For this analysis, Goldman Sachs first calculated the implied EV for DNOW as of December 31 for each of fiscal years 2026 and 2027, by applying a range multiples of illustrative EV to the next twelve month (referred to as “NTM”) EBITDA (referred to as “EV/NTM EBITDA)” of 6.5x to 7.5x to estimates of DNOW’s NTM EBITDA at each exit year for each of fiscal years 2026 and 2027. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for DNOW.

Goldman Sachs then subtracted the amount of DNOW’s net debt and non-controlling interest for each of fiscal years 2026 and 2027, as provided by and approved for Goldman Sachs’ use by the management of DNOW, from the respective implied EVs in order to derive a range of illustrative equity values as of December 31 for DNOW for each of fiscal years 2026 and 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of DNOW common stock for each of fiscal years 2026 and 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of DNOW, to derive a range of implied future values per share of DNOW common stock. Goldman Sachs then discounted these implied future equity values per share of DNOW common stock to March 31, 2025, using an illustrative discount rate of 11.0%, reflecting an estimate of DNOW’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for DNOW, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $15.44 to $17.46 per share of DNOW common stock.

MRC Global on a Standalone Basis. Using the MRC Global Standalone Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of MRC Global common stock. For this analysis, Goldman Sachs first calculated the implied EV for MRC Global as of December 31 for each of fiscal years 2026 and 2027, by applying a range of multiples of illustrative EV/NTM EBITDA multiples of 6.5x to 7.5x to estimates of MRC Global’s NTM EBITDA at each exit year for each of the fiscal years 2026 through 2027. This illustrative range of EV/NTM EBITDA multiple estimates was derived from Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for MRC Global.

Goldman Sachs then subtracted the amount of MRC Global’s net debt for each of fiscal years 2026 and 2027, as provided by and approved for Goldman Sachs’ use by the management of DNOW, from the respective implied EVs in order to derive a range of illustrative equity values as of December 31 for MRC Global for each of fiscal years 2026 and 2027. Goldman Sachs divided these implied equity values by the projected year-end number of fully diluted outstanding shares of MRC Global common stock for each of fiscal years 2026 and 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of DNOW, to derive a range of implied future values per share of MRC Global common stock. Goldman Sachs then discounted these implied future equity values per share of MRC Global common stock to March 31, 2025, using an illustrative discount rate of 13.5%, reflecting an estimate of MRC Global’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for MRC Global, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $13.66 to $16.78 per share of MRC Global common stock.

Pro Forma Combined Company. Using the DNOW Pro Forma Projections, including the Synergies and taking into account the NOL Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of the pro forma combined company. For this analysis, Goldman

Sachs first calculated the implied EV for the pro forma combined company as of December 31 for each of fiscal years 2026 and 2027, by applying a range of multiples of illustrative EV/NTM EBITDA multiples of 6.5x to 7.5x to estimates of the pro forma company’s NTM EBITDA at each exit year for each of fiscal years 2026 and 2027. This illustrative range of EV/NTM EBITDA multiple estimates was derived from Goldman Sachs utilizing its professional judgment and experience.

Goldman Sachs then subtracted the amount of the pro forma combined company’s net debt and non-controlling interest for each of fiscal years 2026 and 2027, as provided by and approved for Goldman Sachs’ use by the management of DNOW, from the respective implied EVs in order to derive a range of illustrative equity values as of December 31 for the pro forma combined company for each of fiscal years 2026 and 2027. Goldman Sachs divided these implied equity values by the projected year-end number of fully diluted outstanding shares of the pro forma combined company’s common stock for each of fiscal years 2026 and 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of DNOW, to derive a range of implied future values per share of the pro forma combined company common stock. Goldman Sachs then discounted these implied future equity values per share of the pro forma company common stock to March 31, 2025, using an illustrative discount rate of 11.5%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $15.97 to $19.75 per share of the pro forma combined company common stock.

Illustrative Precedent Transaction Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-stock merger and acquisition transactions announced from December 31, 2020 through June 25, 2025 involving a public company based in the United States as the target where the disclosed transaction value was greater than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the 69 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 14% across the period. This analysis also indicated a 25th percentile premium of 4% and 75th percentile premium of 27% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 4% to 27% to the undisturbed closing price per share of MRC Global common stock of $12.97 as of June 25, 2025 and calculated a range of implied equity values per share of MRC Global common stock of $13.49 to $16.47.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to DNOW or MRC Global or the contemplated mergers.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the DNOW board as to the fairness from a financial point of view to DNOW, as of June 26, 2025, of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of DNOW, MRC Global, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The exchange ratio was determined through arm’s-length negotiations between DNOW and MRC Global and was approved by the DNOW board. Goldman Sachs provided advice to DNOW during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to DNOW or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the mergers.

As described above, Goldman Sachs’ opinion to the DNOW board was one of many factors taken into consideration by the DNOW board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of DNOW, MRC Global and any of their respective affiliates and third parties or any currency or commodity that may be involved in the mergers. Goldman Sachs Investment Banking has an existing lending relationship with MRC Global and/or its subsidiaries. Goldman Sachs acted as financial advisor to DNOW in connection with, and participated in certain of the negotiations leading to, the mergers. At DNOW’s request, at the time of the execution of the merger agreement, an affiliate of Goldman Sachs entered into financing commitments to provide DNOW with a backstop to the accordion of DNOW’s existing asset based loan in connection with the consummation of the mergers, subject to the terms of such commitments (the “Backstop”). The actual amount of aggregate fees received by Goldman Sachs and its affiliates in connection with the Backstop will depend upon, among other things, the timing of such commitments. DNOW estimates that Goldman Sachs and its affiliates will in the aggregate receive approximately $2.5 million in fees in connection with the Backstop. During the two-year period ended June 26, 2025, Goldman Sachs Investment Banking has not been engaged by DNOW or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to MRC Global and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as documentation agent in connection with a Term Loan B offering for MRC Global in November 2024. During the two-year period ended June 26, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to MRC Global and/or its affiliates of approximately $196,000. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to DNOW, MRC Global and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

The DNOW board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated December 2, 2024, DNOW engaged Goldman Sachs to act as its financial advisor in connection with the contemplated mergers. The engagement letter between DNOW and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $19 million, $3 million of which became payable upon the announcement of the mergers, and the remainder of which is contingent upon consummation of the mergers. Goldman Sachs may receive an additional fee of up to $3 million at DNOW’s sole discretion. In addition, DNOW has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of MRC Global’s Financial Advisor

Pursuant to an engagement letter, MRC Global retained J.P. Morgan as its financial advisor in connection with the mergers.

At the meeting of the MRC Global board on June 26, 2025, J.P. Morgan rendered its oral opinion to the MRC Global board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, the exchange ratio in the proposed First Merger was fair, from a financial point of view, to the MRC Global stockholders. J.P. Morgan confirmed its June 26, 2025 oral opinion by delivering its written opinion, dated as of June 26, 2025, to the MRC Global board that, as of such date, the exchange ratio in the proposed First Merger was fair, from a financial point of view, to the MRC Global stockholders.

The full text of the written opinion of J.P. Morgan, dated as of June 26, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The MRC Global stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the MRC Global board (in its capacity as such) in connection with and for the purposes of its evaluation of the mergers, and was limited to the fairness, from a financial point of view, of the exchange ratio to the MRC Global stockholders in the proposed First Merger and did not address any other aspect of the mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of MRC Global or as to the underlying decision by MRC Global to engage in the mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of MRC Global as to how such stockholder should vote with respect to the mergers or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning MRC Global and DNOW and the industries in which they operate;

•

compared the financial and operating performance of MRC Global and DNOW with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of MRC Global common stock and DNOW common stock and certain publicly traded securities of such other companies;

•

reviewed the MRC Global Projections for MRC Global and the MRC Global Projections for DNOW, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the mergers (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of MRC Global and DNOW with respect to certain aspects of the mergers, and the past and current business operations of MRC Global and DNOW, the financial condition and future prospects and operations of MRC Global and DNOW, the effects of the mergers on the financial condition and future prospects of MRC Global and DNOW, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or that MRC Global and DNOW furnished to or discussed with J.P. Morgan or that was otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with MRC Global, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of MRC Global or DNOW under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting management’s best currently available estimates and judgments as to the expected future results of operations and financial condition of MRC Global and DNOW to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the mergers and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties that MRC Global, DNOW, the Merger Sub and the LLC Sub made in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments that advisors to MRC Global made with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on MRC Global or DNOW or on the contemplated benefits of the mergers.

The MRC Global Projections for MRC Global and the MRC Global Projections for DNOW furnished to J.P. Morgan were prepared by MRC Global management, with the MRC Global Projections for DNOW generally derived from the information provided by DNOW management, as discussed more fully in the section entitled “— Certain Unaudited Prospective Financial and Operating Information” beginning on page 86 of this joint proxy statement/prospectus. MRC Global does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the mergers, and MRC Global did not prepare these projections with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of MRC Global management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates and other factors as set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43 of this joint proxy statement/prospectus. Accordingly, actual results could vary significantly from those set forth in the projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “—MRC Global Forecasted Financial Information” beginning on page 89 of this joint proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to MRC Global stockholders of the exchange ratio in the proposed First Merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of MRC Global or as to MRC Global’s underlying decision to engage in the mergers. Furthermore, J.P. Morgan also expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the mergers, or any class of such persons relative to the exchange ratio in the mergers or with respect to the fairness of any compensation. J.P. Morgan expressed no opinion as to the price at which MRC Global common stock or DNOW common stock will trade at any future time.

J.P. Morgan’s opinion noted that J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of MRC Global or any other alternative transaction.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between MRC Global and DNOW, and the decision to enter into the merger agreement was solely that of the MRC Global board and the DNOW board. J.P. Morgan’s opinion and financial analyses were only one of the many factors that the MRC Global board considered in its evaluation of the mergers and should not be viewed as determinative of the views of the MRC Global board or management with respect to the mergers or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the MRC Global board on June 26, 2025 and in the financial analyses presented to the MRC Global board on such date in connection with the rendering of J.P. Morgan’s opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in connection with rendering its opinion to the MRC Global board and does not purport to be a complete description of the analyses or data that J.P. Morgan presented. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses that J.P. Morgan used, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of each of MRC Global and DNOW with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by MRC Global and DNOW (or aspects thereof), as applicable.

The companies selected by J.P. Morgan with respect to MRC Global were as follows:

•	DNOW

•	DXP Enterprises, Inc.

•	WESCO International, Inc.

•	Rexel S.A.

The companies selected by J.P. Morgan with respect to DNOW were as follows:

•	MRC Global

•	DXP Enterprises, Inc.

•	WESCO International, Inc.

•	Rexel S.A.

J.P. Morgan selected these companies because, among other reasons, they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of MRC Global and DNOW, as applicable. However, certain of these companies may have characteristics that are materially different from those of MRC Global and DNOW, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect MRC Global or DNOW, as applicable.

Using publicly available information, J.P. Morgan calculated, for each selected company,

(i)

the multiple of the firm value (calculated as equity value, plus or minus, as applicable, net debt or net cash, the “FV”) to the analyst consensus estimates of fiscal year 2025 adjusted EBITDA for the applicable company (the “FV / 2025E Adj. EBITDA Multiple”) and

(ii)	the multiple of the FV to the analyst consensus estimates of fiscal year 2026 adjusted EBITDA for the applicable company (the “FV/2026E Adj. EBITDA Multiple”).

For	MRC Global, based on the results of this analysis, J.P. Morgan selected

(i)	a FV/2025E Adj. EBITDA Multiple reference range of 7.00x to 9.25x and applied such reference range to MRC Global’s projected pre-SBC adjusted EBITDA for fiscal year 2025 and

(ii)

a FV/2026E Adj. EBITDA Multiple reference range for MRC Global of 6.50x to 8.50x and applied such reference range to MRC Global’s projected pre-SBC adjusted EBITDA for fiscal year 2026, in each case as provided in the MRC Global Projections for MRC Global.

The analysis derived the following ranges of implied equity value per share of MRC Global common stock (rounded to the nearest $0.10):

Metric	Implied Equity Value Per Share
	Low	High
FV/2025E Pre-SBC Adj. EBITDA Multiple	$12.90	$18.30
FV/2026E Pre-SBC Adj. EBITDA Multiple	$12.80	$17.90

J.P. Morgan compared these ranges to:

(i)	the price per share of MRC Global common stock of $12.97 as of June 25, 2025; and

(ii)	the implied price per share of MRC Global common stock of $13.85 based on the exchange ratio.

For DNOW, based on the results of this analysis, J.P. Morgan selected

(i)	a FV/2025E Adj. EBITDA Multiple reference range of 7.00x to 9.25x and applied such reference range to DNOW’s projected pre-SBC adjusted EBITDA for fiscal year 2025 and

(ii)

a FV/2026E Adj. EBITDA Multiple reference range for DNOW of 6.50x to 8.50x and applied such reference range to DNOW’s projected pre-SBC adjusted EBITDA for fiscal year 2026, in each case as provided in the MRC Global Projections for DNOW. The analysis derived the following ranges of implied equity value per share of DNOW common stock (rounded to the nearest $0.10):

Metric	Implied Equity Value Per Share
	Low	High
FV/2025E Pre-SBC Adj. EBITDA Multiple	$14.60	$18.70
FV/2026E Pre-SBC Adj. EBITDA Multiple	$14.60	$18.60

J.P. Morgan compared these ranges to the price per share of DNOW common stock of $14.60 as of June 25, 2025.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for MRC Global common stock and DNOW common stock. J.P. Morgan calculated the unlevered free cash flows that each of MRC Global and DNOW are expected to generate during fiscal years 2025 through 2031 based on the MRC Global Projections for MRC Global and MRC Global Projections for DNOW, as applicable, as discussed more fully in the section entitled “—MRC Global Forecasted Financial Information” beginning on page 89 of this joint proxy statement/prospectus. J.P. Morgan also calculated a range of terminal values for each of MRC Global and DNOW at the end of this period by applying terminal growth rates ranging from 1.00% to 2.00%, based on guidance that MRC Global management provided, to estimates of terminal unlevered free cash flows for each of MRC Global and DNOW at the end of fiscal year 2031, as provided in the MRC Global Projections for MRC Global and MRC Global Projections for DNOW, as applicable.

J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of June 30, 2025 using discount rates ranging from 8.50% to 10.50%, which range J.P. Morgan chose based upon an analysis of the weighted average cost of capital of each of MRC Global and DNOW. The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted for each of MRC Global’s and DNOW’s estimated net debt as of June 30, 2025, as provided in the MRC Global Projections for MRC Global and MRC Global Projections for DNOW in each case discounted to present value as of June 30, 2025 using a range of discount rates from 8.50% to 10.50%.

This analysis indicated a range of implied per share equity value for MRC Global common stock (rounded to the nearest $0.10) of approximately $14.50 to $22.30, which J.P. Morgan compared to:

(i)	the price per share of MRC Global common stock of $12.97 as of June 25, 2025; and

(ii)	the implied price per share of MRC Global common stock of $13.85 based on the exchange ratio.

This analysis also indicated a range of implied per share equity value for DNOW common stock (rounded to the nearest $0.10) of approximately $15.80 to $21.90, which J.P. Morgan compared to the price per share of DNOW common stock of $14.60 as of June 25, 2025.

Implied Relative Value Analysis. J.P. Morgan compared the results for MRC Global to the results for DNOW with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the lowest implied equity value per share of MRC Global to the highest implied equity value per share of DNOW to derive the lowest exchange ratio that each pair of results implied. J.P. Morgan also compared the highest implied equity value per share of MRC Global to the lowest implied equity value per share of DNOW to derive the highest exchange ratio that each pair of results implied. The ranges of implied exchange ratios resulting from this analysis were as follows:

Implied Exchange Ratios
Metric	Low	High
FV/2025E Adj. EBITDA Multiple	0.6903x	1.2507x
FV/2026E Adj. EBITDA Multiple	0.6881x	1.2206x
Discounted Cash Flow	0.6588x	1.4133x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to:

(i)	the exchange ratio of 0.8884x as of June 25, 2025, the last trading day prior to the date of the written opinion, dated as of June 26, 2025; and

(ii)	the exchange ratio of 0.9489x, as contemplated in the proposed First Merger.

Value Creation Analysis. J.P. Morgan conducted an analysis of the theoretical value creation to the existing MRC Global stockholders that compared the estimated implied equity value of MRC Global on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of the existing MRC Global stockholders’ ownership in the combined company, pro forma for the mergers.

J.P. Morgan calculated the implied equity value of the existing MRC Global stockholders’ ownership in the combined company, pro forma for the mergers, by

(i)	adding the sum of:

(a)

the implied equity value of MRC Global on a standalone basis of approximately $1,547 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of MRC Global described above;

(b)	the implied equity value of DNOW on a standalone basis of approximately $1,981 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of DNOW described above; and

(c)	the estimated value of Synergies, as MRC Global management estimated and provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of $495 million:

(ii)	subtracting certain other expenses, as MRC Global management estimated and provided to J.P. Morgan for use in connection with its analysis; and

(iii)	multiplying such result by the pro forma equity ownership of the combined company by the existing MRC Global stockholders.

This analysis indicated an implied pro forma equity value for the combined company of approximately $3,948 million and an implied pro forma equity value for the existing MRC Global stockholders’ ownership of the combined company of approximately $1,715 million, which represents accretion in value of 10.9% compared to the equity value of the MRC Global stockholders’ ownership of MRC Global on a standalone basis. There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those MRC Global’s management estimated and described above.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data that J.P. Morgan presented. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and J.P. Morgan’s opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of MRC Global or DNOW. The order of analyses described does not represent the relative importance or weight that J.P. Morgan gave to those analyses. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors that J.P. Morgan considered, and J.P. Morgan did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses that J.P. Morgan used or made are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to MRC Global or DNOW. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of MRC Global and DNOW. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to MRC Global and DNOW.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise MRC Global with respect to the mergers and deliver an opinion to the MRC Global board with respect to the mergers on the basis of, among other things, such experience, its qualifications and reputation in connection with such matters and its familiarity with MRC Global, DNOW and the industries in which they operate.

For financial advisory services rendered in connection with the mergers, MRC Global has agreed to pay J.P. Morgan an estimated fee of approximately $23 million, $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the mergers. In addition, MRC Global has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with DNOW. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with MRC Global for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on a credit facility in November 2024. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of MRC Global, for which it receives customary compensation or other financial benefits. During the two-year period preceding delivery of its opinion on June 26, 2025, the aggregate fees that J.P. Morgan recognized from MRC Global were approximately $6 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding MRC Global common stock and DNOW common stock. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of MRC Global or DNOW for their own accounts or for the accounts of customers and, accordingly, they likely at any time hold long or short positions in such securities or other financial instruments.

Interests of Certain DNOW Directors and Executive Officers in the Mergers

When considering the recommendation of the DNOW board that DNOW stockholders vote “FOR” the DNOW stock issuance proposal and, if necessary, “FOR” the DNOW adjournment proposal, DNOW stockholders should be aware that certain of DNOW’s directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of other DNOW stockholders generally. The DNOW board was aware of these interests when it approved the merger agreement and the transactions contemplated thereby and recommended that DNOW stockholders vote “FOR” the DNOW stock issuance proposal and, if necessary, “FOR” the DNOW adjournment proposal. Such interests include that certain, if not all, of the current directors and executive officers of DNOW are expected to continue as directors and executive officers of DNOW following consummation of the mergers.

The mergers do not constitute a “change in control” for purposes of the DNOW executives’ or non-employee directors’ equity award arrangements. Accordingly, there are no payments or benefits to DNOW NEOs that are based on or otherwise relate to the mergers. Upon completion of the mergers, certain, if not all, of the current executive officers of DNOW and all members of DNOW’s board of directors are expected to continue in their current roles with the combined company, as described in “—Board of Directors and Management of DNOW Following Completion of the Mergers.”

Interests of Certain MRC Global Directors and Executive Officers in the Mergers

In considering the recommendations of the MRC Global board, MRC Global stockholders should be aware that MRC Global’s executive officers have interests in the mergers, including financial interests, which may be different from, or in addition to, the interests of the other MRC Global stockholders generally. These interests include the following and are more fully summarized as follows:

•

MRC Global directors’ unvested shares of MRC Global restricted shares and MRC Global executive officers’ unvested MRC Global RSUs and MRC Global PSUs will either accelerate upon the mergers or will accelerate upon a qualifying termination following the mergers;

•	Employment agreements and separation policies provide for certain severance protections upon a qualifying termination;

•

The Omnibus Amendments (defined below) with each of Daniel J. Churay, Grant Bates, John P. McCarthy, Emily Shields, Shweta Kurvey-Mishra and Victor Clark provide for an extension of the post-termination restricted period under the applicable award agreements;

•	The McCarthy Bonus Letter (defined below) issued to Mr. McCarthy provides for a special cash bonus payable on or before closing of the mergers;

•	The Anderson Bonus Letter (defined below) issued to Gillian Anderson provides for a cash bonus that may be accelerated on the closing of the mergers; and

•

MRC Global’s directors and executive officers are entitled to continued indemnification as provided for in the merger agreement and further described in “The Merger Agreement — Indemnification and Insurance.”

The members of the MRC Global board were aware of, and considered, these interests, among other matters, in evaluating the merger agreement, in approving the merger agreement and in determining to recommend that MRC Global stockholders approve the proposals presented at the MRC Global special meeting.

The following discussion sets forth certain of these interests in the mergers of each person who has served as an executive officer or non-employee director of MRC Global since January 1, 2024.

Treatment of MRC Global Equity Awards in the Mergers

The merger agreement provides that, at the Effective Time, each MRC Global restricted share that is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, immediately vest with respect to 100% of the MRC Global restricted shares, which MRC Global restricted shares will be converted into the right to receive

(A) the merger consideration with respect to each share of MRC Global common stock and

(B) an amount in cash equal to the accrued but unpaid dividends with respect to such MRC Global restricted shares,

in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, at the Effective Time, each MRC Global RSU that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, immediately vest with respect to 100% of the shares of MRC Global common stock subject to that MRC Global RSU, which shares of MRC Global common stock will be converted into the right to receive

(A) the merger consideration with respect to each share of MRC Global common stock, reduced by the number of shares of DNOW common stock required or permitted to be deducted to satisfy applicable withholding and similar taxes and

(B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such MRC Global RSU, if any, less applicable withholding and similar taxes,

in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, at the Effective Time, each outstanding MRC Global RSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will be canceled and converted into an award of DNOW RSUs in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of

(A) the total number of shares of MRC Global common stock subject to that award of MRC Global RSUs immediately prior to the Effective Time multiplied by

(B) the exchange ratio.

Those DNOW RSUs will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding MRC Global RSU award agreement (except that the award will be payable in DNOW common stock).

The merger agreement also provides that, at the Effective Time, each MRC Global PSU that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, be canceled, and the holder thereof will then become entitled to receive, in full satisfaction of the rights of the holder with respect thereto, the number of shares of MRC Global common stock (rounded to the nearest share) subject to the MRC Global PSU, which shares of MRC Global common stock will be converted into the right to receive

(A) the merger consideration with respect to each share of MRC Global common stock subject to the MRC Global PSU that vest based on the determination of performance set forth in the applicable award agreement, reduced by the number of shares of DNOW common stock required or permitted to be deducted to satisfy applicable withholding and similar taxes and

(B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such MRC Global PSU, if any, less applicable withholding and similar taxes,

in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, at the Effective Time, each outstanding MRC Global PSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will be canceled and converted into a DNOW RSU in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of

(A) the number of shares of MRC Global common stock subject to such MRC Global PSU immediately prior to the Effective Time that vest based on the determination of performance set forth in the applicable award agreement multiplied by

(B) the exchange ratio.

Those DNOW RSUs will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in DNOW common stock and the award will no longer be subject to performance metrics). For purposes of the immediately preceding sentence, the number of shares of MRC Global common stock subject to the MRC Global PSU will be deemed to be the number of shares subject to the MRC Global PSU with performance deemed achieved, except as previously disclosed to DNOW, in accordance with the terms and conditions of the applicable award agreement governing the MRC Global PSU immediately prior to the Effective Time.

To the extent that any award described herein constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award will be made in accordance with the merger agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

Table of Security Holdings

The following table below sets forth, as of July 15, 2025, for each person who has served as a director or executive officer of MRC Global since the beginning of MRC Global’s last fiscal year

(A) the aggregate number of shares of MRC Global restricted shares,

(B) the aggregate number of shares subject to outstanding MRC Global RSUs and

(C) the aggregate number of shares subject to outstanding MRC Global PSUs.

The values are calculated assuming that the merger consideration is $13.95 per share, determined by multiplying the exchange ratio of 0.9489 by $14.70, which represents the average closing price of a share of DNOW’s common stock over the first five business days following the first public announcement of the mergers on June 26, 2025. The actual value realized with respect to any shares of MRC Global restricted shares, MRC Global RSUs and MRC Global PSUs cannot be determined with any certainty until the awards vest or are settled, as applicable. None of the directors or executive officers set forth in the table below hold directly or indirectly any stock options or warrants to purchase shares of MRC Global common stock.

Name	Number of Unvested Shares of MRC Global Restricted Shares (#)	Number of Shares Subject to MRC Global RSUs (#)	Number of Shares Subject to MRC Global PSUs (#)(1)	Total MRC Global Equity Awards (#)	Total Value of MRC Global Equity Awards ($)
Executives:
Robert J Saltiel, Jr.	—	324,619	717,872	1,042,491	14,542,749
Kelly Youngblood	—	115,824	256,134	371,958	5,188,814
Daniel J. Churay	—	65,494	143,682	209,176	2,918,005
Grant R. Bates	—	39,440	86,869	126,309	1,762,011
Victor Clark	—	24,371	—	24,371	339,975
Shweta Kurvey-Mishra	—	31,683	63,325	95,008	1,325,362
John P. McCarthy	—	31,753	69,659	101,412	1,414,697
Emily Shields	—	23,451	51,443	74,894	1,044,771
Steve Smith	—	20,945	43,197	64,142	894,781
Gillian Anderson	—	16,596	22,385	38,981	543,785
Retired Executive:
Rance C. Long(2)	—	20,297	36,367	56,664	790,463
Non-Employee Directors:
Deborah G. Adams	25,647	—	—	25,647	357,776
Leonard M. Anthony	11,722	—	—	11,722	163,522
George J. Damiris	11,722	—	—	11,722	163,522
David A. Hager	11,722	—	—	11,722	163,522
Ronald L. Jadin	11,722	—	—	11,722	163,522
Anne McEntee	11,722	—	—	11,722	163,522
Daniel Silvers	11,722	—	—	11,722	163,522
Retired Directors:
Henry Cornell(3)	—	—	—	—	—
Barbara Duganier(3)	—	—	—	—	—
Robert L. Wood(3)	—	—	—	—	—

(1)	Consists of:

a.	the number of performance-vested 2023 MRC Global PSUs based on actual performance with respect to the completed performance periods (2023 and 2024),

b.

the number of 2023 MRC Global PSUs based on performance through June 30, 2025 with respect to the performance periods that have started but not yet been completed (2025 and 2023-25; actual performance will be determined upon the earlier of closing and December 31, 2025),

c.	the number of performance-vested 2024 MRC Global PSUs based on actual performance with respect to the completed performance period (2024),

d.

the number of 2024 MRC Global PSUs based on performance through June 30, 2025 with respect to the performance periods that have started but not yet been completed (2025 and 2024-26; actual performance will be determined upon the earlier of closing and the end of each of those performance periods on December 31, 2025 and 2026, respectively),

e.	the number of 2024 MRC Global PSUs based on target performance with respect to the performance periods that have not yet started (2026),

f.

the number of 2025 MRC Global PSUs based on performance through June 30, 2025 with respect to the performance periods that have started but not yet been completed and are 50% or more completed (2025; actual performance will be determined upon the earlier of closing and December 31, 2025),

g.

the number of 2025 MRC Global PSUs based on target performance with respect to the performance periods that have started but not yet been completed and are less than 50% completed (2025-27; actual performance will be determined upon the earlier of closing and December 31, 2027), and

h.	the number of 2025 MRC Global PSUs based on target performance with respect to the performance periods that have not yet started (2026 and 2027).
(2)

Mr. Long retired as Senior Vice President – Marketing Strategy in May 2025. Due to his retirement, he will continue to vest in certain unvested RSUs and PSUs in accordance with his award agreements. He does not hold any MRC Global restricted shares.

(3)

Messrs. Cornell and Wood, and Ms. Duganier retired from the MRC Global board in May 2025, November 2024 and May 2024, respectively. None of them holds any MRC Global restricted shares, MRC Global RSUs and MRC Global PSUs.

MRC Global Executive Officer Severance Arrangements

Each of Robert J. Saltiel, Jr. and Kelly Youngblood have entered into an employment agreement with MRC Global (the “Employment Agreements”). Under the Employment Agreements, if upon a Change in Control, or within 24 months following a Change in Control, MRC Global terminates the executive officer’s employment other than for “Cause,” death or “Disability,” or the executive officer leaves employment for “Good Reason,” Messrs. Saltiel and Youngblood will be entitled to the following:

•	All accrued, but unpaid obligations (including, salary, unpaid annual cash incentive for completed periods, expense reimbursement and vacation pay);

•

A separation payment in an amount equal to the sum of three times (for Mr. Saltiel) and two times (for Mr. Youngblood) the sum of base salary plus target annual cash incentive, as in effect on the date of termination;

•	A pro-rata annual cash incentive for the fiscal year in which termination occurs based on the greater of target or actual performance through the end of the fiscal year; and

•	Medical Continuation for 36 months (for Mr. Saltiel) and 24 months (for Mr. Youngblood).

Each of their respective Employment Agreements define the terms “Change in Control,” “Cause,” “Disability,” “Good Reason” and “Medical Continuation.”

None of the other executive officers are subject to an employment agreement. However, each executive officer (other than Messrs. Saltiel and Youngblood) may receive certain severance payments and benefits following a termination of employment under certain circumstances pursuant to MRC Global’s Executive

Separation Policy (the “Executive Separation Policy”) or MRC Global’s Vice President Change in Control Separation Policy (the “Vice President Separation Policy” and together with the Executive Separation Policy, the “Separation Policies”). Under the applicable Separation Policy, if upon a Change in Control, or within 24 months following a Change in Control, the employment of Messrs. Churay, Bates, Clark, McCarthy or Smith, or Mses. Kurvey-Mishra, Anderson and Shields is terminated by MRC Global other than for “Cause,” death or “Disability,” or by any of them for “Good Reason,” the terminated executive officer will be entitled to the following:

•	All accrued, but unpaid obligations (including, salary, unpaid annual cash incentive for completed periods, expense reimbursement and vacation pay);

•

Payment of an amount equal to two times (for Mr. Churay), 1.5 times (for Messrs. Bates, Clark, McCarthy and Smith, and Mses. Kurvey-Mishra and Shields) the sum of base salary plus target annual cash incentive, or 1 times (for Ms. Anderson) base salary, in each case, as in effect on the date of termination;

•	A pro-rata annual cash incentive for the fiscal year in which termination occurs based on the greater of target or actual performance through the end of the fiscal year; and

•	Medical Continuation for 24 months (for Mr. Churay), 18 months (for Messrs. Bates, Clark, McCarthy and Smith, and Mses. Kurvey-Mishra and Shields) or 12 months (for Ms. Anderson).

Each applicable Separation Policy defines the terms “Change in Control,” “Cause,” “Disability,” “Good Reason” and “Medical Continuation.”

The MRC Global RSU award agreements and the MRC Global PSU award agreements under which MRC Global has granted the applicable awards contain provisions providing for:

(A) continued vesting upon retirement and

(B) accelerated vesting upon

(i) the death or disability of the executive officer or

(ii) for awards on or after February 2024, upon termination of employment by MRC Global without cause or termination of employment by the executive officer for “good reason,” in each case, following a change in control of MRC Global or

(iii) for awards prior to February 2024, upon a change in control.

The mergers constitute such a change in control.

For an estimate of the value of the severance payments and benefits described above that would become payable to each of our NEOs upon a severance-qualifying termination, see “— Quantification of Potential Payments and Benefits to MRC Global’s Named Executive Officers in Connection with the Mergers” below.

Omnibus Amendments and Transaction Bonuses

On June 26, 2025, in connection with the mergers, MRC Global entered into an omnibus amendment (collectively, the “Omnibus Amendments”) with each of

(A) Daniel J. Churay, Grant Bates, John P. McCarthy, Emily Shields to their applicable Restricted Stock Unit Award Agreements, dated as of February 6, 2023, the Restricted Stock Unit Award Agreements, dated as of February 7, 2024, the Restricted Stock Unit Award Agreements, dated as of March 12, 2025, the Performance Share Unit Award Agreements, dated as of February 6, 2023, the Performance Share Unit Award Agreements, dated as of February 7, 2024 and the Performance Share Unit Award Agreements, dated as of March 12, 2025,

(B) Shweta Kurvey-Mishra to the Restricted Stock Unit Award Agreement, dated as of January 9, 2023, the Restricted Stock Unit Award Agreement, dated as of February 6, 2023, the Restricted Stock Unit Award Agreement, dated as of February 7, 2024, the Restricted Stock Unit Award Agreement, dated as of March 12, 2025, the Performance Share Unit Award Agreement, dated as of February 6, 2023, the Performance Share Unit Award Agreement, dated as of February 7, 2024 and the Performance Share Unit Award Agreement, dated as of March 12, 2025 and

(C) Victor Clark to the Restricted Stock Unit Award Agreement, dated as of May 27, 2025,

in each case, pursuant to which the foregoing award agreements were amended to provide for an extension of the post-termination restricted period with respect to Mr. Churay’s non-competition covenant from eighteen to twenty-four months, and with respect to each of Messrs. Bates, Clark and McCarthy and Mses. Kurvey-Mishra and Shields’ non-competition covenants, from twelve to eighteen months.

On June 24, 2025, MRC Global issued a letter to Mr. McCarthy that provides for a $150,000 cash bonus (the “McCarthy Bonus Letter”), payable in two equal installments. The first installment was paid on the first payroll date following the date of the McCarthy Bonus Letter, and the second installment will be paid on the earlier of the mergers or May 1, 2026, subject generally to Mr. McCarthy’s continued employment through the payment date of the second installment.

On April 30, 2025, MRC Global issued a letter to Ms. Anderson that provides for a $60,000 cash bonus (the “Anderson Bonus Letter”), payable in installments and subject to the completion of certain goals. Pursuant to the Anderson Bonus Letter, if Ms. Anderson is terminated without Cause, leaves for Good Reason or leaves employment due to her death or Disability or a Change in Control occurs, any unpaid installments will become due and payable to Ms. Anderson or her estate, as the case may be.

New Management Arrangements

As of the date of this joint proxy statement/prospectus, there are no other new employment, equity contribution or other agreements between any MRC Global executive officer or director, on the one hand, and MRC Global or DNOW, on the other hand. Prior to and following the closing of the mergers, however, certain of our executive officers may have discussions with, and may enter into agreements with, DNOW, the surviving corporation or their affiliates regarding employment with or providing consultation services to DNOW, the surviving corporation or their affiliates or the right to participate in the equity of the surviving corporation or one or more of its affiliates to be effective following the closing of the mergers.

Quantification of Potential Payments and Benefits to MRC Global’s Named Executive Officers in Connection with the Mergers

This section sets forth the information that Item 402(t) of Regulation S-K requires regarding the compensation of each of MRC Global’s NEOs that is based on or otherwise relates to the mergers and that will or may become payable to MRC Global’s NEOs at the consummation of the mergers or upon a qualifying termination of employment that occurs during the protection period, assuming the following:

(1)	the closing occurs on July 15, 2025 (which is the assumed date solely for purposes of the compensation disclosure in this section),

(2)	each of the MRC Global NEOs experiences a termination without Cause or leaves for Good Reason on that date pursuant to the applicable Employment Agreement or Separation Policy,

(3)	the MRC Global NEOs’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of the date of this filing,

(4)

MRC Global RSUs and MRC Global PSUs that the NEOs hold are outstanding as of the date hereof do not otherwise vest prior to the completion of the mergers, except with respect to regularly scheduled vesting dates occurring prior to the assumed closing date of July 15, 2025,

(5)

for purposes of determining the value of MRC Global RSUs and MRC Global PSUs, the value of the merger consideration is $13.95 per share, determined by multiplying the exchange ratio of 0.9489 by $14.70, which represents the average closing price of a share of DNOW common stock over the first five business days following the first public announcement of the mergers on June 26, 2025,

(6)	the number of shares that vest pursuant to MRC Global PSUs was calculated in accordance with footnote (1) to the table above entitled “Table of Security Holdings,”

(7)	no MRC Global NEO receives any additional equity grants prior to completion of the mergers, and

(8)

each MRC Global NEO has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary to receive the payments and benefits described below. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.

The payments described in the table below are made pursuant to the arrangements described above in the section entitled “Interests of Certain MRC Global Directors and Executive Officers in the Mergers.”

MRC Global Named Executive Officer	Cash(1)($)	Equity(2)($)	Perquisites/ Benefits(3)($)	Other(4)($)	Total(5)($)
Robert J. Saltiel, Jr. (President and Chief Executive Officer)	6,387,292	14,542,749	24,443	—	20,954,484
Kelly Youngblood (Executive Vice President and Chief Financial Officer)	2,272,375	5,188,814	14,442	—	7,475,631
Daniel J. Churay (Executive Vice President, Corporate Affairs, General Counsel & Corporate Secretary)	1,885,760	2,918,005	27,054	—	4,830,819
Grant R. Bates (Senior Vice President, U.S. Operations & E-Commerce)	1,267,310	1,762,011	20,291	—	3,049,612
John P. McCarthy (Senior Vice President, Supply Chain, Quality & Technical Sales)	1,086,264	1,414,697	20,291	75,000	2,596,252
Retired Named Executive Officer: Rance C. Long (Former Senior Vice President – Marketing Strategy)(6)	—	790,463	—	—	790,463

(1)

Amounts reflect the severance payments provided under the Employment Agreements or the Executive Separation Policy, as applicable, as described above in the section entitled “— MRC Global Executive Officer Severance Arrangements.” The amounts included in this column are considered to be “double-trigger” payments, which means that both a change in control of MRC Global, such as the mergers, and a qualifying termination of employment must occur during the “protection period,” which period extends from the date of the change in control until the date that is 24 months following the occurrence of a change in control, prior to any payment being provided to the applicable MRC Global NEO. Below table shows the breakdown of the cash payment including the pro-rata incentive and the separation payment for each NEO.

MRC Global Named Executive Officer	Pro-Rata Incentive ($)	Separation Payment ($)
Robert J. Saltiel, Jr.	582,292	5,805,000
Kelly Youngblood	258,375	2,014,000
Daniel J. Churay	200,960	1,684,800
Grant R. Bates	169,535	1,097,775
John P. McCarthy	139,500	946,764
Retired Named Executive Officer: Rance C. Long	—	—

(2)

Amounts reflect the sum of the potential value that each NEO could receive in connection with accelerated vesting and settlement of unvested MRC Global RSUs and MRC Global PSUs plus the value of accrued and unpaid dividends thereon, as more fully described above under “— Treatment of MRC Global Equity Awards in the Mergers.” There have been no dividends declared on MRC Global’s common stock. These amounts were calculated as described in footnotes (1) and (2) to the table in that section entitled “Table of Security Holdings.” The amounts in this column attributable to MRC Global RSUs and MRC Global PSUs granted in 2023 are considered to be “single-trigger,” which means that only a change in control of MRC Global, such as the mergers, must occur prior to any payment being provided to the MRC Global NEOs. The amounts in this column attributable to MRC Global RSUs and MRC Global PSUs granted in 2024 and 2025 are considered to be “double-trigger,” which means that both a change in control of MRC Global, such as the mergers, and a qualifying termination of employment must occur during the “protection period,” which, for the MRC Global RSUs and MRC Global PSUs granted in 2024 and 2025, is the period any time after the change in control, prior to any payment being provided to the applicable MRC Global NEO.

(3)

Amounts reflect the total estimated value of health and welfare coverage (which include medical and dental coverage) paid by (or reimbursed by) MRC Global that are the same or equivalent amount the NEO received prior to the termination of employment under the applicable Employment Agreements or Separation Policy. See “— MRC Global Executive Officer Severance Arrangements.” These benefits are “double-trigger.”

(4)

The amount reflects a cash bonus under the McCarthy Bonus Letter, payable in two equal installments. The first installment was previously paid and was not contingent upon a change in control. The second installment is paid on the earlier of the closing or May 1, 2026, subject generally to Mr. McCarthy’s continued employment through the payment date of the second installment, and the second installment is “single-trigger.”

(5)

The Employment Agreements and the Separation Policies provide that golden parachute payments will be paid in full or reduced to fall within the safe harbor amount provided under Section 280G of the Code, whichever will provide a better net after-tax position for a participant. For the purposes of this disclosure, the maximum amount potentially payable to each NEO in connection with the mergers is reflected even though such maximum amounts could be reduced pursuant to the cutback language included in the Employment Agreements and the Separation Policies.

(6)

Mr. Long retired as Senior Vice President – Marketing Strategy in May 2025. Due to his retirement, he will continue to vest in certain unvested MRC Global RSUs and MRC Global PSUs in accordance with his award agreements. His 2023 MRC Global RSUs and 2023 MRC Global PSUs will vest upon closing. His 2024 MRC Global RSUs and 2024 Global PSUs will vest in accordance with his award agreements.

Board of Directors and Management of DNOW Following Completion of the Mergers

Upon the completion of the mergers, David Cherechinsky, Chief Executive Officer of DNOW, and the current members of the DNOW board, will continue to serve as Chief Executive Officer and directors of the combined company, respectively. The other executive officers of DNOW are also expected to continue in their current roles with the combined company.

The merger agreement provides that, upon consummation of the mergers, DNOW’s board of directors shall be comprised of ten directors, including two directors selected from MRC Global’s board of directors by DNOW prior to closing. On July 17, 2025, DNOW notified MRC Global that DNOW had selected George J. Damiris and Ronald L. Jadin to be appointed to the DNOW board effective immediately upon closing.

Material U.S. Federal Income Tax Consequences of the Mergers

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of MRC Global common stock who exchange their shares of MRC Global common stock for shares of DNOW common stock (and cash in lieu of fractional shares of DNOW common stock, if any) pursuant to the mergers. The following discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and published rulings and other positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. Neither DNOW nor MRC Global has sought, nor intends to seek, any ruling from the IRS with respect to the statements made and the positions or conclusions described in the following summary, and there can be no assurance the IRS or a court will not take a contrary position.

This discussion is limited to U.S. holders that hold their shares of MRC Global common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the mergers, nor does it describe (i) any tax consequences of the mergers arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to U.S. federal income taxation (such as the estate, gift, and Medicare contribution tax, for example) or (ii) the tax consequences of owning or disposing of shares of DNOW common stock received in the mergers. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders of shares of MRC Global common stock in light of their individual circumstances (including the impact of the Medicare surtax on certain net investment income) or to U.S. holders of shares of MRC Global common stock that are subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	tax-exempt or governmental organizations;

•	dealers in securities or traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold shares of MRC Global common stock as part of a straddle, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons that purchased or sell their shares of MRC Global common stock as part of a wash sale;

•	certain former citizens or long-term residents of the United States or persons whose functional currency is other than the U.S. dollar;

•	persons that are not U.S. holders;

•	persons who acquired or hold their shares of MRC Global common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons subject to the alternative minimum tax;

•	regulated investment companies or real estate investment trusts; and

•

persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the mergers) five percent or more (by vote or value) of any class of stock of MRC Global or DNOW.

THE TAX CONSEQUENCES OF THE MERGERS TO A HOLDER OF MRC GLOBAL COMMON STOCK ARE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN DNOW’S OR MRC GLOBAL’S CONTROL. ALL MRC GLOBAL STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

U.S. Holder Defined

For purposes of this discussion, a “U.S. holder” is a beneficial owner of MRC Global common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds MRC Global common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, if you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds MRC Global common stock, you should consult your tax advisor regarding the tax consequences to you of the mergers.

U.S. Federal Income Tax Consequences of the Mergers

Assuming that the mergers are completed as currently contemplated, DNOW and MRC Global intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The completion of the mergers is not conditioned on the mergers qualifying for the intended tax treatment or upon the receipt of an opinion of counsel or IRS ruling to that effect. DNOW and MRC Global have not requested, and do not intend to request, any ruling from the IRS with respect to the tax consequences of the mergers. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion assumes that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The material U.S. federal income tax consequences of the mergers to U.S. holders of shares of MRC Global common stock will be as follows:

•

a U.S. holder of shares of MRC Global common stock generally will not recognize gain or loss, except for gain or loss arising with respect to any cash received in lieu of a fractional share of DNOW common stock (as discussed in—U.S. Federal Income Tax Consequences of Cash in Lieu of Fractional Shares);

•

the aggregate tax basis of the shares of DNOW common stock received by a U.S. holder of MRC Global common stock pursuant to the mergers (including any fractional share of DNOW common stock deemed received and treated as exchanged for cash, as discussed below) generally will equal the aggregate adjusted tax basis of such U.S. holder’s shares of MRC Global common stock exchanged for such DNOW common stock; and

•

the holding period of the DNOW common stock received by a U.S. holder in exchange for shares of MRC Global common stock pursuant to the mergers (including any fractional share of DNOW common stock deemed received and treated as exchanged for cash, as discussed below) generally will include the holding period of the MRC Global common stock exchanged for such DNOW common stock.

If a U.S. holder of shares of MRC Global common stock acquired different blocks of MRC Global common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of DNOW common stock may be determined separately with reference to each block of MRC Global common stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of DNOW common stock received in the mergers.

U.S. Federal Income Tax Consequences of Cash in Lieu of Fractional Shares

A U.S. holder of shares of MRC Global common stock who receives cash in lieu of a fractional share of DNOW common stock generally will be treated as having received such fractional share pursuant to the mergers and then as having exchanged such fractional share of DNOW common stock for cash. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in its MRC Global common stock surrendered that is allocated to such fractional share of DNOW common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the mergers, the U.S. holder’s holding period for the fractional share of DNOW common stock deemed to be received is greater than one year. For U.S. holders that are non-corporate holders, long-term capital gains of individuals are generally eligible for reduced rates of taxation as compared to the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

MRC GLOBAL COMMON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

Information Reporting and Backup Withholding

Payments of cash consideration (including any cash in lieu of a fractional share of DNOW common stock) to a holder of MRC Global common stock generally will be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR U.S. HOLDER. ALL MRC GLOBAL STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM, INCLUDING TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

Accounting Treatment of the Mergers

DNOW and MRC Global prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations provides for the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. DNOW will be treated as the acquirer for accounting purposes. DNOW is the entity issuing the equity of the combined company. The composition of the management team and, thereby, the overall decision-making power of the combined company will be more heavily dominated by DNOW executives. Additionally, the legacy DNOW headquarters in Houston, Texas will remain the headquarters of the combined company. Each of these factors holds significant strategic implications for the combined company and, when combined with the inapplicability or relative neutrality of all other indicators considered, results in the conclusion that DNOW is the accounting acquirer.

Regulatory Approvals

Antitrust Clearance

Under the HSR Act, and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. If the DOJ or FTC issues a second request prior to the expiration of the initial 30-day waiting period, the mergers cannot close until the expiration of a second 30-day waiting period, and which would begin to run only after both parties have substantially complied with the second request, unless the second waiting period is terminated earlier.

On      , 2025, DNOW and MRC Global each filed a premerger notification and report form under the HSR Act.

At any time before or after consummation of the mergers, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers or to conditionally permit completion of the mergers subject to regulatory concessions or conditions, such as seeking the divestiture of substantial assets of DNOW or MRC Global or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Although neither DNOW nor MRC Global believes that the mergers will violate the antitrust laws, there can be no assurance that a challenge to the mergers on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Under the terms of the merger agreement, the parties also are required to file all applicable notices, reports or other draft filings (as applicable) with respect to any non-U.S. antitrust and foreign direct investment screening processes determined to be reasonably required or advisable pursuant to the applicable antitrust and foreign direct investment laws as promptly as reasonably practical (but in no event later than 40 business days following the date of the merger agreement). The completion of the mergers is subject making these filings with, and obtaining authorizations, approvals or consents from, the relevant non-U.S. antitrust and foreign direct investment authorities or until the applicable waiting period has expired or been terminated.

U.S. Securities and Exchange Commission

In connection with the DNOW stock issuance proposal, DNOW has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of DNOW common stock issuable under the merger agreement in the mergers will be registered with the SEC.

The New York Stock Exchange

The completion of the mergers is subject to approval for listing of the shares of DNOW common stock to be issued pursuant to the merger agreement on the NYSE, subject to official notice of issuance.

Exchange of Shares

For information on the exchange of MRC Global common stock for the merger consideration, please see the section entitled “The Merger Agreement — Exchange and Payment Procedures.”

Section 16 Matters

Prior to the Effective Time, the parties have agreed to take such steps as may be required to cause any dispositions of equity securities of MRC Global (including derivative securities) or acquisitions of equity securities of DNOW (including derivative securities) in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MRC Global, or will become subject to such reporting requirements with respect to DNOW, to be exempt under Rule 16b-3 under the Exchange Act.

Treatment of Indebtedness

As of March 31, 2025, DNOW had no long-term debt outstanding. As of March 31, 2025, MRC Global had approximately $371 million of total long-term debt outstanding (net of unamortized debt issuance costs and original issue discounts), consisting of $27 million of borrowings outstanding under the MRC Global credit facility and $344 million of borrowings outstanding under the MRC Global term loan. Pursuant to the merger agreement, MRC Global will deliver at or prior to the closing date (i) a payoff letter to DNOW setting forth the amount outstanding under the MRC Global credit facility and (ii) a payoff letter to DNOW setting forth the amount outstanding under the MRC Global term loan facility.

For a description of DNOW’s and MRC Global’s existing indebtedness, see DNOW’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 7, 2025, and MRC Global’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 7, 2025, each of which is incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” for additional information.

Dividend Policy

Pursuant to the merger agreement, until the Effective Time, DNOW and MRC Global will not declare, set aside or pay any dividends or other distributions except as may be provided thereunder. No dividends or other distributions declared with respect to the DNOW common stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered MRC Global common stock until the holder thereof shall surrender its MRC Global stock certificate. After the surrender of such stock certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of DNOW common stock which the shares of MRC Global common stock represented by such stock certificate have been converted into the right to receive. Until surrendered, each such stock certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of DNOW common stock (and cash in lieu of any fractional share of DNOW common stock) as contemplated by the merger agreement and any distribution or dividend with respect to MRC Global common stock the record date for which is after the Effective Time.

Any future dividends will be at the sole discretion of the combined company board and would depend on the combined company’s financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that the combined company board considers relevant. The terms of agreements governing debt that the combined company may incur in the future may also limit or prohibit dividend payments. Accordingly, neither DNOW nor MRC Global can assure you that the combined company will pay dividends in the future.

Listing of DNOW Common Stock; Delisting and Deregistration of MRC Global Common Stock

It is a condition to the consummation of the mergers that the shares of DNOW common stock to be issued pursuant to the merger agreement be approved for listing on the NYSE, subject to official notice of issuance.

Shares of MRC Global common stock currently trade on the NYSE under the stock symbol “MRC.” When the mergers are completed, the MRC Global common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights and Dissenters’ Rights

DNOW

Under the DGCL, DNOW stockholders are not entitled to dissenters’ or appraisal rights in connection with the DNOW stock issuance as contemplated by the merger agreement.

MRC Global

Under the DGCL, MRC Global stockholders are not entitled to dissenters’ or appraisal rights in connection with the mergers.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein, and certain exhibits thereto. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. DNOW and MRC Global encourage you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the mergers described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the merger agreement. Neither DNOW nor MRC Global intends that the merger agreement will be a source of business or operational information about DNOW or MRC Global. Accordingly, the representations, warranties, covenants, and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings DNOW and MRC Global make with the SEC, as described in “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. DNOW and MRC Global are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about DNOW and MRC Global contained in this joint proxy statement/prospectus or DNOW’s or MRC Global’s public reports filed with the SEC may supplement, update or modify the factual disclosures about DNOW or MRC Global contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by DNOW and MRC Global are qualified and subject to important limitations agreed to by DNOW and MRC Global in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the mergers. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents attached to or incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.”

Terms of the Mergers; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, as applicable, (1) Merger Sub will be merged with and into MRC Global, with MRC Global continuing as the surviving corporation in the First Merger at the Effective Time and (2) immediately following the First Merger, MRC Global will be merged with and into LLC Sub, with LLC Sub continuing as the surviving company at the effective time of the Second Merger as a wholly-owned, direct subsidiary of DNOW.

At the Effective Time, by virtue of the First Merger (i) each share of MRC Global common stock held immediately prior to the Effective Time by DNOW or any of its subsidiaries, or by MRC Global or any of its subsidiaries, will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and (ii) subject to certain adjustments, each share of MRC Global common stock issued and outstanding (other than Excluded Shares) immediately prior to the Effective Time will be converted into the right to receive from DNOW 0.9489 fully paid and nonassessable shares of DNOW common stock.

At the Effective Time and by virtue of the First Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation immediately following the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the surviving corporation into which they were converted in accordance with the immediately preceding sentence.

At the effective time of the Second Merger and by virtue of the Second Merger, (i) each share of capital stock of MRC Global, as the surviving corporation of the First Merger, issued and outstanding immediately prior to the time the Second Merger becomes effective will be converted into and will represent one validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) unit of LLC Sub, as the surviving company of the Second Merger, and (ii) each unit of LLC Sub will be unaffected by the Second Merger and will remain outstanding as a unit of LLC Sub, as the surviving company of the Second Merger.

Completion of the Mergers

The consummation of the mergers will take place on a date to be mutually agreed upon by DNOW and MRC Global, which date will be no later than the second business day after the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the terms of the merger agreement of the conditions to closing (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date), or such other time as the parties will mutually agree.

Immediately following the closing and on the closing date, MRC Global will cause the first certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL to effect the First Merger. The First Merger will become effective upon such filing and acceptance of the first certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by DNOW and MRC Global and as set forth in the first certificate of merger. Immediately following the Effective Time and on the closing date, MRC Global, as the surviving corporation of the First Merger, and LLC Sub will cause the second certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and DLLCA to effect the Second Merger. The Second Merger will become effective one minute after the Effective Time, which MRC Global, as the surviving corporation of the First Merger, and LLC Sub will specify in the second certificate of merger.

DNOW and MRC Global have targeted to complete the mergers in the fourth quarter of 2025, subject to the receipt of the required approval of DNOW stockholders and approval of MRC Global stockholders, applicable regulatory approvals and the satisfaction or waiver of the other conditions to the mergers, in each case, as set forth in the merger agreement (described below under “— Conditions to Completion of the Mergers”).

Exchange and Payment Procedures

Prior to the closing date, DNOW and the MRC Global will mutually select a bank or trust company to act as exchange agent in the First Merger, and, prior to the Effective Time, DNOW will enter into an agreement with the exchange agent, which will provide that, at or prior to the Effective Time, DNOW will deposit with the exchange agent evidence of shares in book-entry form representing shares of DNOW common stock to pay the aggregate merger consideration. DNOW will also make available to the exchange agent, from time to time as needed, cash sufficient to pay any dividends or other distributions declared or made with respect to shares of DNOW common stock with a record date after the Effective Time and to make cash payments in lieu of issuing fractional shares upon the conversion of MRC Global common stock into the merger consideration.

No interest will be paid or accrue on any cash portion of the merger consideration payable upon surrender of any MRC Global common stock certificate (or affidavits of loss in lieu thereof) or MRC Global book-entry shares.

DNOW, MRC Global, LLC Sub and the exchange agent will be entitled to deduct and withhold from the consideration payable or otherwise deliverable pursuant to the merger agreement such amounts as may be required to be deducted or withheld under applicable law.

If any portion of the merger consideration deposited with the exchange agent remains undistributed as of six months after the Effective Time, such merger consideration will be delivered to DNOW upon demand, and any former MRC Global stockholder who has not surrendered its MRC Global common stock certificates to the exchange agent and any holder of MRC Global book-entry shares who has not cashed any check payable to them in accordance with the merger agreement will thereafter look only to DNOW for satisfaction of their claims for DNOW common stock, cash in lieu of any fractional shares of DNOW common stock or any dividends or distributions to be paid pursuant to the merger agreement, subject to applicable abandoned property law, escheat laws or similar laws.

Certificates

As soon as practicable after the Effective Time, but in no event more than three business days after the closing date, DNOW will cause the exchange agent to mail to the record holders of MRC Global common stock certificates: (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of MRC Global common stock certificates in exchange for DNOW common stock, and any cash in lieu of a fractional share, as well as any dividends or distributions to be paid. Upon surrender of an MRC Global common stock certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent or DNOW, (A) the holder of such MRC Global common stock certificate will be entitled to receive in book-entry form the number of whole shares of DNOW common stock that such holder has the right to receive pursuant to the merger agreement (and cash in lieu of any fractional share of DNOW common stock), as well as any dividends or distributions to be paid pursuant to the merger agreement, and (B) the MRC Global common stock certificate so surrendered will be immediately canceled.

If any MRC Global common stock certificate will have been lost, stolen or destroyed, DNOW may, in its discretion and as a condition precedent to the issuance of any shares of DNOW common stock, require the owner of such lost, stolen or destroyed MRC Global common stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as DNOW may reasonably direct) as indemnity against any claim that may be made against the exchange agent, DNOW or LLC Sub with respect to such MRC Global common stock certificate. Upon the making of such affidavit, the exchange agent will issue in exchange for such lost, stolen or destroyed MRC Global common stock certificate the merger consideration payable in respect of the shares of MRC Global common stock formerly represented by such certificate.

Non-DTC Book-Entry Shares

Promptly after the Effective Time, DNOW will cause the exchange agent to (i) issue, as of the Effective Time, to each holder of MRC Global book-entry securities not held through DTC (other than Excluded Shares) that number of book-entry whole shares of DNOW common stock that the holder is entitled to receive pursuant to the merger agreement and cancel such book-entry shares of MRC Global common stock, (ii) mail to each holder of MRC Global book-entry securities not held through DTC (other than Excluded Shares) a check in the amount of any cash payable in respect of any fractional share interest of the holder’s MRC Global book-entry securities and any post-Effective Time distributions pursuant to the merger agreement and (iii) deliver to each holder of MRC Global book-entry securities not held through DTC (other than Excluded Shares) a statement reflecting the number of shares of DNOW common stock issued to such holder pursuant to the merger agreement.

DTC Book-Entry Shares

With respect to MRC Global book-entry securities held through DTC, DNOW and MRC Global will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of shares of MRC Global common stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration and any dividends or distributions that DTC has the right to receive pursuant to the merger agreement, and cancel such MRC Global book-entry securities.

DNOW Management and DNOW Board Following the Mergers

Pursuant to the terms of the merger agreement, DNOW is required to take all necessary actions so that upon and after the Effective Time, the DNOW board is comprised of ten directors, including two directors selected from MRC Global’s board of directors by DNOW prior to closing. On July 17, 2025, DNOW notified MRC Global that DNOW had selected George J. Damiris and Ronald L. Jadin to be appointed to the DNOW board effective immediately upon closing.

There will be no change to the management of DNOW as a result of the mergers, and the officers of DNOW as of immediately prior to the Effective Time will continue to serve as the officers of DNOW after completion of the mergers.

Representations and Warranties

DNOW and MRC Global have each made representations and warranties to the other. MRC Global’s representations and warranties relate to, among other topics, the following:

•	organization, good standing, and corporate power;

•	corporate authority to enter into the merger agreement;

•	stockholder approval requirements;

•	capitalization;

•	absence of conflicts with, or violations of, organizational documents, other contracts, and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC reports and financial statements and internal controls and procedures;

•	absence of certain changes or events;

•	absence of undisclosed material liabilities;

•	compliance with applicable laws and permits;

•	material contracts;

•	tax matters;

•	employment and labor matters;

•	compensation and employee benefit plans;

•	environmental matters;

•	litigation;

•	real property;

•	intellectual property and information technology and privacy matters;

•	related party transactions;

•	insurance;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	status as an investment company;

•	absence of anti-takeover provisions;

•	inapplicability of state takeover statutes and anti-takeover laws;

•	receipt of the opinion of MRC Global’s financial advisor described in the section entitled “The Mergers — Opinion of MRC Global’s Financial Advisor”;

•	certain regulatory matters;

•	material customer and material vendor matters; and

•	absence of other representations and warranties.

DNOW’s representations and warranties relate to, among other topics, the following:

•	organization, good standing, and corporate power;

•	corporate authority to enter into the merger agreement;

•	stockholder approval requirements;

•	capitalization;

•	absence of conflicts with, or violations of, organizational documents, other contracts, and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC reports and financial statements and internal controls and procedures;

•	absence of certain changes or events;

•	absence of undisclosed material liabilities;

•	compliance with applicable laws and permits;

•	material contracts;

•	tax matters;

•	employment and labor matters;

•	compensation and employee benefit plans;

•	environmental matters;

•	litigation;

•	real property;

•	intellectual property and information technology and privacy matters;

•	related party transactions;

•	insurance;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	status as an investment company;

•	absence of anti-takeover provisions;

•	inapplicability of state takeover statutes and anti-takeover laws;

•	receipt of the opinion from DNOW’s financial advisor described in the section entitled “The Mergers — Opinion of DNOW’s Financial Advisor”;

•	certain regulatory matters;

•	material customer and material vendor matters;

•	the conduct of Merger Sub and LLC Sub since their respective formations;

•	debt financing matters; and

•	absence of other representations and warranties.

Certain of the representations and warranties given by DNOW and MRC Global, as applicable, are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to a party means (A) a material adverse effect on the ability of DNOW or MRC Global or their respective subsidiaries to perform or comply with any material obligation under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance with the terms thereof or (B) any changes, events, developments, conditions, occurrences, effects or combination of the foregoing that materially adversely affects the business, results of operations or financial condition of either DNOW or MRC Global or their respective subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a material adverse effect has occurred: (i) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, tariffs or regulatory or political conditions; (ii) changes in general economic conditions in the industries, businesses or segments in which DNOW or MRC Global or their respective subsidiaries operate; (iii) the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof; (iv) any hurricane, tornado, flood, earthquake or other natural disaster; (v) any epidemic, pandemic or disease outbreak or other public health condition or any other force majeure event, or any escalation or worsening thereof; (vi) the identity of, or actions or omissions of, the other party and its affiliates, or any action taken pursuant to or in accordance with the merger agreement or at the request of or with the consent of the other party; provided that the exception in this clause (vi) will not apply to references to material adverse effect in the representations and warranties set forth in the merger agreement and, to the extent related thereto, the conditions to consummate the merger set forth in the merger agreement; (vii) the announcement or pendency of the merger agreement (including compliance with or performance of obligations under the merger agreement or the transactions contemplated thereby); provided that the exception in this clause (vii) will not apply to references to material adverse effect in the representations and warranties set forth in the merger agreement and, to the extent related thereto, the conditions to consummate the mergers set forth in the merger agreement; (viii) any change in the market price or trading volume of DNOW common stock or MRC Global common stock (it being understood and agreed that the exception in this clause (viii) will not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect);(ix) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (ix) will not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect); (x) any downgrade in rating of any indebtedness or debt securities of DNOW or MRC Global or their respective subsidiaries (it being understood and agreed that the exception in this clause (x) will not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect); (xi) changes in any laws or regulations applicable to DNOW or MRC Global or their respective subsidiaries or their respective assets or operations; (xii) changes in applicable accounting regulations or the interpretations thereof; (xiii) any legal proceedings commenced by or involving any current or former director or stockholder of either party (on its own behalf or on behalf of such party) arising out of or related to the merger agreement or the mergers or other transactions contemplated thereby; and (xiv) any legal proceeding commenced after the date of the merger agreement under antitrust laws in relation to the transactions contemplated by the merger agreement and any regulatory remedy available under such antitrust laws; provided that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (i), (ii), (iii), (iv), (v) or (xii) will, unless otherwise excluded, be taken into account for purposes of determining whether a material adverse effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects DNOW or MRC Global or their respective subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party or its subsidiaries operate.

Conduct of Business

Pursuant to the merger agreement, each of DNOW and MRC Global has agreed to restrict the conduct of its respective business between the signing date of the merger agreement and the earlier of the Effective Time and the termination of the merger agreement in accordance with its terms.

Conduct of Business by MRC Global and its Subsidiaries

Except as previously disclosed to DNOW, as required by applicable law or the rules and regulations of the NYSE, as expressly permitted, contemplated or required by the merger agreement, or with the prior written consent of DNOW (which consent will not be unreasonably delayed, withheld or conditioned), from the date of the merger agreement until the earlier of the Effective Time or the date the merger agreement will be terminated in accordance with its terms, MRC Global has agreed to (i) use commercially reasonable efforts to conduct the business and operations of MRC Global and its subsidiaries, taken as a whole, in all material respects in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact the current business organizations of MRC Global and its subsidiaries, maintain in effect all existing material permits, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and maintain their existing relations and goodwill with governmental entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other persons having business relationships with them, provided that MRC Global and its subsidiaries are not prohibited from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to an emergency condition that presents, or is reasonably likely to present, a risk of harm to human health, any property or asset of MRC Global and any of its subsidiaries or the environment; provided, further, that MRC Global will, as promptly as reasonably practicable, inform DNOW of such condition and any such actions taken pursuant to the prior proviso.

Except as expressly permitted, contemplated or required by the merger agreement or as previously disclosed to DNOW, or required by law or the rules and regulations of the NYSE, from the date of the merger agreement until the earlier of the Effective Time or the date the merger agreement will be terminated in accordance with its terms, MRC Global and its subsidiaries have agreed they will not, without the prior written consent of DNOW (which consent will not be unreasonably delayed, withheld or conditioned):

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, MRC Global or any its subsidiaries, except for dividends or distributions by a wholly-owned subsidiary of MRC Global to MRC Global or another wholly-owned subsidiary of MRC Global, (B) split, combine or reclassify any capital stock of, or other equity interests in, MRC Global or any of its subsidiaries, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, MRC Global or its subsidiaries, except (1) as required by the terms of any capital stock or equity interest of any of MRC Global’s subsidiaries or (2) as contemplated or permitted by the terms of any MRC Global benefit plan in effect as of the date of the merger agreement (including any award agreement applicable to any MRC Global equity award outstanding on the date of the merger agreement or issued in accordance with the merger agreement);

(ii) except for: (A) issuances of shares of MRC Global common stock in respect of any settlement of MRC Global RSUs and any MRC Global PSUs, in each case, that are outstanding on the date of the merger agreement, (B) the sale of shares of MRC Global common stock issued pursuant to the vesting or settlement of MRC Global RSUs or MRC Global PSUs, in each case, if necessary to effectuate the withholding of taxes, and (C) transactions solely between or among MRC Global and its wholly-owned subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of: (x) any shares of its capital stock or other ownership interest in MRC Global or any of its subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(iii) except as required by the terms of any MRC Global benefit plan or the terms of the merger agreement or as permitted pursuant to paragraph (ii): (A) except as permitted pursuant to clauses (C), (D) and (E) below, enter into, adopt or terminate any material MRC Global benefit plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute an MRC Global benefit plan if in effect on the date of the merger agreement, (B) except as permitted pursuant to clauses (C), (D) and (E) below, amend any material MRC Global benefit plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of group welfare benefit plans) that do not materially increase the cost to MRC Global of maintaining such MRC Global benefit plan, (C) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits payable to any current or former employee, officer, director or other individual service provider of MRC Global or any of its subsidiaries, except in the ordinary course of business consistent with past practice in respect of employees whose annual base salary or fee is less than $200,000, (D) grant or award, or pay or award, any severance or termination pay, change in control, transaction, bonuses, retention or cash or equity or equity-based incentive or other compensation and benefits, to any current or former employee, officer, director or other individual service provider of MRC Global or any of its subsidiaries whose annual base salary or fee is greater than or equal to $200,000, (E) hire or terminate the employment of any employee of MRC Global or any of its subsidiaries with an annual base salary or fee greater than or equal to $200,000, other than terminations for cause; (F) implement or announce any layoffs, plant closings, furloughs, reductions in hours or other similar actions with respect to any officers or employees of MRC Global or any of its subsidiaries that would trigger notice obligations under the WARN Act; (G) modify, extend, terminate or enter into any labor agreement or recognize or certify any unions, works councils, groups of employees, employee representative or other labor organization as the bargaining representative for any employees of MRC Global or any of its subsidiaries; or (H) waive the restrictive covenant obligations of any employee of MRC Global or any of its subsidiaries with an annual base salary or fee greater than or equal to $200,000;

(iv) (A) in the case of MRC Global, amend or permit the adoption of any amendment to its organizational documents, or (B) in the case of any of MRC Global subsidiaries, except for amendments that would not materially restrict the operation of MRC Global’s businesses, amend or permit the adoption of any amendment to the applicable organizational documents of such MRC Global subsidiary;

(v) (A) merge, consolidate, combine or amalgamate with any person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the mergers contemplated by the merger agreement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among MRC Global and its wholly-owned subsidiaries or between or among wholly-owned MRC Global subsidiaries or (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts disclosed to DNOW;

(vi) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of MRC Global or any of its subsidiaries, or a restructuring, recapitalization or other reorganization of MRC Global or any of its subsidiaries of a similar nature other than any such action solely between or among MRC Global and its wholly-owned subsidiaries or between or among wholly-owned MRC Global subsidiaries;

(vii) authorize, make or commit to make capital expenditures that are in the aggregate greater than one hundred and ten percent (110%) of the aggregate amount of capital expenditures set forth in MRC Global’s capital budget as disclosed to DNOW, except: (A) to the extent such capital expenditures are specifically described as previously disclosed to DNOW, (B) capital expenditures to repair damage resulting from insured casualty events or (C) capital expenditures required on an emergency basis to respond to an imminent and substantial risk to safety of human individuals or the environment (provided that MRC Global will notify DNOW of any such emergency expenditure as soon as reasonably practicable);

(viii) sell, lease, license, transfer, exchange or swap or otherwise dispose of any properties (including real property) or non-cash assets (excluding material intellectual property owned by MRC Global or any of its subsidiaries, which is subject to clause (x)) with a value in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than (A) sales, transfers and dispositions of obsolete or worthless equipment, (B) sales, leases, transfers or other dispositions made in connection with any transaction among MRC Global and its wholly-owned subsidiaries or among MRC Global’s wholly-owned subsidiaries or (C) sales, transfers and dispositions of inventory or other products in the ordinary course of business;

(ix) sell, assign, transfer, license (or grant a covenant not to sue with respect to), abandon, dedicate to the public, permit to lapse, or otherwise dispose of any material intellectual property owned by MRC Global or any of its subsidiaries, other than non-exclusive licenses entered into in the ordinary course of business;

(x) (A) incur, create or suffer to exist any encumbrance other than (1) encumbrances in existence on the date hereof or (2) permitted encumbrances, or (B) incur, create, assume or guarantee any indebtedness, other than: (1) incurrences in the ordinary course of business consistent with past practice, including incurrences under MRC Global’s credit agreement in an aggregate principal amount at any time outstanding not exceeding $200,000,000, (2) transactions solely between or among MRC Global and its wholly-owned subsidiaries or solely between or among wholly-owned MRC Global subsidiaries, and in each case guarantees thereof, (3) indebtedness incurred in connection with hedging activities (including pursuant to any derivative product) in the ordinary course consistent with past practice and consistent with the parameters disclosed to DNOW, or (4) incurrences in connection with the refinancing, renewal, extension, replacement or refunding of the MRC Global credit facility, the MRC Global term loan agreement or any other indebtedness disclosed to DNOW so long as the indebtedness incurred in connection with such refinancing, renewal, extension, replacement or refunding does not exceed the principal amount of such existing indebtedness being refinanced, renewed, extended, or refunded plus fees, expenses, and accrued and unpaid interest in connection therewith; provided that in the case of each of foregoing clauses

(1) through (4), such indebtedness does not (x) impose or result in any additional restrictions or limitations in any material respect on MRC Global or any of its subsidiaries or (y) subject MRC Global or any of its subsidiaries, or, following the closing, DNOW or any of its subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payments on such indebtedness);

(xi) other than the settlement of any legal proceedings reflected or reserved against on MRC Global’s balance sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any legal proceeding (excluding (A) any audit, claim or legal proceeding in respect of taxes, which will be governed exclusively by paragraph (xiv) and (B) any shareholder litigation against MRC Global, DNOW or their respective directors or officers relating to the mergers and the other transactions contemplated by the merger agreement, which will be governed by the terms of the merger agreement) involving solely the payment of monetary damages by MRC Global of any amount exceeding $5,000,000 in the aggregate (but excluding any amounts paid on behalf of MRC Global or any of its subsidiaries by any applicable insurance policy maintained by MRC Global or any of its subsidiaries); provided that none of MRC Global nor any of its subsidiaries will settle or compromise any legal proceeding if such settlement or compromise:(A) involves a material conduct remedy or material injunctive or similar relief,(B) involves an admission of criminal wrongdoing by MRC Global or any of its subsidiaries or (C) has a materially restrictive impact on the business of MRC Global or any of its subsidiaries (or, following the closing, DNOW or any of its subsidiaries);

(xii) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of MRC Global, except as required by GAAP or applicable law;

(xiii) (A) enter into any lease for real property that would be a material real property lease or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under, fail to renew or waive or accelerate any material rights or defer any material liabilities under any material real property lease;

(xiv) (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to taxes, (B) amend any tax return that is reasonably expected to result in a material increase to a tax liability, (C) settle or compromise any material tax claim, assessment, audit or other proceeding by any taxing authority, (D) surrender any right to claim a material refund, offset or other reduction in tax liability, (E) change any material method of tax accounting, except as required by GAAP or applicable law, (F) fail to timely pay any material tax or file any material tax return when due (taking into account any valid extension of time within which to pay or file) or (G) waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

(xv) other than in the ordinary course of business consistent with past practice, (A) enter into or assume any contract that would have been an MRC Global material contract (excluding any MRC Global benefit plan) had it been entered into prior to the date of the merger agreement or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any MRC Global material contract (excluding any MRC Global benefit plan) or any contract (excluding any benefit plan) that would have been an MRC Global material contract had it been entered into prior to the date of the merger agreement, excluding any termination upon expiration of a term in accordance with the terms of such MRC Global material contract;

(xvi) fail to maintain in full force and effect in all material respects, or fail to replace or renew, MRC Global’s and any of its subsidiaries’ material insurance policies to the extent commercially reasonable in MRC Global’s business judgment in light of prevailing conditions in the insurance market;

(xvii) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act could reasonably be expected to prevent or impede, the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xviii) enter into a new line of business other than in the ordinary course of business or abandon or discontinue any material existing line of business; or

(xix) agree, resolve or commit to take any action that is prohibited by the sections of the merger agreement governing restrictions on the conduct of MRC Global’s business.

Conduct of Business by DNOW and its Subsidiaries

Except as previously disclosed to MRC Global, as required by applicable law or the rules and regulations of the NYSE, as expressly permitted, contemplated or required by the merger agreement, or with the prior written consent of MRC Global (which consent will not be unreasonably delayed, withheld or conditioned), from the date of the merger agreement until the earlier of the Effective Time or the date the merger agreement will be terminated in accordance with its terms, DNOW and each of DNOW’s subsidiaries will (i) use commercially reasonable efforts to conduct the business and operations of DNOW and each of DNOW’s subsidiaries, taken as a whole, in all material respects in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact the current business organizations of DNOW and any of DNOW’s subsidiaries, maintain in effect all existing material permits (provided that DNOW will have the right to amend or modify such material permits at its discretion), maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and maintain their existing relations and goodwill with governmental entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other persons having business relationships with them; provided that DNOW and any of DNOW’s subsidiaries are not prohibited from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to an emergency condition that presents, or is reasonably likely to present, a risk of harm to human health, any property or asset of DNOW or any its subsidiaries or the environment; provided, further, that DNOW will, as promptly as reasonably practicable, inform MRC Global of such condition and any such actions taken pursuant to the prior proviso.

Except as expressly permitted, contemplated or required by the merger agreement or as previously disclosed to MRC Global, or required by law or the rules and regulations of the NYSE, from the date of the merger agreement until the earlier of the Effective Time or the date the merger agreement will be terminated in accordance with its terms, DNOW and any of DNOW’s subsidiaries will not, without the prior written consent of MRC Global (which consent will not be unreasonably delayed, withheld or conditioned):

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, DNOW or any of its subsidiaries, except for dividends or distributions by a wholly-owned subsidiary of DNOW to DNOW or another wholly-owned subsidiary of DNOW; (B) split, combine or reclassify any capital stock of, or other equity interests in, DNOW or any of its subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, DNOW or any of its subsidiaries, except (1) as required by the terms of any capital stock or equity interest of any subsidiary of DNOW or (2) as contemplated or permitted by the terms of any benefit plan in effect as of the date of the merger agreement (including any award agreement applicable to any equity award outstanding on the date of the merger agreement or issued in accordance with this merger agreement);

(ii) except for: (A) issuances of shares of DNOW common stock in respect of any settlement of DNOW stock options, DNOW RSUs or DNOW PSUs, (B) the sale of shares of DNOW common stock issued pursuant to the vesting or settlement of DNOW stock options, DNOW RSUs or DNOW PSUs, in each case, if necessary to effectuate the exercise of DNOW stock options or the withholding of taxes, (C) grants of equity awards pursuant to the DNOW stock plans, other than in the ordinary course of business consistent with past practice, and (D) transactions solely between or among DNOW and its wholly-owned subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of: (x) any shares of its capital stock or other ownership interest in DNOW or any of its subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(iii) except as required by the terms of any DNOW benefit plan or the terms of the merger agreement, (A) enter into, adopt or terminate any material DNOW benefit plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material DNOW benefit plan if in effect on the date hereof, or (B) materially amend any material benefit plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of group welfare benefit plans) that do not materially increase the cost to DNOW of maintaining such DNOW benefit plan;

(iv) (A) in the case of DNOW, amend or permit the adoption of any amendment to its organizational documents, or (B) in the case of any of DNOW’s subsidiaries, except for amendments that would not materially restrict the operation of DNOW’s businesses, amend or permit the adoption of any amendment to the applicable organizational documents of such DNOW subsidiary;

(v) (A) merge, consolidate, combine or amalgamate with any person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the mergers contemplated by the merger agreement); or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among MRC Global and its wholly-owned subsidiaries or between or among wholly-owned MRC Global subsidiaries, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or (3) any permitted acquisition (as defined in the merger agreement);

(vi) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of DNOW or any its subsidiaries, or a restructuring, recapitalization or other reorganization of DNOW or any of its subsidiaries of a similar nature other than any such action solely between or among DNOW and its wholly-owned subsidiaries or between or among DNOW’s wholly-owned subsidiaries;

(vii) (A) incur, create or suffer to exist any encumbrance other than (1) encumbrances in existence on the date of the merger agreement or (2) permitted encumbrances, or (B) incur, create, assume or guarantee any indebtedness, other than: (1) incurrences in the ordinary course of business consistent with past practice, including incurrences under DNOW’s credit agreement in an aggregate principal amount at any time outstanding not exceeding $375,000,000, (2) transactions solely between or among DNOW and its wholly-owned subsidiaries or solely between or among DNOW’s wholly-owned subsidiaries, and in each case guarantees thereof, (3) indebtedness incurred in connection with hedging activities (including pursuant to any derivative product) in the ordinary course consistent with past practices, (4) incurrences in the ordinary course of business for any issuance of any commercial paper notes or (5) incurrences in connection with the refinancing, renewal, extension, replacement or refunding of DNOW’s credit agreement or any other indebtedness previously disclosed to MRC Global; provided that in the case of each of foregoing clauses (1) through (5), such indebtedness does not (x) impose or result in any additional restrictions or limitations in any material respect on DNOW or any of its subsidiaries or (y) subject DNOW or any of its subsidiaries to any additional covenants or obligations in any material respect (other than the obligations to make payments on such indebtedness);

(viii) other than the settlement of any legal proceedings reflected or reserved against the DNOW balance sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any legal proceeding (excluding (A) any audit, claim or legal proceeding in respect of taxes and (B) any shareholder litigation against MRC Global, DNOW or their respective directors or officers relating to the mergers and the other transactions contemplated by the merger agreement) involving solely the payment of monetary damages by DNOW or any of its subsidiaries of any amount exceeding $5,000,000 in the aggregate (but excluding any amounts paid on behalf of DNOW or any of its subsidiaries by any applicable insurance policy maintained by DNOW); provided that none of DNOW nor any of its subsidiaries will settle or compromise any legal proceeding if such settlement or compromise: (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by DNOW or any of its subsidiaries or (C) has a materially restrictive impact on the business of DNOW.

(ix) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of DNOW, except as required by GAAP or applicable law;

(x) (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to taxes, (B) amend any tax return that is reasonably expected to result in a material increase to a tax liability, (C) settle or compromise any material tax claim, assessment, audit or other proceeding by any taxing authority, (D) surrender any right to claim a material refund, offset or other reduction in tax liability, (E) change any material method of tax accounting, except as required by GAAP or applicable law, (F) fail to timely pay any material tax or file any material tax return when due (taking into account any valid extension of time within which to pay or file) or (G) waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

(xi) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act could reasonably be expected to prevent or impede, the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xii) agree, resolve or commit to take any action that is prohibited by the sections of the merger agreement governing restrictions on the conduct of MRC Global’s business.

Employee Matters

Pursuant to the merger agreement, DNOW has agreed that for a period of one year following the Effective Time, DNOW will provide each employee of DNOW or its subsidiaries who was an employee of MRC Global or any of its subsidiaries immediately prior to the Effective Time and who continues to remain employed with DNOW or any of its subsidiaries immediately following the Effective Time (each, a “continuing employee”) with: (i) base wage rate or base salary, as applicable, that are no less favorable than were provided to the continuing employee immediately prior to the Effective Time, (ii) short-term cash incentive opportunities (excluding any retention, change in control, transaction or similar compensation, and any equity-based compensation opportunities) that are (A) substantially comparable, in the aggregate, to those to which such continuing employee was entitled immediately prior to the Effective Time or (B) substantially comparable, in the aggregate, to those provided to similarly-situated employees employed by DNOW or any DNOW subsidiary, (iii) severance benefits that are (A) substantially comparable to those to which such continuing employee was entitled immediately prior to the Effective Time or (B) substantially comparable to those provided to similarly-situated employees employed by DNOW or any DNOW subsidiary, and (iv) health, welfare, and fringe benefits (excluding any equity-based, long-term incentive, retention, change in control or similar one-time or special benefits or arrangements, any defined benefit pension, non-qualified deferred compensation, and post-termination or retiree health or welfare benefits) that are that are substantially comparable in the aggregate to (a) those that were provided to the continuing employee immediately prior to the Effective Time under MRC Global’s benefit plans previously disclosed to DNOW or (b) those provided to similarly situated employees of DNOW or any DNOW subsidiary, in each case, excluding the excluded benefits listed in this clause (iv).

Subject to applicable law, for purposes of vesting, eligibility to participate and, solely for vacation and paid time off policies, determining levels of benefits (but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) under the DNOW benefit plans in which MRC Global employees participate after the Effective Time (the “New Plans”), each MRC Global employee will be credited with his or her years of service with MRC Global and its subsidiaries before the Effective Time, to the same extent and for the same purpose as such MRC Global employee was entitled, before the Effective Time, to credit for such service under the corresponding MRC Global benefit plan in which such MRC Global employee participated immediately prior to the Effective Time.

In addition, for the plan year in which the Effective Time occurs (or if later, during the plan year in which such participation first commences), DNOW will use commercially reasonable efforts to cause: (i) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any MRC Global employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such MRC Global employee and his or her covered dependents to the same extent waived or satisfied under the corresponding MRC Global benefit plan in which such MRC Global employee participated immediately prior to the Effective Time and (ii) eligible expenses paid by each MRC Global employee and his or her covered dependents during the plan year that includes the Effective Time under the MRC Global benefit plans that are group health plans to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such MRC Global employee and his or her covered dependents under the corresponding New Plan that is a group health plan.

At the written request of DNOW provided no later than five days prior to the closing date, MRC Global or its applicable subsidiary will, at least one day prior to the closing date, adopt written resolutions to terminate any MRC Global benefit plan that is intended to be qualified under Section 401(a) of the Code (the “MRC Global 401(k) Plan”) and to fully vest all participants under the MRC Global 401(k) Plan, such termination and vesting to be effective no later than the day preceding the closing date. To the extent the MRC Global 401(k) Plan is terminated pursuant to the foregoing, as soon as administratively practicable following the closing date, DNOW will provide that each MRC Global employee that participates in the MRC Global 401(k) Plan immediately prior to the closing date will be eligible to participate in a DNOW benefit plan that is intended to qualified under Section 401(a) of the Code of DNOW or one of its affiliates (the “DNOW 401(k) Plan”) and such DNOW 401(k) Plan will accept “eligible rollover distributions” (as such term is defined under Section 402(c)(4) of the Code) in the form of cash, promissory note (in the case of loans) to the extent allowable under the terms of the DNOW 401(k) Plan or any combination thereof, from the MRC Global 401(k) Plan to the extent elected by an MRC Global employee.

Nothing contained in the merger agreement will (i) create or confer any rights, remedies or claims upon any employee, director, officer or individual service provider or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any MRC Global employee or any other person, (ii) be considered or deemed to establish, amend or modify any DNOW benefit plan, MRC Global benefit plan, New Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract, (iii) limit the ability of DNOW, any subsidiary of DNOW or the surviving company or any of their respective affiliates to amend, modify or terminate any DNOW benefit plan, MRC Global benefit plan, New Plan or any other benefit or compensation plan, program, policy, agreement or arrangement or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any person other than the parties to the merger agreement. The merger agreement will not be construed to prevent the termination of employment of any MRC Global employee.

Treatment of MRC Global Equity Awards in the Mergers

The merger agreement provides that, at the Effective Time, each MRC Global restricted share that is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, immediately vest with respect to 100% of the MRC Global restricted shares, which MRC Global restricted shares will be converted into the right to receive (A) the merger consideration with respect to each share of MRC Global common stock and (B) an amount in cash equal to the accrued but unpaid dividends with respect to such MRC Global restricted shares, in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, (i) at the Effective Time, each MRC Global RSU that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, immediately vest with respect to 100% of the shares of MRC Global common stock subject to such MRC Global RSU, which shares of MRC Global common stock will be converted into the right to receive (A) the merger consideration with respect to each share of MRC Global common stock, reduced by the number of shares of DNOW common stock required or permitted to be deducted to satisfy applicable withholding and similar taxes and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such MRC Global RSU, if any, less applicable withholding and similar taxes, in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, at the Effective Time, each outstanding MRC Global RSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will be canceled and converted into an award of DNOW RSUs in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of DNOW common stock subject to such award of MRC Global RSUs immediately prior to the Effective Time multiplied by (2) the exchange ratio. Such DNOW RSU will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in DNOW common stock).

The merger agreement also provides that, at the Effective Time, each MRC Global PSU that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will, by virtue of the occurrence of the closing and without any action by DNOW, Merger Sub, LLC Sub, MRC Global or the holder thereof, be canceled, and the holder thereof will then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the number of shares of MRC Global common stock (rounded to the nearest share) subject to the MRC Global PSU, which shares of MRC Global common stock will be converted into the right to receive (A) the merger consideration with respect to each share of MRC Global common stock subject to such MRC Global PSU that vest based on the determination of performance set forth in the applicable award agreement, reduced by the number of shares of DNOW common stock required or permitted to be deducted to satisfy applicable withholding and similar taxes and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such MRC Global PSU, if any, less applicable withholding and similar taxes, in each case, payable or deliverable by the surviving corporation as soon as reasonably practicable, but no later than, five business days following the Effective Time.

The merger agreement also provides that, at the Effective Time, each outstanding MRC Global PSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will be canceled and converted into a DNOW RSU in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the number of shares of MRC Global common stock subject to such MRC Global PSU immediately prior to the Effective Time that vest based on the determination of performance set forth in the applicable award agreement multiplied by (2) the exchange ratio. Such DNOW RSU will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in DNOW common stock and such award will no longer be subject to performance metrics). For purposes of the immediately preceding sentence, the number of shares of MRC Global common stock subject to such MRC Global PSU will be deemed to be the number of shares subject to the MRC Global PSU with performance deemed achieved, except as previously disclosed to DNOW, in accordance with the terms and conditions of the applicable award agreement governing such MRC Global PSU immediately prior to the Effective Time.

To the extent that any award described herein constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award will be made in accordance with the merger agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

For additional information on the treatment of MRC Global equity awards, please see “The Mergers — Interests of Certain MRC Global Directors and Executive Officers in the Mergers — Treatment of MRC Global Equity Awards in the Mergers.”

No Solicitation; Changes in Recommendation

No Solicitation by DNOW

DNOW agreed that, except as expressly contemplated by the merger agreement, DNOW and its subsidiaries will not, and will use its commercially reasonable efforts to cause its representatives not to:

•

directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to DNOW or its subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a DNOW acquisition proposal;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to DNOW or any of its subsidiaries or afford access to the properties, books or records of DNOW or any of its subsidiaries to any person that has made a DNOW acquisition proposal with respect to DNOW or to any person in contemplation of making a DNOW acquisition proposal; or

•

accept a DNOW acquisition proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any DNOW acquisition proposal (subject to certain exceptions) or (B) requiring, intending to cause, or which would reasonably be expected to cause DNOW to abandon, terminate or fail to consummate the mergers or any other transaction contemplated by the merger agreement.

Prior to the special meetings, DNOW and the DNOW board may take any actions described in the second bullet above with respect to a third party if: (A) after the date of the merger agreement, DNOW receives a written acquisition proposal with respect to DNOW from such third party (and such DNOW acquisition proposal was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by DNOW or any of its subsidiaries or any of their respective representatives), (B) DNOW provides MRC Global the notice required under the merger agreement with respect to such DNOW acquisition proposal, (C) DNOW’s board determines in good faith (after consultation with DNOW’s financial advisor and outside legal counsel) that such DNOW acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal with respect to DNOW, and (D) the DNOW board determines in good faith (after consultation with DNOW’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would violate its fiduciary duties; provided that DNOW will not deliver any information to such third party without first entering into an confidentiality agreement with such third party.

No Solicitation by MRC Global

MRC Global agreed that, except as expressly contemplated by the merger agreement, MRC Global and its subsidiaries will not, and will use its commercially reasonable efforts to cause its representatives not to:

•

directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to MRC Global or its subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an MRC Global acquisition proposal;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to MRC Global or any of its subsidiaries or afford access to the properties, books or records of MRC Global or any of its subsidiaries to any person that has made an MRC Global acquisition proposal with respect to MRC Global or to any person in contemplation of making an MRC Global acquisition proposal; or

•

accept an MRC Global acquisition proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any MRC Global acquisition proposal (subject to certain exceptions) or (B) requiring, intending to cause, or which would reasonably be expected to cause MRC Global to abandon, terminate or fail to consummate the mergers or any other transaction contemplated by the merger agreement.

Prior to the special meetings, MRC Global and the MRC Global board may take any actions described in the second bullet above with respect to a third party if: (A) after the date of the merger agreement, MRC Global receives a written acquisition proposal with respect to MRC Global from such third party (and such MRC Global acquisition proposal was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by MRC Global or any of its subsidiaries or any of their respective representatives), (B) MRC Global provides DNOW the notice required under the merger agreement with respect to such MRC Global acquisition proposal, (C) MRC Global’s board determines in good faith (after consultation with MRC Global’s financial advisor and outside legal counsel) that such MRC Global acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal with respect to MRC Global, and (D) the MRC Global board determines in good faith (after consultation with MRC Global’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would violate its fiduciary duties; provided that MRC Global will not deliver any information to such third party without first entering into an confidentiality agreement with such third party.

DNOW: Restrictions on Change of Recommendation

Subject to certain exceptions described below, the DNOW board, including any committee thereof, will not, directly or indirectly:

•

withhold or withdraw (or amend, modify or qualify in a manner adverse to MRC Global), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to MRC Global), the DNOW board recommendation or the DNOW share issuance proposal,

•	fail to include the DNOW board recommendation in the joint proxy statement/prospectus,

•	fail to recommend against acceptance of any tender offer or exchange offer for the shares of DNOW common stock within ten business days after the commencement of such offer,

•	solely upon MRC Global’s request, fail to reaffirm the DNOW board recommendation within ten business days of receipt by the DNOW board of such request,

•	make any public statement inconsistent with the DNOW board recommendation, or

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any DNOW acquisition proposal;

We refer to the taking of any of the actions described in the bullets above as a “DNOW adverse recommendation change.”

MRC Global: Restrictions on Change of Recommendation

Subject to certain exceptions described below, the MRC Global board, including any committee thereof, will not, directly or indirectly:

•

withhold or withdraw (or amend, modify or qualify in a manner adverse to DNOW), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to DNOW), the MRC Global board recommendation,

•	fail to include the MRC Global board recommendation in the joint proxy statement/prospectus,

•	fail to recommend against acceptance of any tender offer or exchange offer for the shares of MRC Global common stock within ten business days after the commencement of such offer,

•	solely upon DNOW’s request, fail to reaffirm the MRC Global board recommendation within ten business days of receipt by the MRC Global board of such request,

•	make any public statement inconsistent with the MRC Global board recommendation, or

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any MRC Global acquisition proposal;

We refer to the taking of any of the actions described in the bullets above as a “MRC Global adverse recommendation change.”

DNOW: Permitted Changes of Recommendation in Connection with Superior Proposals

Prior to, but not after, the DNOW special meeting, in response to a DNOW superior proposal with respect to DNOW that was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by DNOW or any of its subsidiaries or their respective representatives, the DNOW board may make a DNOW adverse recommendation change or terminate the merger agreement; provided that DNOW will not be entitled to exercise its right to make a DNOW adverse recommendation change in response to a superior proposal with respect to DNOW or terminate the merger agreement:

•

until DNOW provides MRC Global written notice of such proposed action four business days prior to taking such action, advising MRC Global that the DNOW board received a DNOW superior proposal, specifying the material terms and conditions of such DNOW superior proposal and identifying the person or group making such DNOW superior proposal;

•

if during such four business day period, MRC Global proposes any alternative transaction (including any modifications to the terms of the merger agreement), unless the DNOW board determines in good faith (after consultation with DNOW’s financial advisor and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to DNOW and its stockholders as the DNOW superior proposal (with any change in the financial or other material terms of a DNOW superior proposal requiring a new notice and a new two business day period); and

•	unless the DNOW board, after consultation with outside legal counsel, determines that the failure to make a DNOW adverse recommendation change would violate its fiduciary duties.

Definition of DNOW Superior Proposal

A “DNOW superior proposal” means any bona fide written acquisition proposal with respect to DNOW (with references in the definition thereof to “fifteen percent (15%) or more” being deemed to be replaced with references to “all or substantially all”), in each case on terms which a majority of the DNOW board determines in good faith (after consultation with its financial advisor and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modifications to the terms of the merger agreement) proposed by MRC Global, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to DNOW and its stockholders (in their capacity as stockholders) as compared to the transactions contemplated by the merger agreement and to any alternative transaction (including any modifications to the terms of the merger agreement) proposed by MRC Global.

DNOW: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the DNOW special meeting, in response to a DNOW intervening event (as defined below) , DNOW may, if the DNOW board so chooses, effect a DNOW adverse change of recommendation (only of the type contemplated by the first and second bullets in the first paragraph of the section above titled “— DNOW: Restrictions on Change of Recommendation”) if the DNOW board:

•

determines in good faith, after consultation with DNOW’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such DNOW adverse recommendation change would violate its fiduciary duties and

•

provides written notice to MRC Global advising MRC Global that the DNOW board is contemplating making a DNOW adverse recommendation change and specifying the material facts and information constituting the basis for such contemplated determination, provided that (x) the DNOW board may not make such a DNOW adverse recommendation change until the fourth business day after receipt by MRC Global of the notice of change and (y) during such four business day period, at the request of MRC Global, DNOW will negotiate in good faith with respect to any changes or modifications to the merger agreement which would allow the DNOW board not to make such DNOW adverse recommendation change consistent with its fiduciary duties.

Definition of DNOW Intervening Event

A “DNOW intervening event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the DNOW board as of the date of the merger agreement, which event, fact, circumstance, development or occurrence becomes known to the DNOW board prior to obtaining the approval of DNOW stockholders. Notwithstanding the foregoing, in no event will the following events, changes or developments constitute a DNOW intervening event: (1) the receipt, existence or terms of a DNOW acquisition proposal, (2) any regulatory action undertaken pursuant to regulatory filings made in pursuant to the merger agreement, (3) any event, fact, circumstance, development or occurrence relating to any DNOW material adverse effect, individually or in the aggregate, (4) any changes in the market price or trading volume of DNOW common stock, MRC Global common stock or any other securities of DNOW or MRC Global or (5) any change in the credit rating of DNOW or MRC Global or the fact that DNOW or MRC Global meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may constitute a DNOW intervening event).

MRC Global: Permitted Changes of Recommendation in Connection with Superior Proposals

Prior to, but not after, the MRC Global special meeting, in response to an MRC Global superior proposal with respect to MRC Global that was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by MRC Global or any of its subsidiaries or any of their respective representatives, the MRC Global board may make an MRC Global adverse recommendation change or terminate the merger agreement; provided that MRC Global will not be entitled to exercise its right to make an MRC Global adverse recommendation change in response to a superior proposal with respect to the MRC Global or terminate the merger agreement:

•

until MRC Global provides DNOW written notice of such proposed action four business days prior to taking such action, advising DNOW that the MRC Global board received an MRC Global superior proposal, specifying the material terms and conditions of such MRC Global superior proposal and identifying the person or group making such MRC Global superior proposal;

•

if during such four business day period, DNOW proposes any alternative transaction (including any modifications to the terms of the merger agreement), unless the MRC Global board determines in good faith (after consultation with MRC Global’s financial advisor and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to MRC Global and its stockholders as the MRC Global superior proposal (with any change in the financial or other material terms of an MRC Global superior proposal requiring a new notice and a new two business day period); and

•	unless the MRC Global board, after consultation with outside legal counsel, determines that the failure to make an MRC Global adverse recommendation change would violate its fiduciary duties.

Definition of MRC Global Superior Proposal

A “MRC Global superior proposal” means any bona fide written acquisition proposal with respect to MRC Global (with references in the definition thereof to “fifteen percent (15%) or more” being deemed to be replaced with references to “all or substantially all”), in each case on terms which a majority of the MRC Global board determines in good faith (after consultation with its financial advisor and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modifications to the terms of the merger agreement) proposed by DNOW, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to MRC Global and its stockholders (in their capacity as stockholders) as compared to the transactions contemplated by the merger agreement and to any alternative transaction (including any modifications to the terms of the merger agreement) proposed by DNOW.

MRC Global: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the MRC Global special meeting, in response to an MRC Global intervening event (as defined below), MRC Global may, if the MRC Global board so chooses, effect an MRC Global adverse change of recommendation (only of the type contemplated by the first and second bullets in the first paragraph of the section above titled “— MRC Global: Restrictions on Change of Recommendation”) if the MRC Global board:

•

determines in good faith, after consultation with MRC Global’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such MRC Global adverse recommendation change would violate its fiduciary duties and

•

provides written notice to DNOW advising DNOW that the MRC Global board is contemplating making an MRC Global adverse recommendation change and specifying the material facts and information constituting the basis for such contemplated determination, provided that (x) the MRC Global board may not make such an MRC Global adverse recommendation change until the fourth business day after receipt by DNOW of the notice of change and (y) during such four business day period, at the request of DNOW, MRC Global will negotiate in good faith with respect to any changes or modifications to the merger agreement which would allow the MRC Global board not to make such MRC Global adverse recommendation change consistent with its fiduciary duties.

Definition of MRC Global Intervening Event

An “MRC Global intervening event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the MRC Global board as of the date of the merger agreement, which event, fact, circumstance, development or occurrence becomes known to the MRC Global board prior to obtaining the approval of MRC Global stockholders. Notwithstanding the foregoing, in no event will the following events, changes or developments constitute an MRC Global intervening event: (1) the receipt, existence or terms of an MRC Global acquisition proposal, (2) any regulatory action undertaken pursuant to regulatory filings made in pursuant to the merger agreement, (3) any event, fact, circumstance, development or occurrence relating to any MRC Global material adverse effect, individually or in the aggregate, (4) any changes in the market price or trading volume of MRC Global common stock, DNOW common stock or any other securities of MRC Global or DNOW or (5) any change in the credit rating of MRC Global or DNOW or the fact that MRC Global or DNOW meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may constitute an MRC Global intervening event).

Confidentiality and Standstill Agreements

Each of DNOW and MRC Global has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party; provided that prior to, but not after, obtaining the DNOW stockholders approval or the MRC Global stockholders approval (as applicable), if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the DNOW board or MRC Global board (as applicable) determines in good faith after consultation with DNOW’s or MRC Global’s (as applicable) outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties, DNOW or MRC Global (as applicable) will be permitted to waive, without the other’s prior written consent, such standstill or similar provision solely to the extent necessary to permit such third party to make a DNOW acquisition proposal or MRC Global acquisition proposal (as applicable), on a confidential basis; provided, further, however, that DNOW or MRC Global (as applicable) will advise the other party in writing at least two calendar days prior to taking such action.

Efforts to Close the Mergers, HSR and Other Regulatory Approvals

Subject to the conditions and upon the terms of the merger agreement, the parties have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of the merger agreement and to consummate and make effective, as promptly as reasonably practicable, the mergers and the other transactions contemplated by the merger agreement.

Without limiting the generality of the foregoing, DNOW and MRC Global have agreed to:

•

reasonably cooperate with the other party, execute and deliver further documents, certificates, agreements and instruments, and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by the merger agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder);

•	give all notices (if any) required to be made and given by such party in connection with the mergers and the other transactions contemplated by the merger agreement;

•

use commercially reasonable efforts to obtain as promptly as practicable the expiration or termination of the waiting period under the HSR Act and to obtain any required approvals, clearances, expirations of waiting periods under antitrust laws and foreign investment laws in the jurisdictions previously disclosed by DNOW to MRC Global; and

•

use commercially reasonable efforts to obtain each other approval, consent, ratification, permission, waiver of authorization (including any authorization of a governmental entity) required to be obtained from parties to any material contracts (if any) or required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the mergers or any of the other transactions contemplated by the merger agreement (provided that parties will not be required to pay any fees or make any other payments to any such person to obtain any such approval, consent, ratification, permission, waiver or authorization (other than normal filing fees imposed by law, which will be paid by DNOW)).

Without limiting the foregoing, each party will use reasonable best efforts to avoid or eliminate each and every impediment under antitrust laws and foreign investment laws so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the outside date), including (i) using reasonable best efforts to avoid the entry of, or to have vacated or terminated as promptly as practicable and in any event before the outside date, any order that would restrain, prevent or delay the closing, including without limitation defending through litigation on the merits (including appeal) any relevant claim asserted in any court by any person and (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise: (A) the sale, divestiture or disposition of businesses, product lines or assets of DNOW, MRC Global and their respective subsidiaries, (B) any conditions relating to, or changes or restrictions in, the operations of any such businesses, product lines or assets, (C) any modification of the terms of sale with any customer, vendor or other third party and (D) otherwise taking or committing to take actions that after the closing date would limit DNOW or any of its subsidiary’s freedom of action with respect to, or its or their ability to retain any such businesses, product lines or assets. Notwithstanding anything to the contrary in the merger agreement, neither party will be required to effect or agree to any regulatory remedy as outlined in clauses (A) through (D) that individually or in the aggregate with any other regulatory remedy, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of DNOW and its subsidiaries, taken as a whole, after giving effect to the mergers, which shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of (xx) DNOW and its subsidiaries and (yy) MRC Global and its subsidiaries, taken as a whole, as of the date of the merger agreement.

Efforts to Hold the DNOW Special Meeting and the MRC Global Special Meeting

MRC Global Special Meeting

MRC Global has agreed to take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of the MRC Global stockholders, to be held as promptly as practicable after the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, to consider the adoption of the merger agreement and the approval of the transactions contemplated hereby, including the First Merger. MRC Global has also agreed that it will, through the MRC Global board, recommend that the MRC Global stockholders adopt the merger agreement and will use commercially reasonable efforts to solicit from the MRC Global stockholders proxies in favor of the adoption of the merger agreement and to take all other action necessary or advisable to secure the vote or consent of the MRC Global stockholders required by the MRC Global organizational documents, the rules of the NYSE or applicable laws. Notwithstanding anything to the contrary contained in the merger agreement, MRC Global (i) will be required to adjourn or postpone the MRC Global stockholders’ meeting (A) to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to the joint proxy statement is provided to MRC Global stockholders or (B) if, as of the time for which the MRC Global stockholders’ meeting is scheduled, there are insufficient shares of MRC Global common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such MRC Global stockholders’ meeting and (ii) may adjourn or postpone the MRC Global stockholders’ meeting if, as of the time for which it is scheduled, there are insufficient shares of MRC Global common stock represented (either in person or by proxy) to obtain the approval of MRC Global stockholders of the MRC Global merger proposal; provided that the MRC Global special meeting may not be adjourned or postponed to a date on or after two business days prior to the outside date; provided, further, that the MRC Global special meeting shall not be postponed or adjourned as a result of item (ii) above for a period of more than ten business days in the aggregate without the prior written consent of DNOW.

DNOW Special Meeting

DNOW has agreed to take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of the DNOW stockholders, to be held as promptly as practicable after the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, to vote upon the DNOW share issuance proposal. DNOW has also agreed that it will, through the DNOW board, recommend that the DNOW stockholders adopt the merger agreement and will use commercially reasonable efforts to solicit from the DNOW stockholders proxies in favor of the adoption of the merger agreement and to take all other action necessary or advisable to secure the vote or consent of the DNOW stockholders required by the DNOW organizational documents, the rules of the NYSE or applicable laws. Notwithstanding anything to the contrary contained in the merger agreement, DNOW (i) will be required to adjourn or postpone the DNOW stockholders’ meeting (A) to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to the joint proxy statement is provided to DNOW stockholders or (B) if, as of the time for which the DNOW stockholders’ meeting is scheduled, there are insufficient shares of DNOW common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such DNOW stockholders’ meeting and (ii) may adjourn or postpone the DNOW stockholders’ meeting if, as of the time for which it is scheduled, there are insufficient shares of DNOW common stock represented (either in person or by proxy) to obtain the approval of DNOW stockholders of the DNOW share issuance proposal; provided that the DNOW special meeting may not be adjourned or postponed to a date on or after two business days prior to the outside date; provided, further, that the DNOW special meeting shall not be postponed or adjourned as a result of item (ii) above for a period of more than ten business days in the aggregate without the prior written consent of MRC Global.

Indemnification and Insurance

From and after the Effective Time, to the fullest extent permitted by law, each of DNOW and the surviving entity will jointly and severally indemnify, defend and hold harmless (and advance expenses in connection therewith), in the same manner as provided by MRC Global immediately prior to the date of the merger agreement, each present and former director and officer of (i) MRC Global or any of its subsidiaries or (ii) any other entity that was serving in such capacity at MRC Global’s request, against any costs or expenses (including attorneys’ and other professionals’ fees and disbursements), judgments, fines, penalties, losses, claims, damages or liabilities or amounts that are paid in settlement, of or incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative to which such indemnified party is a party or is otherwise involved (including as a witness), and arises out of or pertains to the fact that the indemnified party is or was an officer or director of MRC Global, any of its subsidiaries or such other entity, with respect to matters existing or occurring at or prior to the Effective Time (including the merger agreement, the mergers and the other transactions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time.

For a period of six years from the Effective Time, the organizational documents of the surviving entity will contain provisions no less favorable with respect to elimination of liability, indemnification and advancement of expenses of individuals who were directors and officers of MRC Global prior to the Effective Time than are set forth, as of the date of the merger agreement, in MRC Global’s certificate of incorporation and bylaws.

DNOW and the surviving entity will cause to be put in place, and DNOW will fully prepay prior to the closing, “tail” insurance policies with a claims period of at least six years from and after the Effective Time with recognized insurance companies for the persons who, as of the date of the merger agreement, are covered by MRC Global’s existing directors’ and officers’ liability insurance, with terms, conditions, retentions and levels of coverage that are at least as favorable as MRC Global’s existing directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the merger agreement or the transactions or actions contemplated thereby).

The rights of the indemnified parties shall be in addition to any rights such indemnified parties may have under MRC Global’s organizational documents or under any applicable contracts or laws in effect on the date of the merger agreement and, in the case of such documents and contracts, disclosed to DNOW prior to the execution of the merger agreement or as disclosed in MRC Global’s SEC documents, DNOW shall, and shall cause the surviving company to, honor and perform under all indemnification agreements entered into by MRC Global or any of its subsidiaries in effect on the date of the merger agreement and disclosed to DNOW prior to the execution of the merger agreement or as disclosed in MRC Global’s SEC documents, and any provisions under any such applicable contracts (including such indemnification agreements) shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual.

Financing Cooperation

On or prior to the closing date, DNOW has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain, or cause its subsidiaries, as applicable, to consummate and obtain, debt financing on the terms and conditions set forth in the debt commitment letter between DNOW and certain financial institutions as promptly as practicable including using DNOW’s, and causing DNOW’s subsidiaries to use their, reasonable best efforts to (i) maintain in full force and effect the debt commitment letter until the closing, (ii) timely (and in any event by the closing) negotiate and enter into definitive agreements with respect to the facilities contemplated by and to the extent required under the debt commitment letter on the terms and conditions set forth therein, and (iii) satisfy or cause to be waived on a timely basis all conditions to funding applicable to DNOW and its subsidiaries set forth in the debt commitment letter, or to the extent that the debt financing is contemplated to be an increase under the DNOW credit agreement, the DNOW credit agreement and such definitive agreements that are within DNOW’s or its subsidiaries’ control or otherwise comply with its obligations thereunder. DNOW has undertaken not to agree to (I) any amendment without the consent of MRC Global (x) to the debt commitment letter that would reduce the amount of the debt financing provided thereunder to an amount less than DNOW would need, together with all other sources of funding available to them, to fund the required debt financing amounts by the closing or (y) to the conditions to the funding of the debt financing in a manner that would reasonably be expected to prevent or impede or delay the consummation of the transactions contemplated by the merger agreement or (II) the termination of the debt commitment letter to the extent doing so could reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by the merger agreement, including the ability of DNOW to timely pay amounts payable under or in connection with the merger agreement.

DNOW has agreed to promptly furnish to MRC Global copies of any amendment, replacement, supplement, modification, consent or waiver relating to the debt commitment letter or any definitive agreements relating to the debt financing. In the period between the date of the merger agreement and the closing date, DNOW has agreed to, upon request from MRC Global, reasonably promptly provide MRC Global updates about the preparation of the financing of the mergers and the transactions contemplated by the merger agreement and promptly inform MRC Global after becoming aware of any circumstance or event which could reasonably be expected to prevent or impede or delay DNOW’s ability to obtain funds sufficient to fund the debt financing amounts by closing. DNOW may also, to the extent other financing (or financing commitments) is available to DNOW to timely pay the debt financing amounts, finance the debt financing amounts using such other financing (or financing commitments) or a portion thereof.

MRC Global has agreed to use its reasonable best efforts and to cause each MRC Global subsidiary and their representatives to use reasonable best efforts to provide cooperation in connection with the arrangement of the debt financing to be incurred in relation to, in contemplation of or as a result of the transactions as may be reasonably requested by DNOW.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

•	access by each party to certain information about the other party during the period prior to the earlier of the Effective Time or termination of the merger agreement, as applicable;

•	cooperation between DNOW and MRC Global in the preparation of this joint proxy statement/prospectus;

•	cooperation between DNOW and MRC Global in connection with public announcements;

•

delisting of shares of MRC Global common stock from the NYSE and approval for listing of the shares of DNOW common stock to be issued pursuant to the mergers on the NYSE prior to the closing date, subject to official notice of issuance;

•	granting approvals and taking such actions as are necessary to eliminate the effect of any takeover law on any of the transactions contemplated by the merger agreement;

•	requirements of Section 16(a) of the Exchange Act;

•	providing notice of any fact or circumstance which is reasonably likely to result in any of the conditions to closing not being satisfied prior to the outside date;

•

certain tax matters, including cooperation to cause the transactions contemplated by the merger agreement to qualify for the intended tax treatment and, upon regulatory request or requirement in connection with the filing of this joint proxy statement/prospectus, to obtain a tax opinion regarding the treatment of the mergers as a “reorganization” within the meaning of Section 368(a) of the Code;

•	cooperation between DNOW and MRC Global in the defense or settlement of any stockholder litigation relating to the transactions contemplated by the merger agreement; and

•	the prepayment of MRC Global’s existing term loan and credit agreements.

Conditions to Completion of the Mergers

The respective obligations of DNOW, MRC Global, Merger Sub and LLC Sub to consummate the mergers are subject to the satisfaction or, to the extent permitted by law, the waiver by each party on or prior to the Effective Time, of each of the following conditions:

•	the approval of MRC Global stockholders of the MRC Global merger proposal will have been obtained;

•	the approval of DNOW stockholders of the DNOW stock issuance proposal will have been obtained;

•	no law that prohibits the consummation of the transactions contemplated by the merger agreement will be in effect;

•

any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby will have expired or otherwise been terminated, the filings, approvals, clearances, expirations of waiting periods under antitrust laws and foreign investment laws as disclosed to MRC Global by DNOW will have occurred or been obtained (as applicable) and no voluntary commitment to or agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement will be in effect;

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have become effective under the Securities Act and no stop order suspending the use of the registration statement or the joint proxy statement/prospectus will have been issued by the SEC nor will proceedings seeking a stop order have been initiated or threatened by the SEC; and

•

DNOW will have submitted to NYSE a subsequent listing application with respect to the shares of DNOW common stock issued or issuable pursuant to the merger agreement and such shares of DNOW common stock will have been approved and authorized for listing on the NYSE, subject to official notice of issuance.

DNOW’s, Merger Sub’s and LLC Sub’s obligation to consummate the mergers is subject to the satisfaction or, to the extent permitted by law, DNOW’s, Merger Sub’s and LLC Sub’s waiver on or prior to the Effective Time of each of the following conditions:

•

MRC Global’s performance or compliance in all material respects with its covenants, obligations or agreements required to be performed or complied with under the merger agreement prior to the Effective Time;

•

the accuracy of the representations and warranties of MRC Global set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date); and

•	the absence, since the date of the merger agreement, of a material adverse effect with respect to MRC Global.

DNOW will have received a certificate from a duly authorized officer of MRC Global certifying the closing conditions listed above.

MRC Global’s obligation to consummate the mergers is subject to the satisfaction or, to the extent permitted by law, MRC Global’s waiver on or prior to the Effective Time of each of the following conditions:

•

DNOW’s, Merger Sub’s and LLC Sub’s performance or compliance in all material respects with its covenants, obligations or agreements required to be performed or complied with under the merger agreement prior to the Effective Time;

•

the accuracy of the representations and warranties of DNOW set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date); and

•	the absence, since the date of the merger agreement, of a material adverse effect with respect to DNOW.

MRC Global will have received a certificate from a duly authorized officer of DNOW certifying the closing conditions listed above.

As further discussed under the section entitled “Risk Factors,” neither DNOW nor MRC Global can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

Termination of the Merger Agreement

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the Effective Time, whether before or after the approval of MRC Global stockholders or the DNOW stockholders, at the discretion of the governing bodies of DNOW or MRC Global, as applicable, by mutual written consent of DNOW and MRC Global, or by either DNOW or MRC Global if:

•

the First Merger will not have been consummated on or prior to outside date; provided that the right to terminate the merger agreement under this bullet will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the principal cause of or resulted in the failure of the First Merger to occur on or before such date;

•

any governmental entity having jurisdiction over any party will have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers and such order, decree, ruling or injunction or other action will have become final and non-appealable, or if there will be adopted any law that permanently makes consummation of any of the mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate the merger agreement under this bullet will not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the principal cause of or resulted in the action or event described in this bullet occurring;

•

the approval of MRC Global stockholders has not been obtained upon a vote held at a duly held MRC Global stockholders’ meeting, or at any adjournment or postponement thereof; provided that the right to terminate the merger agreement under this bullet will not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the principal cause of or resulted in the failure of MRC Global to obtain the approval of MRC Global stockholders; or

•

the approval of DNOW stockholders has not been obtained upon a vote held at a duly held DNOW stockholders’ meeting, or at any adjournment or postponement thereof; provided that the right to terminate the merger agreement under this bullet will not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the principal cause of or resulted in the failure of DNOW to obtain the approval of DNOW stockholders.

DNOW may terminate the merger agreement under the following circumstances:

•

at any time prior to the Effective Time, if any of MRC Global’s covenants, representations or warranties contained in the merger agreement have been breached or any of MRC Global’s representations and warranties have become untrue, such that any of the conditions to closing set forth in the merger agreement would not be satisfied, and such breach (A) is incapable of being cured by MRC Global or (B) has not been cured within thirty days of receipt by MRC Global of written notice of such breach describing in reasonable detail such breach; provided that DNOW may not terminate the merger agreement pursuant to such breach if DNOW is itself then in such terminable breach;

•

at any time prior to, but not after, the receipt of the approval of MRC Global stockholders of the MRC Global merger proposal, if the MRC Global board or a committee thereof has (A) effected an MRC Global adverse recommendation change (B) approved or adopted or recommended the execution of a definitive agreement in connection with an MRC Global acquisition proposal or (C)resolved, agreed to, publicly proposed to or allowed MRC Global to publicly propose to take any of the actions in the foregoing clauses (A)-(B);

•

at any time prior to, but not after, the receipt of the approval of MRC Global stockholders of the MRC Global merger proposal, if MRC Global materially breaches its non-solicitation obligations under the merger agreement, other than in the case where (A) such material breach is a result of an isolated action by a representative of MRC Global, (B) MRC Global uses commercially reasonable efforts to remedy such material breach and (C) DNOW is not significantly harmed as a result thereof; or

•

at any time prior to, but not after, the receipt of the approval of DNOW stockholders of the DNOW stock issuance proposal, and if there has not been a willful and material breach by DNOW of its non-solicitation obligations under the merger agreement, to enter into a definitive agreement with respect to a DNOW superior proposal (provided DNOW contemporaneously pays the termination fee described below).

MRC Global may terminate the merger agreement under the following circumstances:

•

at any time prior to the Effective Time, if any of DNOW’s, Merger Sub’s or LLC Sub’s covenants, representations or warranties contained in the merger agreement have been breached or any of DNOW’s, Merger Sub’s or LLC Sub’s representations and warranties have become untrue, such that any of the conditions to closing set forth in the merger agreement would not be satisfied, and such breach (A) is incapable of being cured by DNOW, Merger Sub or LLC Sub or (B) has not been cured within thirty days of receipt by DNOW of written notice of such breach describing in reasonable detail such breach; provided that MRC Global may not terminate the merger agreement pursuant to such breach if MRC Global is itself then in such terminable breach;

•

at any time prior to, but not after, the receipt of the approval of the DNOW stockholders of the DNOW stock issuance proposal, if the DNOW board or a committee thereof has (A) effected a DNOW adverse recommendation change (B) approved or adopted or recommended the execution of a definitive agreement in connection with a DNOW acquisition proposal or (C) resolved, agreed to, publicly proposed to or allowed DNOW to publicly propose to take any of the actions in the foregoing clauses (A)-(B);

•

at any time prior to, but not after, the receipt of the approval of DNOW stockholders of the DNOW stock issuance proposal, if DNOW materially breaches its non-solicitation obligations under the merger agreement, other than in the case where (A) such material breach is a result of an isolated action by a representative of DNOW, (B) DNOW uses commercially reasonable efforts to remedy such material breach and (C) MRC Global is not significantly harmed as a result thereof; or

•

at any time prior to, but not after, the receipt of the approval of MRC Global stockholders of the MRC Global merger proposal, and if there has not been a willful and material breach by MRC Global of its non-solicitation obligations under the merger agreement, to enter into a definitive agreement with respect to an MRC Global superior proposal (provided MRC Global contemporaneously pays the termination fee described below).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement

If the merger agreement is terminated by either party by mutual written consent, reaching the outside date without closing the mergers or because of a regulatory prohibition, no party will be entitled to recover any damages, costs, termination fee or expense reimbursement in connection with such termination and such termination will be the parties’ sole and exclusive remedy, except in the event of fraud or any willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement prior to the time of termination.

Termination Fees Payable by DNOW

The merger agreement requires DNOW to pay MRC Global a termination fee of $45.5 million if:

•

the merger agreement is terminated by MRC Global pursuant to the DNOW board effecting a DNOW adverse recommendation change or DNOW is in material breach of its non-solicitation obligations under the merger agreement;

•	the merger agreement is terminated by DNOW pursuant to the receipt of a superior proposal with respect to DNOW;

•	the merger agreement is terminated by either party pursuant to the passing of the outside date and (A) the approval of DNOW stockholders has not been obtained upon a vote held at a duly held DNOW stockholders’ meeting, or at any adjournment or postponement thereof, and (B) MRC Global would have been permitted to terminate the merger agreement pursuant to a DNOW adverse recommendation change or DNOW’s material breach of its non-solicitation obligations under the merger agreement; or

•

if (A) prior to the MRC Global stockholders’ meeting, an MRC Global acquisition proposal is publicly proposed or publicly disclosed, (B) the merger agreement is terminated by either party pursuant to the passing of the outside date or the failure to obtain the approval of MRC Global stockholders, or by DNOW pursuant to MRC Global’s terminable breach, (C) concurrently with or within nine months after such termination described in clause (B), DNOW or any DNOW’s subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any DNOW acquisition proposal (substituting 50% for the 15% threshold set forth in the definition of “Acquisition Proposal”).

In no event will MRC Global be entitled to receive more than one payment of the termination fee.

Termination Fees Payable by MRC Global

The merger agreement requires MRC Global to pay DNOW a termination fee of $45.5 million if:

•

the merger agreement is terminated by DNOW pursuant to the MRC Global board effecting an MRC Global adverse recommendation change or MRC Global is in material breach of its non-solicitation obligations under the merger agreement;

•	the merger agreement is terminated by MRC Global pursuant to the receipt of an MRC Global superior proposal;

•

the merger agreement is terminated by either party pursuant to the passing of the outside date and (A) the approval of MRC Global stockholders has not been obtained upon a vote held at a duly held MRC Global stockholders’ meeting, or at any adjournment or postponement thereof, and (B) DNOW would have been permitted to terminate the merger agreement pursuant to an MRC Global adverse recommendation change or MRC Global’s material breach of its non-solicitation obligations under the merger agreement; or

•

if (A) prior to the DNOW stockholders’ meeting, a DNOW acquisition proposal is publicly proposed or publicly disclosed, (B) the merger agreement is terminated by either party pursuant to the passing of the outside date or the failure to obtain the approval of DNOW stockholders, or by MRC Global pursuant to DNOW’s terminable breach, (C) concurrently with or within nine months after such termination described in clause (B), MRC Global or any MRC Global’s subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any MRC Global acquisition proposal (substituting 50% for the 15% threshold set forth in the definition of “Acquisition Proposal”).

In no event will DNOW be entitled to receive more than one payment of the termination fee.

Expenses

The merger agreement requires DNOW to pay certain of MRC Global’s expenses if the merger agreement is terminated by either MRC Global or DNOW because the required approval of DNOW stockholders is not obtained, provided that the aggregate amount of reimbursable expenses will not exceed $8.5 million.

The merger agreement requires MRC Global to pay certain of DNOW’s expenses if the merger agreement is terminated by either DNOW or MRC Global because the required approval of MRC Global stockholders is not obtained, provided that the aggregate amount of reimbursable expenses will not exceed $8.5 million.

Except for the payment of expenses described above, each of DNOW and MRC Global will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated thereby, whether or not the mergers are consummated.

If MRC Global or DNOW receives a termination fee, then the party receiving the termination fee will not be entitled to also receive a payment for the expenses as described above, and if the termination fee is payable after such party has already received payment or concurrently receives payment in respect of the expenses, the amount of the expenses received will be deducted from the termination fee.

No Third-Party Beneficiaries

Except for (a) the right to receive the merger consideration but only from and after the Effective Time, and subject to the occurrence of the Effective Time and (b) the right of the certain indemnified parties to enforce the indemnification provisions of the merger agreement but only from and after the Effective Time, and subject to the occurrence of the Effective Time, DNOW and MRC Global agree that (i) their respective representations, warranties and covenants set forth in the merger agreement are solely for the benefit of the other party hereto, in accordance with and subject to the terms of the merger agreement and (ii) the merger agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in the merger agreement.

Amendments and Waivers

The merger agreement may be amended by the approval of the respective DNOW board and MRC Global board at any time; provided that, after receipt of the approval of MRC Global stockholders or the approval of DNOW stockholders, no amendment shall be made which by applicable laws or the rules of the NYSE requires further approval of the MRC Global stockholders or the DNOW stockholders, as applicable, without the further approval of such stockholders.

Either party may waive the other party’s compliance with the terms of the merger agreement, subject to applicable law. No failure on the part of any party to exercise any power, right privilege or remedy under the merger agreement will operate as a waiver of such power, right, privilege or remedy.

Specific Performance

DNOW and MRC Global agreed that irreparable damage would occur if any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in the merger agreement, the other party will be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. The parties further agree that no party to the merger agreement will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in the merger agreement and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

INFORMATION ABOUT DNOW

DNOW is a supplier of energy and industrial products and packaged, engineered process and production equipment with a legacy of over 160 years.

DNOW’s global product offering includes consumable MRO supplies, pipe, manual and automated valves, fittings, flanges, gaskets, fasteners, electrical, instrumentation, artificial lift, pumping solutions and modular process, production, measurement and control equipment. DNOW also offer sourcing, procurement, warehouse and inventory management solutions as part of our supply chain and materials management offering.

Through a network of approximately 165 locations and approximately 2,575 employees worldwide, DNOW’s operating locations utilize a complementary suite of technology, systems, order and fulfillment processes and sourcing and procurement channels to provide products and services to a variety of customers operating in the energy and industrial markets.

DNOW is a Delaware corporation with principal executive offices located at 7402 North Eldridge Parkway, Houston, Texas 77041. Its telephone number at that address is (281) 823-4700. Shares of DNOW common stock are listed for trading on the NYSE under the symbol “DNOW.” Additional information about DNOW and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT MRC GLOBAL

MRC Global is the leading global distributor of PVF and other infrastructure products and services to diversified energy, industrial and gas utility sectors. MRC Global provides innovative supply chain solutions, technical product expertise and a robust digital platform to customers globally through its leading position across each of its diversified end-markets including the following sectors:

•	Gas Utilities: gas utilities (storage and distribution of natural gas)

•	DIET: downstream, industrial and energy transition (crude oil refining, petrochemical and chemical processing, general industrials and energy transition projects)

•	PTI: production and transmission infrastructure (exploration, production, extraction, gathering, processing and transmission of oil and gas)

MRC Global offers approximately 200,000 SKUs, including an extensive array of PVF, oilfield supply, valve automation and modification, measurement, instrumentation and other general and specialty products from its global network of over 7,100 suppliers. With over 100 years of experience, MRC Global’s more than 2,500 employees serve over 8,300 customers through digital commerce applications and approximately 200 service locations including regional distribution centers, service centers, corporate offices and third-party pipe yards, where MRC Global often stores and deploys pipe near customer locations.

MRC Global’s principal executive offices are located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. Its telephone number at that address is (877) 294-7574. Shares of MRC Global common stock are traded on the NYSE under the symbol “MRC.” Additional information about MRC Global and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information.”

SECURITY OWNERSHIP OF DNOW MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information known to DNOW regarding ownership of shares of DNOW common stock as of July 21, 2025 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of DNOW common stock;

•	each of DNOW’s directors and NEOs; and

•	all of DNOW’s current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership percentages are based on 107,107,602 shares of DNOW common stock outstanding as of July 21, 2025.

Unless otherwise indicated, DNOW believes that all persons named in the table below have sole voting and investment power with respect to all shares of DNOW common stock beneficially owned by them. Unless otherwise noted, the mailing address of each person or entity named below is 7402 North Eldridge Parkway, Houston, Texas 77041.

Name	Number of Shares of Common Stock(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class
Named Executive Officers:
David Cherechinsky	958,238	283,735	1.1%
Mark Johnson	228,075	82,638	*
Raymond Chang	319,944	97,016	*
Kelly Munson	143,081	52,549	*
Rocio Surratt	59,572	12,545	*

Directors:
Richard Alario	277,047	—	*
Terry Bonno	112,872	—	*
Galen Cobb	110,472	—	*
Paul Coppinger	66,724	—	*
Karen David-Green	31,834	—	*
Rodney Eads	115,736	—	*
Sonya Reed	58,238	—	*

Officers and Directors as a Group (12 persons):	2,481,833	528,483	2.7%

Beneficial Owners of More than Five Percent:
BlackRock, Inc.(2)	15,807,108		15.00%
The Vanguard Group(3)	12,356,798		11.47%
Dimensional Fund Advisors LP(4)	6,095,429		5.66%

*	Less than one percent.

(1)	Includes shares deemed held by executive officers and directors in DNOW’s 401(k) plans and deferred compensation plans.

(2)	Based on the most recent Amendment 5 to Schedule 13G filed on April 29, 2025 by BlackRock Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)	Based on the most recent Amendment 10 to Schedule 13G filed on February 13, 2024 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on the most recent Amendment 1 to Schedule 13G filed on February 9, 2024 by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One Austin, TX 78746.

SECURITY OWNERSHIP OF MRC GLOBAL MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables include all holdings of MRC Global common stock, as of July 15, 2025, of MRC Global’s directors, NEOs, MRC Global’s directors and executive officers as a group, and all those known by MRC Global to be beneficial owners of more than five percent of its outstanding shares of MRC Global common stock. The rules of the SEC generally determine beneficial ownership, which generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the tables name have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unvested MRC Global RSUs and MRC Global PSUs are not included to the extent they will not definitively vest within 60 days of July 15, 2025. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Name	Total Shares of MRC Global Common Stock Beneficially Owned	Percent of MRC Global Common Stock Outstanding	Shares of Unvested Restricted Shares or RSUs included in Total
Robert J Saltiel, Jr.	694,942	*	—
Kelly Youngblood	164,249	*	—
Daniel J. Churay(1)	177,505	*	—
Grant R. Bates(2)	103,018	*	—
Rance C. Long(3)	122,918	*	—
John P. McCarthy	78,858	*	—
Deborah G. Adams	110,951	*	25,647
Leonard M. Anthony	72,842	*	11,722
George J. Damiris	57,139	*	11,722
David A. Hager	25,976	*	11,722
Ronald L. Jadin	57,139	*	11,722
Anne McEntee	46,228	*	11,722
Daniel Silvers	25,068	*	11,722
All directors and executive officers, as a group (17 persons)	1,837,544	2.2%

*	Less than 1%
(1)	Mr. Churay owns 550 shares of MRC Global common stock through an Individual Retirement Account.
(2)	Mr. Bates indirectly owns 6,085 shares of MRC Global common stock through ownership by his spouse.
(3)

Mr. Long retired as Senior Vice President—Marketing Strategy in May 2025. The reported beneficial ownership amounts are based on MRC Global’s records and the information contained in the last Form 4 filed on behalf of Mr. Long on May 15, 2024.

Beneficial Owners of More than Five Percent

Names and Address of Beneficial Owner	Number of Shares of MRC Global Common Stock Beneficially Owned	Percent of MRC Global Common Stock Outstanding
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	9,003,975	10.6%
Pzena Investment Management, LLC(2) 320 Park Avenue, 8th Floor New York, NY 10022	5,770,791	6.8%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	6,560,977	7.7%
Frontier Capital Management Co., LLC(4) 99 Summer Street Boston, MA 02110	6,005,201	7.1%

(1)

Based on the Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has sole dispositive power with respect to 8,836,179 shares of MRC Global common stock, shared dispositive power with respect to 167,796 shares of MRC Global common stock and shared voting power with respect to 88,600 shares of MRC Global common stock.

(2)

Based on the Schedule 13G filed with the SEC on October 21, 2024, Pzena Investment Management, LLC has sole dispositive power with respect to 5,770,791 shares of MRC Global common stock and sole voting power with respect to 4,191,444 shares of MRC Global common stock.

(3)

Based on the Schedule 13G/A filed with the SEC on January 26, 2024, BlackRock, Inc. has sole dispositive power with respect to 6,560,977 shares of MRC Global common stock and sole voting power with respect to 6,405,529 shares of MRC Global common stock.

(4)

Based on the Schedule 13G filed with the SEC on February 14, 2024, Frontier Capital Management Co., LLC has sole dispositive power with respect to 6,005,201 shares of MRC Global common stock and sole voting power with respect to 4,380,058 shares of MRC Global common stock.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma combined financial data (the “Pro Forma Financial Statements”) are provided to aid DNOW Inc. (“DNOW”) and MRC Global Inc. (“MRC Global”) stockholders in their analysis of the financial aspects of the mergers. The Pro Forma Financial Statements combine the historical consolidated financial position and results of operations of MRC Global after giving effect to the mergers as further described in Note 1 — Description of the Mergers and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Combined Financial Statements” below. The Pro Forma Financial Statements have been prepared to give effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) where the assets acquired and liabilities assumed of MRC Global will be recorded by DNOW at their respective fair values as of the closing date;

•	Preliminary adjustments to conform the financial statement presentation of MRC Global to those of DNOW; and

•	Adjustments to reflect estimated post-combination impacts, including transaction costs of the mergers (as defined below in Note 1 — Description of the Mergers below).

The Pro Forma Financial Statements of DNOW also give effect to acquisitions that have already occurred and are considered material transactions separate from the mergers:

•

For the year ended December 31, 2024, DNOW completed the acquisitions of Whitco Supply, LLC and Trojan Rentals, LLC (collectively, the “Other Acquisitions”). DNOW has included the financial results of the Other Acquisitions in its consolidated financial statements from the date of the Other Acquisitions. The unaudited combined pro forma data has been presented as if the Other Acquisitions occurred on January 1, 2024. This information is based on historical results of operations, adjusted to give effect to pro forma events that are directly attributable to the Other Acquisitions and factually supportable. The pro forma data is for informational purposes only and is not indicative of the results of operations that would have been achieved had the Other Acquisitions occurred at the beginning of fiscal year 2024.

The following Pro Forma Financial Statements and related notes are based on and should be read in conjunction with:

•	The historical audited consolidated financial statements of DNOW and the related notes included in DNOW’s Annual Report on Form 10-K as of and for the year ended December 31, 2024;

•	The historical audited consolidated financial statements of MRC Global and the related notes included in MRC Global’s Annual Report on Form 10-K as of and for the year ended December 31, 2024;

•

The historical unaudited interim consolidated financial statements of DNOW and the related notes included in DNOW’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2025; and

•

The historical unaudited interim consolidated financial statements of MRC Global and the related notes included in MRC Global’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2025.

The unaudited pro forma combined balance sheet as of March 31, 2025, gives pro forma effect to the mergers as if they had occurred on March 31, 2025. The unaudited pro forma combined statements of operations for the three months ended March 31, 2025, and for the year ended December 31, 2024, give pro forma effect to the mergers as if they had occurred on January 1, 2024.

The Pro Forma Financial Statements are provided for informational purposes only. The Pro Forma Financial Statements are not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X promulgated by the SEC, as amended by the final rule, Release No. 33-10786 Amendments to Financial Disclosures about Acquired and Disposed Businesses, using the assumptions set forth in the notes to the Pro Forma Financial Statements. Further, there may be additional charges related to any potential restructuring or other integration activities resulting from the mergers, the timing, nature and amount of which management cannot identify or calculate as of the date of this joint proxy statement/prospectus, and thus, these charges are not reflected in the Pro Forma Financial Statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2025

(in millions of U.S. dollars)

	Historical				Pro Forma Adjustments
	DNOW Inc.	MRC Global Inc.	MRC Global Inc. Discontinued Operations	MRC Global Inc. Proforma	Reclassification Adjustments	(Note)	Merger Adjustments	(Note)	Pro Forma Combined
			(Note 2)		(Note 4)		(Note 5)
Assets
Current assets:
Cash and cash equivalents	$219	$63	—	$63	$—		$ (226)	5(g)	$56
Receivables, net	439	—	—	—	442	4(a)	—		881
Accounts receivable, net	—	442	—	442	(442)	4(a)	—		—
Inventories, net	385	460	—	460	—		—	5(a)	845
Prepaid and other current assets	24	—	—	—	30	4(b)	—		54
Other current assets	—	30	—	30	(30)	4(b)	—		—
Current assets of discontinued operations	—	4	(4)	—	—		—		—

Total current assets	1,067	999	(4)	995	—		(226)		1,836
Property, plant and equipment, net	155	95	—	95	9	4(b)	1	5(a)(d)	260
Operating lease assets	—	171	—	171	40	4(c)	8	5(d)	219
Deferred income taxes	88	—	—	—	—		—		88
Goodwill	230	—	—	—	264	4(d)	503	5(b)-(h)	997
Goodwill, net	—	264	—	264	(264)	4(d)	—		—
Intangibles, net	63	—	—	—	139	4(e)	236	5(c)	438
Other intangible assets, net	—	139	—	139	(139)	4(e)	—		—
Other assets	48	36	—	36	(49)	4(b)(c)	2	5(f)	37

Total assets	$1,651	$1,704	$(4)	$1,700	$—		$524		$3,875

	Historical				Pro Forma Adjustments
	DNOW Inc.	MRC Global Inc.	MRC Global Inc. Discontinued Operations	MRC Global Inc. Proforma	Reclassification Adjustments	(Note)	Merger Adjustments	(Note)	Pro Forma Combined
			(Note 2)		(Note 4)		(Note 5)
Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	329	—	—	—	434	4(f)	—		763
Trade accounts payable	—	434	—	434	(434)	4(f)	—		—
Accrued liabilities	119	—	—	—	106	4(g)(i)	43	5(h)	268
Accrued expenses and other current liabilities	—	121	—	121	(121)	4(g)(h)	(5)	5(g)	(5)
Operating lease liabilities	—	32	—	32	13	4(i)	—		45
Current portion of debt obligations	—	4	—	4	—		(4)	5(g)	—
Other current liabilities	12	—	—	—	2	4(h)	—		14
Current liabilities of discontinued operations	—	2	(2)	—	—		—		—

Total current liabilities	460	593	(2)	591	—		34		1,085
Long-term operating lease liabilities	28	153	—	153	—		—		181
Long-term debt	—	367	—	367	—		(217)	5(g)	150
Deferred income taxes	—	39	—	39	1	4(j)	61	5(e)	101
Other long-term liabilities	19	—	—	—	26	4(j)(k)	—		45
Other liabilities	—	27	—	27	(27)	4(k)	—		—

Total liabilities	507	1,179	(2)	1,177	—		(122)		1,562
Stockholders’ equity
Preferred stock	—	—	—	—	—		—		—
Common stock	1	1	—	1	—		—		2
Treasury stock	(3)	(375)	—	(375)	—		375	5(h)	(3)
Additional paid-in capital	2,016	1,777	—	1,777	—		(567)	5(h)	3,226
Accumulated deficit	(725)	—	—	—	(676)	4(l)	646	5(b)(h)	(755)
Retained deficit	—	(674)	(2)	(676)	676	4(l)	—		—
Accumulated other comprehensive loss	(150)	(204)	—	(204)	—		192	5(h)	(162)
Noncontrolling interest	5	—	—	—	—		—		5

Total stockholders’ equity (deficit)	1,144	525	(2)	523	—		646		2,313

Total liabilities and stockholders’ equity	$1,651	$1,704	$(4)	$1,700	$—		$524		$3,875

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

(in millions of U.S. dollars, except for share and per share amounts)

	Historical				Pro Forma Adjustments
	DNOW Inc.	MRC Global Inc.	MRC Global Inc. Discontinued Operations	MRC Global Inc. Pro Forma	Reclassification Adjustments	(Note)	Merger Adjustments	(Note)	Pro Forma Combined	(Note)
			(Note 2)		(Note 4)		(Note 6)
Revenue	$599	$—	$—	$—	$712	4(m)	$—		$1,311
Sales	—	712	—	712	(712)	4(m)	—		—
Operating expenses:
Cost of products	460	—	—	—	565	4(o)	1	6(b)	1,026
Cost of sales	—	570	—	570	(570)	4(n)(o)	—		—
Warehousing, selling and administrative	109	—	—	—	129	4(n)(p)	(4)	6(a)(c)	234
Selling, general and administrative expenses	—	124	—	124	(124)	4(p)	—		—

Operating profit	30	18	—	18	—		3		51
Other income (expense)	—	—	—	—	(9)	4(q)	6	6(e)(f)	(3)
Interest expense	—	(9)	—	(9)	9	4(q)	—		—

Income before income taxes	30	9	—	9	—		9		48
Income tax provision (benefit)	7	—	—	—	1	4(r)	2	6(g)	10
Income tax expense from continuing operations	—	1	—	1	(1)	4(r)	—		—
Loss from discontinued operations, net of tax	—	(30)	30	—	—		—		—

Net income	23	(22)	(30)	8	—		7		38
Less: Net income attributable to a noncontrolling interest	1	—	—	—	—		—		1

Net income attributable to DNOW Inc.	$22	$(22)	$(30)	$8	$—		$7		$37

Net income per share of common stock
Basic	$0.20								$0.19	6(i)
Diluted	$0.20								$0.19	6(i)
Weighted average shares of common stock outstanding
Basic	105,976,409								188,354,996	6(i)
Diluted	106,743,989								189,122,576	6(i)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in millions of U.S. dollars, except for share and per share amounts)

	Historical				Pro Forma Adjustments
	DNOW Inc.	MRC Global Inc.	MRC Global Inc. Discontinued Operations	MRC Global Inc. Pro Forma	Reclassification Adjustments	(Note)	Merger Adjustments	(Note)	Other Acquisition Adjustments	(Note)	Pro Forma Combined	(Note)
			(Note 2)		(Note 4)		(Note 6)		(Note 6)
Revenue	$2,373	$—	$—	$—	$3,011	4(m)	$—		$172	6(h)	$5,556
Sales	—	3,011	—	3,011	(3,011)	4(m)	—		—		—
Operating expenses:							—		—
Cost of products	1,838	—	—	—	2,369	4(o)	6	6(b)	106	6(h)	4,319
Cost of sales	—	2,391	—	2,391	(2,391)	4(n)(o)	—		—		—
Warehousing, selling and administrative	416	—	—	—	507	4(n)(p)	23	6(a)(c)(d)	39	6(h)	985
Selling, general and administrative expenses	—	485	—	485	(485)	4(p)	—		—		—
Impairment and other charges	6	—	—	—	—		—		—		6

Operating profit	113	135	—	135	—		(29)		27		246
Other income (expense)	1	—	—	—	(30)	4(q)(s)	16	6(e)(f)	—		(13)
Interest expense	—	(26)	—	(26)	26	4(q)	—		—		—
Other, net	—	(4)	—	(4)	4	4(s)	—		—		—

Income before income taxes	114	105	—	105	—		(13)		27		233
Income tax provision (benefit)	32	—	—	—	27	4(r)	(3)	6(g)	6	6(h)	62
Income tax expense from continuing operations	—	27	—	27	(27)	4(r)	—		—		—
Loss from discontinued operations, net of tax	—	(23)	23	—	—		—		—		—

Net income	82	55	(23)	78	—		(10)		21		171
Series A preferred stock dividends	—	20	—	20	—		—		(20)	6(j)	—
Loss on repurchase and retirement of preferred stock	—	9	—	9	—		—		(9)	6(j)	—
Less: Net income attributable to a noncontrolling interest	1	—	—	—	—		—		—		1

Net income attributable to DNOW Inc.	$81	$26	$(23)	$49	$—		$(10)		$50		$170

Net income per share of common stock
Basic	$0.75										$0.88	6(i)
Diluted	$0.74										$0.88	6(i)
Weighted average shares of common stock outstanding
Basic	106,354,586										188,733,173	6(i)
Diluted	107,148,410										189,526,997	6(i)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Mergers

Acquisition of MRC Global

On June 26, 2025, DNOW entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MRC Global, Buck Merger Sub, Inc., a Delaware corporation and wholly-owned, direct subsidiary of DNOW (“Merger Sub”) and Stag Merger Sub, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of DNOW (“LLC Sub”).

In accordance with the Merger Agreement, DNOW and MRC Global will effect a transaction to combine their respective businesses through: (a) the merger of Merger Sub with and into MRC Global (the “First Merger”), with MRC Global continuing as the surviving corporation in the First Merger (the time the First Merger becomes effective, the “Effective Time”), and (b) the merger of MRC Global with and into LLC Sub (the “Second Merger” and together with the First Merger, the “mergers”), with LLC Sub continuing as the surviving company as a wholly-owned, direct subsidiary of DNOW.

The Merger Agreement provides that each issued and outstanding share of common stock of MRC Global, par value of $0.01 per share (the “MRC Global common stock”), will be converted into the right to receive 0.9489 shares of common stock of DNOW, par value of $0.01 per share (the “DNOW common stock”) with cash paid in lieu of the issuance of fractional shares, if any (the “merger consideration”).

The Merger Agreement also provides that each share of restricted MRC Global common stock issued under MRC Global’s Amended and Restated Omnibus Incentive Plan (the “MRC Global equity plan”) that vests solely on the basis of time (each a “MRC Global RSA”) that is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest in full immediately prior to the Effective Time and (ii) be cancelled and converted into the right to receive (A) the merger consideration with respect to each MRC Global RSA, with cash paid in lieu of fractional shares of DNOW common stock in accordance with the Merger Agreement and (B) an amount in cash equal to the accrued but unpaid dividends with respect to each MRC Global RSA.

The Merger Agreement also provides that each restricted stock unit granted pursuant to the MRC Global equity plan that vests solely on the basis of time (each a “MRC Global RSU”) that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest in full immediately prior to the Effective Time (including with respect to any dividend equivalents credited with respect to such MRC Global RSU that remain unpaid as of the Effective Time) and (ii) be cancelled and converted into the right to receive the merger consideration with respect to each share of MRC Global common stock subject to such MRC Global RSU, with cash paid in lieu of fractional shares of DNOW common stock in accordance with the Merger Agreement.

The Merger Agreement also provides that each MRC Global RSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, be cancelled and converted into an award of restricted stock units representing the right to receive DNOW common stock (each a “DNOW RSU”) in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of MRC Global common stock subject to such award of MRC Global RSUs immediately prior to the Effective Time multiplied by (2) 0.9489. Such DNOW RSUs will vest on the same terms and conditions (including “double-trigger” vesting provisions) applicable to the corresponding MRC Global RSU immediately prior to the Effective Time.

The Merger Agreement also provides that, to the extent provided for in the applicable award agreement, each outstanding restricted stock unit granted pursuant to the MRC Global equity plan that is subject to performance-based vesting (each a “MRC Global PSU”) that was granted prior to February 2024 and that is outstanding immediately prior to the Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest immediately prior to the Effective Time with respect to a number of shares of MRC Global common stock that vest based on the determination of performance set forth in the applicable award agreement (including with respect to any dividend equivalents credited with respect to such MRC Global PSU that remain unpaid as of the time of the First Merger) and (ii) be cancelled and converted into the right to receive, without interest, the merger consideration with respect to each share of MRC Global common stock that vests pursuant to such MRC Global PSU, with cash paid in lieu of fractional shares of DNOW common stock in accordance with the Merger Agreement.

The Merger Agreement also provides that, to the extent provided for in the applicable award agreement, each outstanding MRC Global PSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time shall be cancelled and converted into a DNOW RSU award in respect of that number of shares of DNOW common stock (rounded to the nearest whole share) equal to the product of (1) the number of shares of MRC Global common stock that vest based on the determination of performance set forth in the applicable award agreement multiplied by (2) 0.9489. Such DNOW RSUs will vest on the same terms and conditions (including “double-trigger” vesting provisions) applicable to the corresponding MRC Global PSU immediately prior to the time of the First Merger (except that such DNOW RSUs will no longer be subject to performance metrics).

Note 2. Basis of Pro Forma Presentation

Basis of Presentation

The unaudited pro forma combined balance sheet as of March 31, 2025, combines the historical consolidated balance sheets of DNOW and MRC Global, giving effect to the mergers as if they had occurred on March 31, 2025. The unaudited pro forma combined statements of operations for the three months ended March 31, 2025, and for the year ended December 31, 2024, combines the historical consolidated statements of operations of DNOW and MRC Global, giving effect to the mergers as if they had occurred on January 1, 2024.

The Pro Forma Financial Statements and explanatory notes have been prepared using the acquisition method of accounting with DNOW as the accounting acquirer of MRC Global. Under the acquisition method of accounting, the assets and liabilities of MRC Global, as of closing, will be recorded by DNOW at their estimated fair values and any excess of the merger consideration over the fair value of MRC Global’s net assets will be allocated to goodwill, if applicable. The pro forma allocation of the merger consideration reflected in the Pro Forma Financial Statements is subject to adjustment and may vary materially from the actual allocation that will be recorded as of the close date.

The Pro Forma Financial Statements have been presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations that would have been realized had the mergers occurred as of the dates indicated, nor are they meant to be indicative of any anticipated future financial condition or results of operations of DNOW and its consolidated subsidiaries after giving effect to the mergers (the “combined company”), nor does it reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent management’s estimates based on currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited Pro Forma Financial Statements are described in the accompanying notes.

Discontinued Operations Adjustments

On December 13, 2024, MRC Global entered into a definitive agreement to sell assets associated with its Canada operations (“MRC Global Canada”) to EMCO Corporation, and on March 14, 2025, MRC Global completed the sale.

MRC Global presented the operations of MRC Global Canada as discontinued operations for the year ended December 31, 2024 and three months ended March 31, 2025. Therefore, the Pro Forma Financial Statements exclude the results of operations of MRC Global Canada because those businesses will not be considered part of the acquiring entity’s continuing operations.

Note 3. Preliminary Purchase Price Allocation

Management performed a preliminary estimation of fair values of the MRC Global assets acquired and liabilities assumed as of March 31, 2025. The preliminary purchase accounting was based on a benchmarking analysis of similar transactions in the industry to identify value allocations of acquisition consideration to assets acquired and liabilities assumed. As such, the preliminary fair value estimates are subject to change based on the final valuations, and these changes could be material.

The estimated preliminary fair values of the MRC Global assets and liabilities are based on discussions with MRC Global’s management, preliminary valuation studies, the transaction due diligence and information presented in MRC Global’s public filings. The final purchase price and purchase price allocation may be different than the information that is presented herein, and these differences could be material.

Preliminary Estimated Purchase Price

The total preliminary merger consideration is calculated as follows (in millions, except exchange ratio, shares, and per share price):

MRC Global common stock as of March 31, 2025	86,095,852
MRC Global RSUs and MRC Global PSUs to be vested in connection with the mergers	718,973
Exchange ratio	0.9489

Shares of DNOW common stock issued at closing	82,378,587
Price per share of DNOW common stock(1)	$14.60

Equity consideration for the conversion of MRC Global common stock outstanding	$1,202
Fair value of replacement MRC Global RSUs, MRC Global RSA, and MRC Global PSU awards attributable to the purchase price	$9
Estimated repayment of certain existing indebtedness of MRC Global	$376

Preliminary merger consideration	$1,587

(1)

The final purchase price will be based on the fair value of the issued and outstanding shares of DNOW common stock at the closing. For purposes of preparing these Pro Forma Financial Statements, the estimated fair value is based on the closing price of the shares of DNOW common stock on June 25, 2025.

A sensitivity analysis related to the fluctuation in the price of DNOW common stock was performed to assess the impact of a hypothetical change of 10% on the per share closing price of DNOW common stock on the merger consideration transferred at closing. DNOW believes that a 10% fluctuation in the market price of the DNOW common stock is reasonably possible based on historical volatility. An increase or decrease in the closing price of DNOW common stock could potentially result in a change of goodwill as of the closing date.

The following table shows the estimated purchase consideration resulting from a change in the share price of DNOW common stock (amounts in millions except share price):

Change in Share Price	Share Price	Estimated Merger Consideration Transferred
Increase of 10%	$16.06	$1,708
Decrease of 10%	$13.14	$1,467

Preliminary Estimated Purchase Price Allocation

The following table summarizes allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in millions):

March 31, 2025
Cash	$63
Accounts receivable, net	442
Inventories, net	460
Other current assets	30
Operating lease assets	179
Property, plant and equipment, net	96
Other assets	37
Intangible assets, net	375

Total identifiable assets acquired	1,682
Trade accounts payable	(434)
Accrued expenses and other current liabilities	(116)
Operating lease liabilities	(32)
Long-term operating lease liabilities	(153)
Deferred income taxes	(100)
Other liabilities	(27)

Total identifiable liabilities assumed	(862)

Goodwill	767

Total consideration effectively transferred	$1,587

All adjustments from the application of the purchase price allocation are within the adjustments described in Note 5 below.

Note 4. Significant Accounting Policies and Reclassification Adjustments

During the preparation of the Pro Forma Financial Statements, DNOW performed a preliminary analysis of MRC Global’s historical financial data to identify differences in accounting policies and financial statement presentation as compared to those of DNOW. Management is currently evaluating for significant accounting policy differences between the two entities. Upon consummation of the mergers, DNOW management will perform a comprehensive review of the accounting policies and may identify differences in accounting policies between the two entities which, when conformed, could be material.

Certain reclassifications are reflected in the unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations to conform presentation between DNOW and MRC Global. These reclassifications have no effect on previously reported total assets, total liabilities and stockholders’ equity, or net income of DNOW or MRC Global. The Pro Forma Financial Statements may not reflect all reclassifications necessary to conform MRC Global’s presentation to that of DNOW due to limitations on the availability of information as of the date of this joint proxy statement/prospectus. Additional reclassification adjustments may be identified as more information becomes available.

The following reclassification adjustments were made to conform balance sheet presentation between MRC Global and DNOW:

(a)	Represents a reclassification of “Accounts receivables, net” to “Receivables, net”.

(b)

Reclassification of “Other current assets” to “Prepaid and other current assets”; reclassification of finance lease right-of-use assets balance recorded in "Other assets" to "Property, plant and equipment, net".

(c)	Represents a reclassification of “Other assets” to “Operating lease assets”, as the balance is individually significant.

(d)	Represents a reclassification of “Goodwill, net” to “Goodwill”.

(e)	Represents a reclassification of “Other intangible assets, net” to “Intangibles, net”.

(f)	Represents a reclassification of “Trade accounts payable” to “Accounts payable”.

(g)	Represents a reclassification of contract liabilities and taxes (non-income) in “Accrued expenses and other current liabilities” to “Accrued liabilities”.

(h)	Represents a reclassification of income tax payable in “Accrued expenses and other current liabilities” to “Other current liabilities”.

(i)	Represents a reclassification of lease balances in “Accrued liabilities” and “Other current liabilities” to “Operating lease liabilities”, as the balance is individually significant.

(j)	Represents a reclassification of “Other long-term liabilities” to “Deferred income taxes”, as the balance is individually significant.

(k)	Represents a reclassification of “Other liabilities” to “Other long-term liabilities”.

(l)	Represents a reclassification of “Retained deficit” to “Accumulated deficit”.

The following reclassification adjustments were made to conform statement of operations presentation of MRC Global and DNOW:

(m)	Represents a reclassification of “Sales” to “Revenue”.

(n)	Represents a reclassification of depreciation expense from “Cost of sales” to “Warehousing, selling and administrative”.

(o)	Represents a reclassification of “Cost of sales” to “Cost of products”.

(p)	Represents a reclassification of “Selling, general and administrative expenses” to “Warehousing, selling and administrative”.

(q)	Represents a reclassification of “Interest expense” to “Other income (expense)”.

(r)	Represents a reclassification of “Income tax expense from continuing operations” to “Income tax provision (benefit)".

(s)	Represents a reclassification of “Other, net” to “Other income (expense)”.

Note 5. Adjustments to Unaudited Pro Forma Combined Balance Sheet

Merger adjustments include the following adjustments related to the unaudited pro forma combined balance sheet as of March 31, 2025, as follows:

(a)

No adjustments to the carrying value of inventories nor property, plant and equipment were recorded as it was determined the carrying value approximates fair value. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

(b)

Represents a net adjustment to goodwill to reflect the balance that would have been recorded if the mergers occurred on March 31, 2025. The preliminary purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the mergers. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded to goodwill as of March 31, 2025. The calculated value is preliminary, subject to change and could vary materially from the final purchase price assignment.

(c)

Represents a net adjustment of $236 million to the carrying value of “Intangible assets, net” to recognize the estimated fair value of intangible assets acquired. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

(d)	Represents a net adjustment of $9 million for the remeasurement of operating and finance lease right-of-use assets.

(e)

Represents the identified tax basis differences between the fair value and historical carrying value of the assets acquired, which has been tax effected using a blended statutory tax rate of 25%. This rate may vary from the effective tax rate of the historical and combined businesses. The estimate of deferred tax balances is preliminary and is subject to change based upon certain factors including final determination of the fair value of assets acquired and liabilities assumed and deductible non-recurring items by taxing jurisdiction.

(f)

Represents a net adjustment of $2 million to increase other assets to recognize the estimated fair value from the purchase price allocation. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

(g)

Represents the retirement of existing indebtedness of MRC Global with an outstanding balance of approximately $376 million as of March 31, 2025, including the net of discount and issuance costs of approximately $7 million and accrued interest of approximately $5 million. There is no penalty associated with prepayment of MRC Global’s existing indebtedness.

DNOW intends to use $226 million cash on hand and use the proceeds from a draw of $150 million from its existing senior secured revolving credit facility which provides for a $750 million global revolving credit facility to pay off MRC Global’s outstanding credit facility and term loan.

(h)	The changes to equity as of March 31, 2025 are as follows:

(Amounts in millions)	Common stock	Additional paid-in capital	Accumulated deficit	Treasury stock	Accumulated other comprehensive loss	Pro forma net adjustment to equity
Elimination of MRC Global’s Historical Equity(1)	$(1)	$(1,889)	$676	$375	$204	$(635)
Issuance of DNOW common stock(2)	1	1,211	—	—	—	1,212
Non-recurring DNOW transaction costs estimate(3)	—	—	(30)	—	—	(30)
Acceleration of MRC Global RSUs and MRC Global PSUs estimated to vest(4)	—	—	—	—	(12)	(12)
Non-recurring equity issuance costs estimate(5)	—	(1)	—	—	—	(1)
Estimated repayment of certain existing indebtedness of MRC Global(6)	—	376	—	—	—	376
Elimination of MRC Global’s Historical Goodwill(7)	—	(264)	—	—	—	(264)

	$—	$(567)	$646	$375	$192	$646

(1)	Represents the elimination of MRC Global’s historical equity balances as of March 31, 2025.
(2)	Represents the adjustment to reflect the issuance of 82,378,587 shares of DNOW common stock based on the closing price of $14.60 per share on June 25, 2025.
(3)	Represents the adjustment to accumulated deficit for estimated transaction costs expected to be incurred by DNOW in connection with the mergers.
(4)

Represents the post-combination stock compensation expense of $12 million as an increase to accumulated deficit related to certain MRC Global RSUs and MRC Global PSUs that were unvested as of the Effective Time and subject to accelerated vesting in connection with the mergers.

(5)	Represents an adjustment to additional paid-in capital to record non-recurring equity issuance costs of $1 million, incurred in connection with the mergers.
(6)

Represents the retirement of existing indebtedness of MRC Global with an outstanding balance of approximately $376 million as of March 31, 2025, including accrued interest, that is not being legally assumed in the mergers.

(7)	Represents the elimination of MRC Global’s historical goodwill balance as of March 31, 2025.

Note 6. Adjustments to the Unaudited Pro Forma Combined Statements of Operations

Merger adjustments include the following adjustments related to the unaudited pro forma combined statements of operations for the three months ended March 31, 2025, and for the year ended December 31, 2024, as follows:

(a)

Represents a net adjustment of ($3) million and ($12) million for the three months ended March 31, 2025, and the year ended December 31, 2024, respectively, to (1) reflect the removal of historical depreciation expense related to warehousing, selling and administrative and (2) recognize depreciation related to tangible assets.

(b)

Represents a net adjustment of $1 million and $6 million for the three months ended March 31, 2025, and the year ended December 31, 2024, respectively, to (1) reflect the removal of historical amortization expense related to cost of products and (2) recognize amortization expense related to intangible assets.

(c)	Represents the recognition of new stock-based compensation expense for the post-combination portion of the cancelled and exchanged MRC Global equity awards.

As the 2022 and 2023 MRC Global RSUs and MRC Global PSUs, if any, will be settled at closing with no future service required, the value of these awards will be recognized as part of merger consideration.

It is being assumed that certain of the awards of the 2024 and 2025 MRC Global RSUs, MRC Global RSAs, and MRC Global PSUs have a contractual provision that will cause the accelerated vesting of those awards resulting in the entire post-combination portion of these awards being recognized as compensation expense immediately after the closing of the mergers.

The remaining 2024 and 2025 MRC Global RSU awards, MRC Global RSA awards and MRC Global PSU awards are considered cancelled and exchanged for DNOW RSUs with the incremental value of the awards being recorded post-combination due to services to be performed after the closing of the mergers.

The following table illustrates the stock-based compensation adjustments made to “Warehouse, selling and administrative expense”:

(Amounts in millions)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Compensation expense associated with accelerated vesting of MRC Global RSUs and MRC Global RSAs attributable to post-combination services(1)	N/A	$5
Compensation expense associated with accelerated vesting of MRC Global PSUs attributable to post-combination services(2)	N/A	7
Removal of historical MRC Global stock-based compensation expense related to MRC Global equity awards	(1)	(7)

Net adjustment to warehouse, selling and administrative expense	$(1)	$5

(1)

Adjustment for estimated post-combination stock compensation expense associated with the acceleration of certain MRC Global RSUs and MRC Global RSAs beyond contractual equity award provisions. These costs will not affect the combined company’s statement of operations beyond 12 months after the acquisition date.

(2)

Adjustment for estimated post-combination stock compensation expense associated with the acceleration of certain MRC Global PSUs beyond contractual equity award provisions. These costs will not affect the combined company’s statement of operations beyond 12 months after the acquisition date.

(d)

Represents an adjustment to record $30 million of estimated transaction costs to be incurred subsequent to March 31, 2025, consisting of advisory, legal, accounting and auditing fees and other professional fees. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(e)

Represents the interest expense associated with DNOW’s $150 million drawing from its existing senior secured revolving credit facility to pay off MRC Global’s existing indebtedness. Interest expense is calculated using an effective interest rate. The effective interest rate for the senior secured revolving credit facility hereby was 7.8%.

(f)	Represents the removal of interest expense associated with MRC Global’s existing indebtedness.

(g)

Represents an adjustment of $2 million and ($3) million for the three months ended March 31, 2025, and year ended December 31, 2024, respectively, to reflect the tax effect of the adjustments above at a blended statutory income tax rate of approximately 25%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on activities following the consummation of the mergers, including cash needs, the geographical mix of income, and changes in tax law.

(h)

Represents the pro forma effects of the acquisition of the Other Acquisitions that were completed during the year ended December 31, 2024. The pro forma is presented as if the acquisitions occurred on January 1, 2024. The tax rate is based on the average blended federal and state rate for the period. The actual tax effect of the 2024 acquisitions will differ from the pro forma adjustments.

(i)

Pro forma basic earnings per share attributable to holders of DNOW common stock (the “DNOW stockholders”) is calculated using the historical basic weighted average shares of DNOW common stock outstanding, adjusted for the additional shares to be issued to holders of MRC Global common stock and holders of MRC Global equity awards. Pro forma diluted earnings per share attributable to DNOW stockholders is calculated using the historical diluted weighted average shares of DNOW common stock outstanding, adjusted for the additional shares to be issued to holders of MRC Global common stock excluding the DNOW assumed MRC Global RSUs as those are not participating securities.

For the Three Months Ended March 31, 2025
(in millions, except share data)
Numerator:
Net income attributable to DNOW	$37
Net income attributable to participating securities	(1)

Net income attributable to DNOW stockholders	$36

Denominator:
Historical weighted average shares of DNOW common stock outstanding (basic)	105,976,409
Shares of DNOW common stock to be issued to MRC Global stockholders pursuant to the Merger Agreement (1)	82,378,587

Pro forma weighted average shares (basic)	188,354,996

Historical weighted average shares of DNOW common stock outstanding (diluted)	106,743,989
DNOW common stock to be issued to MRC Global stockholders pursuant to the Merger Agreement(1)	82,378,587

Pro forma weighted average shares (diluted)	189,122,576

Pro forma earnings per share of DNOW common stock attributable to DNOW stockholders:
Basic	$0.19
Diluted	$0.19

(1)

Includes the cancellation and exchange of all 86,095,852 issued and outstanding shares of MRC Global common stock (including 718,973 shares underlying MRC Global RSUs and MRC Global PSUs subjected to accelerated vesting upon change in control) as of March 31, 2025, into an aggregate of 82,378,587 shares of DNOW common stock.

For the Twelve Months Ended December 31, 2024
(in millions, except share data)
Numerator:
Pro forma net income attributable to DNOW	$170
Net income attributable to participating securities	(4)

Net income attributable to DNOW stockholders	$166

Denominator:
Historical weighted average shares of DNOW common stock outstanding (basic)	106,354,586
DNOW common stock to be issued to MRC Global stockholders pursuant to the Merger Agreement(1)	82,378,587

Pro forma weighted average shares (basic)	188,733,173

Historical weighted average shares of DNOW common stock outstanding (diluted)	107,148,410
DNOW common stock to be issued to MRC Global stockholders pursuant to the Merger Agreement(1)	82,378,587

Pro forma weighted average shares (diluted)	189,526,997

Pro forma earnings per share attributable to DNOW stockholders:
Basic	$0.88
Diluted	$0.88

(1)

Includes the cancellation and exchange of all 86,095,852 issued and outstanding shares of MRC Global common stock (including 718,973 shares underlying MRC Global RSUs and MRC Global PSUs subjected to accelerated vesting upon change in control) as of March 31, 2025, into an aggregate of 82,378,587 shares of DNOW common stock.

(j)	This represents the elimination of MRC Global’s historical income impact from the settlement of preferred shares that are not part of the mergers.

COMPARISON OF STOCKHOLDER RIGHTS

MRC Global stockholders and holders of MRC Global equity awards will receive shares of DNOW common stock in the mergers. DNOW and MRC Global are both Delaware corporations subject to the DGCL. If the mergers are completed, the rights of MRC Global stockholders and holders of MRC Global equity awards who become DNOW stockholders through the receipt of shares of common stock and the rights of DNOW stockholders will continue to be governed by the DGCL, the DNOW certificate of incorporation and the DNOW bylaws.

The following summary is not a complete statement of the rights of DNOW stockholders or MRC Global stockholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and DNOW’s and MRC Global’s governing corporate documents, which MRC Global stockholders should read. For information on how copies of these documents may be obtained, please see “Where You Can Find More Information.”

AUTHORIZED CAPITAL STOCK

DNOW	MRC Global

The DNOW certificate of incorporation currently authorizes DNOW to issue (i) 330,000,000 shares of DNOW common stock and (ii) 20,000,000 shares of DNOW preferred stock, par value $0.01 per share (the “DNOW preferred stock”).

The MRC Global certificate of incorporation currently authorizes MRC Global to issue (i) 500,000,000 shares of MRC Global common stock and (ii) 100,000,000 shares of MRC Global preferred stock, par value $0.01 per share.

As of , 2025, there were shares of DNOW common stock issued and outstanding and no shares of DNOW preferred stock issued or outstanding.	As of , 2025, there were shares of MRC Global common stock issued and outstanding and shares of MRC Global preferred stock issued or outstanding.

VOTING RIGHTS

The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation. Each share of DNOW common stock and each share of MRC Global common stock entitles its holder to one vote for each share held of record on each matter submitted to a vote of stockholders.

DNOW	MRC Global

Subject to the discussion in “— Election of Directors” below, with respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law, DNOW’s governing documents or applicable stock exchange rules, the vote of the holders of a majority of the votes cast at which a quorum is present will be the act of the DNOW stockholders.

Subject to the discussion in “— Election of Directors” below, when a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of MRC Global entitled to vote on a question brought before the meeting, present and voting, in person or represented by proxy, shall decide the question, unless the question is one upon which an express provision of statute, MRC Global’s governing documents or the applicable rules and regulations of the NYSE requires a different vote, in which case the express provision shall govern and control the decision of the question.

Each holder of DNOW common stock is entitled to one vote for each share of DNOW common stock held on each matter properly submitted to DNOW stockholders on which the holders of shares of DNOW common stock are entitled to vote.

Each holder of each outstanding share of MRC Global common stock is entitled to one vote, in person or by proxy, for each share of common stock held of record on the books of MRC Global.

The DNOW board is expressly authorized to provide out of the unissued shares of the DNOW preferred stock for one or more classes or series of DNOW preferred stock and to establish from time to time the number of shares to be included in each such class or series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such class or series and any qualifications, limitations and restrictions thereof, if any, with respect to any class or series.

Pursuant to the MRC Global certificate of incorporation, the MRC Global board is authorized to provide for the issuance of shares of MRC Global preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

NUMBER OF DIRECTORS AND SIZE OF BOARD

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by such company’s certificate of incorporation or bylaws.

DNOW	MRC Global

The DNOW board currently has eight members. As of the Effective Time, the size of the DNOW board will increase to ten members and will include two directors selected from MRC Global’s board of directors by DNOW prior to closing. On July 17, 2025, DNOW notified MRC Global that DNOW had selected George J. Damiris and Ronald L. Jadin to be appointed to the DNOW board effective immediately upon closing.

The MRC Global board currently has eight directors.

The DNOW certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a majority of the DNOW board.

The MRC Global bylaws provide that the number of directors shall consist of not less than three nor more than fifteen directors, the exact number of which shall be fixed from time to time, by resolution adopted by the affirmative vote of a majority of the entire MRC Global board then in office.

TERM OF DIRECTORS

DNOW	MRC Global

The DNOW certificate of incorporation provides for each director to be elected annually. Directors are elected for a one-year term and hold office until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

The MRC Global certificate of incorporation provides that all of the directors are to be elected at the annual meeting of stockholders. Directors hold office until their respective successor is elected and qualified, subject, however, to such director’s prior death, resignation or removal.

ELECTION OF DIRECTORS

DNOW	MRC Global

Under the DNOW bylaws, a nominee for director is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present; provided that if the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date DNOW files its definitive proxy statement with the SEC (regardless of whether or not the proxy statement is thereafter revised or supplemented) for such meeting, the directors shall be elected by the vote of a plurality of the votes cast at any such meeting.

Under the MRC Global bylaws, directors are elected by a plurality of the votes cast at a meeting of stockholders.

The stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting may require that any votes be cast by written ballot. There is no cumulative voting for election of directors.

Election of MRC Global directors need not be by written ballot.

REMOVAL OF DIRECTORS

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

DNOW	MRC Global

Subject to the rights of holders of a series of DNOW preferred stock, under the DNOW certificate of incorporation, any or all of the DNOW directors may be removed from office at any time, with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Under the MRC Global certificate of incorporation, no director may be removed from office (with or without cause) except with the affirmative vote of the holders of not less than 75.0% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

VACANCIES

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

DNOW	MRC Global

Under the DNOW certificate of incorporation, and in accordance with the DGCL, newly-created directorships resulting from any increase in the authorized number of directors and any vacancies in the DNOW board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next succeeding annual meeting and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal from office.

Subject to the rights of the holders of MRC Global preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the MRC Global board resulting from death, resignation, disqualification, removal or any other cause shall, unless otherwise required by law or by resolution of the directors, be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy not resulting from an increase in the authorized number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

QUORUM FOR BOARD MEETINGS

The DGCL provides that in no case will a quorum be less than one-third of the authorized number of directors.

DNOW	MRC Global

Under the DNOW bylaws, a majority of the total number of DNOW directors constitutes a quorum for the transaction of business, and the act of a majority of the DNOW directors present at any meeting at which there is a quorum shall be the act of the DNOW board.

Under the MRC Global bylaws, a majority of the MRC Global board constitutes a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the MRC Global board.

ANNUAL MEETINGS OF STOCKHOLDERS

Under the DGCL, if a corporation does not hold an annual meeting to elect directors within the thirteen-month period following its last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Each of the DNOW bylaws and the MRC Global bylaws provide that annual meetings of stockholders shall be held at such dates and times as shall be designated by such corporation’s board and stated in the notice of the meeting, at which time stockholders shall elect a board of directors and transact such other business as may be properly brought before the meeting. The board of directors of each corporation may cancel, reschedule or postpone any previously scheduled annual meeting of stockholders.

QUORUM FOR STOCKHOLDER MEETINGS

Under the DGCL the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business.

DNOW	MRC Global

Under the DNOW bylaws, the presence, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote in the election of directors shall constitute a quorum.

Under the MRC Global bylaws, the presence, in person or by proxy, of the holders holding a majority of the voting power of all the shares of MRC Global entitled to vote shall constitute a quorum for the transaction of business.

NOTICE OF ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Under the DGCL and each of the DNOW bylaws and the MRC Global bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

CALLING SPECIAL MEETINGS OF STOCKHOLDERS

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the bylaws.

DNOW	MRC Global

The DNOW certificate of incorporation and bylaws provide special meetings of DNOW stockholders may be called only by (i) the Chief Executive Officer of DNOW, or (ii) the DNOW board, pursuant to a resolution approved by a majority of the directors which DNOW would have if there were no vacancies.

The MRC Global bylaws provide that special meetings of stockholders may be called at any time only by the board pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office or by the chairman of the board.

STOCKHOLDERS ACTION BY WRITTEN CONSENT

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

DNOW	MRC Global

The DNOW certificate of incorporation provides that, except as may be otherwise provided for or fixed pursuant to a preferred stock designation, any action required or permitted to be taken by the DNOW stockholders must be effected by an annual or special meeting of such stockholders and may not be effected by written consent of DNOW stockholders.

The MRC Global certificate of incorporation provides that any action required or permitted to be taken at any annual or special meeting of MRC Global stockholders may be effected only upon the vote of MRC Global stockholders at an annual or special meeting duly called and may not be effected by written consent of MRC Global stockholders.

AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, the power to make, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to make, alter or repeal its bylaws.

DNOW	MRC Global
The DNOW certificate of incorporation grants the DNOW board the power to alter or repeal and adopt new bylaws.

The MRC Global certificate of incorporation grants the MRC Global board the power to adopt, amend, or repeal the bylaws without the assent of MRC Global stockholders, in any manner not inconsistent with the laws of Delaware or the certificate of incorporation. The MRC Global bylaws provide that the bylaws may be amended, repealed or new bylaws adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the board at which a quorum is present.

The DNOW stockholders may also alter or repeal or adopt new bylaws at any annual or special meeting of stockholders if notice of the proposed alteration, repeal or adoption of the new bylaw or bylaws be contained in

The MRC Global bylaws provide that the bylaws may be amended, repealed or new bylaws adopted when a quorum is present at any annual or special meeting of stockholders, by the vote of the holders of

the notice of such annual or special meeting by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, voting together as a single class.	at least 75.0% of the voting power of the issued and outstanding stock of MRC Global entitled to vote thereon.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of their fiduciary duty of care. The duty of care requires the exercise of an informed business judgment based on all material information reasonably available.

DNOW	MRC Global

The DNOW certificate of incorporation provides that DNOW directors are not personally liable to DNOW or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

The MRC Global certificate of incorporation provides that MRC Global directors and officers shall not be personally liable to MRC Global or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

(1) for any breach of the director’s duty of loyalty to DNOW or its stockholders,	(1) for any breach of the director’s or officer’s respective duty of loyalty to MRC Global or its stockholders,

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,	(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

(3) any unlawfully paid dividend, and	(3) of a director under Section 174 of the DGCL, or

(4) for any transaction from which the director derived an improper personal benefit.	(4) for any transaction from which the director or officer derived an improper personal benefit.

The DNOW certificate of incorporation does not provide for limitation of liability of officers.

ANTI-TAKEOVER PROVISIONS

DNOW is governed by Section 203 of the DGCL, which prohibits a defined set of transactions between a Delaware corporation and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This prohibition is effective unless: (i) the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by such corporation’s board prior to the time the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or (iii) the business combination is approved by a majority of the board of the corporation and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

MRC Global has expressly elected not to be governed by Section 203 of the DGCL.

EXCLUSIVE FORUM

DNOW	MRC Global

The DNOW bylaws provide that unless the DNOW board otherwise determines, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DNOW, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of DNOW to DNOW or DNOW’s stockholders, creditors or other constituents, (iii) any action asserting a claim against DNOW or any director or officer of DNOW arising pursuant to any provision of the DGCL or DNOW’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against DNOW or any director or officer of DNOW governed by the internal affairs doctrine.

The MRC Global organizational documents do not contain exclusive forum provisions.

APPRAISAL RIGHTS

Under the DGCL, the stockholders of Delaware corporations have appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. No appraisal rights or dissenters’ rights will be available with respect to the DNOW stock issuance or the mergers.

LEGAL MATTERS

The legality of the shares of DNOW common stock issuable in the mergers will be passed upon for DNOW by Kirkland & Ellis LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon by Akin Gump Strauss Hauer & Feld LLP and Kirkland & Ellis LLP.

EXPERTS

DNOW Inc.

The consolidated financial statements of DNOW Inc. incorporated by reference in DNOW’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of DNOW’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

MRC Global Inc.

The consolidated financial statements of MRC Global Inc. incorporated by reference in MRC Global Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of MRC Global Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

DNOW Inc.

DNOW held a regular annual meeting of stockholders in 2025 on May 21, 2025. DNOW will hold a regular annual meeting of stockholders on May 20, 2026 (the “DNOW 2026 Annual Meeting”) regardless of whether the mergers are completed.

Any stockholder of DNOW who desires to submit a proposal for action at the DNOW 2026 Annual Meeting and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in DNOW’s proxy materials, must submit such Rule 14a-8 Proposal at its principal executive office, 7402 North Eldridge Parkway, Houston, TX 77041, no later than January 4, 2026, delivered to the attention of Raymond Chang, Vice President, General Counsel and Secretary of DNOW, unless DNOW notifies the DNOW stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by DNOW and meets the requirements of the applicable rules of the SEC and the DNOW bylaws will be considered.

Any stockholder of DNOW who desires to submit a proposal for action at the DNOW 2026 Annual Meeting or nominate an individual for election or re-election as a director, but does not wish to have such proposal included in DNOW’s proxy materials, must submit such proposal to DNOW at its principal executive offices no later than January 4, 2026 nor earlier than December 5, 2025, unless DNOW notifies the DNOW stockholders otherwise. In addition to being proper for stockholder action and in compliance with applicable law, such proposal must be submitted in accordance with, and include the information and materials required by the DNOW bylaws and, to the extent applicable, the DNOW certificate of incorporation.

Written requests for inclusion of any stockholder proposal, including with respect to any director candidates recommended by stockholders, should be addressed to Raymond Chang, Vice President, General Counsel and Secretary, DNOW Inc., 7402 North Eldridge Parkway, Houston, TX 77041. DNOW suggests that any such proposal be sent by certified mail, return receipt requested.

A copy of the DNOW bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained by submitting a request to Raymond Chang, Vice President, General Counsel and Secretary, DNOW Inc., 7402 North Eldridge Parkway, Houston, TX 77041.

MRC Global Inc.

MRC Global held a regular annual meeting of stockholders in 2025 on May 29, 2025 (the “MRC Global 2025 Annual Meeting”). MRC Global will hold a regular annual meeting of stockholders in 2026 (the “MRC Global 2026 Annual Meeting”) only if the mergers are not consummated.

If an MRC Global stockholder wants to include a proposal in MRC Global’s proxy statement for the MRC Global 2026 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, MRC Global must receive the written proposal no later than December 18, 2025. If MRC Global changes the date of the MRC Global 2026 Annual Meeting by more than 30 days from the anniversary of the date of the MRC Global 2025 Annual Meeting, then the deadline to submit proposals will be a reasonable time before MRC Global begins to print and mail its proxy materials. An MRC Global stockholder’s proposal, including the manner in which it is submitted, must comply with SEC regulations regarding stockholder proposals.

If an MRC Global stockholder wishes to raise a proposal (including a director nomination) from the floor during the MRC Global 2026 Annual Meeting, MRC Global must receive a written notice of the proposal no earlier than the close of business on January 29, 2026 and no later than the close of business on February 28, 2026. If MRC Global’s first announcement of the date of the MRC Global 2026 Annual Meeting is less than 100 days prior to the MRC Global 2026 Annual Meeting, then in accordance with the MRC Global bylaws, the

Corporate Secretary of MRC Global must receive the notice by the 10th day following the announcement. If the date of the MRC Global 2026 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the date of the MRC Global 2025 Annual Meeting, an MRC Global stockholder who wishes to raise a proposal must deliver the notice not earlier than the close of business on the 120th day prior to the date of the MRC Global 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the MRC Global 2026 Annual Meeting. An MRC Global stockholder’s submission must contain the additional information that the MRC Global bylaws require. Proposals should be addressed to MRC Global’s Corporate Secretary at 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable, DNOW Inc., 7402 North Eldridge Parkway, Houston, TX 77041, Telephone: 281-823-4700 or MRC Global Inc., 1301 McKinney Street, Suite 2300, Houston, Texas, 77010, Telephone: (877) 294-7574.

WHERE YOU CAN FIND MORE INFORMATION

DNOW and MRC Global each file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC electronically under the Exchange Act. The SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from DNOW at www.dnow.com and from MRC Global at www.mrcglobal.com. Information included on these websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

DNOW has filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of DNOW common stock issuable to MRC Global stockholders in the mergers. The registration statement, including the attached exhibits, contains additional relevant information about DNOW and DNOW common stock. The rules and regulations of the SEC allow DNOW and MRC Global to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows DNOW and MRC Global to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the DNOW or MRC Global documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of the Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that DNOW and MRC Global have previously filed with the SEC. These documents contain important information about DNOW and MRC Global, their respective financial condition and other matters.

DNOW SEC Filings (File No. 001-36325)	Period or File Date
Annual Report on Form 10-K (as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, filed with the SEC on February 18, 2025)	Fiscal year ended December 31, 2024, filed on February 18, 2025.

Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2025, filed on May 7, 2025.

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed on January 24, 2025, May 21, 2025, May 23, 2025 and June 26, 2025.

Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into DNOW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024	Filed on April 4, 2025.

The description of DNOW’s securities set forth in Exhibit 4.1 of DNOW’s Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on February 18, 2025.

MRC Global SEC Filings (File No. 001-35479)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on March 14, 2025.

Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2025, filed on May 7, 2025.

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed on March 17, 2025, June 2, 2025 and June 26, 2025.

Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into MRC Global’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024	Filed on April 17, 2025.

The description of MRC Global’s securities set forth in Exhibit 4.1 of MRC Global’s Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on March 14, 2025.

In addition, DNOW and MRC Global incorporate by reference any future filings they make, respectively, with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the DNOW special meeting and the MRC Global special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or DNOW or MRC Global, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

For DNOW stockholders:	For MRC Global stockholders:

DNOW Inc.
7402 North Eldridge Parkway
Houston, TX 77041
Telephone: 281-823-4700

DNOW Inc.
c/o Okapi Partners
1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokers Call: (212) 297-0720

Stockholders and All Others Call Toll Free: (855) 208-8902

Email: info@okapipartners.com

MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

(877) 294-7574

MRC Global Inc.

c/o Sodali & Co.

430 Park Avenue, 14th Floor

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: MRC@investor.sodali.com

If you would like to request any documents, please do so by     , 2025, which is five business days prior to the date of the DNOW special meeting and the MRC Global special meeting, in order to receive them before the applicable meeting.

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. Neither DNOW nor MRC Global can guarantee the reliability of such other information that others may give you. This joint proxy statement/prospectus is dated     , 2025. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither DNOW’s mailing of this joint proxy statement/prospectus to DNOW stockholders or MRC Global stockholders nor the DNOW stock issuance will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of DNOW and MRC Global made to the other in the merger agreement. Representations and warranties made by MRC Global, DNOW and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DNOW INC.,

BUCK MERGER SUB, INC.,

STAG MERGER SUB, LLC

AND

MRC GLOBAL INC.

June 26, 2025

A-ii

ANNEXES

Annex I	Index of Defined Terms

A-iii

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on June 26, 2025, by and among DNOW Inc., a Delaware corporation (“Parent”), Buck Merger Sub, Inc., a Delaware corporation and a wholly owned, direct Subsidiary of Parent (“Merger Sub”), Stag Merger Sub, LLC, a Delaware limited liability company and wholly owned, direct Subsidiary of Parent (“LLC Sub” and, together with Parent and Merger Sub, the “Parent Parties”), and MRC Global Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Parent Parties and the Company intend to effect: (a) at the Effective Time, the merger (the “First Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (in such capacity, the “Surviving Corporation”) in accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and (b) immediately following the First Merger, the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) of the Surviving Corporation with and into LLC Sub, with LLC Sub continuing as the surviving company (in such capacity, the “Surviving Company”), in accordance with this Agreement, the DGCL and the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, the Company and the holders of Company Common Stock (the “Company Stockholders”), (b) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Mergers and the other transactions contemplated by this Agreement (the recommendation referred to in this clause (c), the “Company Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of shares of Parent Common Stock in connection with the First Merger (the “Stock Issuance”), are in the best interests of, and advisable to, Parent and the holders of Parent Common Stock (the “Parent Stockholders”), (b) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the Stock Issuance and (c) resolved to recommend that the Parent Stockholders approve the Stock Issuance (the recommendation referred to in this clause (c), the “Parent Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement, the First Merger and the other transactions contemplated by this Agreement are in the best interests of, and advisable to, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement, the First Merger and the other transactions contemplated by this Agreement and (c) recommended that its sole stockholder adopt and approve this Agreement, the First Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent (a) as the sole member of LLC Sub has approved and adopted this Agreement concurrently with its execution pursuant to Section 18-404 of the DLLCA and (b) as the sole stockholder of Merger Sub, will adopt this Agreement pursuant to Section 228 of the DGCL immediately following the execution hereof (collectively, the “Parent Consents”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Reorganization Treatment”); and

WHEREAS, the Parent Parties and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation as a wholly owned, direct Subsidiary of Parent. Immediately following the Closing and on the Closing Date, the Company shall cause a certificate of merger (the “First Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL to effect the First Merger. The First Merger shall become effective upon such filing and acceptance of the First Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by Parent and the Company and as set forth in the First Certificate of Merger (the time the First Merger becomes effective, the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into LLC Sub, the separate company existence of the Surviving Corporation shall cease and LLC Sub shall continue as the Surviving Company as a wholly owned, direct Subsidiary of Parent. Immediately following the Effective Time and on the Closing Date, the Surviving Corporation and LLC Sub shall cause a certificate of merger (the “Second Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and DLLCA to effect the Second Merger. The Second Merger shall become effective one minute after the Effective Time (the time the Second Merger becomes effective, the “Second Effective Time”), which the Surviving Corporation and LLC Sub shall specify in the Second Certificate of Merger.

Section 1.2 Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the provisions of the DGCL and the DLLCA, as applicable, including that (a) at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and (b) at the Second Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Surviving Corporation and LLC Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and LLC Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.3 Closing. The consummation of the Mergers (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002 on a date to be mutually agreed upon by Parent and the Company (the “Closing Date”), which date shall be no later than the second Business Day after the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Parent and the Company shall mutually agree.

Section 1.4 Organizational Documents.

(a) At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated in their entirety to be in substantially the form of the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time. The certificate of incorporation and bylaws of Merger Sub, as amended and restated pursuant to the immediately preceding sentence, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter duly amended as provided therein or by applicable Law.

(b) At the Second Effective Time, the certificate of formation and limited liability company agreement of LLC Sub in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company, until duly amended as provided therein or by applicable Law.

Section 1.5 Directors and Officers.

(a) Subject to applicable Law, the parties shall take all actions necessary such that the persons who are the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, and such initial directors and officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) Subject to applicable Law, the parties shall take all action necessary such that the officers of LLC Sub immediately prior to the Second Effective Time shall continue to be the officers of the Surviving Company, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of capital stock thereof:

(i) each share of common stock, $0.01 par value, of the Company (the “Company Common Stock”) held immediately prior to the Effective Time by Parent or any of Parent’s Subsidiaries (the “Parent Subsidiaries”), or by the Company or any of the Company’s Subsidiaries (the “Company Subsidiaries”) (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.6(b) and Section 1.6(c), each share of Company Common Stock issued and outstanding (other than Excluded Shares) immediately prior to the Effective Time shall be converted into the right to receive from Parent 0.9489 fully paid and nonassessable shares of common stock, $0.01 par value, of Parent (the “Parent Common Stock”).

The number of shares of Parent Common Stock into which each share of Company Common Stock shall be converted, as specified in Section 1.6(a)(ii) (as such number may be adjusted in accordance with Section 1.6(b)), is referred to as the “Exchange Ratio.” The aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6(a)(ii), together with any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.8(f), is referred to as the “Merger Consideration.”

(b) Without limiting the parties’ respective obligations under Section 4.1 and Section 4.2, including Section 4.1(b)(i) and Section 4.2(b)(i), if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, then the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to this Agreement to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(c) At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of capital stock thereof, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation, LLC Sub or any holder of capital stock thereof, (i) each share of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) unit of the Surviving Company and (ii) each unit of LLC Sub shall be unaffected by the Second Merger and shall remain outstanding as an unit of the Surviving Company.

Section 1.7 Closing of the Company’s Transfer Books. At the Effective Time:

(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and

(i) each certificate formerly representing any share of Company Common Stock (other than an Excluded Share) (a “Company Stock Certificate”) and

(ii) each Book-Entry Common Share formerly representing any share of Company Common Stock (other than an Excluded Share) shall represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.6 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.8(c), and all holders of Company Stock Certificates or Book-Entry Common Shares shall cease to have any rights as stockholders of the Company; and

(b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Surviving Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Article I.

Section 1.8 Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Parent and the Company shall mutually select a bank or trust company, which may be the transfer agent for the Parent Common Stock, to act as exchange agent in the First Merger (the “Exchange Agent”), and, prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, which will provide that, at or prior to the Effective Time, Parent shall deposit with the Exchange Agent evidence of shares in book-entry form representing shares of Parent Common Stock to pay the aggregate Merger Consideration pursuant to Section 1.6(a)(ii) and Section 1.8(f). The shares of Parent Common Stock so deposited with the Exchange Agent, together with (x) any dividends or distributions received by the Exchange Agent with respect to such shares and (y) cash as payment for fractional shares pursuant to Section 1.8(f), are referred to collectively as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 1.8 and Section 1.9, the Exchange Fund shall not be used for any other purpose. To the extent, for any reason, the amount in the Exchange Fund is below that amount required to make prompt payment of the aggregate cash payments contemplated by this Section 1.8 and Section 1.9, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Section 1.8 and Section 1.9.

(b) As soon as practicable after the Effective Time, but in no event more than three (3) Business Days after the Closing Date, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates:

(i) a letter of transmittal in customary form agreed to by Parent and the Company prior to Closing and containing a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent; and

(ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Parent Common Stock, as provided in Section 1.6, and any cash in lieu of a fractional share which the shares of Company Common Stock represented by such Company Stock Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 1.8(c).

Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in book-entry form the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of Parent Common Stock), as well as any dividends or distributions to be paid pursuant to Section 1.8(c), and (B) the Company Stock Certificate so surrendered shall be immediately canceled.

(c) No dividends or other distributions declared with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article I. After the surrender of a Company Stock Certificate in accordance with this Article I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Company Stock Certificate have been converted into the right to receive.

(d) Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Article I and any distribution or dividend with respect to Parent Common Stock the record date for which is after the Effective Time.

(e) In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, shares in book-entry form representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall have provided all documents required to evidence the payment of any transfer or other Taxes required by reason of the issuance of Parent Common Stock to a Person other than the registered holder of such Company Stock Certificate or shall establish to the satisfaction of Parent that such Taxes are not applicable. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any shares in book-entry form representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Company with respect to such Company Stock Certificate. Upon the making of such affidavit, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such certificate.

(f) No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock (other than Excluded Shares) that is exchanged pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Stock Certificates and Book-Entry Common Shares held by such holder) shall receive, in lieu thereof, cash in dollars (without interest) in an amount, rounded to the nearest cent, equal to the product of:

(i) such fractional part of a share of Parent Common Stock multiplied by

(ii) the volume-weighted average price of Parent Common Stock for the five (5) consecutive trading days ending two (2) trading days prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall promptly make such payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(g) Any portion of the Exchange Fund that remains undistributed to stockholders of the Company as of the date six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not surrendered their Company Stock Certificates to the Exchange Agent in accordance with this Section 1.8 and any holders of Book-Entry Common Shares who have not cashed any check payable to them in accordance with Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions to be paid pursuant to Section 1.8(c), subject to applicable abandoned property law, escheat laws or similar Laws.

(h) Each of the Exchange Agent, Parent, the Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (without duplication of any withholding pursuant to Section 5.6 applicable to amounts treated as compensation) such amounts as are required to be deducted or withheld therefrom under the Code and the Treasury Regulations, or any provision of state, local or non-U.S. Law with respect to Taxes or under any other applicable Law. To the extent that amounts are so deducted or withheld, and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) No Parent Party shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any share of Company Common Stock (or any dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Company Stock Certificate shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any such shares of Parent Common Stock or any dividends or other distributions payable to the holder thereof would otherwise escheat to or become the property of any Governmental Entity), any shares of Parent Common Stock issuable upon the surrender of, or any dividends or other distributions in respect of, such Company Stock Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 1.9 Book-Entry Common Shares.

(a) Subject to applicable provisions of Section 1.8, with respect to Book-Entry Common Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of shares of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration and any dividends or distributions that DTC has the right to receive pursuant to Section 1.8(c), and cancel such Book-Entry Common Shares.

(b) Subject to applicable provisions of Section 1.8, Parent, without any action on the part of any holder, will cause the Exchange Agent to:

(i) issue, as of the Effective Time, to each holder of Book-Entry Common Shares not held through DTC (other than Excluded Shares) that number of book-entry whole shares of Parent Common Stock that the holder is entitled to receive pursuant to this Article I and cancel such Book-Entry Common Shares,

(ii) mail to each holder of Book-Entry Common Shares not held through DTC (other than Excluded Shares) a check in the amount of any cash payable in respect of any fractional share interest of the holder’s Book-Entry Common Shares pursuant to Section 1.6 and any dividends or distributions to be paid pursuant to Section 1.8(c) and

(iii) deliver to each holder of Book-Entry Common Shares not held through DTC (other than Excluded Shares) a statement reflecting the number of shares of Parent Common Stock issued to such holder pursuant to Section 1.9(b)(i).

Section 1.10 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Company, as applicable, with full right, title and possession of and to all rights and property of Merger Sub and the Company or the Surviving Corporation and LLC Sub, as applicable, the officers and directors of the Surviving Corporation, the Surviving Company and Parent shall be fully authorized (in the name of LLC Sub, Merger Sub or the Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents furnished to or filed with the SEC and available on EDGAR since December 31, 2023 and at least twenty-four (24) hours prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such sections or statements)), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) the disclosure letter delivered by the Company to the Parent Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on its face), the Company represents and warrants to the Parent Parties as follows:

Section 2.1 Due Organization; Subsidiaries.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company Subsidiaries is a legal Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries has all requisite corporate, limited liability company, partnership or other applicable entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary that constitutes a “significant subsidiary” of the Company as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof (collectively, the “Company Organizational Documents”).

Section 2.2 Authority; Binding Nature of Agreement.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of Company Stockholder Approval, to consummate the Mergers and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company (other than the receipt of Company Stockholder Approval).

(b) The Company Board has unanimously:

(i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, the Company and the Company Stockholders,

(ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement, and

(iii) resolved to make the Company Recommendation.

Except in connection with a Company Adverse Recommendation Change in accordance with Section 5.4, such resolutions of the Company Board have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Parent Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (collectively (i) and (ii), the “Enforceability Exceptions”).

Section 2.3 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date for the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and otherwise approve and consummate the Mergers and the other transactions contemplated by this Agreement as set forth herein.

Section 2.4 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, $0.01 par value (“Company Preferred Stock”). As of June 23, 2025 (the “Capitalization Date”):

(i) 85,080,581 shares of Company Common Stock are issued and outstanding, including 95,979 shares of Company Restricted Stock,

(ii) 25,433,286 shares of Company Common Stock are held in the Company’s treasury,

(iii) 2,573,089 shares of Company Common Stock are issuable pursuant to awards granted under the stock incentive plans of the Company (“Company Stock Plans”), which include:

(A) 1,466,594 shares of Company Common Stock issuable in respect of Company RSUs,

(B) 1,106,495 shares of Company Common Stock issuable in respect of Company PSUs (assuming a maximum level of performance achievement in accordance with the terms of the applicable award agreements),

(iv) 2,449,374 shares of Company Common Stock reserved for the grant of additional awards under the Company Stock Plans, and

(v) no shares of Company Preferred Stock are issued, reserved for issuance or outstanding;

since the Capitalization Date through the date hereof, the Company has not (i) issued any shares of Company Common Stock, Company Restricted Stock or other equity securities of the Company, other than pursuant to Company Equity Awards in accordance with their terms that were outstanding on the Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards. With respect to each grant of awards pursuant to the Company Stock Plans, each such grant was made in accordance with the terms of a Company Stock Plan and all other applicable Laws.

(b) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of Company Common Stock that may be issued pursuant to the conversion, exercise, settlement or vesting of the Company RSUs and Company PSUs will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as described in clause (iii) of Section 2.4(a), there are no phantom equity interests or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company and there are no outstanding stock appreciation rights with respect to the capital stock of the Company. No shares of capital stock of the Company are held by any Company Subsidiary. Other than Company Common Stock and Company Preferred Stock, there are no other authorized classes of capital stock of the Company.

(c) There are no voting trusts or other agreements or understandings to which the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective executive officers or directors is a party with respect to the voting of Company Common Stock or the capital stock or other equity interests of any of the Company Subsidiaries.

(d) Other than the Company Equity Awards, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to:

(i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests,

(ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment,

(iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or

(iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the Company Subsidiaries.

At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of the Company Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements.

(e) Section 2.4(e)(i) of the Company Disclosure Letter (1) lists each of the Company Subsidiaries and their respective jurisdictions of organization and (2) designates which of the Company Subsidiaries are “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC. All of the outstanding shares of capital stock or other ownership interests of the Company Subsidiaries that are direct or indirect wholly owned Company Subsidiaries (A) have been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable organizational documents of such Person) and nonassessable (if such entity is a corporate entity) and (B) are owned by the Company, by one or more of the Company Subsidiaries or by the Company and one or more of the Company Subsidiaries, in each case free and clear of all Encumbrances. Section 2.4(e)(ii) of the Company Disclosure Letter sets forth the capital stock, equity interests or other direct or indirect ownership interests in any other Person owned by the Company or any of the Company Subsidiaries other than capital stock, equity interests or other direct or indirect ownership interests of direct or indirect wholly owned Company Subsidiaries and all such capital stock, equity interests or other direct or indirect ownership interests (x) have, to the Knowledge of the Company, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable organizational documents of such Person) and nonassessable (if such Person is a corporate entity) and (y) are owned by the Company, by one or more Company Subsidiaries or by the Company and one or more of the Company Subsidiaries, in each case free and clear of all Encumbrances. With respect to each other Person set forth on Section 2.4(e)(iii) of the Company Disclosure Letter, there (I) are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal or first offer, profits interests, commitments or rights of any kind that obligate such Person to issue or sell, or which relate to, any shares of capital stock or other equity interests of such Person or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any shares of capital stock or other equity interests of such Person, and no securities or obligations evidencing such rights are authorized, issued or outstanding and (II) there are no remaining capital contributions or other payments due to such Person from the Company or its applicable Subsidiary.

(f) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries, in each case, having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of the Company Subsidiaries may vote.

Section 2.5 Governmental Filings; No Violations.

(a) Other than the filings, notices, waiting periods or approvals required by:

(i) Section 1.1,

(ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”),

(iii) any applicable requirements of Antitrust Laws and Foreign Investment Laws in the jurisdictions listed in Section 5.5(a) of the Parent Disclosure Letter,

(iv) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and other federal and state securities law, and

(v) the New York Stock Exchange (the “NYSE”) rules and regulations,

no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Mergers and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Mergers and the other transactions contemplated hereby will not (with or without notice or lapse of time or both):

(i) violate or conflict with any provision of the Company Organizational Documents,

(ii) subject to the filings, notices, waiting periods or approvals contemplated by Section 2.5(a) and obtaining the Company Stockholder Approval, violate or conflict with any Laws or any Order applicable to the Company or any of the Company Subsidiaries or any of their respective assets or properties,

(iii) subject to obtaining the third-party consents and approvals set forth in Section 2.5(b) of the Company Disclosure Letter and other than the Company Credit Agreement and the Company Term Loan Agreement, in each case, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the assets of the Company or any of the Company Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which the Company or any of the Company Subsidiaries is now a party or by which it or any of its assets may be bound, or

(iv) result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries (including Parent and the Parent Subsidiaries following the Mergers), except, in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.6 SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, required to have been filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) by the Company or any of the Company Subsidiaries since January 1, 2023

(the “Company SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act (as the case may be), and the requirements of Sarbanes-Oxley Act of 2002 (“SOX”) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Company SEC Documents:

(i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;

(ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and

(iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

For purposes of this Agreement, “Company Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2024 (the “Company Balance Sheet Date”) set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2025.

(c) The Company has established and maintains disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure. The Company has established and maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that:

(i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company,

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and

(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board:

(A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and

(B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Since January 1, 2023, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since the Company Balance Sheet Date, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Section 2.6(e) of the Company Disclosure Letter contains a complete and accurate list of all Derivative Products entered into by the Company or any of the Company Subsidiaries that were entered into on or prior to the date of this Agreement were, and any Derivative Product entered into after the date of this Agreement will be, entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Subsidiaries (collectively, the “Company Risk Policies”), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Product. Section 2.6(e) of the Company Disclosure Letter identifies any such counterparty as to which, to the Knowledge of the Company, the Company or any of the Company Subsidiaries has any reasonable concerns regarding financial responsibility with respect to any such Derivative Product. The Company and each of the Company Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Product to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no, and there will be no, material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, termination events, or defaults or allegations or assertions of such by any party thereunder. Since the Company Balance Sheet Date, there have been no material violations of the Company Risk Policies.

Section 2.7 Absence of Changes. (a) As of the date of this Agreement, since the Company Balance Sheet Date, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) since the Company Balance Sheet Date, there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.8 Absence of Undisclosed Liabilities. Since the Company Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for:

(a) liabilities reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents,

(b) liabilities that have been incurred by the Company or any of the Company Subsidiaries since March 31, 2025 in the ordinary course of business,

(c) liabilities incurred in connection with the transactions contemplated by this Agreement and

(d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries, in the Company’s consolidated financial statements or the Company SEC Documents.

Section 2.9 Compliance with Laws; Regulation.

(a) Each of the Company and the Company Subsidiaries are and, since December 31, 2021, have been conducting the businesses and operations of the Company and the Company Subsidiaries in compliance with all applicable Laws, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2021, neither the Company nor any of the Company Subsidiaries has received any written notice or Order from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is in possession of all Permits necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted (the “Company Permits”), and all such Company Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by the Company of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Company Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) (i) Each of the Company and the Company Subsidiaries and, to the Knowledge of the Company, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) the Company is in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

Section 2.10 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the Exchange Act have been so filed as of the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.

(b) Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 2.10(b) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party or bound as of the date hereof:

(i) each Contract containing any non-compete or similar type of provision that materially restricts the ability of the Company or any of its Affiliates (including Parent and the Parent Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(ii) each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $10,000,000 or (B) other Indebtedness of the Company or any of the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely between or among the Company and the Company Subsidiaries;

(iii) each Contract for lease of personal property or real property involving annual payments in excess of $5,000,000 or aggregate payments in excess of $10,000,000 that are not terminable without penalty or other liability to the Company or any of the Company Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(iv) each Contract for any Derivative Product;

(v) each material partnership, stockholder, limited liability company agreement or other joint venture or joint ownership agreement, other than with respect to arrangements exclusively among the Company or its wholly owned Subsidiaries;

(vi) each Contract that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which the Company or any of the Company Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of the Company and the Company Subsidiaries, taken as a whole (other than those contained in any Contract in which such provision is solely for the benefit of the Company or any of the Company Subsidiaries);

(vii) (A) other than for the sale of products or inventory in the ordinary course of business, any Contract that would reasonably be expected to require the disposition of any material assets or line of business of the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or any of the Parent Subsidiaries) for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $5,000,000; or (B) any pending acquisition or divestiture Contract for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from the Company exceeds $5,000,000 or (C) any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than customary indemnity obligations with respect to the post-closing ownership and operation of acquired assets), that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $2,500,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $5,000,000 in the aggregate after the date hereof;

(viii) any Contract (other than any other Contract otherwise covered by this Section 2.10(b)) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of the Company or any of the Company Subsidiaries outside the ordinary course of business, in each case, involving annual payments in excess of $2,500,000 or aggregate payments in excess of $5,000,000, or creates or would create an Encumbrance on any material asset or property of the Company or any of the Company Subsidiaries (other than Permitted Encumbrances);

(ix) any Contract:

(A) providing for the licensing of material Intellectual Property or material IT assets from or to the Company or any of the Company Subsidiaries (whether as licensee or licensor),

(B) primarily relating to the development of material Intellectual Property (other than Intellectual Property assignment agreements entered into with employees and contractors in the ordinary course of business) or

(C) restricting the ability of the Company or any of the Company Subsidiaries to use, license or enforce any material Intellectual Property owned by the Company or any of such Company Subsidiaries, including consent-to-use, covenant-not-to-sue, coexistence, concurrent use, or settlement agreements but excluding, in each case, non-exclusive licenses granted by the Company or any of the Company Subsidiaries to customers or end-users in the ordinary course of business and licenses for unmodified, commercial software with aggregate license fees or annual payments of less than $250,000;

(x) any Contract that is a settlement or similar agreement with any Governmental Entity or pursuant to which the Company or any of the Company Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xi) any Contract, other than any Company Benefit Plan, which is between the Company or any of the Company Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $120,000;

(xii) Company Material Vendor Agreements or Company Material Customer Agreements; or

(xiii) each Contract or Company Organizational Document that would, on or after the Closing Date, prohibit or restrict the ability of the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or any of the Parent Subsidiaries) to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or any of the Parent Subsidiaries), make loans or advances or transfer any of its properties or assets.

(c) The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof or as hereafter amended in accordance with Section 4.1 hereof, are referred to herein as “Company Material Contracts.”

(d) Each Company Material Contract is valid and binding on the Company or the Company Subsidiary party thereto, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Enforceability Exceptions and except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any of the Company Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under the terms of, any Company Material Contract, nor is any event of default (or similar term) continuing under any Company Material Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Company Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) all Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns are true, correct and complete in all respects;

(ii) the Company and each of the Company Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld by it, including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer or other third party (in each case, whether or not shown on any Tax Return);

(iii) no deficiency for Taxes has been proposed, assessed or asserted in writing against the Company or any of the Company Subsidiaries;

(iv) neither the Company nor any of the Company Subsidiaries:

(A) has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group of which the Company was the common parent),

(B) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) arising under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law with respect to Taxes), or as a transferee or successor or

(C) is a party to or is bound by any Tax allocation, sharing, indemnity, or reimbursement Contract (other than (x) any such Contract solely between or among the Company and any of the Company Subsidiaries or (y) any customary Tax indemnification provisions in ordinary course commercial Contracts that are not primarily related to Taxes);

(v) no Taxes of the Company or any of the Company Subsidiaries are being contested and there are no audits, claims, examinations, investigations, assessments, levies or administrative or judicial proceedings pending or proposed in writing, against the Company or any of the Company Subsidiaries in respect of Taxes;

(vi) no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries do not file Tax Returns that any of such entities is or may be subject to Tax in such jurisdiction;

(vii) neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or any Tax Return or agreed to, requested, or been granted any extension of time with respect to a Tax assessment, deficiency or collection (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(viii) there are no Encumbrances for Taxes on any of the assets of the Company or any of the Company Subsidiaries other than Permitted Encumbrances;

(ix) neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date as a result of any:

(A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date,

(B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date,

(C) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date or

(D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(x) neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation”, each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or any similar provision of state, local or non-U.S. Law (A) within the past two (2) years or (B) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers; and

(xi) neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b) After reasonable diligence, neither the Company nor any of the Company Subsidiaries are aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.12 Employee and Labor Matters; Benefit Plans.

(a) Section 2.12(a) of the Company Disclosure Letter lists all material Company Benefit Plans excluding (x) any individual Company Benefit Plans that do not materially deviate from the applicable form for the respective Company Benefit Plan and (y) excluding employment contracts or agreements with employees of the Company or a Company Subsidiary who are not located in the United States. For purposes of this Agreement, “Company Benefit Plan” means:

(i) all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)),

(ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA),

(iii) all other pension, bonus, commission, equity or equity-based, incentive, deferred compensation, supplemental retirement or retiree plans, programs or other retiree coverage or arrangements, vacation, paid time off, fringe benefit and all other benefit or compensation plans, programs, Contracts, arrangements, agreements or policies and

(iv) any employment, individual consulting, executive compensation, termination, change in control or severance plans, programs, Contracts, arrangements or policies, in each case of items (i)-(iv), that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of the Company Subsidiaries, including for the benefit of, or relating to, any former or current employee, officer, director or other service provider of the Company or any of the Company Subsidiaries or under or with respect to which the Company or any Company Subsidiary has any current or contingent liability or obligation other than those plans, programs, or arrangements that are sponsored or maintained by a Governmental Entity.

(v) The Company has made available to Parent, true and complete copies of:

(A) the plan documents (with amendments) and the most recent summary plan description;

(B) the most recent favorable determination letter received from the Internal Revenue Service for each Company Benefit Plan which is intended be qualified under Section 401(a) of the Code; and

(C) all non-routine correspondence received or sent from any Governmental Entity within past three (3) years.

(b) Except as set forth on Section 2.12(b) of the Company Disclosure Letter:

(i) none of the Company Benefit Plans promises or provides, and neither the Company nor any Company Subsidiary has any obligation to provide, any post-termination or retiree medical or life insurance benefits to any former or current employee or other service provider of the Company or any of the Company Subsidiaries (other than continuation coverage to the extent required by Law, whether pursuant to Section 4980B of the Code or other state or foreign Law); and

(ii) none of the Company Benefit Plans are, and neither the Company nor any Company Subsidiary sponsors, maintains, contributes to, is required to contribute to or otherwise has any current or contingent liability or obligation (including on account of a Company ERISA Affiliate) under or with respect to, any:

(A) “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or any other plan that is or was subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code,

(B) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA),

(C) “multiple employer plan” (as defined in Section 413(c) of the Code), or

(D) “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect,

(i) all of the Company Benefit Plans have been established, operated, funded, administered and maintained in accordance with their terms and in compliance with all applicable Laws, including ERISA and the Code;

(ii) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a current favorable determination letter or may rely on a current favorable opinion letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the qualified status of such plan;

(iii) all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan that have become due have been timely made or, to the extent not yet due, have been properly accrued in accordance with GAAP;

(iv) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by or on behalf of any of the Company Benefit Plans or otherwise relating to any Company Benefit Plan (other than routine claims for benefits); and

(v) neither the Company nor any Company Subsidiary has incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as otherwise provided in this Agreement or set forth in Section 2.12(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement could not (either solely as a result thereof or as a result of such transactions in conjunction with another event):

(i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property);

(ii) increase the amount of compensation or benefits due or payable to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary (or any dependent or beneficiary thereof);

(iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit;

(iv) require a contribution by the Company or any Company Subsidiary to any Company Benefit Plan;

(v) restrict the ability of the Company to merge, amend or terminate any Company Benefit Plan; or

(vi) result in the forgiveness of any employee or service provider loan.

(e) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the transactions contemplated by this Agreement, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(f) Neither the Company nor any Company Subsidiary has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(g) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all United States Internal Revenue Service guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(h) Without limiting the generality of the foregoing or except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Company Foreign Plan”):

(i) each Company Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities,

(ii) each Company Foreign Plan intended to receive favorable Tax treatment under applicable Laws with respect to Taxes has been qualified or similarly determined to satisfy the requirements of such Laws and

(iii) no Company Foreign Plan has any material unfunded or underfunded liabilities, nor are such unfunded or underfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(i) Except as set forth on Section 2.12(i) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any:

(i) labor agreements,

(ii) collective bargaining agreements and

(iii) any other labor-related Contracts with any union, works council, employee representative or other labor organization (collectively, “Labor Agreements”), and there are no Labor Agreements that pertain to any of the employees of the Company or any of the Company Subsidiaries.

Except as set forth on Section 2.12(i) of the Company Disclosure Letter, there are no unions, works councils, employee representatives or other labor organizations which represent any employees of the Company or any of the Company Subsidiaries with respect to their employment with the Company or any of the Company Subsidiaries.

(j) There is not now in existence, nor has there been since three (3) years prior to the date of this Agreement, any pending or, to the Knowledge of the Company, threatened: (i) strike, slowdown, work stoppage, handbilling, picketing, unfair labor practice charge, material labor grievance, lockout or other material labor dispute against or affecting the Company or any of the Company Subsidiaries; or (ii) labor-related demand for representation or labor organizing activities with respect to any employees of the Company or any of the Company Subsidiaries.

(k) There is not now in existence any pending or, to the Knowledge of the Company, threatened Legal Proceeding alleging or involving any violation of any employment-related or labor-related Law against, in respect of or relating to the Company or any of the Company Subsidiaries; in each case except for such Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) The Company and the Company Subsidiaries are, and for the last three (3) years have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, restrictive covenants, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (collectively, the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) To the Knowledge of the Company, no current or former employee or individual independent contractor of the Company or any of the Company Subsidiaries at the level of Senior Vice President or above is in violation in any material respect, or has threatened a violation in any material respect, of any term or provision of any employment agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant obligation, confidentiality or other proprietary information disclosure Contract owed to the Company or any of the Company Subsidiaries or which implicates such person’s right to be employed or engaged by the Company or any of the Company Subsidiaries.

(n) The Company and the Company Subsidiaries have reasonably investigated all sexual harassment, or other material harassment, discrimination or retaliation allegations against any officers, directors, partners or executive-level employees of the Company or the Company Subsidiaries with respect to which the Company or the Company Subsidiaries have Knowledge. With respect to each such allegation (except those the Company or the Company Subsidiaries reasonably deemed to not have merit), the Company and the Company Subsidiaries do not anticipate any material liability with respect to such conduct or allegations and have taken corrective action reasonably calculated to prevent further improper action.

Section 2.13 Environmental Matters.

(a) Since December 31, 2021, each of the Company and the Company Subsidiaries has been, and currently is, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession, maintenance and compliance by the Company and the Company Subsidiaries of all Permits required under applicable Environmental Laws for the operation of its business), except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2021 (or earlier if unresolved), the Company and the Company Subsidiaries have not received any written notice from a Governmental Entity or any other Person alleging that the Company or any Company Subsidiaries are not in such compliance with, or have liability arising under, Environmental Laws, except for matters that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There has been no Release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, manufacture, marketing, sale, distribution or handling of, exposure to, or contamination by, any Hazardous Materials by the Company or any Company Subsidiaries in a manner that has given or would reasonably be expected to give rise to liability of the Company or any of the Company Subsidiaries under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and the Company Subsidiaries have not assumed, undertaken, or provided an indemnity with respect to any liability of any other Person arising under Environmental Law or relating to Hazardous Materials which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.14 Legal Proceedings; Orders. There is no pending Legal Proceeding (other than Legal Proceedings that may arise under Antitrust Laws after the date hereof) and, within the past twelve (12) months, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (other than Legal Proceedings that may arise under Antitrust Laws after the date hereof), against the Company or any of the Company Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order to which the Company or any of the Company Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.15 Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries have good, valid and defensible title to all real property owned by the Company or any of the Company Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of the Company Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances,

(ii) each Contract under which the Company or any of the Company Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to Company Leased Real Property (each, a “Company Real Property Lease”), to the Knowledge of the Company, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither the Company nor any of the Company Subsidiaries, or to the Knowledge of the Company, any other party thereto, has received written notice of any default under any Company Real Property Lease and

(iii) there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company Owned Real Property or Company Leased Real Property.

(b) There are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Company Real Property that would reasonably be expected, individually or in the aggregate, to materially adversely affect the existing use or value of such Company Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. Except for such arrangements solely between or among the Company and the Company Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the existing use of the Company Owned Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. Neither the Company nor any of the Company Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any Company Real Property that would reasonably be expected to materially adversely affect the existing use or value of such Company Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. The Company Real Property constitutes all of the real estate used in and necessary for the operation of the respective businesses of the Company and the Company Subsidiaries.

Section 2.16 Intellectual Property; IT and Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each of the Company and the Company Subsidiaries owns or has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company and the Company Subsidiaries as currently conducted;

(ii) to the Knowledge of the Company, the conduct of the business of the Company and each of the Company Subsidiaries, since December 31, 2021, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and

(iii) each of the Company and the Company Subsidiaries takes and has taken actions to protect the proprietary rights in trade secrets included in its Intellectual Property and the trade secrets of other Persons possessed by the Company and the Company Subsidiaries, and, since December 31, 2021, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by the Company or any of the Company Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021:

(i) there has been no failure in, or disruptions of, its Software, operational technology (“OT”) assets or information technology (“IT”) assets (including, for clarity, with respect to any third-party providers of such Software, OT assets and IT assets) that has not been remedied;

(ii) each of the Company and the Company Subsidiaries has been and is in compliance with its privacy policies and contractual obligations regarding data privacy and security;

(iii) each of the Company and the Company Subsidiaries has adopted and maintains commercially reasonable measures designed to protect its OT and IT assets, personal information and material business information against reasonably anticipated threats, hazards and the unauthorized access, use or disclosure thereof;

(iv) to the Knowledge of the Company, no Person has committed an unauthorized access, use or exfiltration, including any such access, use or exfiltration that requires disclosure to a Governmental Entity under applicable Law, with respect to any OT or IT asset of or used for the Company or any of the Company Subsidiaries, or personal information or material business information possessed or controlled by or on behalf of the Company or any of the Company Subsidiaries; and

(v) since December 31, 2021, neither the Company nor any of the Company Subsidiaries has provided breach notices required by applicable data privacy and security Laws to any Governmental Entity or any other Person, nor received written notice of any claims alleging noncompliance with, or a violation by the Company or any of the Company Subsidiaries of, any Laws directed to data privacy and security.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT assets owned, used, or held for use by the Company or any of the Company Subsidiaries are free from any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code.

Section 2.17 Affiliate Transactions. Except for (a) Contracts filed or incorporated by reference as an exhibit to the Company SEC Documents and (b) the Company Benefit Plans, Section 2.17 of the Company Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, the Company or any of the Company Subsidiaries and, on the other hand, any:

(i) present executive officer or director of the Company or any of the Company Subsidiaries or any Person that has served as an executive officer or director of the Company or any of the Company Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members,

(ii) record or beneficial owner of more than five percent (5%) of Company Common Stock as of the date of this Agreement or

(iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries).

Section 2.18 Insurance. Section 2.18 of the Company Disclosure Letter sets forth the pending claims under the Company’s material insurance policies as of the date of this Agreement (including any directors and officers liability insurance, but excluding any policy relating to any Company Benefit Plan). Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, from December 31, 2021 through the date of this Agreement, each of the Company and the Company Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by the Company and the Company Subsidiaries during such time period. Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of the Company Subsidiaries.

Section 2.19 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to Company Stockholders, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent, Merger Sub or LLC Sub that is included or incorporated by reference in the foregoing documents.

Section 2.20 Investment Company Act. The Company is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 2.21 Takeover Statutes. The approval by the Company Board referred to in Section 2.2(b) constitutes the approval of this Agreement and the transactions contemplated hereby, including the First Merger, for purposes of the DGCL and represents the only action necessary to ensure that any “business combination” (as defined in Section 203 of the DGCL) or other applicable provision of the DGCL does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the First Merger and the other transactions contemplated hereby. To the Knowledge of the Company, no other Takeover Laws or any anti-takeover provision in the Company Organizational Documents are, or at the Effective Time will be, applicable to the Company, the First Merger, this Agreement or any of the transactions contemplated hereby.

Section 2.22 Financial Advisor. Except for J.P. Morgan Securities LLC (the fees and expenses of which will be paid by the Company and are reflected in its engagement letter with the Company), neither the Company nor any of the Company Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement.

Section 2.23 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion, the Exchange Ratio in the proposed First Merger is fair, from a financial point of view, to the Company Common Stockholders.

Section 2.24 Regulatory Matters.

(a) None of the Company, any of the Company Subsidiaries, any Company or Company Subsidiary director, officer, or employee, nor, to the Knowledge of the Company, any Company or Company Subsidiary representative, agent or any other Person acting on behalf of the Company or any of the Company Subsidiaries, has (i) since December 31, 2019, violated or is in violation of any applicable Anti-Corruption Law, Money-Laundering Laws, or Trade Laws; or (ii) since April 24, 2019, violated or is in violation of any applicable Sanctions.

(b) None of the Company, any of the Company Subsidiaries, nor any Company or Company Subsidiary director, officer or employee, is a Sanctions/Trade Target.

(c) None of the Company or any of the Company Subsidiaries has assets located in, or otherwise directly or indirectly derives revenues from or engages in, any dealings, activities, business or transactions in, with, or involving (i) any Sanctioned Jurisdiction or (ii) any Sanctions/Trade Target in violation of applicable Economic Sanctions/Trade Laws.

(d) None of the Company, any of the Company Subsidiaries, any Company or Company Subsidiary director, officer, or employee, nor, to the Knowledge of the Company, any Company or Company Subsidiary representative, agent or any other Person acting on behalf of the Company or any of the Company Subsidiaries, has, since December 31, 2019, offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such Person, a “Government Official”):

(i) for the purpose of unlawfully:

(A) influencing any act or decision of a Government Official or any other Person in his or her official capacity,

(B) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties,

(C) securing any improper advantage,

(D) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or

(E) assisting the Company, any of the Company Subsidiaries, or any Company or Company Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of the Company or any of the Company Subsidiaries, in obtaining or retaining business or

(ii) in an unlawful manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(e) Since December 31, 2019, the Company and the Company Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Sanctions, Trade Laws, and Money-Laundering Laws.

(f) To the Knowledge of the Company, none of the Company nor any of the Company Subsidiaries has been, since December 31, 2019, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Trade Laws, Money-Laundering Laws or relevant Company policies, procedures and internal controls related to the foregoing.

Section 2.25 Material Customer and Material Vendors.

(a) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has received written notice from any customer that is material to the business of the Company and its Subsidiaries, taken as a whole, expressly stating any intention to terminate its procurement of goods or services from the Company or its Subsidiaries.

(b) Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiaries has received written notice from any vendor that is material to the business of the Company and its Subsidiaries, taken as a whole, expressly stating any intention to terminate its provision of good or services to the Company or its Subsidiaries.

Section 2.26 No Additional Representations. Except for those representations and warranties expressly set forth in this Article II and except as otherwise expressly set forth in this Agreement, neither the Company nor any of the Company Subsidiaries or other Person acting on behalf of the Company makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, Parent, Merger Sub, LLC Sub or their Affiliates of future revenues, future production, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in (a) the Parent SEC Documents furnished to or filed with the SEC and available on EDGAR since December 31, 2023 and at least twenty-four (24) hours prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such sections or statements)), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on its face), each of the Parent Parties represents and warrants to the Company as follows:

Section 3.1 Due Organization; Subsidiaries.

(a) Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of the Parent Subsidiaries is a legal Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries has all requisite corporate, limited liability company, partnership or other applicable entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of Parent (collectively, the “Parent Organizational Documents”), the certificate of incorporation and bylaws of Merger Sub, and the certificate of formation and limited liability company agreement of LLC Sub.

Section 3.2 Authority; Binding Nature of Agreement.

(a) Each of Parent, Merger Sub and LLC Sub has all requisite corporate or limited liability company power and authority, as applicable, to enter into and to perform their respective obligations under this Agreement and, subject to the receipt of Parent Stockholder Approval, to consummate the Mergers and the other transactions contemplated hereby, including the Stock Issuance. The execution and delivery of this Agreement by Parent, Merger Sub and LLC Sub and the consummation by Parent, Merger Sub and LLC Sub of the Mergers and the other transactions contemplated by this Agreement, including the Stock Issuance, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of the Parent Parties (other than the receipt of Parent Consents, which have been obtained or will be obtained immediately following the execution of this Agreement, and with respect to the Stock Issuance, the receipt of Parent Stockholder Approval).

(b) The Parent Board has unanimously:

(i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, Parent and the Parent Stockholders,

(ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement and

(iii) resolved to make the Parent Recommendation.

Except in connection with a Parent Adverse Recommendation Change in accordance with Section 5.4, such resolutions of the Parent Board have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly executed and delivered by Parent, Merger Sub and LLC Sub and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, Merger Sub and LLC Sub, enforceable against Parent, Merger Sub and LLC Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock represented at the Parent Stockholders’ Meeting (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to authorize the Stock Issuance under the NYSE Listed Company Manual and the Parent Organizational Documents (the “Parent Proposal”).

Section 3.4 Capitalization.

(a) The authorized capital stock of Parent consists of 330,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock with no par value (“Parent Preferred Stock”). As of the Capitalization Date:

(i) 105,107,220 shares of Parent Common Stock are issued and outstanding (excluding 2,095,636 shares of Parent Restricted Stock),

(ii) no shares of Parent Common Stock are held in Parent’s treasury,

(iii) no shares of Parent Common Stock are held by any of the Parent Subsidiaries,

(iv) 3,225,757 shares of Parent Common Stock are issuable pursuant to stock incentive plans of Parent (“Parent Stock Plans”), which include:

(A) 206,665 shares of Parent Common Stock issuable in accordance with the treasury method of accounting in respect of options to purchase Parent Common Stock issued under the Parent Stock Plans (“Parent Stock Options”),

(B) 768,355 shares of Parent Common Stock issuable in respect of restricted stock units subject to performance-based vesting conditions issued under Parent Stock Plans (“Parent PSUs”) (assuming 100% of performance achievement in accordance with the terms of the applicable award agreements) and

(C) 2,250,737 shares of Parent Common Stock reserved for the grant of additional awards under Parent Stock Plans and

(v) no shares of Parent Preferred Stock are issued, reserved for issuance or outstanding;

since the Capitalization Date through the date hereof, Parent has not (i) issued any shares of Parent Common Stock, Parent Restricted Stock or other equity securities of Parent, other than pursuant to Parent Equity Awards in accordance with their terms that were outstanding on the Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Parent capital stock or any other equity-based awards. With respect to each grant of awards pursuant to the Parent Stock Plans, each such grant was made in accordance with the terms of a Parent Stock Plan and all other applicable Laws.

(b) All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of Parent Common Stock that may be issued pursuant to the conversion, exercise, settlement or vesting of Parent PSUs and

Parent Stock Options, as applicable, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as described in clause (iv) of Section 3.4(a), there are no phantom equity interests or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Parent and there are no outstanding stock appreciation rights with respect to the capital stock of Parent. No shares of capital stock of Parent are held by any Parent Subsidiary. Other than Parent Common Stock and Parent Preferred Stock, there are no other authorized classes of capital stock of Parent.

(c) The shares of Parent Common Stock to be issued pursuant to the First Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid, and not subject to any preemptive right.

(d) There are no voting trusts or other agreements or understandings to which Parent, any of the Parent Subsidiaries or, to the Knowledge of Parent, any of their respective executive officers or directors is a party with respect to the voting of Parent Common Stock or the capital stock or other equity interests of any of the Parent Subsidiaries.

(e) Other than the Parent Equity Awards, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Parent or any of the Parent Subsidiaries is a party obligating Parent or any of the Parent Subsidiaries to:

(i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any of the Parent Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests,

(ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment,

(iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or

(iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of Parent Subsidiaries.

At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Parent or any of the Parent Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Parent or any of the Parent Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements.

(f) Section 3.4(f)(i) of the Parent Disclosure Letter lists each of the Parent Subsidiaries and their respective jurisdictions of organization. All of the outstanding shares of capital stock or other ownership interests of the Parent Subsidiaries that are direct or indirect wholly owned Parent Subsidiaries (A) have been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable organizational documents of such Person) and nonassessable (if such entity is a corporate entity) and (B) are owned by Parent, by one or more of the Parent Subsidiaries or by Parent and one or more of the Parent Subsidiaries, in each case free and clear of all Encumbrances. Section 3.4(f)(ii) of the Parent Disclosure Letter sets forth the capital stock, equity interests or other direct or indirect ownership interests in any other Person owned by Parent or any of the Parent Subsidiaries other than capital stock, equity interests or other direct or indirect ownership interests of direct or indirect wholly owned Parent Subsidiaries and all such capital stock, equity interests or other direct or indirect ownership interests (x) have, to the Knowledge of Parent, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable organizational documents of such Person) and nonassessable

(if such Person is a corporate entity) and (y) are owned by Parent, by one or more Parent Subsidiaries or by Parent and one or more of the Parent Subsidiaries, in each case free and clear of all Encumbrances. With respect to each other Person set forth on Section 3.4(f)(ii) of the Parent Disclosure Letter, there (I) are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal or first offer, profits interests, commitments or rights of any kind that obligate such Person to issue or sell, or which relate to, any shares of capital stock or other equity interests of such Person or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any shares of capital stock or other equity interests of such Person, and no securities or obligations evidencing such rights are authorized, issued or outstanding and (II) there are no remaining capital contributions or other payments due to such Person from Parent or its applicable Subsidiary.

(g) There are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any of the Parent Subsidiaries, in each case, having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of Parent or any of the Parent Subsidiaries may vote.

Section 3.5 Governmental Filings; No Violations.

(a) Other than the filings, notices, waiting periods or approvals required by:

(i) Section 1.1,

(ii) the HSR Act,

(iii) any applicable requirements of Antitrust Laws and Foreign Investment Laws in the jurisdictions listed in Section 5.5(a) of the Parent Disclosure Letter,

(iv) the SEC and other federal or state securities laws, including the filing of the registration statement on Form S-4 by Parent in connection with the Stock Issuance pursuant to this Agreement (as amended or supplemented from time to time, the “Registration Statement”) and

(v) the NYSE rules and regulations,

no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to Parent, any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement, the performance by each of the Parent Parties of its obligations under this Agreement and the consummation by Parent, Merger Sub and LLC Sub of the Mergers and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Parent Parties does not, and the consummation of the Mergers and the other transactions contemplated hereby will not (with or without notice or lapse of time or both):

(i) violate or conflict with any provision of the Parent Organizational Documents,

(ii) subject to the filings, notices, waiting periods or approvals contemplated by Section 3.5(a) and obtaining the Parent Stockholder Approval, violate or conflict with any Laws or any Order applicable to Parent or any of the Parent Subsidiaries or any of their respective assets or properties,

(iii) subject to obtaining the third-party consents and approvals set forth in Section 3.5(b) of the Parent Disclosure Letter, in each case, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the assets of Parent or any of the Parent Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which Parent or any of the Parent Subsidiaries is now a party or by which it or any of its assets may be bound, or

(iv) result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of the Parent Subsidiaries except, in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, required to have been filed with or furnished to the SEC by Parent or any of the Parent Subsidiaries since January 1, 2023 (the “Parent SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents:

(i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;

(ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and

(iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.

For purposes of this Agreement, “Parent Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of Parent and its consolidated Subsidiaries as of December 31, 2024 (the “Parent Balance Sheet Date”) set forth in Parent’s Annual Report on Form 10-K filed with the SEC on February 18, 2025.

(c) Parent has established and maintains disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure. Parent has established and maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that:

(i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent,

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and

(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Since January 1, 2023, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(d) Since the Parent Balance Sheet Date, neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of the Parent Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Section 3.6(e) of the Parent Disclosure Letter contains a complete and accurate list of all Derivative Products entered into by Parent or any of the Parent Subsidiaries that were entered into on or prior to the date of this Agreement were, and any Derivative Product entered into after the date of this Agreement will be, entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and the Parent Subsidiaries (collectively, the “Parent Risk Policies”), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Product. Section 3.6(e) of the Parent Disclosure Letter identifies any such counterpart as to which, to the Knowledge of Parent, Parent or any of the Parent Subsidiaries has any reasonable concerns regarding financial responsibility with respect to any such Derivative Product. Parent and each of the Parent Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Product to the extent that such obligations to perform have accrued, and, to the Knowledge of Parent, there are no, and there will be no, material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, termination events, or defaults or allegations or assertions of such by any party thereunder. Since the Parent Balance Sheet Date, there have been no material violations of the Parent Risk Policies.

Section 3.7 Absence of Changes. (a) As of the date of this Agreement, since the Parent Balance Sheet Date, Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) since the Parent Balance Sheet Date, there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.8 Absence of Undisclosed Liabilities. Since the Parent Balance Sheet Date, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for:

(a) liabilities reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents,

(b) liabilities that have been incurred by Parent or any of the Parent Subsidiaries since March 31, 2025 in the ordinary course of business,

(c) liabilities incurred in connection with the transactions contemplated by this Agreement and

(d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries, in Parent’s consolidated financial statements or the Parent SEC Documents.

Section 3.9 Compliance with Laws; Regulation.

(a) Each of Parent and the Parent Subsidiaries are and, since December 31, 2021, have been conducting the businesses and operations of Parent and the Parent Subsidiaries in compliance with all applicable Laws, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2021, neither Parent nor any of the Parent Subsidiaries has received any written notice or Order from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and the Parent Subsidiaries is in possession of all Permits necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted (the “Parent Permits”), and all such Parent Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by Parent of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Parent Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) (i) Each of Parent and the Parent Subsidiaries and, to the Knowledge of Parent, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) Parent is in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

Section 3.10 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the Exchange Act have been so filed as of the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.

(b) Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 3.10(b) of the Parent Disclosure Letter sets forth a correct and complete list, and Parent has made available to the Company correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which Parent or any of the Parent Subsidiaries is a party or bound as of the date hereof:

(i) each Contract containing any non-compete or similar type of provision that materially restricts the ability of Parent or any of its Affiliates (including Parent and the Parent Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(ii) each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $10,000,000 or (B) other Indebtedness of Parent or any of the Parent Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely between or among Parent and the Parent Subsidiaries;

(iii) each Contract for any Derivative Product;

(iv) each material partnership, stockholder, limited liability company agreement or other joint venture or joint ownership agreement, other than with respect to arrangements exclusively among Parent or its wholly owned Subsidiaries;

(v) (A) other than for the sale of products or inventory in the ordinary course of business, any Contract that would reasonably be expected to require the disposition of any material assets or line of business of Parent or any of the Parent Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $5,000,000; or (B) any pending acquisition or divestiture Contract for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from Parent exceeds $5,000,000 or (C) any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than customary indemnity obligations with respect to the post-closing ownership and operation of acquired assets), that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $2,500,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $5,000,000 in the aggregate after the date hereof;

(vi) any Contract (other than any other Contract otherwise covered by this Section 3.10(b)) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of Parent or any of the Parent Subsidiaries outside the ordinary course of business, in each case, involving annual payments in excess of $2,500,000 or aggregate payments in excess of $5,000,000, or creates or would create an Encumbrance on any material asset or property of Parent or any of the Parent Subsidiaries (other than Permitted Encumbrances);

(vii) any Contract restricting the ability of Parent or any of the Parent Subsidiaries to use, license or enforce any material Intellectual Property owned by Parent or any of such Parent Subsidiaries, including consent-to-use, covenant-not-to-sue, coexistence, concurrent use, or settlement agreements but excluding, in each case, non-exclusive licenses granted by Parent or any of the Parent Subsidiaries to customers or end-users in the ordinary course of business and licenses for unmodified, commercial software with aggregate license fees or annual payments of less than $1,000,000;

(viii) any Contract that is a settlement or similar agreement with any Governmental Entity or pursuant to which Parent or any of the Parent Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(ix) any Contract, other than any Parent Benefit Plan, which is between the Parent or any of the Parent Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of the Parent’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $120,000; or

(x) each Contract or Parent Organizational Document that would, on or after the Closing Date, prohibit or restrict the ability of Parent or any of the Parent Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Parent or any of the Parent Subsidiaries, make loans or advances or transfer any of its properties or assets.

(c) The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof or as hereafter amended in accordance with Section 4.2 hereof, are referred to herein as “Parent Material Contracts”.

(d) Each Parent Material Contract is valid and binding on Parent or the Parent Subsidiary party thereto, as the case may be, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Enforceability Exceptions and except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any of the Parent Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of Parent, no other party to any Parent Material Contract is in breach of, or default under the terms of, any Parent Material Contract, nor is any event of default (or similar term) continuing under any Parent Material Contract, and, to the Knowledge of Parent, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Parent Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns are true, correct and complete in all respects;

(ii) Parent and each of the Parent Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld by it, including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer or other third party (in each case, whether or not shown on any Tax Return);

(iii) no deficiency for Taxes has been proposed, assessed or asserted in writing against Parent or any of the Parent Subsidiaries;

(iv) neither Parent nor any of the Parent Subsidiaries:

(A) has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group of which Parent was the common parent),

(B) has any liability for the Taxes of any Person (other than Parent or any of the Parent Subsidiaries) arising under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law with respect to Taxes), or as a transferee or successor or

(C) is a party to or is bound by any Tax allocation, sharing, indemnity, or reimbursement Contract (other than (x) any such Contract solely between or among Parent and any of the Parent Subsidiaries or (y) any customary Tax indemnification provisions in ordinary course commercial Contracts that are not primarily related to Taxes);

(v) no Taxes of Parent or any of the Parent Subsidiaries are being contested and there are no audits, claims, examinations, investigations, assessments, levies or administrative or judicial proceedings pending or proposed in writing, against Parent or any of the Parent Subsidiaries in respect of Taxes;

(vi) no claim has been made in writing by any Taxing Authority in a jurisdiction where Parent or any of the Parent Subsidiaries do not file Tax Returns that any of such entities is or may be subject to Tax in that jurisdiction;

(vii) neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations in respect of Taxes or any Tax Return or agreed to, requested or been granted any extension of time with respect to a Tax assessment, deficiency or collection (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(viii) there are no Encumbrances for Taxes on any of the assets of Parent or any of the Parent Subsidiaries other than Permitted Encumbrances;

(ix) neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date as a result of any:

(A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date,

(B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date,

(C) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date or

(D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(x) neither Parent nor any of the Parent Subsidiaries has been a “distributing corporation” or a “controlled corporation”, each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or any similar provision of state, local or non-U.S. Law (A) within the past two (2) years or (B) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers; and

(xi) neither Parent nor any of the Parent Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b) After reasonable diligence, neither Parent nor any of the Parent Subsidiaries are aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.12 Employee and Labor Matters; Benefit Plans.

(a) For purposes of this Agreement, “Parent Benefit Plan” means:

(i) all employee pension benefit plans (as defined in Section 3(2) of ERISA),

(ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA),

(iii) all other pension, bonus, commission, equity or equity-based, incentive, deferred compensation, supplemental retirement or retiree plans, programs or other retiree coverage or arrangements, vacation, paid time off, fringe benefit and all other benefit or compensation plans, programs, Contracts, arrangements, agreements or policies and

(iv) any employment, individual consulting, executive compensation, termination, change in control or severance plans, programs, Contracts, arrangements or policies, in each case of items (i)-(iv), that is sponsored, maintained, contributed to or required to be contributed to by Parent or any of the Parent Subsidiaries, including for the benefit of, or relating to, any former or current employee, officer, director or other service provider of Parent or any of the Parent Subsidiaries or under or with respect to which Parent or any Parent Subsidiary has any current or contingent liability or obligation other than those plans, programs or arrangements that are sponsored or maintained by a Governmental Entity.

(b) Except as set forth on Section 3.12(b) of the Parent Disclosure Letter:

(i) none of the Parent Benefit Plans promises or provides, and neither Parent nor any Parent Subsidiary has any obligation to provide, any material post-termination or retiree medical or life insurance benefits to any former or current employee or other service provider of Parent or any of the Parent Subsidiaries (other than continuation coverage to the extent required by Law, whether pursuant to Section 4980B of the Code or other state or foreign Law); and

(ii) none of the Parent Benefit Plans are, and neither Parent nor any Parent Subsidiary sponsors, maintains, contributes to, is required to contribute to or otherwise has any current or contingent liability or obligation (including on account of a Parent ERISA Affiliate) under or with respect to, any:

(A) “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or any other plan that is or was subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code,

(B) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA),

(C) “multiple employer plan” (as defined in Section 413(c) of the Code) or

(D) “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(i) all of the Parent Benefit Plans have been established, operated, funded, administered and maintained in accordance with their terms and in compliance with all applicable Laws, including ERISA and the Code;

(ii) each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a current favorable determination letter or may rely on a current favorable opinion letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and, nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the qualified status of such plan;

(iii) all contributions, premiums and other payments required to be made with respect to any Parent Benefit Plan that have become due have been timely made or, to the extent not yet due, have been properly accrued in accordance with GAAP;

(iv) there are no pending or, to the Knowledge of Parent, threatened Legal Proceedings by or on behalf of any of the Parent Benefit Plans or otherwise relating to any Parent Benefit Plan (other than routine claims for benefits); and

(v) neither Parent nor any Parent Subsidiary has incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as otherwise provided in this Agreement or set forth in Section 3.12(d) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement could not (either solely as a result thereof or as a result of such transactions in conjunction with another event):

(i) entitle any current or former employee, officer, director or other individual service provider of Parent or any Parent Subsidiary (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property);

(ii) increase the amount of compensation or benefits due or payable to any current or former employee, officer, director or other individual service provider of Parent or any Parent Subsidiary (or any dependent or beneficiary thereof);

(iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit;

(iv) require a contribution by Parent or any Parent Subsidiary to any Parent Benefit Plan;

(v) restrict the ability of Parent to merge, amend or terminate any Parent Benefit Plan; or

(vi) result in the forgiveness of any employee or service provider loan.

(e) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the transactions contemplated by this Agreement, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of the Parent or any Parent Subsidiary could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(f) Neither Parent nor any Parent Subsidiary has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(g) Without limiting the generality of the foregoing or except as would not reasonably be expected to have a Parent Material Adverse Effect, with respect to each Parent Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Parent Foreign Plan”): (i) each Parent Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each Parent Foreign Plan intended to receive favorable Tax treatment under applicable Laws with respect to Taxes has been qualified or similarly determined to satisfy the requirements of such Laws and (iii) no Parent Foreign Plan has any material unfunded or underfunded liabilities, nor are such unfunded or underfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(h) Neither Parent nor any of the Parent Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any Labor Agreements, and there are no Labor Agreements that pertain to any of the employees of the Parent or any of the Parent Subsidiaries. There are no unions, works councils, employee representatives or other labor organizations which represent any employees of Parent or any of the Parent Subsidiaries with respect to their employment with the Parent or any of the Parent Subsidiaries.

(i) There is not now in existence, nor has there been since three (3) years prior to the date of this Agreement, any pending or, to the Knowledge of Parent, threatened:

(i) strike, slowdown, work stoppage, handbilling, picketing, unfair labor practice charge, material labor grievance, lockout or other material labor dispute against or affecting Parent or any of the Parent Subsidiaries; or

(ii) labor-related demand for representation or labor organizing activities with respect to any employees of the Parent or any of the Parent Subsidiaries.

There is not now in existence any pending or, to the Knowledge of Parent, threatened Legal Proceeding alleging or involving any violation of any employment-related or labor-related Law against, in respect of or relating to Parent or any of the Parent Subsidiaries; in each case except for such Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j) Parent and the Parent Subsidiaries are, and for the last three years have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, restrictive covenants, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(k) Parent and the Parent Subsidiaries have reasonably investigated all sexual harassment, or other material harassment, discrimination or retaliation allegations against any officers, directors, partners or executive-level employees of Parent or the Parent Subsidiaries with respect to which Parent or the Parent Subsidiaries have Knowledge. With respect to each such allegation (except those Parent or the Parent Subsidiaries reasonably deemed to not have merit), Parent and the Parent Subsidiaries do not anticipate any material liability with respect to such conduct or allegations and have taken corrective action reasonably calculated to prevent further improper action.

Section 3.13 Environmental Matters.

(a) Since December 31, 2021, each of Parent and the Parent Subsidiaries has been, and currently is, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession, maintenance and compliance by Parent and the Parent Subsidiaries of all Permits required under applicable Environmental Laws for the operation of its business), except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2021 (or earlier if unresolved), Parent and the Parent Subsidiaries have not received any written notice from a Governmental Entity or any other Person alleging that Parent or any Parent Subsidiaries are not in such compliance with, or have liability arising under, Environmental Laws, except for matters that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There has been no Release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, manufacture, marketing, sale, distribution or handling of, exposure to, or contamination by, any Hazardous Materials by Parent or any of the Parent Subsidiaries in a manner that has given or would reasonably be expected to give rise to liability of Parent or any of the Parent Subsidiaries under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) There is no Environmental Claim pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent and the Parent Subsidiaries have not assumed, undertaken, or provided an indemnity with respect to any liability of any other Person arising under Environmental Law or relating to Hazardous Materials which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.14 Legal Proceedings; Orders. There is no pending Legal Proceeding (other than Legal Proceedings that may arise under Antitrust Laws after the date hereof) and, within the past twelve (12) months, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding (other than Legal Proceedings that may arise under Antitrust Laws after the date hereof), against Parent or any of the Parent Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order to which Parent or any of the Parent Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.15 Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries have good, valid and defensible title to all real property owned by Parent or any of the Parent Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of the Parent Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property” and, together with the Parent Owned Real Property, the “Parent Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances,

(ii) each Contract under which Parent or any of the Parent Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to Parent Leased Real Property (each, a “Parent Real Property Lease”), to the Knowledge of Parent, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither Parent nor any of the Parent Subsidiaries, or to the Knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Real Property Lease and

(iii) there does not exist any pending or, to the Knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of the Parent Owned Real Property or Parent Leased Real Property.

(b) There are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Parent Real Property that would reasonably be expected, individually or in the aggregate, to materially adversely affect the existing use or value of such Parent Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon. Except for such arrangements solely between or among Parent and the Parent Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the existing use of the Parent Owned Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon. Neither Parent nor any of the Parent Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any Parent Real Property that would reasonably be expected to materially adversely affect the existing use or value of such Parent Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon. The Parent Real Property constitutes all of the real estate used in and necessary for the operation of the respective businesses of Parent and the Parent Subsidiaries.

Section 3.16 Intellectual Property; IT and Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each of Parent and the Parent Subsidiaries owns or has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use in, or necessary to conduct, the business of Parent and the Parent Subsidiaries as currently conducted;

(ii) to Parent’s Knowledge, the conduct of the business of Parent and each of the Parent Subsidiaries, since December 31, 2021, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and

(iii) each of Parent and the Parent Subsidiaries takes and has taken actions to protect the proprietary rights in trade secrets included in its Intellectual Property and the trade secrets of other Persons possessed by Parent and the Parent Subsidiaries, and, since December 31, 2021, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by Parent or any of the Parent Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2021:

(i) there has been no failure in, or disruptions of, its Software, OT assets or IT assets (including, for clarity, with respect to any third-party providers of such Software, OT assets and IT assets) that has not been remedied;

(ii) each of Parent and the Parent Subsidiaries has been and is in compliance with its privacy policies and contractual obligations regarding data privacy and security;

(iii) each of Parent and the Parent Subsidiaries has adopted and maintains commercially reasonable measures designed to protect its OT and IT assets, personal information and material business information against reasonably anticipated threats, hazards and the unauthorized access, use or disclosure thereof;

(iv) to the Knowledge of Parent, no Person has committed an unauthorized access, use or exfiltration, including any such access, use or exfiltration that requires disclosure to a Governmental Entity under applicable Law, with respect to any OT or IT asset of or used for Parent or any of the Parent Subsidiaries, or personal information or material business information possessed or controlled by or on behalf of Parent or any of the Parent Subsidiaries; and

(v) since December 31, 2021, neither Parent nor any of the Parent Subsidiaries has provided breach notices required by applicable data privacy and security Laws to any Governmental Entity or any other Person, nor received written notice of any claims alleging noncompliance with, or a violation by Parent or any of the Parent Subsidiaries of, any Laws directed to data privacy and security.

Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT assets owned, used, or held for use by Parent or any of the Parent Subsidiaries are free from any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code.

Section 3.17 Affiliate Transactions. Except for (a) Contracts filed or incorporated by reference as an exhibit to the Parent SEC Documents and (b) the Parent Benefit Plans, Section 3.17 of the Parent Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Parent or any of the Parent Subsidiaries and, on the other hand, any:

(x) present executive officer or director of Parent or any of the Parent Subsidiaries or any Person that has served as an executive officer or director Parent or any of the Parent Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members,

(y) record or beneficial owner of more than five percent (5%) of the Parent Common Stock as of the date of this Agreement or

(z) to the Knowledge of Parent, any Affiliate of any such officer, director or owner (other than Parent or any of the Parent Subsidiaries).

Section 3.18 Insurance. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, from December 31, 2021 through the date of this Agreement, each of Parent and the Parent Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by Parent and the Parent Subsidiaries during such time period. Neither Parent nor any of the Parent Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Parent or any of the Parent Subsidiaries.

Section 3.19 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Parent Stockholders, or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing documents.

Section 3.20 Investment Company Act. Parent is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 3.21 Takeover Statutes. The approval by the Parent Board referred to in Section 3.2(b) constitutes the approval of this Agreement and the transactions contemplated hereby, including the First Merger, for purposes of the DGCL and represents the only action necessary to ensure that any “business combination” (as defined in Section 203 of the DGCL) or other applicable provision of the DGCL does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the First Merger and the other transactions contemplated hereby. To the Knowledge of Parent, no other Takeover Laws or any anti-takeover provision in the Parent Organizational Documents are, or at the Effective Time will be, applicable to Parent, the First Merger, this Agreement or any of the transactions contemplated hereby.

Section 3.22 Financial Advisor. Except for Goldman, Sachs & Co. LLC (the fees and expenses of which will be paid by Parent and are reflected in its engagement letter with Parent), neither Parent nor any of the Parent Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.23 Opinion of Financial Advisor. Goldman, Sachs & Co. LLC, Parent’s financial advisor, has delivered to the Parent Board on the date of this Agreement its opinion orally, which opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 3.24 Regulatory Matters.

(a) None of Parent, any of the Parent Subsidiaries, any Parent or Parent Subsidiary director, officer, or employee, nor, to the Knowledge of Parent, any Parent or Parent Subsidiary representative, agent or any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has (i) since December 31, 2019, violated or is in violation of any applicable Anti-Corruption Law, Money-Laundering Laws, or Trade Laws; or (ii) since April 24, 2019, violated or is in violation of any applicable Sanctions.

(b) None of Parent, any of the Parent Subsidiaries, nor any Parent or Parent Subsidiary director, officer or employee, is a Sanctions/Trade Target.

(c) None of Parent or any of the Parent Subsidiaries has assets located in, or otherwise directly or indirectly derives revenues from or engages in, any dealings, activities, business or transactions in, with, or involving (i) any Sanctioned Jurisdiction or (ii) any Sanctions/Trade Target in violation of applicable Economic Sanctions/Trade Laws.

(d) None of Parent, any of the Parent Subsidiaries, any Parent or Parent Subsidiary director, officer, or employee, nor, to the Knowledge of Parent, any Parent or Parent Subsidiary representative, agent or any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has, since December 31, 2019, offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any Government Official:

(i) for the purpose of unlawfully:

(A) influencing any act or decision of a Government Official or any other Person in his or her official capacity,

(B) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties,

(C) securing any improper advantage,

(D) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or

(E) assisting Parent, any of the Parent Subsidiaries, or any Parent or Parent Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of Parent or any of the Parent Subsidiaries, in obtaining or retaining business or

(ii) in an unlawful manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(e) Since December 31, 2019, Parent and the Parent Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Sanctions, Trade Laws, and Money-Laundering Laws.

(f) To the Knowledge of Parent, none of Parent nor any of the Parent Subsidiaries has been, since December 31, 2019, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Trade Laws, Money-Laundering Laws or relevant Parent policies, procedures and internal controls related to the foregoing.

Section 3.25 Material Customer and Material Vendors.

(a) Except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of the Parent Subsidiaries has received written notice from any customer that is material to the business of Parent and its Subsidiaries, taken as a whole, expressly stating any intention to terminate its procurement of goods or services from Parent or its Subsidiaries.

(b) Except as would not, individually or in the aggregate, be material to Parent and the Parent Subsidiaries, taken as a whole, neither Parent nor any of the Parent Subsidiaries has received written notice from any vendor that is material to the business of Parent and its Subsidiaries, taken as a whole, expressly stating any intention to terminate its provision of good or services to Parent or its Subsidiaries.

Section 3.26 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations, in each case, other than as contemplated herein.

Section 3.27 Ownership and Operations of LLC Sub. LLC Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Second Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations, in each case, other than as contemplated herein.

Section 3.28 Debt Financing.

(a) Parent and certain financial institutions have entered into a binding commitment letter (the “Debt Commitment Letter”) entitling Parent to borrow funds in an aggregate amount which, when combined with other funds available to Parent to be used at Closing, will be sufficient to satisfy Parent and Parent Parties’ obligations under this Agreement, including the prepayment, payoff, discharge and termination in full by Parent at the Closing of all Indebtedness under the Company Credit Agreement and, if applicable, the Company Term Loan Agreement, in each case to the extent expressly contemplated by this Agreement or the Debt Commitment Letter (such amounts, the “Debt Financing Amounts”), and any fees and expenses payable by any of them hereunder. The debt financing committed pursuant to the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing”.

(b) Parent has delivered to the Company a true, complete and correct copy of the Debt Commitment Letter and any fee letters related thereto (the “Fee Letter”, subject, in the case of any such fee letter, to redaction solely of provisions that are customarily redacted in connection with transactions of this type and that would not reasonably be expected to affect the conditionality, enforceability, availability or (other than in connection with the fees and “flex” provisions) amount of the Debt Financing). Parent and Parent Parties expressly acknowledge and agree that the obligations of Parent and Parent Parties under this Agreement are not conditioned in any manner upon Parent obtaining any financing (including term loans, bridge financing and bonds).

(c) Except as expressly set forth in the Debt Commitment Letter, Fee Letter or, to the extent that the Debt Financing is contemplated to be an Increase (as defined in the Parent Credit Agreement), the Parent Credit Agreement, there are no (i) conditions precedent to the obligations of the Debt Financing Entities or any other Debt Financing Source to provide the Debt Financing or (ii) contingencies that would permit the Debt Financing Entities or any other Debt Financing Source to reduce the total amount of the Debt Financing, impose any additional conditions precedent to the availability of the Debt Financing or that would reasonably be expected to affect the timing of, the availability of or termination rights in respect of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. Other than the Debt Commitment Letter and the Fee Letter, and, to the extent that the Debt Financing is contemplated to be an Increase (as defined in the Parent Credit Agreement), the Parent Credit Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (written or oral) to which Parent or any of its Affiliates is a party, or of which Parent has knowledge, relating to the funding of the full amount of the Debt Financing or that would reasonably be expected to affect the availability or conditionality of the Debt Financing or the enforceability of the Debt Commitment Letter. Parent has paid in full any and all commitment fees or other fees due and payable pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement.

Section 3.29 No Additional Representations. Except for those representations and warranties expressly set forth in this Article III and except as otherwise expressly set forth in this Agreement, neither Parent nor any of the Parent Subsidiaries or other Person acting on behalf of Parent makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither Parent nor any of the Parent Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, the Company or its Affiliates of future revenues, future production, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and the Parent Subsidiaries or the future business and operations of Parent and the Parent Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company.

(a) Except as provided in Section 4.1(a) of the Company Disclosure Letter, as required by applicable Law or the rules and regulations of the NYSE, as expressly permitted, contemplated or required by this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article VII (the “Pre-Closing Period”), the Company and each of the Company Subsidiaries shall:

(i) use commercially reasonable efforts to conduct the business and operations of the Company and any of the Company Subsidiaries, taken as a whole, in all material respects in the ordinary course consistent with past practice and

(ii) use commercially reasonable efforts to preserve intact the current business organizations of the Company and each of the Company Subsidiaries, maintain in effect all existing material Company Permits, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them provided that this Section 4.1(a) shall not prohibit the Company and any of the Company Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to an emergency condition that presents, or is reasonably likely to present, a risk of harm to human health, any property or asset of the Company or any of the Company Subsidiaries or the environment; provided, further, that the Company shall, as promptly as reasonably practicable, inform Parent of such condition and any such actions taken pursuant to the prior proviso.

(b) Except as expressly permitted, contemplated or required by this Agreement or as set forth on Section 4.1(b) of the Company Disclosure Letter, or required by Law or the rules and regulations of the NYSE, during the Pre-Closing Period, the Company and any of the Company Subsidiaries shall not, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned, and which for purposes solely of this Section 4.1(b) may consist of an email consent from an executive officer of Parent):

(i)

(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or any of the Company Subsidiaries, except for dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company,

(B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries, or

(C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries, except (1) as required by the terms of any capital stock or equity interest of any Company Subsidiary or (2) as contemplated or permitted by the terms of any Company Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Company Equity Award outstanding on the date hereof or issued in accordance with this Agreement);

(ii) except for:

(A) issuances of shares of Company Common Stock in respect of any settlement of Company RSUs and any Company PSUs, in each case, that are outstanding on the date hereof,

(B) the sale of shares of Company Common Stock issued pursuant to the vesting or settlement of Company RSUs or Company PSUs, in each case, if necessary to effectuate the withholding of Taxes, and

(C) transactions solely between or among the Company and its wholly owned Company Subsidiaries,

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of:

(x) any shares of its capital stock or other ownership interest in the Company or any of the Company Subsidiaries,

(y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and

(z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(iii) except as required by the terms of any Company Benefit Plan or the terms of this Agreement or as permitted pursuant to Section 4.1(b)(ii):

(A) except as permitted pursuant to clauses (C), (D) and (E) below, enter into, adopt or terminate any material Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof,

(B) except as permitted pursuant to clauses (C), (D) and (E) below, amend any material Company Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of group welfare benefit plans) that do not materially increase the cost to the Company of maintaining such Company Benefit Plan,

(C) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits payable to any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries, except in the ordinary course of business consistent with past practice in respect of employees whose annual base salary or fee is less than $200,000,

(D) grant or award, or pay or award, any severance or termination pay, change in control, transaction, bonuses, retention or cash or equity or equity-based incentive or other compensation and benefits, to any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries whose annual base salary or fee is greater than or equal to $200,000,

(E) hire or terminate the employment of any employee of the Company or any of the Company Subsidiaries with an annual base salary or fee greater than or equal to $200,000, other than terminations for cause;

(F) implement or announce any layoffs, plant closings, furloughs, reductions in hours or other similar actions with respect to any officers or employees of the Company or any of the Company Subsidiaries that would trigger notice obligations under the WARN Act;

(G) modify, extend, terminate or enter into any Labor Agreement or recognize or certify any unions, works councils, groups of employees, employee representative or other labor organization as the bargaining representative for any employees of the Company or any of the Company Subsidiaries; or

(H) waive the restrictive covenant obligations of any employee of the Company or any of the Company Subsidiaries with an annual base salary or fee greater than or equal to $200,000;

(iv) (A) in the case of the Company, amend or permit the adoption of any amendment to its Company Organizational Documents, or (B) in the case of any of the Company Subsidiaries, except for amendments that would not materially restrict the operation of the Company’s businesses, amend or permit the adoption of any amendment to the applicable organizational documents of such Company Subsidiary;

(v)

(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Mergers) or

(B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than

(1) any such action solely between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Company Subsidiaries or

(2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts that are listed in Section 4.1(b)(v) of the Company Disclosure Letter;

(vi) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries, or a restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries of a similar nature other than any such action solely between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Company Subsidiaries;

(vii) authorize, make or commit to make capital expenditures that are in the aggregate greater than one hundred and ten percent (110%) of the aggregate amount of capital expenditures set forth in the Company’s capital budget as set forth in Section 4.1(b)(vii) of the Company Disclosure Letter (the “Company Budget”), except:

(A) to the extent such capital expenditures are specifically described in Section 4.1(b)(vii) of the Company Disclosure Letter,

(B) capital expenditures to repair damage resulting from insured casualty events or

(C) capital expenditures required on an emergency basis to respond to an imminent and substantial risk to safety of human individuals or the environment (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable);

(viii) sell, lease, license, transfer, exchange or swap or otherwise dispose of any properties (including Company Real Property) or non-cash assets (excluding material Intellectual Property owned by the Company or any of the Company Subsidiaries, which is subject to clause (x)) with a value in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than

(A) sales, transfers and dispositions of obsolete or worthless equipment,

(B) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or

(C) sales, transfers and dispositions of inventory or other products in the ordinary course of business;

(ix) sell, assign, transfer, license (or grant a covenant not to sue with respect to), abandon, dedicate to the public, permit to lapse, or otherwise dispose of any material Intellectual Property owned by the Company or any of the Company Subsidiaries, other than non-exclusive licenses entered into in the ordinary course of business;

(x)

(A) incur, create or suffer to exist any Encumbrance other than (1) Encumbrances in existence on the date hereof or (2) Permitted Encumbrances, or

(B) incur, create, assume or guarantee any Indebtedness, other than:

(1) incurrences in the ordinary course of business consistent with past practice, including incurrences under the Company Credit Agreement in an aggregate principal amount at any time outstanding not exceeding $200,000,000,

(2) transactions solely between or among the Company and its wholly owned Subsidiaries or solely between or among wholly owned Company Subsidiaries, and in each case guarantees thereof,

(3) Indebtedness incurred in connection with hedging activities (including pursuant to any Derivative Product) in the ordinary course consistent with past practice and consistent with the parameters set forth on Section 4.1(b)(x)(B)(3) of the Company Disclosure Letter, or

(4) incurrences in connection with the refinancing, renewal, extension, replacement or refunding of the Company Credit Agreement, the Company Term Loan Agreement or any other Indebtedness set forth on Section 4.1(b) of the Company Disclosure Letter so long as the Indebtedness incurred in connection with such refinancing, renewal, extension, replacement or refunding does not exceed the principal amount of such existing Indebtedness being refinanced, renewed, extended, or refunded plus fees, expenses, and accrued and unpaid interest in connection therewith;

provided that in the case of each of foregoing clauses (1) through (4), such Indebtedness does not (x) impose or result in any additional restrictions or limitations in any material respect on the Company or any of the Company Subsidiaries or (y) subject the Company or any of the Company Subsidiaries, or, following the Closing, Parent or any of the Parent Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payments on such Indebtedness);

(xi) other than the settlement of any Legal Proceedings reflected or reserved against on the Company Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Legal Proceeding (excluding (A) any audit, claim or Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 4.1(b)(xiv) and (B) any shareholder litigation against the Company, Parent or their respective directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.16)

involving solely the payment of monetary damages by the Company of any amount exceeding $5,000,000 in the aggregate (but excluding any amounts paid on behalf of the Company or any of the Company Subsidiaries by any applicable insurance policy maintained by the Company or any of the Company Subsidiaries); provided that none of the Company nor any of the Company Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise:

(A) involves a material conduct remedy or material injunctive or similar relief,

(B) involves an admission of criminal wrongdoing by the Company or any of the Company Subsidiaries or

(C) has a materially restrictive impact on the business of the Company or any of the Company Subsidiaries (or, following the Closing, Parent or any of the Parent Subsidiaries);

(xii) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company, except as required by GAAP or applicable Law;

(xiii) (A) enter into any lease for real property that would be a material Company Real Property Lease or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under, fail to renew or waive or accelerate any material rights or defer any material liabilities under any material Company Real Property Lease;

(xiv)

(A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes,

(B) amend any Tax Return that is reasonably expected to result in a material increase to a Tax liability,

(C) settle or compromise any material Tax claim, assessment, audit or other proceeding by any Taxing Authority,

(D) surrender any right to claim a material refund, offset or other reduction in Tax liability,

(E) change any material method of Tax accounting, except as required by GAAP or applicable Law,

(F) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) or

(G) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xv) other than in the ordinary course of business consistent with past practice,

(A) enter into or assume any Contract that would have been a Company Material Contract (excluding any Company Benefit Plan) had it been entered into prior to the date of this Agreement or

(B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any Company Material Contract (excluding any Company Benefit Plan) or any Contract (excluding any Company Benefit Plan) that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract;

(xvi) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and any of the Company Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market;

(xvii) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xviii) enter into a new line of business other than in the ordinary course of business or abandon or discontinue any material existing line of business; or

(xix) agree, resolve or commit to take any action that is prohibited by this Section 4.1(b).

Section 4.2 Covenants of Parent.

(a) Except as provided in Section 4.2(a) of the Parent Disclosure Letter, as required by applicable Law or the rules and regulations of the NYSE, as expressly permitted, contemplated or required by this Agreement, or with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Parent and each of the Parent Subsidiaries shall:

(i) use commercially reasonable efforts to conduct the business and operations of Parent and each of the Parent Subsidiaries, taken as a whole, in all material respects in the ordinary course consistent with past practice and

(ii) use commercially reasonable efforts to preserve intact the current business organizations of Parent and any of the Parent Subsidiaries, maintain in effect all existing material Parent Permits (provided that Parent shall have the right to amend or modify such material Parent Permits at its discretion), maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; provided that this Section 4.2(a) shall not prohibit Parent and any of the Parent Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to an emergency condition that presents, or is reasonably likely to present, a risk of harm to human health, any property or asset of Parent or any of the Parent Subsidiaries or the environment; provided, further, that Parent shall, as promptly as reasonably practicable, inform the Company of such condition and any such actions taken pursuant to the prior proviso.

(b) Except as expressly permitted, contemplated or required by this Agreement or as set forth on Section 4.2(b) of the Parent Disclosure Letter, or required by Law or the rules and regulations of the NYSE, during the Pre-Closing Period, Parent and any of the Parent Subsidiaries shall not, without the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned, and which for purposes solely of this Section 4.2(b) may consist of an email consent from an executive officer of the Company):

(i)

(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, Parent or any of the Parent Subsidiaries, except for dividends or distributions by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent;

(B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of the Parent Subsidiaries; or

(C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any of the Parent Subsidiaries, except (1) as required by the terms of any capital stock or equity interest of any Parent Subsidiary or (2) as contemplated or permitted by the terms of any Parent Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Parent Equity Award outstanding on the date hereof or issued in accordance with this Agreement);

(ii) except for:

(A) issuances of shares of Parent Common Stock in respect of any settlement of Parent Stock Options, Parent RSUs or Parent PSUs,

(B) the sale of shares of Parent Common Stock issued pursuant to the vesting or settlement of Parent Stock Options, Parent RSUs or Parent PSUs, in each case, if necessary to effectuate the exercise of Parent Stock Options or the withholding of Taxes,

(C) grants of equity awards pursuant to the Parent Stock Plans, other than in the ordinary course of business consistent with past practice, and

(D) transactions solely between or among Parent and its wholly owned Parent Subsidiaries,

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of:

(x) any shares of its capital stock or other ownership interest in Parent or any of the Parent Subsidiaries,

(y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and

(z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(iii) except as required by the terms of any Parent Benefit Plan or the terms of this Agreement or as permitted pursuant to Section 4.2(b)(ii),

(A) enter into, adopt or terminate any material Parent Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Parent Benefit Plan if in effect on the date hereof, or

(B) materially amend any material Parent Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of group welfare benefit plans) that do not materially increase the cost to Parent of maintaining such Parent Benefit Plan,

(iv) (A) in the case of Parent, amend or permit the adoption of any amendment to its Parent Organizational Documents, or (B) in the case of any of the Parent Subsidiaries, except for amendments that would not materially restrict the operation of the Parent’s businesses, amend or permit the adoption of any amendment to the applicable organizational documents of such Parent Subsidiary;

(v)

(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Mergers); or

(B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than

(1) any such action solely between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Company Subsidiaries,

(2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or

(3) any Permitted Acquisition;

(vi) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Parent or any of the Parent Subsidiaries, or a restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries of a similar nature other than any such action solely between or among Parent and its wholly owned Subsidiaries or between or among wholly owned Parent Subsidiaries;

(vii)

(A) incur, create or suffer to exist any Encumbrance other than (1) Encumbrances in existence on the date hereof or (2) Permitted Encumbrances, or

(B) incur, create, assume or guarantee any Indebtedness, other than:

(1) incurrences in the ordinary course of business consistent with past practice, including incurrences under the Parent Credit Agreement in an aggregate principal amount at any time outstanding not exceeding $375,000,000,

(2) transactions solely between or among Parent and its wholly owned Subsidiaries or solely between or among wholly owned Subsidiaries of Parent, and in each case guarantees thereof,

(3) Indebtedness incurred in connection with hedging activities (including pursuant to any Derivative Product) in the ordinary course consistent with past practices,

(4) incurrences in the ordinary course of business for any issuance of any commercial paper notes or

(5) incurrences in connection with the refinancing, renewal, extension, replacement or refunding of the Parent Credit Agreement or any other Indebtedness set forth on Section 4.2(b) of the Parent Disclosure Letter;

provided that in the case of each of foregoing clauses (1) through (5), such Indebtedness does not (x) impose or result in any additional restrictions or limitations in any material respect on Parent or any of the Parent Subsidiaries or (y) subject Parent or any of the Parent Subsidiaries to any additional covenants or obligations in any material respect (other than the obligations to make payments on such Indebtedness);

(viii) other than the settlement of any Legal Proceedings reflected or reserved against on the Parent Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Legal Proceeding (excluding (A) any audit, claim or Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 4.1(b)(ix) and (B) any shareholder litigation against the Company, Parent or their respective directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.16) involving solely the payment of monetary damages by Parent or any of the Parent Subsidiaries of any amount exceeding $5,000,000 in the aggregate (but excluding any amounts paid on behalf of Parent or any of the Parent Subsidiaries by any applicable insurance policy maintained by Parent); provided that none of Parent nor any of the Parent Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise:

(A) involves a material conduct remedy or material injunctive or similar relief,

(B) involves an admission of criminal wrongdoing by Parent or any of the Parent Subsidiaries or

(C) has a materially restrictive impact on the business of Parent.

(ix) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent, except as required by GAAP or applicable Law;

(x)

(A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes,

(B) amend any Tax Return that is reasonably expected to result in a material increase to a Tax liability,

(C) settle or compromise any material Tax claim, assessment, audit or other proceeding by any Taxing Authority,

(D) surrender any right to claim a material refund, offset or other reduction in Tax liability,

(E) change any material method of Tax accounting, except as required by GAAP or applicable Law,

(F) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) or

(G) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xi) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xii) agree, resolve or commit to take any action that is prohibited by this Section 4.2(b).

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Investigation.

(a) Each of the Company and Parent shall afford to the other party and to the directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties (to the extent and only to the extent the Company or Parent, as applicable, or its Subsidiaries has the right to permit access to such properties), Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Laws and with such additional financing, operating and other data and information regarding the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as Parent or the Company, as applicable, may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement; provided that in no event shall access be provided to conduct any invasive sampling or assessments, including any Phase II assessments or investigations without prior written consent, which consent may be withheld or conditioned in the other party’s sole and absolute discretion. Notwithstanding the foregoing, neither the Company nor Parent nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any applicable Law, Contract or obligation of confidentiality to which such party or any of its Subsidiaries is a party (provided that Parent or the Company, as the case may be, has used its commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 5.1), cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be subject to the terms of that certain Mutual Non-Disclosure Agreement, dated as of January 24, 2025, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.2 Registration Statement and Joint Proxy Statement for Stockholder Approval.

(a) As soon as practicable (and in no event later than forty-five (45) days) following the execution of this Agreement, Parent and the Company shall jointly prepare the Registration Statement to be filed by Parent with the SEC, which Registration Statement will include (i) a joint proxy statement in preliminary form, which shall contain each of the Parent Recommendation and the Company Recommendation (unless, in either case, a Parent Adverse Recommendation Change or a Company Adverse Recommendation Change, as applicable, occurs) and comply with applicable Laws (the “Joint Proxy Statement”) and (ii) a prospectus relating to the Parent Common Stock to be offered and sold pursuant to this Agreement and the First Merger. Parent and the Company shall use their respective commercially reasonable efforts to:

(i) cause the Registration Statement to comply in all material respects with all legal requirements applicable thereto,

(ii) respond as promptly as practicable to and resolve all comments from the SEC concerning the Registration Statement,

(iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and

(iv) maintain the effectiveness of the Registration Statement for as long as necessary to consummate the transactions contemplated hereby. Each of Parent and the Company shall use its commercially reasonable efforts to mail the Joint Proxy Statement to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

Parent shall also use its commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the Stock Issuance, and each party shall furnish all information concerning such party and the holders of capital stock of such party, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement. No filing of, or amendment or supplement to, or correspondence to, the SEC or its staff with respect to the Registration Statement will be made by Parent, or with respect to the Joint Proxy Statement will be made by the Company or Parent, without providing the other party a reasonable opportunity to review and comment thereon; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement, the other party’s right to comment shall not apply with respect to information (if any) relating to the filing party’s business, financial condition, or results of operations. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld) on any responses to comments of the SEC with respect to the Registration Statement or the Joint Proxy

Statement and any amendment to the Registration Statement or the Joint Proxy Statement. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either the Parent Stockholders or the Company Stockholders, as applicable.

Section 5.3 Stockholders Meetings.

(a) The Company shall take all action necessary in accordance with applicable Laws and its Company Organizational Documents to duly give notice of, convene and hold a meeting of the Company Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the First Merger (the “Company Stockholders’ Meeting”). Subject to Section 5.4(b) and (c), the Company will, through the Company Board, recommend that the Company Stockholders adopt this Agreement and will use commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the Company Organizational Documents, the rules of the NYSE or applicable Laws; provided that the Company’s obligations pursuant to the foregoing shall automatically terminate and be of no further effect upon any Company Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders’ Meeting (A) to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders’ Meeting and (ii) may adjourn or postpone the Company Stockholders’ Meeting if, as of the time for which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided that the Company Stockholders’ Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Termination Date; provided, further, that the Company Stockholders’ Meeting shall not be postponed or adjourned as a result of clause (ii) above for a period of more than ten (10) Business Days in the aggregate without the prior written consent of Parent. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders’ Meeting (including interim results) as reasonably requested by Parent.

(b) Parent shall take all action necessary in accordance with applicable Laws and its Parent Organizational Documents to duly give notice of, convene and hold a meeting of the Parent Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to vote upon the Parent Proposal (the “Parent Stockholders’ Meeting”). Subject to Section 5.4(e) and (f), Parent will, through the Parent Board, recommend that the Parent Stockholders approve the Parent Proposal and will use commercially reasonable efforts to solicit from the Parent Stockholders proxies in favor of the Parent Proposal and to take all other action necessary or advisable to secure the vote or consent of the Parent Stockholders required by the Parent Organizational Documents, the rules of the NYSE or applicable Laws; provided that Parent’s obligations pursuant to the foregoing shall automatically terminate and be of no further effect upon any Parent Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, Parent:

(i) shall be required to adjourn or postpone the Parent Stockholders’ Meeting

(A) to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or

(B) if, as of the time for which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders’ Meeting and

(ii) may adjourn or postpone the Parent Stockholders’ Meeting if, as of the time for which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval;

provided that the Parent Stockholders’ Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Termination Date; provided, further, that the Parent Stockholders’ Meeting shall not be postponed or adjourned as a result of clause (ii) above for a period of more than ten (10) Business Days in the aggregate without the prior written consent of the Company.

Parent shall provide updates to the Company with respect to the proxy solicitation for the Parent Stockholders’ Meeting (including interim results) as reasonably requested by the Company.

Section 5.4 Non-Solicitation.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of the Company Subsidiaries shall, and the Company shall use its commercially reasonable efforts, and shall cause each of the Company Subsidiaries to use their respective commercially reasonable efforts to, cause their respective Representatives not to:

(i) directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to the Company or any of the Company Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to the Company,

(ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries to any Person that has made an Acquisition Proposal with respect to the Company or to any Person in contemplation of making an Acquisition Proposal with respect to the Company or

(iii) accept an Acquisition Proposal with respect to the Company or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intending to cause, or which would reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement (each, a “Company Acquisition Agreement”).

Any violation of the foregoing restrictions by any of the Company Subsidiaries or by any Representatives of the Company or any of the Company Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or any of the Company Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) in the first sentence of this Section 5.4(a) with respect to a third party if (w) after the date of this Agreement, the Company receives a written Acquisition

Proposal with respect to the Company from such third party (and such Acquisition Proposal was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by the Company or any of the Company Subsidiaries or any of their respective Representatives):

(x) the Company provides Parent the notice required by Section 5.4(g) with respect to such Acquisition Proposal,

(y) the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal with respect to the Company and

(z) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would violate its fiduciary duties; provided that the Company shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement with such third party. Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position relating to an Acquisition Proposal with respect to the Company pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(b) Except as otherwise provided in this Section 5.4(b) and Section 5.4(c), neither (i) the Company Board nor any committee thereof shall directly or indirectly:

(A) withhold or withdraw (or amend, modify or qualify in a manner adverse to the Parent Parties), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to the Parent Parties), the Company Recommendation,

(B) fail to include the Company Recommendation in the Joint Proxy Statement,

(C) fail to recommend against acceptance of any tender offer or exchange offer for the shares of the Company Common Stock within ten (10) Business Days after the commencement of such offer,

(D) solely upon Parent’s request, fail to reaffirm the Company Recommendation within ten (10) Business Days of receipt by the Company Board of such request,

(E) make any public statement inconsistent with the Company Recommendation, or

(F) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to the Company;

(any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of the Company Subsidiaries execute or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Superior Proposal with respect to the Company that was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by the Company or any of the Company Subsidiaries or any of their respective Representatives, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(iv); provided that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal with respect to the Company or terminate this Agreement pursuant to Section 7.1(d)(iv):

(x) until four (4) Business Days after the Company provides written notice to Parent (a “Company Notice”) advising Parent that the Company Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal,

(y) if during such four (4) Business Day period, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new two (2) Business Day period under this Section 5.4(b)), and

(z) unless the Company Board, after consultation with outside legal counsel, determines that the failure to make a Company Adverse Recommendation Change would violate its fiduciary duties.

(c) Other than in connection with a Superior Proposal (which shall be subject to Section 5.4(b) and shall not be subject to this Section 5.4(c)), at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change described in clause (A) or clause (B) of the definition thereof if the Company Board (i) determines in good faith, after consultation with the Company’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Company Adverse Recommendation Change would violate its fiduciary duties and (ii) provides written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided that (x) the Company Board may not make such a Company Adverse Recommendation Change until the fourth (4th) Business Day after receipt by Parent of the Company Notice of Change and (y) during such four (4) Business Day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such Company Adverse Recommendation Change consistent with its fiduciary duties.

(d) Parent agrees that, except as expressly contemplated by this Agreement, neither it nor any of the Parent Subsidiaries shall, and Parent shall use its commercially reasonable efforts, and shall cause each of the Parent Subsidiaries to use their respective commercially reasonable efforts to, cause their respective Representatives not to:

(i) directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Parent or any of the Parent Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Parent,

(ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Parent or any of the Parent Subsidiaries or afford access to the properties, books or records of Parent or any of the Parent Subsidiaries to any Person that has made an Acquisition Proposal with respect to Parent or to any Person in contemplation of making an Acquisition Proposal with respect to Parent or

(iii) accept an Acquisition Proposal with respect to Parent or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal with respect to Parent (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intending to cause, or which would reasonably be expected to cause Parent to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement (each, a “Parent Acquisition Agreement”).

Any violation of the foregoing restrictions by any of the Parent Subsidiaries or by any Representatives of Parent or any of the Parent Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Parent or any of the Parent Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Parent. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Parent Stockholder Approval, Parent and the Parent Board may take any actions described in clause (ii) in the first sentence of this Section 5.4(d) with respect to a third party if:

(w) after the date of this Agreement, Parent receives a written Acquisition Proposal with respect to Parent from such third party (and such Acquisition Proposal was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by Parent or any of the Parent Subsidiaries or any of their respective Representatives),

(x) Parent provides the Company the notice required by Section 5.4(g) with respect to such Acquisition Proposal,

(y) the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal with respect to Parent, and

(z) the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would violate its fiduciary duties; provided that Parent shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement with such third party.

Nothing contained in this Section 5.4 shall prohibit Parent or the Parent Board from taking and disclosing to the Parent Stockholders a position relating to an Acquisition Proposal with respect to Parent pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(e) Except as otherwise provided in this Section 5.4(e) and Section 5.4(f), neither (i) the Parent Board nor any committee thereof shall directly or indirectly:

(A) withhold or withdraw (or amend, modify or qualify in a manner adverse to the Company), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to the Company), the Parent Recommendation or the Parent Proposal,

(B) fail to include the Parent Recommendation in the Joint Proxy Statement,

(C) fail to recommend against acceptance of any tender offer or exchange offer for the shares of the Parent Common Stock within ten (10) Business Days after the commencement of such offer,

(D) solely upon the Company’s request, fail to reaffirm the Parent Recommendation within ten (10) Business Days of receipt by the Parent Board of such request,

(E) make any public statement inconsistent with the Parent Recommendation, or

(F) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Parent;

(any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) nor (ii) shall Parent or any of the Parent Subsidiaries execute or enter into a Parent Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Superior Proposal with respect to Parent that was not, directly or indirectly, initiated, solicited, knowingly encouraged or knowingly facilitated by Parent or any of the Parent Subsidiaries or any of their respective Representatives, the Parent Board may make a Parent Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(iv); provided that Parent shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change in response to a Superior Proposal with respect to Parent or terminate this Agreement pursuant to Section 7.1(c)(iv):

(x) until four (4) Business Days after Parent provides written notice to the Company (a “Parent Notice”) advising the Company that the Parent Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal,

(y) if during such four (4) Business Day period, the Company proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Parent and its stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Parent Notice and a new two (2) Business Day period under this Section 5.4(e)); and

(z) unless the Parent Board, after consultation with outside legal counsel, determines that the failure to make a Parent Adverse Recommendation Change would violate its fiduciary duties.

(f) Other than in connection with a Superior Proposal (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Parent Intervening Event, the Parent Board may make a Parent Adverse Recommendation Change described in clause (A) or clause (B) of the definition thereof if the Parent Board (i) determines in good faith, after consultation with Parent’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Parent Adverse Recommendation Change would violate its fiduciary duties and (ii) provides written notice to the Company (a “Parent Notice of Change”) advising the Company that the Parent Board is contemplating making a Parent Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided that (x) the Parent Board may not make such a Parent Adverse Recommendation Change until the fourth (4th) Business Day after receipt by the Company of the Parent Notice of Change and (y) during such four (4) Business Day period, at the request of the Company, Parent shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Parent Board not to make such Parent Adverse Recommendation Change consistent with its fiduciary duties.

(g) The parties agree that in addition to the obligations of the Company and Parent set forth in the foregoing clauses (a) through (f) of this Section 5.4, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt thereof, the Company or Parent, as applicable, shall advise the other party, in writing of any request for information or any Acquisition Proposal with respect to the Company or Parent, as applicable, received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company or Parent, as applicable, shall promptly provide to the other party copies of any written materials received by the Company or Parent, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of the Company and Parent agrees that it shall simultaneously provide to the other party any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to such other party. The Company and Parent shall keep the other party fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of the Company and Parent agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party; provided that prior to, but not after, obtaining the Company Stockholder Approval or Parent Stockholder Approval (as applicable), if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board or Parent Board (as applicable) determines in good faith after consultation with the Company’s or Parent’s (as applicable) outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties, the Company or Parent (as applicable) shall be permitted to waive, without the other’s prior written consent, such standstill or similar provision solely to the extent necessary to permit such third party to make an Acquisition Proposal to the Company or Parent (as applicable), on a confidential basis; provided, further, however, that the Company or Parent (as applicable) shall advise the other party in writing at least two (2) calendar days prior to taking such action.

(h) Immediately after the execution and delivery of this Agreement, each party hereto will, and will cause its Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore relating to any possible Acquisition Proposal with respect to such party. Each party agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.4 and (ii) promptly request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring such party or any material portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on its behalf.

Section 5.5 Regulatory Filings.

(a) As promptly as reasonably practicable (but in no event later than ten (10) Business Days following the date of this Agreement), the Company shall provide Parent with all information required for Parent to complete its determination of where filings are required under the Antitrust Laws (other than the HSR Act) and Foreign Investment Laws. No later than the date which is twenty (20) Business Days following the date of this Agreement, Parent shall deliver to the Company a list of jurisdictions where filings are reasonably required or advisable pursuant to Antitrust Laws (other than the HSR Act) and Foreign Investment Laws, as identified by Parent following good faith consultation with the Company, which jurisdictions shall be deemed to be automatically incorporated into and included in Section 5.5(a) of the Parent Disclosure Letter (including, for the avoidance of doubt, for the purposes of Section 2.5(a)(iii), Section 3.5(a)(iii) and Section 6.1(d)). The provisions of this Section 5.5 shall apply to the filings required in these jurisdictions.

(b) As promptly as reasonably practicable (but in no event later than twenty-five (25) Business Days following the date of this Agreement with respect to the filing under the HSR Act and forty (40) Business Days following the date of this Agreement with respect to the filings in the jurisdictions listed in Section 5.5(a) of the Parent Disclosure Letter), each party shall file all applicable notices, reports or other draft filings, as applicable, and other documents required to be filed with any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, including Notification and Report Forms pursuant to the HSR Act and as required under any applicable Antitrust Laws and Foreign Investment Laws in the jurisdictions identified in Section 5.5(a) of the Parent Disclosure Letter, and shall supply the other party with any information which may be required to effectuate such filings, and shall make an appropriate response as promptly as reasonably practicable to any request for additional information by a Governmental Entity in connection with the filings under the HSR Act and any applicable Antitrust Laws and Foreign Investment Laws in the jurisdictions identified in Section 5.5(a) of the Parent Disclosure Letter. The parties shall use reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5(b) so as to preserve any applicable privilege.

(c) No party shall independently participate in any meeting, or engage in any substantive discussion, with any Governmental Entity in respect to any filings, investigation or other inquiry with respect to the Mergers or any of the transactions contemplated by this Agreement without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. The parties will consult and cooperate with one another and permit the other party or its counsel to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication by such party to any Governmental Entity in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act, other applicable Antitrust Laws and Foreign Investment Laws or any applicable state Laws in connection with the Mergers and the other transactions contemplated by this Agreement. Parent shall determine the strategy to be used for obtaining the expiration or termination of the waiting period under the HSR Act and any other clearances required or advisable under any applicable Law, including Antitrust Laws and Foreign Investment Laws in the jurisdictions identified in Section 5.5(a) of the Parent Disclosure Letter, in connection with this Agreement or the transactions contemplated by this Agreement, and in doing so shall consult and cooperate with the Company and consider the Company’s views in good faith.

(d) Each party shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly inform the other party of any communication to or from any Governmental Entity regarding the Mergers.

(e) Subject to the conditions and upon the terms of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate the Mergers and make effective the other transactions contemplated by this Agreement as promptly as reasonably practicable. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party shall:

(i) reasonably cooperate with the other party, execute and deliver further documents, certificates, agreements and instruments, and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder);

(ii) give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement;

(iii) use commercially reasonable efforts to obtain as promptly as practicable the expiration or termination of the waiting period under the HSR Act and to obtain any required approvals, clearances, expirations of waiting periods under Antitrust Laws and Foreign Investment Laws in the jurisdictions identified in Section 5.5(a) of the Parent Disclosure Letter; and

(iv) use commercially reasonable efforts to obtain each other approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Entity) required to be obtained from parties to any material Contracts (if any) or required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement (provided that parties shall not be required to pay any fees or make any other payments to any such Person to obtain any such approval, consent, ratification, permission, waiver or authorization (other than normal filing fees imposed by Law, which shall be paid by Parent)).

(f) Without limiting Section 5.5(e), each party shall use reasonable best efforts to avoid or eliminate each and every impediment under Antitrust Laws and Foreign Investment Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including (i) using reasonable best efforts to avoid the entry of, or to have vacated or terminated as promptly as practicable and in any event before the Termination Date, any Order that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits (including appeal) any relevant claim asserted in any court by any Person and (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise:

(w) the sale, divestiture or disposition of businesses, product lines or assets of Parent, the Company and their respective Subsidiaries,

(x) any conditions relating to, or changes or restrictions in, the operations of any such businesses, product lines or assets,

(y) any modification of the terms of sale with any customer, vendor or other third party and

(z) otherwise taking or committing to take actions that after the Closing Date would limit Parent or any Parent Subsidiary’s freedom of action with respect to, or its or their ability to retain any such businesses, product lines or assets

(each of (w), (x), (y) and (z), a “Regulatory Remedy”); provided, that notwithstanding anything to the contrary in this Agreement, neither party shall be required to effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, after giving effect to the Mergers, it being understood that any proceeds received, or expected to be received, from effecting a Regulatory Remedy shall not be taken into consideration in making such determination; provided, further, that (x) for this purpose, Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of (xx) Parent and its Subsidiaries and (yy) the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement; provided, further, that any Regulatory Remedy may be conditioned upon the consummation of the Mergers. Parent shall not, and shall not permit its Subsidiaries or controlled Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of any actions or nonactions, waivers, clearances, expirations or terminations of waiting periods, consents or approvals from Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) materially delay or otherwise prevent the consummation of the transactions contemplated by this Agreement.

Section 5.6 Company Equity Awards.

(a) Company Restricted Stock.

(i) At the Effective Time, each share of restricted Company Common Stock issued under a Company Stock Plan that vests solely based on the holders continued employment or services (“Company Restricted Stock”) that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, LLC Sub, the Company or the holder thereof, immediately vest with respect to 100% of the Company Restricted Stock, which shares of Company Restricted Stock shall be converted into the right to receive (A) the Merger Consideration in accordance with Section 1.6(a)(ii) with respect to each share of Company Common Stock and (B) an amount in cash equal to the accrued but unpaid dividends with respect to such Company Restricted Stock, in each case, payable or deliverable by the Surviving Corporation as soon as reasonably practicable, but no later than, five (5) Business Days following the Effective Time.

(b) Company RSUs.

(i) At the Effective Time, each restricted stock unit issued under a Company Stock Plan that vests solely based on the holders continued employment or services (a “Company RSU”) that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, LLC Sub, the Company or the holder thereof, immediately vest with respect to 100% of the shares of Company Common Stock subject to such Company RSU, which shares of Company Common Stock shall be converted into the right to receive (A) the Merger Consideration in accordance with Section 1.6(a)(ii) with respect to each share of Company Common Stock, reduced by the number of shares of Parent Common Stock required or permitted to be deducted to satisfy applicable withholding and similar taxes arising in connection with the treatment under this Section 5.6(b)(i) and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such Company RSU, if any, less applicable withholding and similar taxes, in each case, payable or deliverable by the Surviving Corporation as soon as reasonably practicable, but no later than, five (5) Business Days following the Effective Time.

(ii) At the Effective Time, each outstanding Company RSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time shall be canceled and converted into an award of restricted stock units in respect of Parent Common Stock (each, a “Parent RSU Award”) in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of Company Common Stock subject to such award of Company RSUs immediately prior to the Effective Time multiplied by (2) the Exchange Ratio. Such Parent RSU Award shall vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in Parent Common Stock).

(c) Company PSUs.

(i) At the Effective Time, each restricted stock unit issued under a Company Stock Plan that vests based on the achievement of performance metrics (a “Company PSU”) that was granted prior to February 2024 and is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, LLC Sub, the Company or the holder thereof, be canceled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the number of shares of Company Common Stock (rounded to the nearest share) subject to the Company PSU, which shares of Company Common Stock shall be converted into the right to receive (A) the Merger Consideration in accordance with Section 1.6(a)(ii) with respect to each share of Company Common Stock subject to such Company PSU, reduced by the number of shares of Parent Common Stock required or permitted to be deducted to satisfy applicable withholding and similar taxes arising in connection with the treatment under this Section 5.6(c)(i) and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such Company PSU, if any, less applicable withholding and similar taxes, in each case, payable or deliverable by the Surviving Corporation as soon as reasonably practicable, but no later than, five (5) Business Days following the Effective Time. For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to such Company PSU shall be deemed to be the number of shares subject to the Company PSU with performance deemed achieved in accordance with the terms and conditions of the applicable award agreement governing such Company PSU immediately prior to the Effective Time.

(ii) At the Effective Time, each outstanding Company PSU that was granted in February 2024 or later and is outstanding immediately prior to the Effective Time shall be canceled and converted into a Parent RSU Award in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time multiplied by (2) the Exchange Ratio. Such Parent RSU Award shall vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in Parent Common Stock and such award will no longer be subject to performance metrics). For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to such Company PSU shall be deemed to be the number of shares subject to the Company PSU with performance deemed achieved, except as set forth on Section 5.6(c)(ii) of the Company Disclosure Letter, in accordance with the terms and conditions of the applicable award agreement governing such Company PSU immediately prior to the Effective Time.

(d) Section 409A. To the extent that any award described in this Section 5.6 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(e) Required Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Benefit Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 5.6, including making any determinations or adopting resolutions of the Company Board or a committee thereof or any administrator of a Company Benefit Plan as may be necessary. Parent and Parent Board shall take all actions that are necessary for the treatment of Company RSUs and Company PSUs pursuant to this Section 5.6, including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 5.6. If registration of any plan interests in any Company Benefit Plan or the shares of Parent Common Stock issuable in satisfaction of any Company RSUs and Company PSUs following the Effective Time (and giving effect to this Section 5.6) is required under the Securities Act, Parent shall file with the SEC as soon as reasonably practicable (but in no event later than ten (10) Business Days) on or after the Closing Date a registration statement on Form S-8 with respect to such plan interests or shares of Parent Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the relevant Company RSUs or Company PSUs remain outstanding or in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required. Without limiting the generality of the foregoing, promptly following the Effective Time (but in no event later than ten (10) Business Days), Parent shall deliver, or cause to be delivered, to each holder of a Company RSUs and Company PSUs, determined as of immediately prior to the Effective Time, an appropriate notice setting forth such holder’s rights pursuant thereto.

Section 5.7 Employee and Labor Matters.

(a) Except as otherwise expressly set forth herein, and subject to applicable Law and any obligations under any Labor Agreement, the Company and Parent agree that, for the period beginning at the Effective Time and ending one (1) year following the Effective Time, each individual who is an employee of the Company or any of the Company Subsidiaries as of the Effective Time and who continue to remain employed with Parent or its Subsidiaries following the Effective Time (collectively, the “Company Employees”) shall be provided with:

(i) base wage rate or base salary, as applicable, that are no less favorable than were provided to the Company Employees immediately prior to the Effective Time,

(ii) short-term cash incentive opportunities (excluding any retention, change in control, transaction or similar compensation, and any equity-based compensation opportunities) that are (A) substantially comparable, in the aggregate, to those to which such Company Employee was entitled immediately prior to the Effective Time or (B) substantially comparable, in the aggregate, to those provided to similarly-situated employees employed by Parent or any Parent Subsidiary,

(iii) severance benefits that are (A) substantially comparable to those to which such Company Employee was entitled immediately prior to the Effective Time or (B) substantially comparable to those provided to similarly-situated employees employed by Parent or any Parent Subsidiary, and

(iv) health, welfare, and fringe benefits (excluding any equity-based, long-term incentive, retention, change in control or similar one-time or special benefits or arrangements, any defined benefit pension, non-qualified deferred compensation, and post-termination or retiree health or welfare benefits (collectively, the “Excluded Benefits”)) that are that are substantially comparable in the aggregate to (a) those that were provided to the Company Employees immediately prior to the Effective Time under the Company Benefit Plans listed under Section 2.12(a) of the Company Disclosure Letter or (b) those provided to similarly situated employees of Parent or any Parent Subsidiary, in each case, excluding the Excluded Benefits.

(b) Subject to applicable Law, for purposes of vesting, eligibility to participate and, solely for vacation and paid time off policies, determining levels of benefits (but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) under the Parent Benefit Plans in which Company Employees participate after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided that such service crediting shall not be required to the extent it would result in a duplication of benefits, compensation or coverage for the same period of service and shall not apply for any purposes under any Excluded Benefit. In addition, and without limiting the generality of the foregoing provisions of this clause (b), for the plan year in which the Effective Time occurs (or if later, during the plan year in which such participation first commences), Parent shall use commercially reasonable efforts to cause: (i) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the same extent waived or satisfied under the corresponding Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) eligible expenses paid by each Company Employee and his or her covered dependents during the plan year that includes the Effective Time under the Company Benefit Plans that are group health plans to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents under the corresponding New Plan that is a group health plan.

(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries (including the Surviving Corporation) to honor, in accordance with its terms (including terms related to the amendment or termination thereof), each employment, severance and termination agreement between the Company or any Company Subsidiaries, and any current or former officer, director or employee of any such company, to the extent such terms are in effect on the date hereof.

(d) At the written request of Parent provided no later than five (5) days prior to the Closing Date, the Company or the applicable Company Subsidiary shall, at least one day prior to the Closing Date, adopt written resolutions (the form of which shall have been approved by Parent, whose approval shall not be unreasonably withheld) to terminate any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date. To the extent the Company 401(k) Plan is terminated pursuant to the foregoing sentence, as soon as administratively practicable following the Closing Date, the Parent shall provide that each Company Employee that participates in the Company 401(k) Plan immediately prior to the Closing Date shall be eligible to participate in a Parent Benefit Plan that is intended to qualified under Section 401(a) of the Code of Parent or one of its Affiliates (the “Parent 401(k) Plan”) and such Parent 401(k) Plan shall accept “eligible rollover distributions” (as such term is defined under Section 402(c)(4) of the Code) in the form of cash, promissory note (in the case of loans) to the extent allowable under the terms of the Parent 401(k) Plan or any combination thereof, from the Company 401(k) Plan to the extent elected by a Company Employee.

(e) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms and applicable Law.

(f) Prior to the Closing, the Company or the applicable Company Subsidiary shall fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any labor union, works council, labor organization or employee representative, which is representing any employee of the Company or the Company Subsidiaries, or any applicable labor tribunal, in connection with the transactions contemplated by this Agreement.

(g) Nothing contained in this Section 5.7 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee, director, officer or individual service provider or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Company Employee or any other Person, (ii) be considered or deemed to establish, amend or modify any Parent Benefit Plan, Company Benefit Plan, New Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or Contract, (iii) limit the ability of Parent, any Parent Subsidiary or the Surviving Company or any of their respective Affiliates to amend, modify or terminate any Parent Benefit Plan, Company Benefit Plan, New Plan or any other benefit or compensation plan, program, policy, agreement or arrangement or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement. The provisions of this Section 5.7 shall not be construed to prevent the termination of employment of any Company Employee.

(h) Prior to making any broad-based communication or written communications pertaining to compensation or benefit matters that are affected by the transactions contemplated in this Agreement (including any schedules hereto), each party shall provide the other party with a copy of the intended communication, and such other party shall have a reasonable period of time to review and comment on the communication. The Company and Parent shall cooperate in providing any such mutually agreeable communication.

(i) It is acknowledged and agreed that the consummation of the transactions contemplated hereby will constitute a “change of control” (or “change in control” or transaction of similar import) for purposes of the arrangements identified on Section 5.7(g) of the Company Disclosure Letter.

Section 5.8 Indemnification of Officers and Directors.

(a) From and after the Effective Time, to the fullest extent permitted by Law, each of Parent and the Surviving Company shall jointly and severally indemnify, defend and hold harmless (and advance expenses in connection therewith), in the same manner as provided by the Company immediately prior to the date of the Agreement, each present and former director and officer of (i) the Company or any of the Company Subsidiaries or (ii) any other Entity that was serving in such capacity at the Company’s request (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including attorneys’ and other professionals’ fees and disbursements), judgments, fines, penalties, losses, claims, damages or liabilities or amounts that are paid in settlement, of or incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative to which such Indemnified Party is a party or is otherwise involved (including as a witness), and arises out of or pertains to the fact that the Indemnified Party is or was an officer or director of the Company, any of the Company Subsidiaries or such other Entity, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement, the Mergers and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time.

(b) For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Company shall contain provisions no less favorable with respect to elimination of liability, indemnification and advancement of expenses of individuals who were directors and officers of the Company prior to the Effective Time than are set forth, as of the date of this Agreement, in the Company’s certificate of incorporation and bylaws.

(c) Parent and the Surviving Company shall cause to be put in place, and Parent shall fully prepay prior to the Closing, “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by the Company’s existing directors’ and officers’ liability insurance (the “D&O Insurance”), with terms, conditions, retentions and levels of coverage that are at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Notwithstanding anything to the contrary in the foregoing, in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company (or Parent on the Surviving Company’s behalf) shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) In the event of any claim, action, suit, proceeding or investigation in which any claims are made in respect of which such Indemnified Party would be entitled to indemnification pursuant to Section 5.8(a), any Indemnified Party wishing to claim such indemnification shall notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent or the Surviving Company. In the event of any such claim, action, suit, proceeding or investigation: (i) Parent or the Surviving Company shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Company will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Company elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Company and the Indemnified Party, the Indemnified Party may retain legal counsel reasonably satisfactory to Parent and to the provider of any insurance obtained in accordance with the foregoing Section 5.8(c), and Parent or the Surviving Company shall pay all reasonable and documented fees, costs and expenses of such legal counsel for the Indemnified Party as statements therefor are received; provided, however, that (1) Parent and the Surviving Company shall be obligated pursuant to this Section 5.8(d) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (in which case the fewest number of legal counsels necessary to avoid conflicts of interest shall be used) and (2) the Indemnified Party shall have made an undertaking to repay all such fees, costs or expenses paid by Parent or the Surviving Company if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment that the Indemnified Party is not entitled to be indemnified by Parent or the Surviving Company; (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Company elects to assume such defense; (iii) Parent and the Surviving Company shall not be liable for any settlement effected without their prior written consent and the prior written consent of the provider of any insurance obtained in accordance with the foregoing Section 5.8(c), in each case if Parent or the Surviving Company elects not to assume such defense; and (iv) Parent and the Surviving Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing.

(e) If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or Entity and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Entity, then, and in each such case, proper provisions shall be made (whether by operation of law or otherwise) so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 5.8.

(f) The provisions of this Section 5.8:

(i) shall survive the consummation of the Mergers and continue in full force and effect,

(ii) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives,

(iii) shall be binding on all successors and assigns of Parent and the Surviving Company and

(iv) shall not be amended in any manner that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the written consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.

(g) The rights of the Indemnified Parties under this Section 5.8 shall be in addition to any rights such Indemnified Parties may have under the Company Organizational Documents or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to Parent prior to the execution hereof or as disclosed in the Company SEC Documents, Parent shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by the Company or any of the Company Subsidiaries in effect on the date of this Agreement and disclosed to Parent prior to the execution hereof or as disclosed in the Company SEC Documents, and any provisions under any such applicable Contracts (including such indemnification agreements) shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual.

Section 5.9 Public Disclosure. The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon any press release or other public statements with respect to the Mergers or the other transactions contemplated by this Agreement; provided that no such consultation shall be required if, prior to the date of such release or public statement, a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 5.4; provided, further that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its commercially reasonable efforts to consult with the other party on a timely basis and (b) each of the Company and Parent may, without such consultation, issue public announcements or make other public disclosures regarding this Agreement or the transactions contemplated by this Agreement that are consistent with disclosures in press releases or public statements previously approved by the other party or made by either party in compliance with this Section 5.9. No provision of this Agreement shall prohibit either the Company or Parent from issuing any press release or public statement in the event of a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change that is in either case in compliance in all respects with the terms of Section 5.4.

Section 5.10 NYSE Listing of Additional Shares; Delisting.

(a) Parent shall, in accordance with the requirements of the NYSE, file with the NYSE a subsequent listing application (“Subsequent Listing Application”) and cause the shares of Parent Common Stock to be issued to Company Stockholders pursuant to this Agreement to be approved for listing for trading on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(b) Prior to the Closing, upon Parent’s request, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to be taken prior to the Closing to enable the delisting of Company Common Stock from the NYSE and the termination of the Company’s registration of Company Common Stock under the Exchange Act, in each case, as soon as practicable following the Effective Time, subject to compliance with the Company’s obligations under the Exchange Act.

Section 5.11 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent, the Company, the Parent Board and the Company Board, to the extent permissible under applicable Laws, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Laws, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.12 Section 16. Parent shall, prior to the Effective Time, cause the Parent Board to approve the issuance of Parent equity securities in connection with the Mergers with respect to any directors, officers or other employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Company Board shall approve the disposition of the Company’s equity securities (including derivative securities) in connection with the Mergers by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

Section 5.13 Notice of Changes. Each of the Company and Parent shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon it obtaining Knowledge of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the Termination Date.

Section 5.14 Tax Matters.

(a) Each of the Company and Parent will (i) use its commercially reasonable efforts to cause the Mergers, taken together, to qualify and (ii) not take (and will prevent any controlled Affiliate of such party from taking) any action that could reasonably be expected to prevent the Mergers, taken together, from qualifying, in each case, for the Reorganization Treatment. Each of the Company and Parent shall report the Mergers, taken together, as qualifying for the Reorganization Treatment and shall not take any position inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The relevant parties will file and retain such information as will be required under Treasury Regulations Section 1.368-3.

(b) The Company and Parent will use commercially reasonable efforts to cooperate with one another in connection with the issuance of any opinion of counsel relating to the Reorganization Treatment (including, if required, in connection with the filing or effectiveness of the Registration Statement), including using commercially reasonable efforts to deliver to the relevant counsel tax representation letters, dated as of the Closing Date (and, if required, as of the effective date of the Registration Statement) and signed by an officer of the Company or Parent, as applicable, in form and substance reasonably acceptable to such counsel, containing customary representations as are reasonably necessary or appropriate for such counsel to render such opinion on the Closing Date (and, if required, as of the effective date of the Registration Statement); provided that, if in connection with the filing or effectiveness of the Registration Statement, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Mergers be prepared and submitted in connection with such Registration Statement, Parent and the Company shall use its commercially reasonable efforts to cause both Kirkland & Ellis LLP (on behalf of Parent) and Akin Gump (on behalf of the Company) (or other nationally recognized counsel reasonably satisfactory to Parent or the Company, as applicable) to furnish such tax opinion, subject to customary assumptions and limitations.

(c) Each of the Company and Parent will (i) notify the other party promptly upon becoming aware of any reason to believe that the Mergers, taken together, may not qualify for the Reorganization Treatment and (ii) provide such information as their relevant equityholders that qualify as “significant holders” may reasonably require to file a statement with their U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b).

(d) This Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(e) For the avoidance of doubt, each party acknowledges and agrees that its obligation to effect the Mergers is not subject to any condition or contingency with respect to the Mergers, taken together, qualifying for the Reorganization Treatment.

Section 5.15 Treatment of Existing Indebtedness. The Company shall use reasonable best efforts to deliver to Parent at least three (3) Business Days prior to the Closing (and in any event shall deliver prior to or at the Closing), (A) with respect to the Company Term Loan Agreement, based on direction from Parent reasonably in advance of the Closing, either a consent and amendment from the requisite lenders thereunder to permit a “Change of Control” (as defined in the Company Term Loan Agreement), the Mergers and other transactions contemplated hereby (including any Debt Financing (as defined in Section 5.18)), in form and substance reasonably acceptable to Parent, or have delivered a Payoff Letter (as defined below) and (B) with respect to the Company Credit Agreement and, if applicable, the Company Term Loan Agreement, an executed Payoff Letter applicable to such credit facility (each, a “Payoff Letter”), in each case, in a form and substance reasonably acceptable to Parent, from the lenders, or the administrative agent (or similar Person) on behalf of the lenders, under the Company Credit Agreement and under the Company Term Loan Agreement, as applicable. Each Payoff Letter shall:

(a) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Indebtedness under the Company Credit Agreement or the Company Term Loan Agreement, as applicable, as of the anticipated Closing Date (and the daily accrual of interest thereafter),

(b) contain payment instructions,

(c) evidence the satisfaction, release and discharge of the Indebtedness and all obligations (other than those obligations that pursuant to the terms of the Company Credit Agreement or the Company Term Loan Agreement, as applicable, survive termination) together with the termination and release of all liens on the assets and equity interests of the Company and the Company Subsidiaries securing obligations, under the Company Credit Agreement or the Company Term Loan Agreement, as applicable and

(d) provide authorization to the Company or its assignee to file documentation effecting the release of liens associated with the collateral securing the obligations under the Company Credit Agreement or the Company Term Loan Agreement, as applicable.

Prior to or at the Closing, the Company shall have delivered (by the applicable date required under the terms of the Company Credit Agreement or the Company Term Loan Agreement, respectively) any notices, in form and substance reasonably acceptable to Parent, necessary to permit the prepayment, payoff, discharge and termination in full by Parent, and Parent hereby agrees to prepay, payoff, discharge and terminate, at the Closing of all Indebtedness under the Company Credit Agreement and, if applicable, the Company Term Loan Agreement on the Closing Date.

Section 5.16 Shareholder Litigation. The Company shall give Parent prompt notice of, and a reasonable opportunity to participate in the defense or settlement of, any shareholder litigation against the Company or its directors or officers relating to the Mergers and the other transactions contemplated by this Agreement (“Shareholder Litigation”), and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall keep Parent reasonably informed on a current basis regarding any Shareholder Litigation, whether commenced prior to or after the execution and delivery of this Agreement and shall give consideration to Parent’s advice with respect to such litigation. The Company shall not settle any Shareholder Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.17 Governance. Prior to the Effective Time, Parent shall take all actions as may be necessary to cause the number of directors constituting the Parent Board as of the Effective Time to be increased by two (2) members to a total of ten members. Prior to the date that the Joint Proxy Statement is first filed pursuant to Section 5.2(a), Parent shall offer to interview each of the persons set forth on Section 5.17 of the Parent Disclosure Letter, and following such interviews, select two (2) such persons to be appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase (effective immediately upon the Closing) (collectively, the “Company Directors”). Prior to the Effective Time, the Parent Board shall take all necessary actions for the Company Directors to be appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase (effective immediately upon the Closing). If any such selected Company Director is unable or unwilling to serve, for any reason, as a director on the Parent Board at the Effective Time, Parent shall have the right to designate any other Person set forth on Section 5.17 of the Parent Disclosure Letter to fill a vacancy on the Parent Board created by such increase (effective upon the Closing).

Section 5.18 Financing Cooperation.

(a) On or prior to the Closing Date, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain, or cause its Subsidiaries, as applicable, to consummate and obtain, the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable including using its, and causing their Subsidiaries to use their, reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter (and to comply with their respective obligations thereunder) until the Closing, (ii) timely (and in any event by the Closing) negotiate and enter into definitive agreements with respect to the facilities contemplated by and to the extent required under the Debt Commitment Letter on the terms and conditions set forth therein, and (iii) satisfy or cause to be waived on a timely basis all conditions to funding applicable to the Parent and its Subsidiaries set forth in the Debt Commitment Letter, or to the extent that the Debt Financing is contemplated to be an Increase (as defined in the Parent Credit Agreement), the Parent Credit Agreement, or such definitive agreements that are within their (or any of their Subsidiaries’) control and otherwise comply with its obligations thereunder. In furtherance and not in limitation of the foregoing, Parent undertakes not to agree to (I) any amendment without the consent of the Company (x) to the Debt Commitment Letter that would reduce the amount of the Debt Financing provided thereunder to an amount less than Parent would need, together with all other sources of funding available to them, to fund the Debt Financing Amounts by the Closing or (y) to the conditions to the funding of the Debt Financing thereunder in a manner that would reasonably be expected to prevent or impede or delay the consummation of the transactions contemplated hereby (collectively, the “Restricted Financing Letter Amendments”) or (II) the termination of the Debt Commitment Letter to the extent doing so could reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby, including the ability of Parent to timely pay amounts payable under or in connection with this Agreement; provided that, Parent may replace, amend, supplement or modify the Debt Commitment Letter to the extent not prohibited by this Section 5.18(a) (including to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Commitment Letter as of the date of this Agreement, together with any conforming or ministerial changes related thereto), but only if such replacement, amendment, supplement or modification, individually or in the aggregate, would not result in the occurrence of a Restricted Financing Letter Amendment. Parent shall promptly furnish to the Company true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Debt Commitment Letter or any definitive agreements relating to the Debt Financing. Upon any such amendment, replacement, supplement, modification, consent or waiver under the Debt Commitment Letter in accordance with this Section 5.18(a), the term “Debt Commitment Letter” (and consequently the terms “Debt Financing” and “Financing” shall mean the Debt Financing contemplated by such Debt Commitment Letter as so replaced, amended, supplemented, modified or waived). In the period between the date of this Agreement and the Closing Date, Parent shall (A) reasonably promptly upon request from the Company, provide the Company updates about the preparation of the financing of the transactions contemplated hereby and (B) promptly inform the Company after becoming aware of any circumstance or event which could reasonably be expected to prevent or impede or delay Parent’s ability to obtain funds sufficient to fund the Debt Financing Amounts by the Closing. Without prejudice to Parent’s contractual responsibility to pay the amounts when due and payable under or in connection with this Agreement, the Company hereby acknowledges and agrees that, to the extent other financing (or financing commitments) is available to Parent to timely pay the Debt Financing Amounts, Parent may finance the Debt Financing Amounts using such other financing (or financing commitments) or a portion thereof.

(b) Subject to the terms and conditions of this Agreement and using its reasonable best efforts, the Company shall, and shall use its reasonable best efforts to cause each Company Subsidiary and their Representatives to use reasonable best efforts to, provide cooperation in connection with the arrangement of the Debt Financing or any other any debt financing to be incurred in relation to, in contemplation of or as a result of the transactions (the “Financing”) as may be reasonably requested by Parent. Such cooperation shall include reasonable best efforts by the Company and each Company Subsidiary to:

(i) participate in a reasonable number of meetings, presentations, information, drafting or diligence sessions, customary presentations and sessions with prospective debt financing sources and rating agencies, as applicable, in each case on reasonable advance notice, including providing direct contact between appropriate members of senior management, advisors and auditors of the Company, on the one hand, and the actual and potential financing sources and ratings agencies, as applicable, on the other hand;

(ii) (x) to the extent not publicly available, furnish, all historical financials available to the Company and each Company Subsidiary and other information related to the Company and the Company Subsidiaries and any additional financial statements, schedules, business or other financial data relating to the Company and the Company Subsidiaries, in each case, that is customarily included in offering or marketing material for applicable Financing or reasonably necessary for the completion of such Financing and (y) reasonably cooperate with all other marketing efforts, including the preparation of customary authorization and management representation letters, one or more confidential information memoranda or other marketing or syndication materials, and rating agency presentations of Parent and the debt financing sources, in each case in connection with any Financing;

(iii) furnish, at least five (5) Business Days prior to the Closing, such documentation and information as is reasonably requested by Parent at least nine (9) Business Days prior to the Closing in connection with Economic Sanctions/Trade Laws, Money-Laundering Laws, and any other applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, and if the Company or any Company Subsidiary qualifies as a “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Company or any such Company Subsidiary necessary to complete a Beneficial Ownership Certification with respect to the Company or any such Company Subsidiaries, in each case, to satisfy the conditions precedent to any Financing;

(iv) execute and deliver any credit agreements, pledge and security documents, payoff letters from any third party lenders (or agents therefor), trustees or other holders of Indebtedness of the Company or Company Subsidiaries (or representatives therefor), other definitive financing documents or other reasonably requested certificates or documents customary for transactions of the applicable type; provided that (A) none of the foregoing agreements, letters, documents or certificates shall be executed or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative after or concurrently with, the occurrence of the Closing (excluding any customary authorization and management representation letters contemplated by Section 5.18(b)(ii) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates the Company and each of the Company Subsidiaries from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)); and

(v) cooperate with the debt financing sources’ reasonable due diligence investigation and evaluation of the assets (including providing reasonable access as necessary for completion of an initial field exam, audit or collateral appraisal in connection with the borrowing base for any asset-based loan component of the Financing and any other field exams, commercial finance examinations and inventory, equipment and real property appraisals that may be necessary or customary), properties and cash management (including facilitating the requisite cash management systems required in connection with the asset-based loan component of the Financing).

(c) Notwithstanding the foregoing, nothing in this Section 5.18 shall require the Company or any Company Subsidiary to:

(i) take any action in respect of the Financing to the extent that such action would cause any condition to the Closing set forth in Article VI to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement by the Company;

(ii) take any action in respect of the Financing that would conflict with or violate the Company’s any Company Subsidiary’s, or their respective Affiliates’ organizational documents or any applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which the Company, any Company Subsidiary, or their respective Affiliates is a party;

(iii) take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company, any Company Subsidiary or their Affiliates or (B) cause competitive harm to the Company, and Company Subsidiary or their Affiliates if the transactions are not consummated;

(iv) execute and deliver any letter, agreement, document or certificate in connection with the Financing or any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing (excluding any customary authorization and management representation letters contemplated by Section 5.18(b)(ii) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates the Company and each of the Company Subsidiaries from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith));

(v) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any lien to be placed on any of their respective assets in connection with the Financing prior to the Closing Date;

(vi) provide access to or disclose information where the Company determines (in the Company’s reasonable judgement after consultation with its outside legal counsel) that such access or disclosure would reasonably be expected to result in the loss or waiver of any attorney-client privilege or contravene any applicable Law or Contract (provided that the Company shall use reasonable best efforts to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege and provide such information or access to the maximum extent possible without running afoul of the foregoing restrictions); or

(vii) subject any of the Company’s, any Company Subsidiaries’ or their respective Affiliates’ respective directors, managers, officers or employees to any actual or potential personal liability (as opposed to liability in his or her capacity as a director, manager, officer or employee of such person).

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 5.18 and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith, in each case, except to the extent such losses, damages, claims, costs or expenses result from (i) the gross negligence, bad faith or willful misconduct of the Company, any of the Company Subsidiaries or their respective Representatives, as determined by a court of competent jurisdiction by final and nonappealable judgment, (ii) the material breach of this Agreement by the Company, any of the Company Subsidiaries or their respective Representatives or (iii) any material misstatement in, or omission of a material fact from, information provided in writing hereunder by the Company, any of the Company Subsidiaries or their respective Representatives for use in connection herewith or with the Financing that results in such information being materially misleading in light of the circumstances under which such information was provided and the foregoing obligations shall survive termination of this Agreement.

(e) The Company hereby consents, on behalf of itself and the Company Subsidiaries, to use of the Company’s and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or the Company Subsidiaries’ reputation or goodwill.

(f) All material non-public information provided by the Company or any of the Company Subsidiaries or any of their respective Representatives pursuant to this Section 5.18 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to the debt financing sources, other potential sources of capital and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(g) Parent acknowledges and agrees that, subject to Section 5.18(h), the obligations to perform its agreements hereunder, including to consummate the Closing, are not conditioned on obtaining of the Financing or any alternative financing or on the performance of any party to any financing commitment letter.

(h) Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 6.2(a) as it applies to the Company’s obligations under this Section 5.18), the Company’s obligations under this Section 5.18 shall be deemed satisfied unless (i) the Company has materially breached this Agreement and (ii) such material breach is the consequence of an act or omission taken or omitted to be taken that the Company intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of such agreement or covenant, in each case, to the extent that such material breach (A) causes the conditions in Section 3 of the Debt Commitment Letter (or substantially similar conditions in any replacement to such Debt Commitment Letter described below) to not be satisfied solely as they relate to the Company and is (B) the primary cause of Parent being unable to obtain the proceeds of the Debt Financing (or replacement to the Debt Financing) at or prior to the Closing.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent, Merger Sub and LLC Sub to consummate the Mergers are subject to the satisfaction or, to the extent permitted by Law, the waiver by each party on or prior to the Effective Time, of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) The Parent Stockholder Approval shall have been obtained;

(c) No Law shall be in effect that prohibits the consummation of the transactions contemplated hereby;

(d) Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated, the filings, approvals, clearances, expirations of waiting periods under Antitrust Laws and Foreign Investment Laws as set forth in

Section 5.5(a) of the Parent Disclosure Letter shall have occurred or been obtained (as applicable) and no voluntary commitment to or agreement with any Governmental Entity not to consummate the transactions contemplated hereby shall be in effect;

(e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC nor shall proceedings seeking a stop order have been initiated or, to the Knowledge of the Company or Parent, as the case may be, be threatened by the SEC; and

(f) Parent shall have filed with the NYSE the Subsequent Listing Application with respect to the shares of Parent Common Stock issued or issuable pursuant to this Agreement and such shares of Parent Common Stock shall have been approved and authorized for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Additional Conditions to the Parent Parties’ Obligations. The respective obligations of each of the Parent Parties to consummate the Mergers are subject to the satisfaction or, to the extent permitted by Law, the waiver by the Parent Parties on or prior to the Effective Time of each of the following conditions:

(a) The Company shall have performed or complied in all material respects with its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(b) The representations and warranties of the Company contained (i) in the first sentence of Section 2.1(a) (Due Organization), Section 2.1(c) (Organizational Documents), Section 2.2 (Authority; Binding Nature of Agreement) and Section 2.4 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to Section 2.4(a) and Section 2.4(d), for de minimis inaccuracies (ii) Section 2.7(b) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and (iii) in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 2.1(a) (Due Organization), Section 2.1(c) (Organizational Documents), Section 2.2 (Authority; Binding Nature of Agreement), Section 2.4 (Capitalization) and Section 2.7 (Absence of Changes)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this subclause (ii)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c) There shall not have occurred since the date of this Agreement a Company Material Adverse Effect.

Parent shall have received a certificate from a duly authorized officer of the Company certifying as to the matters set forth in foregoing clauses (a), (b) and (c) of this Section 6.2.

The foregoing conditions are for the sole benefit of the Parent Parties and may, subject to the terms of this Agreement, be waived by Parent (with any waiver by Parent being an effective waiver by the other Parent Parties), in whole or in part at any time and from time to time, in the sole discretion of Parent. The failure by any Parent Party at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 6.3 Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate the Mergers are subject to the satisfaction or, to the extent permitted by Law, the waiver by the Company on or prior to the Effective Time of each of the following conditions:

(a) Each of the Parent Parties shall have performed or complied in all material respects with its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(b) The representations and warranties of Parent contained (i) in the first sentence of Section 3.1(a) (Due Organization), Section 3.1(c) (Organizational Documents), Section 3.2 (Authority; Binding Nature of Agreement) and Section 3.4 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to Section 3.4(a) and Section 3.4(d), for de minimis inaccuracies (ii) Section 3.7(b) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and (iii) in this Agreement (other than the representations and warranties of Parent set forth in the first sentence of Section 3.1(a) (Due Organization), Section 3.1(c) (Organizational Documents), Section 3.2 (Authority; Binding Nature of Agreement), Section 3.4 (Capitalization) and Section 3.7(b) (Absence of Changes)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this subclause (ii)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c) There shall not have occurred since the date of this Agreement a Parent Material Adverse Effect.

The Company shall have received a certificate from a duly authorized officer of Parent certifying as to the matters set forth in foregoing clauses (a), (b) and (c) of this Section 6.3.

The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of this Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, at the discretion of the governing bodies of Parent or the Company, as applicable:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the First Merger shall not have been consummated on or prior to June 26, 2026 (as may be extended pursuant to this Section 7.1(b)(i), the “Termination Date”); provided that if (x) as of such date any of the conditions set forth in Section 6.1(c) (solely in connection with an Antitrust Law or Foreign

Investment Law) or Section 6.1(d) have not been satisfied and (y) all other conditions in Article VI have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the Termination Date shall be extended for up to two (2) successive periods of three (3) months each, such periods ending September 26, 2026 and December 26, 2026, respectively; provided, further that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the First Merger to occur on or before such date;

(ii) any Governmental Entity having jurisdiction over any party shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Mergers illegal or otherwise permanently prohibited; provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been principal the cause of or resulted in the action or event described in this Section 7.1(b)(ii) occurring;

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof; provided that the right to terminate under this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Company to obtain the Company Stockholder Approval;

(iv) if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof; provided that the right to terminate under this Section 7.1(b)(iv) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of Parent to obtain the Parent Stockholder Approval; or;

(c) by Parent:

(i) at any time prior to the Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement (other than those set forth in Section 5.4) shall have been breached or any of the Company’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by the Company or (B) shall not have been cured within thirty (30) days of receipt by the Company of written notice of such breach describing in reasonable detail such breach (a “Company Terminable Breach”); provided that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent is itself then in Parent Terminable Breach;

(ii) at any time prior to, but not after, the receipt of the Company Stockholder Approval, if the Company Board or any committee thereof (A) shall make a Company Adverse Recommendation Change, (B) shall approve or adopt or recommend the execution of a definitive agreement in connection with an Acquisition Proposal with respect to the Company (other than any Acceptable Confidentiality Agreement permitted by Section 5.4(a)) or (C) shall resolve, agree to, publicly propose to or allow the Company to publicly propose to take any of the actions in the foregoing clauses (A)-(B);

(iii) at any time prior to, but not after, the receipt of the Company Stockholder Approval, if the Company materially breaches Section 5.4, other than in the case where (A) such material breach is a result of an isolated action by a Person that is a Representative of the Company, (B) the Company uses commercially reasonable efforts to remedy such material breach and (C) Parent is not significantly harmed as a result thereof; or

(iv) at any time prior to, but not after, the receipt of the Parent Stockholder Approval, and if there has not been a Willful and Material Breach by Parent of any of its obligations under Section 5.4, to enter into a definitive agreement with respect to a Superior Proposal; provided that any such purported termination by Parent pursuant to this Section 7.1(c)(iv) shall be void and of no force or effect unless Parent pays the Company the Termination Fee in accordance with Section 7.3(b)(i).

(d) by the Company:

(i) at any time prior to the Effective Time, if any of the Parent Parties’ covenants, representations or warranties contained in this Agreement (other than those set forth in Section 5.4) shall have been breached or any of the Parent Parties’ representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Parent, Merger Sub or LLC Sub, as the case may be or (B) shall not have been cured within thirty (30) days of receipt by Parent of written notice of such breach describing in reasonable detail such breach (a “Parent Terminable Breach”); provided that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is itself then in Company Terminable Breach;

(ii) at any time prior to, but not after, the receipt of the Parent Stockholder Approval, if the Parent Board or any committee thereof (A) shall make a Parent Adverse Recommendation Change, (B) shall approve or adopt or recommend the execution of a definitive agreement in connection with an Acquisition Proposal with respect to Parent (other than any Acceptable Confidentiality Agreement permitted by Section 5.4(d)) or (C) shall resolve, agree to, publicly propose to or allow Parent to publicly propose to take any of the actions in the foregoing clauses (A)-(B);

(iii) at any time prior to, but not after, the receipt of the Parent Stockholder Approval, if Parent materially breaches Section 5.4, other than in the case where (A) such material breach is a result of an isolated action by a Person that is a Representative of Parent, (B) Parent uses commercially reasonable efforts to remedy such material breach and (C) the Company is not significantly harmed as a result thereof; or

(iv) at any time prior to, but not after, the receipt of the Company Stockholder Approval, and if there has not been a Willful and Material Breach by the Company of any of its obligations under Section 5.4, to enter into a definitive agreement with respect to a Superior Proposal; provided that any such purported termination by the Company pursuant to this Section 7.1(d)(iv) shall be void and of no force or effect unless the Company pays to Parent the Termination Fee in accordance with Section 7.3(b)(iii);

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 of this Agreement, this Agreement shall be of no further force or effect; provided that (a) the Confidentiality Agreement and this Section 7.2, Section 7.3 and Article VIII of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability or damages resulting from fraud or any Willful and Material Breach of any provision contained in this Agreement.

Section 7.3 Expenses; Termination Fees.

(a) Expenses.

(i) Except as provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party incurring such expenses, whether or not the Mergers are consummated.

(ii) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) (No Company Stockholder Approval), then the Company shall pay to Parent the Expenses. Any Expenses due under this Section 7.3(a)(ii) shall be paid no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(iii) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iv) (No Parent Stockholder Approval), then Parent shall pay to the Company the Expenses. Any Expenses due under this Section 7.3(a)(iii) shall be paid no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(b) Termination Fee.

(i) If this Agreement is terminated by either party pursuant to Section 7.1(a) (Mutual Written Consent), Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(ii) (Regulatory Prohibition), no party shall be entitled to recover any damages, costs, Termination Fee or Expense reimbursement in connection with such termination and such termination shall be the parties’ sole and exclusive remedy, except in the event of fraud or any Willful and Material Breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of termination.

(ii) If this Agreement is terminated by (A) the Company pursuant to Section 7.1(d)(ii) (Parent Adverse Recommendation Change) or Section 7.1(d)(iii) (Parent Material Breach of Non-Solicitation) or (B) Parent pursuant to Section 7.1(c)(iv) (Parent Superior Proposal), then Parent shall pay to the Company the Termination Fee (x) in the case of clause (A), as promptly as possible (but in any event within three (3) Business Days) following such termination of this Agreement or (y) in the case of clause (B), substantially concurrently with or prior to (and as a condition to) the termination of this Agreement.

(iii) If this Agreement is terminated by (A) Parent pursuant to Section 7.1(c)(ii) (Company Adverse Recommendation Change) or Section 7.1(c)(iii) (Company Material Breach of Non-Solicitation) or (B) the Company pursuant to Section 7.1(d)(iv) (Company Superior Proposal), then the Company shall pay to Parent the Termination Fee (x) in the case of clause (A), as promptly as possible (but in any event within three (3) Business Days) following such termination of this Agreement or (y) in the case of clause (B), substantially concurrently with or prior to (and as a condition to) the termination of this Agreement.

(iv) If:

(A) prior to the Company Stockholders’ Meeting, an Acquisition Proposal with respect to the Company is publicly proposed or publicly disclosed after the date of this Agreement,

(B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iii) (No Company Stockholder Approval) or by Parent pursuant to Section 7.1(c)(i) (Company Breach) and

(C) concurrently with or within nine (9) months after any such termination described in clause (B),

the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to the Company (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(iv)), then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

(v) If:

(A) prior to the Parent Stockholders’ Meeting, an Acquisition Proposal with respect to Parent is publicly proposed or publicly disclosed after the date of this Agreement,

(B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iv) (No Parent Stockholder Approval) or by the Company pursuant to Section 7.1(d)(i) (Parent Breach) and

(C) concurrently with or within nine (9) months after any such termination described in clause (B),

Parent or any of the Parent Subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Parent (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(v)), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

(vi) If this Agreement is terminated by either party pursuant to Section 7.1(b)(i) (Termination Date) and at the time of such termination, (A) the Company Stockholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(c)(ii) (Company Adverse Recommendation Change) or Section 7.1(c)(iii) (Company Material Breach of Non-Solicitation), then the Company shall pay to Parent the Termination Fee substantially as promptly as possible (but in any event within three (3) Business Days) following such termination.

(vii) If this Agreement is terminated by either party pursuant to Section 7.1(b)(i) (Termination Date) and at the time of such termination, (A) the Parent Stockholder Approval shall not have been obtained and (B) the Company would have been permitted to terminate this Agreement pursuant to Section 7.1(d)(ii) (Parent Adverse Recommendation Change) or Section 7.1(d)(iii) (Parent Material Breach of Non-Solicitation), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following such termination.

(viii) As used in this Agreement:

(A) “Expenses” means reasonable and documented out-of-pocket fees and expenses actually incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the Mergers or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided that the aggregate amount of Expenses reimbursable under Section 7.3(a)(ii) or Section 7.3(a)(iii), as applicable, shall not exceed $8,500,000.

(B) “Termination Fee” means $45,500,000.

(ix) Upon payment by Parent or the Company of a Termination Fee, as applicable, the paying party shall have no further liability or obligation with respect to this Agreement or the transactions contemplated hereby to the other party (provided that nothing herein shall release any party from liability for fraud or Willful and Material Breach). The parties acknowledge and agree that in no event shall either party be required to pay the Termination Fee or the Expenses, as applicable, on more than one occasion.

(x) Notwithstanding anything to the contrary contained in this Section 7.3, if the Company or Parent receives a Termination Fee, then such Person will not be entitled to also receive a payment for the Expenses and if the Termination Fee is payable at such time as such Person has already received payment or concurrently receives payment in respect of the Expenses, the amount of the Expenses received by (or on behalf of) such Person shall be deducted from the Termination Fee.

(xi) Each of the parties hereto acknowledges and agrees: (A) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and (B) that payment by Parent or the Company of the Termination Fee and the Expenses, as applicable, are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate a party hereto in the circumstances in which such payment is due and payable and which do not involve fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Company or Parent, as applicable, fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (1) the

Company or Parent, as applicable, shall reimburse the other for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced and (2) the Company or Parent, as applicable, shall pay to the other interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(xii) The parties agree that the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.11 shall be the sole and exclusive remedies of:

(A) the Company and its Subsidiaries against Parent, Merger Sub and LLC Sub and any of their respective former, current or future controlling persons, directors, officers, employees, agents, members, managers, general or limited partners or assignees or direct or indirect stockholders or equityholders, Representatives or Affiliates for any losses, damages, fees, costs, expenses or other liabilities suffered or incurred as a result of the failure of the Mergers to be consummated and upon payment of such amount, none of Parent, Merger Sub or LLC Sub, or any of their respective former, current or future controlling persons, directors, officers, employees, agents, members, managers, general or limited partners or assignees or direct or indirect stockholders or equityholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Mergers or the transactions contemplated by this Agreement; provided that no such payment shall relieve Parent, Merger Sub and LLC Sub of any liability or damages to the Company as a result of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent, Merger Sub and LLC Sub shall be liable for damages for such fraud or Willful and Material Breach); and

(B) Parent, Merger Sub and LLC Sub against the Company and its Subsidiaries and any of their respective former, current or future controlling persons, directors, officers, employees, agents, members, managers, general or limited partners or assignees, or stockholders or equityholders, Representatives or Affiliates for any losses, damages, fees, costs, expenses or other liabilities suffered or incurred as a result of the failure of the Mergers to be consummated and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future controlling persons, directors, officers, employees, agents, members, managers, general or limited partners or assignees, or stockholders or equityholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Mergers or the transactions contemplated by this Agreement; provided that no such payment shall relieve the Company of any liability or damages to any Parent Party as a result of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach).

If the Company or Parent is entitled pursuant to this Agreement to both payment of any monetary damages (including monetary damages in respect of any fraud or Willful and Material Breach of the other parties) and payment of the Termination Fee or Expenses, as applicable, then the Termination Fee or Expenses to the extent paid shall reduce the damages to which such party is entitled (if any) on a dollar-for-dollar basis. For the avoidance of doubt and notwithstanding anything to the contrary, payment of the Termination Fee shall be in lieu of, and not in addition to, the reimbursement of Expenses.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. This Agreement may be amended with the approval of the respective Parent Board and the Company Board (with any amendment by Parent also being an effective amendment by the other Parent Parties) at any time (whether before or after any required approval by the Company Stockholders or the Parent

Stockholders); provided that after the receipt of Company Stockholder Approval or the Parent Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of the NYSE requires further approval of the Company Stockholders or the Parent Stockholders, as applicable, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3 No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which expressly by their terms survive the Effective Time.

Section 8.4 Entire Agreement; Counterparts. This Agreement (and the Confidentiality Agreement and the Company Disclosure Letter and Parent Disclosure Letter) constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 8.5 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees that any action, suit or other Legal Proceeding arising out of the transactions contemplated by this Agreement (a “Proceeding”) shall be commenced and conducted exclusively in the federal or state courts of the State of Delaware, and each of the parties hereby irrevocably and unconditionally:

(a) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any Proceeding (and each party agrees not to commence any Proceeding, except in such courts);

(b) waives any objection to the laying of venue of any Proceeding in the federal or state courts of the State of Delaware;

(c) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any federal or state court of the State of Delaware has been brought in an improper or otherwise inconvenient forum; and

(d) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the parties hereto hereby irrevocably and unconditionally agrees: (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clauses (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 8.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 8.8 No Third-Party Beneficiaries. Except for (a) the right to receive the Merger Consideration as provided in Article I (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the, and subject to the occurrence of, Effective Time and (b) the right of the Indemnified Parties to enforce the provisions of Section 5.8 only (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after, and subject to the occurrence of, the Effective Time, Parent and the Company agree that (i) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5:00 p.m. Central Time on such date or if the date is not a Business Day) of transmission by electronic mail or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or electronic mail set forth beneath the name of such party below (or to such other address or electronic mail as such party shall have specified in a written notice given to the other parties hereto):

If to Parent, Merger Sub or LLC Sub:

DNOW Inc.

7402 North Eldridge Parkway

Houston, Texas 77041

Attention: Raymond Chang, General Counsel

Email: RaymondChang@dnow.com

with a copy to (which copy shall not constitute notice hereunder):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:    Sean T. Wheeler, P.C.

         Debbie P. Yee, P.C.

         Camille E. Meissner

Email:      sean.wheeler@kirkland.com

         debbie.yee@kirkland.com

         camille.walker@kirkland.com

If to the Company:

MRC Global Inc.

1301 McKinney St., Suite 2300

Houston, Texas 77010

Attention: Daniel J. Churay, EVP and General Counsel

Email: gc@mrcglobal.com

with a copy to (which copy shall not constitute notice hereunder):

Akin Gump Strauss Hauer & Feld, LLP

One Bryant Park

New York, New York 10036

Attention:    Kerry E. Berchem

         Tim Clark

         Leana Garipova

         Email: kberchem@akingump.com

         tclark@akingump.com

         lgaripova@akingump.com

Section 8.10 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (b) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement; provided that the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original interest of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.12 Construction.

Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) for purposes of this Agreement, whenever the context requires: the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders;

(b) the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement;

(c) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(d) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(e) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) this Agreement has been jointly prepared by the parties hereto, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such article, section or subsection, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) all references to a Person includes such Person’s predecessors and permitted successors and assigns;

(n) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o) all references to days mean calendar days unless otherwise provided; and

(p) all references to “the date of this Agreement”, “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 26, 2025.

Section 8.13 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means (A) a confidentiality agreement on terms no less favorable to the Company or Parent, as applicable, than the terms of the Confidentiality Agreement and (B) such confidentiality agreement shall not prohibit compliance by Parent or the Company, as applicable, with any of the provisions of Section 5.4 as between Parent, on the one hand, and the Company, on the other hand.

“Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (A) direct or indirect acquisition or purchase of a business or assets that constitutes fifteen percent (15%) or more of the net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of fifteen percent (15%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole or (C) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning fifteen percent (15%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Affiliate” shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

“Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree in effect from time to time that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Book-Entry Common Share” means each uncertificated share of Company Common Stock.

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banking and savings and loan institutions in New York or Texas are authorized or required by Law to be closed.

“Cleanup” means all actions taken or required to be taken under or pursuant to any Environmental Law to: (A) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Company Credit Agreement” means that certain Fifth Amended and Restated Loan, Security and Guarantee Agreement, dated as of November 12, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof) among the Company, the borrowers and lenders from time to time party thereto and Bank of America, N.A., as agent.

“Company Equity Award” means each award of Company RSUs, Company PSUs and Company Restricted Stock.

“Company ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with the Company or with any Company Subsidiary within the meaning of Code Section 414.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to obtaining the Company Stockholder Approval. Notwithstanding the foregoing, in no event shall the following events, changes or developments constitute a Company Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal, (2) any regulatory action undertaken pursuant to Section 5.5, (3) any event, fact, circumstance, development or occurrence relating to any Company Material Adverse Effect, individually or in the aggregate, (4) any changes in the market price or trading volume of Parent Common Stock, Company Common Stock or any other securities of Parent or the Company or (5) any change in the credit rating of Parent or the Company or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may constitute a Company Intervening Event).

“Company Material Adverse Effect” means, when used with respect to the Company and the Company Subsidiaries, (A) a material adverse effect on the ability of the Company and the Company Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof or (B) any changes, events, developments, conditions, occurrences, effects or combination of the foregoing that materially adversely affects the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred:

(i) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, tariffs or regulatory or political conditions;

(ii) changes in general economic conditions in the industries, businesses or segments in which the Company and its Subsidiaries operate;

(iii) the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

(iv) any hurricane, tornado, flood, earthquake or other natural disaster;

(v) any epidemic, pandemic or disease outbreak or other public health condition or any other force majeure event, or any escalation or worsening thereof;

(vi) the identity of, or actions or omissions of, Parent, Merger Sub, LLC Sub or their respective Affiliates, or any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Parent; provided that the exception in this clause (vi) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 2.5(b) and, to the extent related thereto, the condition set forth in Section 6.2(b);

(vii) the announcement or pendency of this Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under this Agreement or the transactions contemplated hereby); provided that the exception in this clause (vii) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 2.5(b) and, to the extent related thereto, the condition set forth in Section 6.2(b);

(viii) any change in the market price or trading volume of Company Common Stock (it being understood and agreed that the exception in this clause (viii) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(ix) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (ix) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(x) any downgrade in rating of any Indebtedness or debt securities of the Company or any of the Company Subsidiaries (it being understood and agreed that the exception in this clause (x) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(xi) changes in any Laws or regulations applicable to the Company or any of the Company Subsidiaries or their respective assets or operations;

(xii) changes in applicable accounting regulations or the interpretations thereof;

(xiii) any Legal Proceedings commenced by or involving any current or former director or stockholder of the Company (on its own behalf or on behalf of the Company) arising out of or related to this Agreement or the Mergers or other transactions contemplated hereby; and

(xiv) any Legal Proceeding commenced after the date hereof under Antitrust Law in relation to the transactions contemplated hereby and any Regulatory Remedy;

provided that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (i), (ii), (iii), (iv), (v) or (xii) will, unless otherwise excluded, be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiaries operate.

“Company Material Customer Agreements” means the top 5 contracts (excluding purchase orders and non-disclosure agreements) with the Company Material Customers.

“Company Material Customers” means the top 5 largest customers by amount paid to the Company or any Company Subsidiaries for the fiscal year ended December 31, 2024.

“Company Material Vendor Agreements” means top 5 contracts (excluding purchase orders and non-disclosure agreements) with the Company Material Vendors.

“Company Material Vendors” means the top 5 largest vendors by purchases made by the Company or any Company Subsidiaries for the fiscal year ended December 31, 2024.

“Company Term Loan Agreement” means that certain Term Loan Credit Agreement dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), among the Company, MRC US and the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Debt Financing Sources” means the entities that have committed to provide or arrange the Debt Financing (the “Debt Financing Entities”) and their respective Representatives and other Affiliates; provided that, in the event that any Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such Person and their respective Representatives and other Affiliates.

“Derivative Product” means each Contract for any futures transaction, swap transaction, collar transaction, floor transaction, cap transaction, option, warrant, forward purchase or sale transaction relating to one or more currencies, commodities, interest rates, bonds, equity securities, loans, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DTC” means The Depositary Trust Company.

“Economic Sanctions/Trade Laws” means (a) all economic or financial sanctions or trade embargoes administered or enforced by the U.S. (including the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State and the U.S. Department of Commerce), United Nations Security Council, His Majesty’s Treasury or the European Union and its member states, and Canada (“Sanctions”) and (b) all applicable Laws relating to anti-terrorism, the importation of goods, export controls, and U.S. antiboycott Laws, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or Entity targeting certain countries, territories, entities or Persons (“Trade Laws”). For the avoidance of doubt, the applicable Laws referenced in the foregoing sentence include (A) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (B) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, Laws relating to imports or customs administered by U.S. Customs and Border Protection and U.S. anti-boycott laws administered by the U.S. Department of Commerce or U.S. Department of the Treasury.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, easement, title defect, lease, sublease, claim, infringement, interference, option, right of first refusal or preemptive right (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Claim” means any Legal Proceeding, claim, action, cause of action, investigation or notice by any Person alleging actual or potential liability (including for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or Parent, as applicable or (B) any violation, or alleged violation, of, or liability under, any Environmental Law.

“Environmental Law” means any Law that relates to (A) the protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life or any other natural resource or environmental media), human health or safety (to the extent relating to exposure to Hazardous Materials); (B) pollution or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, manufacturing, distribution, labeling, production, or Release of, or exposure to, Hazardous Materials, in each case as in effect on or prior to the Effective Time.

“executive officers” shall have the meaning given to such term in Rule 3b-7 under the Exchange Act.

“Foreign Investment Laws” means any federal, state, local, domestic, foreign, international or supranational laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgement, award, decree, ruling or other similar requirement in effect from time to time that are designed or intended to prohibit, restrict, regulate or screen foreign investments into such jurisdiction or country.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America.

“Governmental Entity” means any supernational, federal, state, tribal, municipal, local or foreign government or any instrumentality, subdivision, court, arbitral body (public or private), administrative agency or commission or quasi-governmental agency or other authority thereof.

“Hazardous Materials” means any substance, material or waste that is listed, defined, designated or classified or otherwise regulated, including as hazardous, toxic, radioactive, or a “pollutant” or “contaminant” or words of similar meaning, or for which liability or standards of conduct may be imposed, pursuant to any Environmental Law, including any petroleum products or byproducts, natural gas and natural gas byproducts, asbestos and asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, toxic mold, radioactive materials and any “hazardous substance” as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., as amended, and any similar term used in any similar state authority.

“Indebtedness” of any Person means:

(i) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money;

(ii) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments;

(iii) obligations of such Person in respect of letters of credit, surety bonds or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(iv) obligations evidenced by notes, bonds, debentures or other similar instruments;

(v) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(vi) guarantees other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner;

(vii) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(viii) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed;

(ix) obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person;

(x) obligations of such Person under any Derivative Product, and

(xi) indebtedness of others as described in the foregoing clauses (i) through (x) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are not more than ninety (90) days past due (or, if more than ninety (90) days past due, are being contested in good faith or, to the extent required by GAAP, for which such Person has set aside on its books adequate reserves in accordance with GAAP) and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means all intellectual property rights recognized throughout the world, including all U.S. and foreign (A) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (B) trademarks, service marks, names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (C) copyrights and copyrightable subject matter, (D) proprietary rights in computer programs (whether in source code, object code, or other form), databases, algorithms, compilations and other collections of data (including geophysical data), and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (E) trade secrets and other confidential information, including ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, data, information, and content produced using Artificial Intelligence (“AI”) and AI algorithms, and (F) all applications and registrations for the foregoing.

“Knowledge” with respect to any party hereto means the actual knowledge of, with respect to the Company, the individuals set forth on Section 8.13 of the Company Disclosure Letter and, with respect to Parent, the individuals set forth on Section 8.13 of the Parent Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, act, Order, statute, constitution, principle of common law, resolution, ordinance, code, edict, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or any arbitrator or arbitration panel, or any union, employee representative body or other labor organization.

“made available to the Company” means that such information, document, or material: (i) included in the Parent SEC Documents and publicly available on the EDGAR database; (ii) made available for review by the

Company in the virtual “data room” maintained by Parent in connection with this Agreement or (iii) provided by Parent via email to the Company.

“made available to Parent” means that such information, document, or material: (i) included in the Company SEC Documents and publicly available on the EDGAR database; (ii) made available for review by Parent in the virtual “data room” maintained by the Company in connection with this Agreement or (iii) provided by the Company via email to Parent.

“Money-Laundering Laws” means any terrorism financing or money laundering Law, including Laws governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, and any applicable money laundering-related Laws of other jurisdictions where the Company or Parent, as applicable, and their respective Subsidiaries conduct business, conduct financial transactions or own assets.

“Order” means any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Legal Proceeding.

“Parent Credit Agreement” means that certain Credit Agreement dated as of April 30, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), among the borrowers, the lenders that are parties thereto and Wells Fargo Bank, National Association as administrative agent, an issuing lender and swing lender.

“Parent Equity Award” means each award of Parent Restricted Stock, Parent PSUs and Parent Stock Options.

“Parent ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with the Parent or with any Parent Subsidiary within the meaning of Code Section 414.

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the Parent Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval. Notwithstanding the foregoing, in no event shall the following events, changes or developments constitute a Parent Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal, (2) any regulatory action undertaken pursuant to Section 5.5, (3) any event, fact, circumstance, development or occurrence relating to any Parent Material Adverse Effect, individually or in the aggregate, (4) any changes in the market price or trading volume of Parent Common Stock, Company Common Stock or any other securities of Parent or the Company or (5) any change in the credit rating of Parent or the Company or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may constitute a Parent Intervening Event).

“Parent Material Adverse Effect” means, when used with respect to Parent and the Parent Subsidiaries, (A) a material adverse effect on the ability of Parent and the Parent Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof or (B) any changes, events, developments, conditions, occurrences, effects or combination of the foregoing that materially adversely affects the business, results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Parent Material Adverse Effect has occurred:

(i) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, tariffs or regulatory or political conditions;

(ii) changes in general economic conditions in the industries, businesses or segments in which Parent and its Subsidiaries operate;

(iii) the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

(iv) any hurricane, tornado, flood, earthquake or other natural disaster;

(v) any epidemic, pandemic or disease outbreak or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

(vi) the identity of, or actions or omissions of, the Company and its Affiliates, or any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of the Company; provided that the exception in this clause (vi) shall not apply to references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 3.5(b) and, to the extent related thereto, the condition set forth in Section 6.3(b);

(vii) the announcement or pendency of this Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under this Agreement or the transactions contemplated hereby); provided that the exception in this clause (vii) shall not apply to references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 3.5(b) and, to the extent related thereto, the condition set forth in Section 6.3(b);

(viii) any change in the market price or trading volume of Parent Common Stock (it being understood and agreed that the exception in this clause (viii) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(ix) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (ix) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(x) any downgrade in rating of any Indebtedness or debt securities of Parent or any of the Parent Subsidiaries (it being understood and agreed that the exception in this clause (x) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(xi) changes in any Laws or regulations applicable to Parent or any of the Parent Subsidiaries or their respective assets or operations;

(xii) changes in applicable accounting regulations or the interpretations thereof;

(xiii) any Legal Proceedings commenced by or involving any current or former director or stockholder of Parent (on its own behalf or on behalf of Parent) arising out of or related to this Agreement or the Mergers or other transactions contemplated hereby; and

(xiv) any Legal Proceeding commenced after the date hereof under Antitrust Law in relation to the transactions contemplated hereby and any Regulatory Remedy;

provided that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (i), (ii), (iii), (iv), (v) or (xii) will, unless otherwise excluded, be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and the Parent Subsidiaries operate.

“Parent Restricted Stock” means each share of Parent Common Stock that is subject to vesting or other restrictions and issued pursuant to a Parent Stock Plan.

“Permit” means any franchise, authorization, license, registration, permit, easement, variance, exception, consent, certificate, clearance, exemption, waiver or approval issued or otherwise granted by any Governmental Entity.

“Permitted Acquisition” means any acquisition (whether by merger, consolidation, purchase of capital stock, purchase of assets or otherwise), by Parent or any of the Parent Subsidiaries, entered into or consummated prior to the Effective Time, and that satisfies each of the following conditions:

(i) such acquisition does not involve the issuance of Parent Common Stock or other equity securities (including convertible securities or equity-linked instruments);

(ii) such acquisition could not reasonably be expected to materially delay or otherwise prevent the consummation of the transactions contemplated by this Agreement (including, without limitation, any material delay in or prevention in obtaining any required approvals, clearances, expirations of waiting periods under Antitrust Laws and Foreign Investment Laws in the jurisdictions identified in Section 5.5(a) of the Parent Disclosure Letter);

(iii) the target business or assets are either (1) in the same or a reasonably related line of business as that conducted by Parent or the Parent Subsidiaries as of the date hereof, or (2) consistent in scope and scale with the strategic direction publicly disclosed by Parent prior to the date hereof;

(iv) such acquisition would not reasonably be expected to (1) delay the Closing of the Mergers beyond the Termination Date or (2) require a vote of the Parent Stockholders under applicable Law or the rules of the NYSE; and

(v) such acquisition, individually, would not involve aggregate consideration (including assumed liabilities) in excess of $115,000,000;

provided, that Parent shall provide prior written notice of any Permitted Acquisition to the Company; provided, further, that, notwithstanding the foregoing, no acquisition that would result in the ownership by Parent of a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof shall be consummated on or prior to the date on which the Company Stockholder Approval and the Parent Stockholder Approval shall have been received or obtained by the Company or Parent, as applicable.

“Permitted Encumbrance” means:

(i) to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organizational documents and other similar agreements and documents;

(ii) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Encumbrances and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent;

(iii) Encumbrances for Taxes or governmental assessments, charges, or claims that are not yet delinquent or that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(iv) Encumbrances incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(v) customary Encumbrances for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(vi) such Encumbrances as (1) Parent (in the case of Encumbrances with respect to properties or assets of the Company or any of the Company Subsidiaries) may have expressly waived in writing or (2) the Company (in the case of Encumbrances with respect to properties or assets of Parent or any of the Parent Subsidiaries) may have expressly waived in writing;

(vii) rights reserved to or vested in any Governmental Entity to control or regulate any of the Company’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(viii) all easements, covenants, restrictions (including zoning restrictions), rights-of-way, servitudes, Permits, surface leases and other similar rights or restrictions in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Company Owned Real Property or Parent Owned Real Property, as applicable, and do not materially interfere with the operation, development, exploration or use of the property or asset affected;

(ix) any Encumbrances discharged at or prior to the Effective Time;

(x) any Encumbrances under the Company Credit Agreement or the Company Term Loan Agreement;

(xi) any Encumbrances under the Parent Credit Agreement;

(xii) with respect to the Company Real Property or the Parent Real Property (as applicable), all other Encumbrances, liens, charges, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on a current and accurate survey of any Company Real Property or Parent Real Property, as applicable, that in each case does not materially interfere with the operation, value, development, exploration or use of the property or asset affected; and

(xiii) nonexclusive licenses with respect to Intellectual Property in the ordinary course of business.

“Person” means any individual, Entity or Governmental Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, migration, releasing or disposing of Hazardous Materials into, on, under or through the environment.

“Sanctions/Trade Target” means (A) any country or territory that is the target of country-wide or territory-wide comprehensive Economic Sanctions/Trade Laws (including, as of the date of this Agreement, Iran, Cuba, Syria, and the Crimea, so-called Donetsk People’s Republic, Luhansk People’s Republic, Kherson and Zaporizhzhia regions of Ukraine, North Korea), Russia and Belarus (collectively, “Sanctioned Jurisdictions”); (B) a Person that is the target of Economic Sanctions/Trade Laws, including a Person identified on the list of Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions List, the BIS Entity List, BIS’

Denied Persons List, BIS’ Unverified List, BIS’ Military End User List, BIS’ Boycott Requester List, DDTC’s Debarred Parties List, or U.S. Department of Homeland Security’s UFLPA Entity List or any other Economic Sanctions/Trade Laws lists published by OFAC, U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, His Majesty’s Treasury, the European Union or its member states or Canada; (C) a Person that is resident in, located in or organized under the laws of a Sanctioned Jurisdiction; or (D) an entity fifty percent (50%) or more owned or (where applicable under relevant Economic Sanctions/Trade Laws) controlled by a country or territory identified in clause (A) or Person in clause (B) and/ or clause (C) above, in each case to the extent such owned or controlled country, territory or Person is subject to the same restrictions or prohibitions as the country, territory or Person referred to in clauses (A), (B) or (C).

“Subsidiary” of any Person means (A) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (B) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (C) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (D) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means, with respect to a party hereto, any bona fide written Acquisition Proposal with respect to such party (with references in the definition thereof to “fifteen percent (15%) or more” being deemed to be replaced with references to “all or substantially all”), in each case on terms which a majority of the board of directors of such party determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the other party hereto pursuant to Section 5.4, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its stockholders (in their capacity as stockholders) as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 5.4.

“Takeover Laws” means any “Moratorium”, “Control Share Acquisition”, “Fair Price”, “Supermajority”, “Affiliate Transactions” or “Business Combination Statute or Regulation” or other similar state antitakeover Laws.

“Tax Return” means any return, declaration, statement, claim for refund, election, information return, report or similar filing filed or required to be filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and any amendment or supplement thereof.

“Taxes” means any and all federal, state, local or non-U.S. income, franchise, windfall or other profits, gross receipts, capital gain, property, sales, use, capital stock, payroll, recording, stamp, transfer, employment, unemployment, social security, workers’ compensation, net worth, environmental, estimated, alternative or add-on minimum, excise, withholding, ad valorem or value added taxes, duties, assessment, fees or similar governmental charges in the nature of a tax imposed by any Governmental Entity, together with any and all interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other federal, state, local or non-U.S. Governmental Entity responsible for the administration or collection of any Taxes.

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code.

“Willful and Material Breach” means a material breach that is a consequence of an intentional act or failure to take an act by the breaching party with the Knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

Section 8.14 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, each Company Subsidiary and each of its Affiliates, hereby:

(a) agrees that any legal action, suit or preceding whether in law or in equity, whether in contract or in tort or otherwise, resulting from, relating to or arising out of this Agreement involving the Debt Financing Sources, any legal action, suit or proceeding resulting from, arising out of or relating to, this Agreement or the Debt Financing or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court,

(b) agrees that any such legal action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware),

(c) knowingly, intentionally, voluntarily and irrevocably waives to the fullest extent permitted by applicable law, all rights of trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to, this Agreement, the Debt Financing or any of the other transactions contemplated hereby or thereby, including in any action, proceeding or counterclaim against any Debt Financing Source,

(d) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 8.14), and agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and that this Section 8.14 and the definition of “Debt Financing Sources” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended in any manner materially adverse to the Debt Financing Sources without the written consent of the Debt Financing Entities. Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Source’s obligations to Parent under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

DNOW INC.

By:	/s/ David Cherechinsky
Name: David Cherechinsky
Title: President & Chief Executive Officer

BUCK MERGER SUB, INC.

By:	/s/ Raymond Chang
Name: Raymond Chang
Title: Vice President, General Counsel & Secretary

STAG MERGER SUB, LLC

By:	/s/ Raymond Chang
Name: Raymond Chang
Title: Vice President, General Counsel & Secretary

MRC GLOBAL INC.

By:	/s/ Kelly D. Youngblood
Name: Kelly D. Youngblood
Title: Executive Vice President & Chief Financial Officer

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

ANNEX I

INDEX OF DEFINED TERMS

Section No.
Acceptable Confidentiality Agreement	8.13
Acquisition Proposal	8.13
Affiliate	8.13
Agreement	Preamble
AI	8.13
Anti-Corruption Laws	8.13
Antitrust Laws	8.13
Beneficial Ownership Certification	8.13
Beneficial Ownership Regulation	8.13
Book-Entry Common Share	8.13
Business Day	8.13
Capitalization Date	2.4(a)
Cleanup	8.13
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company 401(k) Plan	5.7(d)
Company Acquisition Agreement	5.4(a)
Company Adverse Recommendation Change	5.4(b)
Company Balance Sheet	2.6(b)
Company Balance Sheet Date	2.6(b)
Company Benefit Plan	2.12(a)
Company Board	Recitals
Company Budget	4.1(b)(vii)
Company Common Stock	1.6(a)(i)
Company Credit Agreement	8.13
Company Directors	5.17
Company Disclosure Letter	Article II
Company Employees	5.7
Company Equity Award	8.13
Company ERISA Affiliate	8.13
Company Foreign Plan	2.12(h)
Company Intervening Event	8.13
Company Leased Real Property	2.15(a)
Company Material Adverse Effect	8.13
Company Material Contracts	2.10(c)
Company Notice	5.4(b)
Company Notice of Change	5.4(c)
Company Organizational Documents	2.1(c)
Company Owned Real Property	2.15(a)
Company Permits	2.9(b)
Company Preferred Stock	2.4(a)
Company PSU	5.6(c)
Company Real Property	2.15(a)
Company Real Property Lease	2.15(a)
Company Recommendation	Recitals
Company Restricted Stock	5.6(a)(i)

Company Risk Policies	2.6(e)
Company RSU	5.6(a)
Company SEC Documents	2.6(a)
Company Stock Certificate	1.7
Company Stock Plans	2.4(a)
Company Stockholder Approval	2.3
Company Stockholders	Recitals
Company Stockholders’ Meeting	5.3(a)
Company Subsidiaries	1.6(a)(i)
Company Term Loan Agreement	8.13
Company Terminable Breach	7.1(c)(i)
Confidentiality Agreement	5.1(b)
Contract	8.13
D&O Insurance	5.8(c)
Debt Financing	5.18(a)
Derivative Product	8.13
DGCL	Recitals
DLLCA	Recitals
DTC	8.13
Economic Sanctions/Trade Laws	8.13
EDGAR	8.13
Effective Time	1.1(a)
Encumbrance	8.13
Enforceability Exceptions	2.2(c)
Entity	8.13
Environmental Claim	8.13
Environmental Law	8.13
ERISA	2.12(a)
Exchange Act	2.5(a)
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
Exchange Ratio	1.6(a)
Excluded Shares	1.6(a)(i)
executive officers	8.13
Expenses	7.3(b)(viii)(A)
Financing	5.18(a)
First Certificate of Merger	1.1(a)
First Merger	Recitals
Foreign Investment Laws	8.13
GAAP	8.13
Government Official	2.24(d)
Governmental Entity	8.13
Hazardous Materials	8.13
HSR Act	2.5(a)
Indebtedness	8.13
Indemnified Parties	5.8(a)
Intellectual Property	8.13
IT	2.16(b)
Joint Proxy Statement	5.2(a)
Knowledge	8.13
Labor Agreements	2.12(i)
Law	8.13

Legal Proceeding	8.13
LLC Sub	Recitals
made available to Parent	8.13
made available to the Company	8.13
Mergers	Recitals
Merger Consideration	1.6(a)
Merger Sub	Preamble
Money-Laundering Laws	8.13
New Plans	5.7(b)
NYSE	2.5(a)
OFAC	8.13
Order	8.13
OT	2.16(b)
Parent	Preamble
Parent 401(k) Plan	5.7(d)
Parent Acquisition Agreement	5.4(b)
Parent Adverse Recommendation Change	5.4(e)
Parent Balance Sheet	3.6(b)
Parent Balance Sheet Date	3.6(b)
Parent Benefit Plan	3.12(a)
Parent Board	Recitals
Parent Common Stock	1.6(a)(ii)
Parent Consents	Recitals
Parent Credit Agreement	8.13
Parent Disclosure Letter	Article III
Parent Equity Award	8.13
Parent ERISA Affiliate	8.13
Parent Foreign Plan	3.12(e)
Parent Intervening Event	8.13
Parent Leased Real Property	3.15(a)
Parent Material Adverse Effect	8.13
Parent Material Contracts	3.10(e)
Parent Notice	5.4(e)
Parent Notice of Change	5.4(f)
Parent Organizational Documents	3.1(c)
Parent Owned Real Property	3.15(a)
Parent Parties	Recitals
Parent Permits	3.9(b)
Parent Preferred Stock	3.4(a)
Parent Proposal	3.3
Parent PSUs	3.4(a)
Parent Real Property	3.15(a)
Parent Real Property Lease	3.15(a)
Parent Recommendation	Recitals
Parent Restricted Stock	8.13
Parent Risk Policies	3.6(e)
Parent SEC Documents	3.6(a)
Parent Stock Options	3.4(a)
Parent Stock Plans	3.4(a)
Parent Stockholder Approval	3.3
Parent Stockholders	Recitals
Parent Stockholders’ Meeting	3.28(b)

Parent Subsidiaries	1.6(a)(i)
Parent Terminable Breach	7.1(d)(i)
Payoff Letter	5.15
Permit	8.13
Permitted Acquisition	8.13
Permitted Encumbrance	8.13
Person	8.13
Pre-Closing Period	4.1(a)
Proceeding	8.5
Registration Statement	3.5(a)
Regulatory Remedy	5.5(f)
Release	8.13
Reorganization Treatment	Recitals
Representatives	5.1(a)
Restricted Financing Letter Amendments	5.18(a)
Sanctioned Jurisdictions	8.13
Sanctions	8.13
Sanctions/Trade Target	8.13
SEC	2.6(a)
Second Certificate of Merger	1.1(b)
Second Effective Time	1.1(b)
Second Merger	Recitals
Securities Act	2.6(a)
Shareholder Litigation	5.16
Software	8.13
SOX	2.6(a)
Stock Issuance	Recitals
Subsequent Listing Application	5.10(a)
Subsidiary	8.13
Superior Proposal	8.13
Surviving Company	Recitals
Surviving Corporation	Recitals
Takeover Laws	8.13
Tax Return	8.13
Taxes	8.13
Taxing Authority	8.13
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)(viii)(B)
Trade Laws	8.13
Treasury Regulations	8.13
WARN Act	2.12(l)
Willful and Material Breach	8.13

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

June 26, 2025

Board of Directors

DNOW Inc.

7402 North Eldridge Parkway

Houston, Texas 77041

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to DNOW Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.9489 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share (the “MRC Common Stock”), of MRC Global Inc. (“MRC”) (other than shares of MRC Common Stock held by the Company, MRC or any of their respective subsidiaries (collectively, the “Excluded Shares”)) pursuant to the Agreement and Plan of Merger, dated as of June 26, 2025 (the “Agreement”), by and among the Company, Buck Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Stag Merger Sub, LLC, a wholly owned subsidiary of the Company (“LLC Sub”), and MRC. The Agreement provides that, among other things, (a) Merger Sub will be merged with and into MRC, with MRC continuing as the surviving entity (the “First Merger”); and (b) MRC will then be merged with and into LLC Sub, with LLC Sub as the surviving entity and a direct, wholly owned subsidiary of the Company. As a result of the First Merger, each issued and outstanding share of MRC Common Stock (other than Excluded Shares) will be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, MRC and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with MRC and/or its subsidiaries. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments to provide the Company with a backstop to the accordion of the Company’s existing asset-based loan in connection with the consummation of the Transaction, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman Sachs & Co. LLC expects to receive compensation. We have provided certain financial advisory and/or underwriting services to MRC and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as documentation

Board of Directors

DNOW Inc.

June 26, 2025

Page Two

agent in connection with a term loan B offering for MRC in November 2024. We may also in the future provide financial advisory and/or underwriting services to the Company, MRC and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and MRC for the five years ended December 31, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and MRC for the quarter ended March 31, 2025; certain other communications from the Company and MRC to their respective stockholders; certain publicly available research analyst reports for the Company and MRC; certain internal financial analyses and forecasts for MRC prepared by its management and certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transaction, including certain operating synergies projected by the management of the Company to result from the Transaction (the “Synergies”), as prepared by the management of the Company, and in each case, approved for our use by the Company (the “Forecasts”); and certain internal forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits, as prepared by the Company’s management and approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior managements of the Company and MRC regarding their assessment of the past and current business operations, financial condition and future prospects of MRC and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of MRC Common Stock; compared certain financial and stock market information for the Company and MRC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or MRC or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or MRC or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the

Board of Directors

DNOW Inc.

June 26, 2025

Page Three

Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or MRC, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or MRC Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, MRC or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or MRC or the ability of the Company or MRC to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC

(GOLDMAN SACHS & CO. LLC)

Annex C

EXECUTION VERSION

June 26, 2025

The Board of Directors

MRC Global Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010-3035

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of MRC Global Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed First Merger (as defined below) of the Company with a wholly-owned subsidiary of DNOW Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of June 26, 2025 (the “Agreement”), among the Company, the Acquiror, Buck Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”) and Stag Merger Sub, LLC, a wholly owned subsidiary of the Acquiror (“LLC Sub”), (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”), and each outstanding share of Company Common Stock, other than the Excluded Shares (as defined in the Agreement), will be converted into the right to receive 0.9489 shares (the “Exchange Ratio”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”), with cash paid in lieu of any fractional shares of the Acquiror Common Stock, subject to the terms and conditions of the Agreement (such merger, the “First Merger”) and (ii) immediately thereafter, the Surviving Corporation will merge with and into LLC Sub, with LLC Sub continuing as the surviving company (the “Surviving Company” and, such merger, the “Second Merger” and, together with the First Merger, the “Transaction”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company and the Acquiror relating to their respective businesses (with the Acquiror’s forecasts subject to adjustment by the Company), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Acquiror, Merger Sub and LLC Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed First Merger and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the First Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on a credit facility in November 2024. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed First Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

ANNEX D: PROXY CARD FOR SPECIAL MEETING OF DNOW INC.

DNOW INC. 7402 NORTH ELDRIDGE PARKWAY HOUSTON, TX 77041 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [TBD], 2025 for shares held directly and by 11:59 P.M. ET on [TBD], 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [TBD], 2025 for shares held directly and by 11:59 P.M. ET on [TBD], 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V77202-S19389 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DNOW INC. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Approval of the issuance of shares of DNOW Inc. ("DNOW") common stock to stockholders of MRC Global Inc. ("MRC Global") in connection with the mergers pursuant to the terms of the agreement and plan of merger with MRC Global, Buck Merger Sub, Inc., a wholly-owned, direct subsidiary of DNOW, and Stag Merger Sub, LLC, a wholly-owned, direct subsidiary of DNOW (the "DNOW Stock issuance proposal"). 2. Approval of the adjournment of the DNOW special meeting to solicit additional proxies if there are not sufficient votes at the time of the DNOW special meeting to approve the DNOW stock issuance proposal (the "adjournment proposal"). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: This notice of meeting and the accompanying Proxy Statement are available at www.proxyvote.com V77203-S19389 DNOW INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON [TBD], 2025 The undersigned hereby appoints Mark Johnson and Raymond Chang or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of DNOW Inc. to be held on [TBD], [TBD], 2025, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the [TBD], 2025 proxy statement. This proxy is solicited on behalf of the board of directors of DNOW Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR the DNOW stock issuance proposal (Proposal 1) and FOR the adjournment proposal (Proposal 2). The undersigned acknowledges receipt of the [TBD], 2025 Notice of Special Meeting and the Proxy Statement, which more particularly describes the matters referred to herein. Continued and to be signed on reverse side

ANNEX E: PROXY CARD FOR SPECIAL MEETING OF MRC GLOBAL INC.

MRC Global™ VOTE

Your vote matters – here's how to vote!

Special Meeting Proxy Card

A Management Proposals — The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.

+

	For	Against	Abstain
I. Approve the adoption of the Agreement and Plan of Merger by and among DNOW Inc., Buck Merger Sub, Inc., Stag Merger Sub, LLC and MRC Global Inc. and the transactions contemplated thereby	☐	☐	☐
II. Approve a non-binding advisory resolution approving the Company's named executive officer compensation	☐	☐	☐
III. Approve the adjournment of the MRC Global Inc. special meeting to solicit additional proxies if there are not sufficient votes at the time of the MRC Global Inc. special meeting to approve the MRC Global Inc. merger proposal	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

046DWB

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/MRC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MRC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [Graphic Appears Here] The 2025 Special Meeting of MRC Global Inc. Stockholders will be held on [TBD], 2025, at [TBD]. Houston, Texas time at the offices of MRC Global Inc. located at 1301 McKinney Street, Suite 2300, Houston, Texas 77010 Please monitor our website at https://www.mrcglobal.com and click on Investor for updated information. Important notice regarding the internet availability of proxy materials for the Special Meeting of Stockholders. This notice of Special Meeting and the accompanying Proxy Statement are available at: www.edocumentview.com/MRC Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MRC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — MRC Global Inc. Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Special Meeting of Stockholders on [TBD], 2025.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints DANIEL J. CHURAY and KELLY YOUNGBLOOD, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Stock the stockholder referenced on the reverse side hereof which is entitled to vote at the Special Meeting of Stockholders of MRC Global Inc. to be held on the [], 2025, and at any and all adjournments thereof, on all matters coming before said meeting. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREF. PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR VOTING

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

DNOW is organized under the laws of Delaware. Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred in connection therewith.

In accordance with Section 102(b)(7) of the DGCL, the DNOW certificate of incorporation provides that no director shall be personally liable to DNOW or any DNOW stockholder for monetary damages resulting from breaches of its fiduciary duty as a director, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless he or she violated their duty of loyalty to DNOW or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing or intentional violation of law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. The effect of this provision of the DNOW certificate of incorporation is to eliminate DNOW’s rights and those of its stockholders (through stockholders’ derivative suits on DNOW’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate DNOW’s rights or the rights of any DNOW stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the DNOW certificate of incorporation, the liability of DNOW’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the DNOW certificate of incorporation limiting or eliminating the liability of directors, whether by DNOW stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits DNOW to further limit or eliminate the liability of directors on a retroactive basis.

The DNOW certificate of incorporation also provides that DNOW will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while serving as its directors or officers, are or were serving, at DNOW’s request, as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, under DNOW’s bylaws a person eligible for indemnification pursuant to the DNOW certificate of incorporation will be indemnified by DNOW in connection with a proceeding initiated by such person only if such proceeding was authorized by the DNOW board, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the DNOW certificate of incorporation is a contract right that includes the right to be paid by DNOW the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by DNOW’s officer or director (solely in his or her capacity as an officer or director of DNOW) will be made only upon delivery to DNOW of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the DNOW certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the DNOW certificate of incorporation may have or hereafter acquire under law, the DNOW certificate of incorporation, DNOW bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the DNOW certificate of incorporation affecting indemnification rights, whether by DNOW stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits DNOW to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The DNOW certificate of incorporation will also permit DNOW, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by the DNOW certificate of incorporation.

DNOW bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the DNOW certificate of incorporation. In addition, the DNOW bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by DNOW within a specified period of time. The DNOW bylaws also permit DNOW to purchase and maintain insurance, at its expense, to protect it and/or any director, officer, employee or agent of DNOW or another entity, trust or other enterprise against any expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the DNOW bylaws affecting indemnification rights, whether by the DNOW board, DNOW stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits DNOW to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

DNOW has entered into indemnity agreements with each of its officers and directors. These agreements require it to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them to which they could be indemnified.

In connection with the mergers, DNOW and Merger Sub have agreed to, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by MRC Global immediately prior to June 26, 2025, each person who is now, or has been at any time prior to June 26, 2025 or who becomes, prior to the Effective Time, an officer, director of MRC Global or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by MRC Global, or is or was serving at the request of MRC Global or any of its respective subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employment benefit plan, trust or other enterprise, in each case, when acting in such capacity (whom are referred to herein as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was an officer or director of MRC Global or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by MRC Global or is or was serving at the request of MRC Global or any of its respective subsidiaries as an officer, director or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Effective Time and whether asserted or claimed prior to, at or after, the Effective Time (which liabilities are referred to herein as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and DNOW and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of MRC Global’s regularly engaged legal counsel or other counsel satisfactory to MRC Global, in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law).

Until the six-year anniversary date of the Effective Time, neither DNOW nor Merger Sub will amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or any of its subsidiaries in any manner that would affect adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. DNOW shall, and shall cause the surviving entity and its subsidiaries to, fulfill and honor any indemnification, expense advancement, or exculpation agreements between MRC Global or any of its subsidiaries and any of its officers, directors existing and in effect immediately prior to the Effective Time.

DNOW and the surviving corporation will cause to be put in place, and DNOW will fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the Effective Time (the “tail period”) from an insurance carrier with the same or better credit rating as MRC Global’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O insurance”) in an amount and scope at least as favorable as MRC Global’s existing policies with respect to matters, acts or omissions existing or occurring at, prior to, or after the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O insurance exceed during the tail period 300% of the current aggregate annual premium paid by MRC Global for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the surviving entity shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of June  26, 2025, by and among DNOW Inc., Buck Merger Sub, Inc., Stag Merger Sub, LLC and MRC Global Inc. (included as Annex A to the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 9, 2024).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 9, 2024).

5.1	Opinion of Kirkland & Ellis LLP regarding the validity of the securities being registered.

8.1	Opinion of Kirkland & Ellis LLP regarding certain U.S. federal income tax matters.

8.2	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain U.S. federal income tax matters.

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 18, 2025).

23.1	Consent of Ernst & Young LLP relating to DNOW Inc.

23.2	Consent of Ernst & Young LLP relating to MRC Global Inc.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).

23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2)

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-4).

99.1	Consent of Goldman, Sachs & Co. LLC relating to DNOW Inc.

99.2	Consent of J.P. Morgan Securities LLC relating to MRC Global Inc.

99.3	Consent of George J. Damiris (Director Nominee)

99.4	Consent of Ronald L. Jadin (Director Nominee)

107	Filing Fee Table.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

the portion of any other free writing prospectus relating to the offering containing material in-formation about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 23, 2025.

DNOW Inc.

By:	/s/ Raymond W. Chang
Name:	Raymond W. Chang
Title:	Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Cherechinsky, Mark Johnson and Raymond W. Chang, and each of them severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, on his or her behalf, in any and all capacities, to sign this registration statement and any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and to perform and do any and all acts and things whatsoever that any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described in these resolutions, as fully as such officer or director might or could do if personally present and acting.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on July 23, 2025.

Name	Position

/s/ David Cherechinsky David Cherechinsky	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark Johnson Mark Johnson	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Richard Alario Richard Alario	Chairman and Director

/s/ Terry Bonno Terry Bonno	Director

/s/ Galen Cobb Galen Cobb	Director

/s/ Paul Coppinger Paul Coppinger	Director

/s/ Karen David-Green Karen David-Green	Director

/s/ Rodney Eads Rodney Eads	Director

/s/ Sonya Reed Sonya Reed	Director